Form 10-K, Exhibit 13
period 1996-12-31
URBAN SHOPPING CENTERS INC
filed 1997-03-31
CIK 907077

                                                        EXHIBIT 13.1

Urban Shopping Centers, Inc.
900 North Michigan Avenue
Suite 1500
Chicago, Illinois 60611


Urban Shopping Centers, Inc.
Annual Report 1996

Urban Shopping Centers, Inc. is a self-administered real estate investment trust (REIT) in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls throughout the United States. It commenced operations in October 1993 and is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol:
URB).
     Urban Shopping Centers currently owns a portfolio consisting of thirteen retail properties comprised of more than eleven million square feet of space. The company also has a 1.2 million square foot regional mall and a 450,000 square foot community center under development. The company opened the highly successful Brandon TownCenter in Tampa, Florida in 1995 and Wolfchase Galleria in Memphis, Tennessee on February 26, 1997. The company's portfolio produced sales per square foot of $351 in 1996, which ranks among the highest in the industry.
     Urban Shopping Centers owns interests in some of the premier shopping centers in the United States including Oakbrook Center (Oak Brook, Illinois), Water Tower Place (Chicago, Illinois) and Old Orchard Center (Skokie, Illinois) as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 55 million square feet of regional malls and community centers in 23 states and the District of Columbia.



                 Table of Contents
                 Letter to Shareholders                      1
                 Performance                                 4
                 Development                                 6
                 Acquisition                                 8
                 Retail Mix                                 10
                 Management                                 12
                 Property Locations                         14
                 Financial Highlights                       15
                 Management's Discussion                    16
                 Financial Statements                       22
                 Notes to Financial Statements              26
                 Independent Auditors' Report               34
                 Selected Financial Data                    35
                 Quarterly Financial Summary                35
                 Board of Directors/Officers                36
                 Shareholder Information                    36

On the Cover
Old Orchard Center in Skokie, Illinois which was acquired by Urban Shopping Centers in December of 1996. The property was redeveloped by Urban Retail Properties Co. during 1994 and 1995.


Members of the redevelopment team seen on the cover are as follows:

On the front cover, from left to right:

Judith J. Jacobs, Vice President-Leasing

Michael T. Laing, Vice President-Development

Michael S. Levin, Executive Vice President-Development


On the back cover, from left to right:

Charles C. Porter, Senior Vice President-Development

Robert W. Lenke, Senior Vice President-Development

Wendy J. Peczkowski, Vice President-Leasing

STRATEGY, EXECUTION, RESULTS

These three words have been our focus since Urban Shopping Centers, Inc. became a public company in 1993. Because of that focus, we have established Urban Shopping Centers as one of the country's premier owners, developers and property managers in the regional mall industry.
     Our ongoing strategy has been to create dominant, destination shopping malls with broad demographic appeal. We believe our properties will continue to outperform the retail marketplace during most economic conditions and therefore continue to provide strong and consistent long-term returns to shareholders.
     To execute that strategy, we assembled a management team with industry-leading credentials -- unquestioned expertise in developing/ redeveloping mall properties, acquisitions, property management, leasing and market research. A major highlight for us in 1996 was the acquisition of Old Orchard Center outside of Chicago. We utilized all our management and development expertise, originally managing, renovating and expanding the mall for its third party owner, enhancing the tenant mix and eventually acquiring it for our own property portfolio. The addition of Old Orchard has solidified our position as the dominant regional mall operator in the greater Chicago market.
     In the following pages of this year's annual report, we have outlined in more detail the elements of our strategy and execution which help us meet the challenge of creating long-term company growth and increased shareholder value.

   Funds Available
  for Distribution
   ($in millions)

   94   95   96

  [INSERT PLOT POINTS]

Mall Tenant Sales
($in millions)

   94   95   96

  [INSERT PLOT POINTS]

Debt to Total Market
Capitalization (in percent)

  [INSERT PLOT POINTS]

  94   95   96

Shareholders


1996 Financial Overview
Most importantly, we are pleased to report to you that the continuing execution of our strategy resulted in record results for the company in 1996. We not only exceeded industry analysts' expectations, but also surpassed management's own internal projections. The end result was a 45% total return to our shareholders in 1996.
     Funds available for distribution per share increased 10.8%. We continued our strategy of increasing our dividend annually, but at a rate that is lower than the increase in earnings. In addition to the acquisition of Old Orchard, we increased our ownership in the Miami International Mall to 40%. To help fund these activities and maintain a flexible balance sheet, we completed a 3.2 million common share offering in December 1996.
     Mall tenant sales for the year increased 3.3% to $945 million compared to $915 million in 1995. Sales per square foot, which we now calculate in accordance with the official ICSC definition, were $351 in 1996, up 4.8% from $335 in 1995. These figures are not comparable to full-year sales per square foot previously reported that did not include Brandon TownCenter. The total mall gross leasable area occupied was 91.2% at December 31, 1996, still among the highest in the industry. At year-end, our regional mall portfolio was 92.9% leased.

Dividend and Payout Ratio
The Board of Directors increased the dividend in 1996 to 49.5 cents per share. As this annual report was going to press, your Directors were pleased to announce another increase in the dividend to 50.75 cents per share per quarter or $2.03 per share annually. One of our primary and continuing financial goals is to increase the company's dividend annually while lowering our payout ratio. Because of the positive acquisition environment combined with our development pipeline, we believe our best strategy is to lower our payout ratio, retaining ample operating funds to give us the increased financial flexibility to take advantage of these growth opportunities. With 1996 funds available for distribution of $34.6 million, our total dividend of $27.2 million paid in 1996 represented a payout ratio of 79%, a significant decrease from 87% in 1995.

Capital Structure Remains Strong
We remain committed to maintaining a strong financial position. Our goal is to minimize our cost of capital and maintain financial flexibility. We were pleased with the reception our public offering received from the market. The net proceeds from the offering of $80.6 million were used to fund a portion of our acquisition of Old Orchard and to reduce amounts outstanding under our revolving line of credit. Thus at year-end 1996, our debt to total market capitalization was approximately 46%, and our interest expense coverage ratio for 1996 was 2.7 to 1.

[PHOTO]

Above left to right:
Matthew S. Dominski, President and Chief Executive Officer; Urban Shopping Centers, Inc.
Adam S. Metz, Executive Vice President and Chief Financial Officer; Urban Shopping Centers, Inc.
Joseph M. Shrader, Senior Executive Vice President-Management; Urban Retail Properties Co.
James L. Czech, Executive Vice President; Urban Shopping Centers, Inc. and President-Development; Urban Retail Properties Co.
Ross B. Glickman, Executive Vice President-Leasing; Urban Retail Properties
Co.

What's In Store for 1997
In the current year, expect us to stay focused on implementing our proven strategy for success. Urban Shopping Centers should have considerable operating momentum as 1997 unfolds because of the addition of Old Orchard Center to our owned property portfolio and the opening of our newest regional mall, Wolfchase Galleria in Memphis, Tennessee, in February. Our development team completed Wolfchase Galleria on schedule, opening at approximately 94% leased, with all the elements necessary to become the dominant destination mall in its region: major retailers, unique specialty shops, entertainment and restaurants in a two-level, 1.1 million square foot project.
     With Wolfchase complete, we will concentrate on a series of projects already in our development pipeline. Our next scheduled development project will be the 1.2 million square foot Citrus Park Town Center, our second development in the fast-growing Tampa, Florida region. The anchor line-up has already been finalized for Citrus Park Town Center, which is slated to open in March of 1999. We also plan to open a 450,000 square foot community center, Citrus Park Plaza, opposite the regional mall in the fall of 1998. We have identified a site in California as our first development project for the 21st century.
     Our property management affiliate, Urban Retail Properties Co., maintained its position as one of the nation's largest property management companies. During 1996, Urban Retail Properties Co. added several new regional mall and community center management contracts to its portfolio and will continue to pursue additional property management opportunities where its expertise can add value for third party owners.
     While design and development of our own properties continues to offer the highest risk-adjusted returns for our company, there is also a current window of opportunity in property acquisitions that we are analyzing. We think there are a number of properties available on the market today that have the upside redevelopment potential which our management team saw in Old Orchard several years ago.We also believe that today's market offers the opportunity to buy existing properties that are consistent with our current portfolio at attractive prices.
     Today's property pricing might make it possible to produce alternative risk-adjusted investment yields on acquisitions and redevelopment approaching what we normally achieve from a new development project. We will continue to evaluate and pursue acquisition opportunities that will enhance long-term shareholder value.
     In closing, let us recognize the efforts of our employees and offer some thanks to you, our shareholders. Our performance in 1996 once again highlights the commitment of our employees to producing long-term growth and industry-leading returns for our shareholders. We realize our employees are a great, competitive advantage Urban Shopping Centers has in the regional mall industry.
     Speaking for all of them, we would like to thank our shareholders for your continued support and confidence and we want to assure you that we remain focused on enhancing the value of your investment in Urban Shopping Centers, Inc.

Sincerely,



/S/ Matthew S. Dominski
President and Chief Executive Officer

/S/ Adam S. Metz
Executive Vice President and Chief Financial Officer

Performance

"As a company, Williams Sonoma, Inc. is concerned about providing a quality shopping experience to customers inside our stores," said Arthur Tropp, Vice President of Real Estate, who oversees the leasing of retail space nationwide for both Williams Sonoma and Pottery Barn stores. Tropp has leased space in a number of Urban Shopping Centers' properties, including Old Orchard, Oakbrook and Pottery Barn's first Tennessee store in Urban's recently-opened Wolfchase Galleria in Memphis. "We find Urban is just as concerned about providing a quality shopping experience outside our stores."

Each month senior management of Urban Shopping Centers meets to review the performance and future of each owned property on a tenant by tenant basis. This approach allows management to focus on the productivity of each property and ensures that the overall tenant mix at each center continues to be appropriate.
     There are two measurements of a mall's productivity which indicate to management that quality emphasis is the right strategic focus. The first is that mall tenant sales increased 3.3% to $945 million in 1996, continuing a pattern of sales increases since the company went public in 1993. The second is sales per square foot which increased 4.8% in 1996 to $351. Both of these figures compare favorably to other publicly-traded regional mall REITs.
     Another indication of the attractiveness of Urban Shopping Centers' properties is the growing list of major national retailers which have a multi-store presence in the company's nationwide portfolio of owned or managed properties, including Pottery Barn, Gap, Banana Republic, Ann Taylor, Warner Bros. Studio Store, The Disney Store, Crate & Barrel and Eddie Bauer. These companies want to be part of Urban Shopping Centers' dominant, upscale shopping venues which attract a premier customer base.
     A prime tenet of the Urban Shopping Centers strategy is to own, develop and acquire quality regional malls. That quality guideline is achieved through a series of managed factors: locations selected with strong regional demographics; a safe, well-maintained environment that is visually appealing and easy to access; and a combination of strong anchor stores, nationally recognized major retailers, unique specialty shops, entertainment outlets and the latest in restaurant concepts.
     The recently opened Wolfchase Galleria in Memphis, Tennessee is a striking example of the combination of factors which will make Urban Shopping Centers' newest regional mall the dominant shopping destination in its marketplace. It is located at the junction of three major highways in one of the most affluent and fastest growing areas of Memphis. The mall opened on February 26, 1997 and was approximately 94% leased.

     The 1.1 million square foot regional mall has four major anchor retailers -- Dillard's, Goldsmith's, JCPenney and Sears -- approximately 120 specialty shops and restaurants, a food court and multi-screen theater. Retailers opening stores in the mall include: the first Pottery Barn store in Tennessee, a 22,000 square foot Finish Line athletic wear store, Harold's, Laura Ashley, Eddie Bauer, Gap, Banana Republic, Brookstone, Ann Taylor, Brooks Brothers, Talbot's, Abercrombie & Fitch, Nine West, Warner Bros. Studio Store, The Disney Store and Johnny Rockets.

Development

"We have had private/public economic development partnerships before, but nothing approaching the quality of every step taken by Urban Shopping Centers," said Jim Norman, Hillsborough County Commissioner.

"We were in dire need of a major shopping mall in the Brandon area," said Dottie Berger, Hillsborough County Commissioner. "Since Urban built Brandon TownCenter, we not only have that major shopping mall, we also have job growth, an increased tax base and residential growth in that area of the county has taken off!"

Since becoming a public company in 1993, one of Urban Shopping Centers' stated goals has been to create a property development pipeline that would create new regional malls, similar in quality, demographics and retail dominance to those properties already in the portfolio, approximately every two years through the turn of the century.
     To accomplish this goal, the company utilizes a development team with specific expertise in areas critical to successful regional mall development. The development group includes members with skills in market research, architecture, engineering and permitting. In addition to handling new development and redevelopment projects for Urban Shopping Centers' own portfolio, the development group also manages redevelopment projects for various third parties.
      Urban Shopping Centers' predecessor company had a track record of more than twenty years of successfully developing and redeveloping retail properties. Since the company went public in 1993, the development group has twice proven its ability to select a site, design and build on budget and on schedule, new regional malls which are valuable additions to the Urban Shopping Centers' property portfolio. The one million square foot Brandon TownCenter in Tampa, Florida opened in early 1995 over 90% occupied and has become the dominant regional mall that was originally envisioned. The newest completed project -- Wolfchase Galleria in Memphis, Tennessee -- opened as planned in February of 1997. From the day it opened, the 1.1 million square foot Wolfchase Galleria was close to fully leased and its unique combination of national retailers and four strong anchor stores have made it a shopping destination for people throughout the region.

     Intensive market research is the crucial first element in any successful development/redevelopment project. The company's research arm analyzes the competitive regional retailing market, as well as the local demographics for population growth, per capita income, age, education, etc., to ensure that the project's statistical characteristics are comparable with Urban Shopping Centers' existing portfolio. These demographic characteristics are a major contributor to a mall's success.
     Urban Shopping Centers' next project in the development pipeline will be the Citrus Park Town Center and Citrus Park Plaza, also in the Tampa area, scheduled to open in March of 1999 and the fall of 1998 respectively. The company also has identified a site in California as its first regional mall development project for the 21st century.

Acquisition

"Since Urban Shopping Centers took over Penn Square Mall, they have turned it into the shopping destination in downtown Oklahoma City," said David Ooley, whose men's specialty clothing store has seen a significant increase in business since relocating to Penn Square. "We sell finer quality Italian and handmade Oxford men's clothing. Our opening price range is about $950 per suit and we found that our customers were here. Penn Square is centrally located, has tourist appeal with proximity to the better downtown hotels, and has become a focal point of our downtown area."

The management team of Urban Shopping Centers is constantly evaluating acquisition opportunities. The market profile of each acquisition candidate is compared to the current performance profile of the company's owned and managed properties. If ongoing market research identifies a mall property with significant redevelopment potential, Urban Shopping Centers has successfully demonstrated that it has the expertise to transform that potential into enhanced returns to shareholders.
     For example, after acquiring Penn Square Mall in Oklahoma City during the late 1980s, Urban Shopping Centers' development group implemented two separate expansions in which it added a second level, two new anchor stores, several unique merchandising concepts and more than 575,000 square feet of retail space to the property. As a result, Penn Square has become the dominant regional mall in the Oklahoma City market. All this improvement has contributed to the growth of Urban Shopping Centers' funds available for distribution and, subsequently, its dividend to shareholders.
     Urban Shopping Centers also seeks acquisitions of mature, highly productive malls. The recent purchase of Old Orchard Center in Skokie, Illinois is an example of this type of acquisition. Old Orchard was originally owned by the predecessor to Urban Shopping Centers and later was sold to a third party. The mall was redeveloped during 1994 and 1995 by Urban Retail Properties Co. for the third party which utilized all of the company's design, development, market research, leasing and property management skills.
     The redevelopment of Old Orchard increased overall retail space at the center to more than 1.7 million square feet and included the expansion and renovation of three existing anchor stores (Lord & Taylor, Marshall Field's and Saks Fifth Avenue), the addition of two new anchors (Bloomingdale's and Nordstrom), construction of two new parking structures, the addition of a seven screen movie theater and a food court, and the expansion and retenanting of the mall's specialty shops. The redeveloped Old Orchard also includes approximately 60,000 square feet of office space.
     Now a shopping and entertainment destination for Chicago's affluent North Shore suburbs, Old Orchard complements Urban Shopping Centers' other portfolio properties and solidifies the company's position as the dominant regional mall operator in the Chicago area.

Retail Mix

Nordstrom and Urban Shopping Centers are very much in agreement on our retailing concepts," noted Michele Love, store manager of Nordstrom at Oakbrook Center. "That's why it made sense for us to locate our flagship store in the Midwest here. We believe shopping is a form of entertainment. That's why we have piano music, brewing coffee and restaurants in our store, complementing our high quality merchandise. Urban Shopping Centers has done the same with the retail atmosphere it has created at Oakbrook which serves to attract our customers."

Urban Shopping Centers and Urban Retail Properties Co. have established a reputation as industry leaders at identifying retail trends and assembling the right retail mix to attract shoppers in almost any economic environment. The company's leasing and management efforts focus on linking the retail options consumers want with entertainment concepts, restaurants, music and books. When these elements are in place, its malls become a destination, not just a shopping choice.
     To maintain that "destination" appeal for its malls, Urban Shopping Centers implements a three-year strategic leasing plan for each owned or managed property which evaluates each property's performance space by space. A major tool in that evaluation process is Urban Shopping Centers' proprietary performance database which is constantly updated with operating information from tenants at the company's owned and managed regional malls. This data allows management to evaluate the performance of each tenant to ensure a high level of productivity at each property.
     The company also commits significant resources on an ongoing basis to understand trends in the general retail market and at its individual properties through focus groups, exit surveys and regional consumer surveys.
     Sales and volume numbers drive the evaluation process with non-performing stores being replaced in each mall's retail mix. Increasingly strong sales performance and identified consumer shopping trends are major considerations for lease renewals and retail space expansions at each property. The ultimate leasing goal is to stay ahead of consumer trends and constantly enhance the retail mix, and draw shoppers with high disposable incomes to the mall.
     One of the most successful regional malls in the country, Oakbrook Center in suburban Chicago, is a standout example of ongoing retail mix enhancement. Current consumer demand for lifestyle products is creating both movement and expansion of several of the approximately 190 retailers at the two million square foot mall. Pottery Barn is expanding its leased space to more than 8,000 square feet and Williams Sonoma is also moving into a larger space. Polo will also open a new store at the mall to take advantage of consumers' increasing interest in adult sportswear and items for the home. In addition, two new Lettuce Entertain You Enterprises restaurant concepts are scheduled to open at
Oakbrook: Papagus, serving Greek fare, and Wild Fire, a restaurant featuring a barbecue-style menu.

Management

"At our foodlife venue here in Chicago's Water Tower Place, as well as at all our restaurants, we are committed to several key concepts," said Jeffrey Winograd, area supervisor for Lettuce Entertain You Restaurants. "We believe that high quality food, served in a high quality environment, will make a great guest experience for our customers. Urban Shopping Centers has shown its commitment to those same concepts here at Water Tower Place, creating a great shopping experience for customers with its mix of high quality retailers in a well- managed mall."

        The properties owned by Urban Shopping Centers, as well as the nearly 100 third party regional malls and community centers under management nationwide benefit from the industry-leading property management expertise of Urban Retail Properties Co. The company manages more than 55 million square feet of retail space in 23 states and the District of Columbia and has set national property management standards for the management of retail properties.

        The management staff of Urban Retail Properties Co. is involved in every aspect of property operations, from obtaining favorable pricing for goods and services used by the properties to establishing five-year maintenance and capital improvement budgets at every managed property. The company also coordinates highly visible marketing campaigns and other national promotions for its managed regional malls.

        Urban Retail Properties Co. has established operating standards for landscaping, security, crisis training and maintenance for all properties, managed and owned. Urban Retail Properties Co. offers tenants and third party owners the cost efficiency advantages of centralized purchasing and advertising at all properties. In addition, the property management staff is constantly evaluating the expense structures in areas such as utilities and waste removal to help reduce shared tenant costs.

        Urban Retail Properties Co. has some very special competitive advantages in managing all types of retail properties. The company maintains and regularly uses a proprietary database of mall operating statistics. This database, which is constantly updated with data from all owned and managed properties, enables the company to create a list of best practices for such things as reconfiguring common space, retail build-out for existing tenants and in-mall advertising. Urban Retail Properties Co. has also developed a unique expertise in managing mixed-use, vertical, downtown retail malls. By managing Water Tower Place in Chicago and Copley Place in Boston, the company has gained a unique understanding of leasing, management, traffic, security and maintenance issues involved with operating multi-story properties that may also contain residential, office or hotel space.


Property Locations



[US MAP]


Property                     Location              Anchors                           Total Sq. Ft.  Ownership
1        Oakbrook Center     Oak Brook, Illinois   Lord & Taylor, Marshall Field's,     2,015,000        100%
                                                   Neiman Marcus, Nordstrom,
                                                   Saks Fifth Avenue, Sears
-------------------------------------------------------------------------------------------------------------
2        Old Orchard Center  Skokie, Illinois      Bloomingdale's, Lord & Taylor,       1,796,000        100%
                                                   Marshall Field's, Nordstrom,
                                                   Saks Fifth Avenue
-------------------------------------------------------------------------------------------------------------
3        Citrus Park         Tampa, Florida        Burdines, Dillard's,                 1,600,000        100%
         Town Center (1) and                       JCPenney, Sears
         Citrus Park Plaza (1)
-------------------------------------------------------------------------------------------------------------
4        MainPlace           Santa Ana,            Macy's, Nordstrom,                    1,116,000       100%
                             California            Robinsons-May (2 stores)
-------------------------------------------------------------------------------------------------------------
5        Wolfchase Galleria  Memphis, Tennessee    Dillard's, Goldsmith's,               1,086,000       100%
-------------------------------------------------------------------------------------------------------------
6        Penn Square Mall    Oklahoma City,        Dillard's, Foley's, JCPenney,         1,075,000       100%
                             Oklahoma              Montgomery Ward
-------------------------------------------------------------------------------------------------------------
7        Brandon             Tampa, Florida        Burdines, Dillard's,                    980,000       100%
         TownCenter                                JCPenney, Sears
-------------------------------------------------------------------------------------------------------------
8        Miami               Miami, Florida        Burdines (2 stores),                    973,000        40%
         International Mall                        JCPenney, Mervyn's, Sears
-------------------------------------------------------------------------------------------------------------
9        Coral Square Mall   Coral Springs,        Burdines (2 stores), JCPenney,          941,000        50%
                             Florida               Mervyn's, Sears
-------------------------------------------------------------------------------------------------------------
10       Water Tower Place   Chicago, Illinois     Lord & Taylor, Marshall Field's         821,000        55%
-------------------------------------------------------------------------------------------------------------
11       Valencia            Valencia, California  JCPenney, Robinsons-May, Sears          675,000        25%
         Town Center
-------------------------------------------------------------------------------------------------------------
12       The Plaza at        Tampa, Florida        Service Merchandise, Target             243,000       100%
         Brandon TownCenter
-------------------------------------------------------------------------------------------------------------
13       Service Merchandise Columbus, Ohio         Service Merchandise                    134,000       100%
         Plaza
-------------------------------------------------------------------------------------------------------------
14       New York Square     Aurora, Illinois      Kohl's, OfficeMax                       116,000       100%


(1) Under development


     Indicates this state contains properties owned by Urban Shopping Centers, Inc.

     Indicates this state contains properties managed by Urban Retail Properties Co.

                                                          Financial Highlights





($000's omitted, except share amounts)                                                          Years ended December 31
-----------------------------------------------------------------------------------------------------------------------
                                                         1996                         1995(1)                      1994(1)
-----------------------------------------------------------------------------------------------------------------------

Total tenant sales (2)                            $ 1,323,126                  $ 1,278,097                  $ 1,171,889
Mall tenant sales (2)(3)                              944,965                      914,501                      819,666
Property revenues (4)                                 130,774                      121,890                      106,339
Interest expense coverage ratio (5)                      2.67                         2.60                         2.67
Income before extraordinary items                      19,969                       18,644                       17,978
Funds from operations (FFO) (6)                        35,419                       32,827                       29,208
Funds available for distribution (FAD)                 34,582                       30,485                       27,691
Average number of shares outstanding               14,066,243                   13,742,259                   13,742,259
Shares outstanding at end of period                17,081,336                   13,742,259                   13,742,259
Debt to total market capitalization (7)                 46.3%                        49.3%                        50.1%
Occupancy (8)                                           91.2%                        92.6%                        93.3%
========================================================================================================================

The chart below shows the calculation of funds from operations for the years 1994 through 1996:


                                                                            1996               1995(1)          1994(1)
---------------------------------------------------------------------------------------------------------------------
Income before extraordinary items and minority interest               $   30,702         $  28,595        $    27,339
Plus depreciation and amortization                                        19,232             17,695            13,313
Plus Company's share of depreciation and amortization from
    unconsolidated partnerships and Urban Retail Properties Co.            4,129              3,995             3,941
Less preferred unit distribution                                             (75)                --                --
---------------------------------------------------------------------------------------------------------------------
Total funds from operations                                           $   53,988         $   50,285         $  44,593
---------------------------------------------------------------------------------------------------------------------
Company's share of funds from operations (9)                          $   35,419         $   32,827         $  29,208
======================================================================================================================

The chart below shows the calculation of funds available for distribution for the years 1994 through 1996:


                                                                         1996                 1995(1)                  1994(1)
----------------------------------------------------------------------------------------------------------------------------
Total funds from operations                                        $   53,988           $   50,285               $   44,593
Plus non-cash effect of Oakbrook Center straight-lined
    ground rent and related interest                                    3,173                3,218                    3,065
Less adjustment to reflect actual cash received from
    Urban Retail Properties Co.                                         (619)              (1,737)                     (737)
Plus write-off of assets (10)                                             308                  787                      467
Less straight-line rent adjustment (11)                                  (767)              (1,360)                  (1,851)
---------------------------------------------------------------------------------------------------------------------------
Total funds available for distribution including other gain        $   56,083           $   51,193               $   45,537
---------------------------------------------------------------------------------------------------------------------------
Company's share of funds available for distribution
    including other gains (9)                                      $   36,794           $   33,420               $   29,825
===========================================================================================================================
Total funds available for distribution excluding other gain        $   52,711           $   46,697               $   42,276
---------------------------------------------------------------------------------------------------------------------------
Company's share of funds available for distribution
    excluding other gains (9)                                      $   34,582           $   30,485               $   27,691
===========================================================================================================================


(1) Restated to present funds from operations and funds available for distribution based upon the new National Association of Real Estate Investment Trusts ("NAREIT") definition of funds from operations, which excludes the add back of non-real estate depreciation and amortization.

(2) Only for those tenants who report sales. 1996 excludes Old Orchard, which was acquired on December 18, 1996.

(3) Excludes anchors and movie theaters.

(4) Represents the Company's consolidated revenues and its share of revenues from unconsolidated partnerships.

(5) Represents the ratio of total funds available for distribution before interest expense (including the Company's share of unconsolidated entities) to interest expense (including capitalized interest and excluding deferred interest). 1995 and 1994 have been restated to present the interest expense coverage ratio based upon the restated funds available for distribution.

(6) Funds from operations should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

(7) Based upon a closing price of $29, $21 3/8 and $19 7/8 per share as of December 31, 1996, 1995 and 1994, respectively.

(8) Occupancy of the regional malls as of December 31 of each year. 1996 excludes Old Orchard, which was acquired on December 18, 1996. 1994 excludes Brandon TownCenter, which opened in February 1995.

(9) Based upon a weighted average of 21,440,480, 21,050,426 and 20,981,460 shares and units outstanding for 1996, 1995 and 1994, respectively.

(10) Includes the Company's share of unconsolidated partnerships and Urban Retail Properties Co.

(11) Includes the Company's share of unconsolidated partnerships.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Annual Report. Historical and percentage relationships set forth in the Consolidated Financial Statements and Notes should not be taken as indicative of future operations of the Company.

REVIEW OF OPERATIONS
Urban Shopping Centers, Inc. is in the business of owning, managing, leasing, acquiring, developing and redeveloping retail shopping centers. Strong performance across all segments of the Company's portfolio produced a 13.4% increase in 1996 funds available for distribution to $34.6 million from 1995 funds available for distribution of $30.5 million. The 1995 funds available for distribution increased 10.1% from 1994 funds available for distribution of $27.7 million. Presented below is a discussion of sales, occupancy and rents at the properties. This information is presented for all regional malls on a combined basis, excluding Old Orchard Center ("Old Orchard") which was acquired on December 18, 1996.

SALES
Management closely follows the level of retail sales at its properties. Such sales affect profitability because they determine the amount the tenant can afford to pay the landlord for total charges. Some of the specific sales figures the Company follows are discussed and shown in the graph below.

TOTAL TENANT SALES AND MALL TENANT SALES
Management generally considers increasing total tenant sales to be an indication that a property is attracting more customers and providing a greater benefit to its tenants. Mall tenant sales indicate the amount of sales generated by the mall tenants. During 1996, mall tenants contributed approximately 87% of the Company's total regional mall shopping center revenues. The following graph illustrates total tenant sales and mall tenant sales at the Company's regional malls for 1992 through 1996.


[CHART]


     Aggregate annual sales volume at the regional malls for those mall shops and anchors that report sales has increased from $1.03 billion in 1992 to $1.32 billion in 1996, an annual rate of 6.4%. Mall tenant sales (excluding anchors and movie theaters) have grown at an annual rate of 7.5% during the same period. It should be noted that a portion of the sales increase can be attributed to the mall GLA and anchor square footage added to certain centers during the last few years as a result of (i) expansions at certain of the centers and (ii) the addition of Valencia Town Center in September 1992 and Brandon TownCenter in February 1995.

SALES PER SQUARE FOOT
Sales per square foot is reported for the first time in 1996 based upon the International Council of Shopping Centers definition and represents total non-anchor reported sales divided by the total square feet occupied by the tenants reporting those sales. Sales per square foot at the regional malls increased 4.8% to $351 in 1996 as compared to $335 in 1995. These figures are not comparable to full-year sales per square foot previously reported that did not include Brandon TownCenter. We believe our sales per square foot continue to be among the highest in the industry. Our sales level reflects the quality and viability of our centers.

TENANT OCCUPANCY
Tenant occupancy is one measure which reflects the demand for space at our properties. The following chart shows the mall GLA occupancy rate at the regional malls for 1992 through 1996. The 3.5% increase in occupancy from 1992 to 1993 is primarily attributable to occupancy increases at Penn Square Mall and Water Tower Place. The slight decrease in occupancy over the past two years is primarily attributable to the renovation and re-merchandising of certain centers. The mall GLA was 92.9% leased at December 31, 1996.

[CHART]


IN PLACE RENTS
The average in place rents for the Company's regional malls increased 2.5% to $29.55 per square foot at December 31, 1996 from $28.83 per square foot at December 31, 1995. Excluding Brandon TownCenter which opened in February 1995, the average in place rents increased 3.4% to $29.08 per square foot at December 31, 1995 from $28.13 per square foot at December 31, 1994.

OCCUPANCY COSTS
In order to maximize funds available for distribution over the long term, management believes tenants in the properties must be able to operate profitably. A major factor contributing to a tenant's profitability is such tenant's occupancy costs. Occupancy costs generally consist of (i) minimum rent (the contractual amount a tenant must pay), (ii) percentage rent (the percentage of sales revenue a tenant must pay as additional rent) and (iii) expense recoveries (the amount a tenant must pay to reimburse the landlord for the costs of operating the mall), including real estate taxes. Typically, when occupancy costs for any specific tenant exceed a certain percentage of such tenant's annual sales, the tenant may not be profitable. Generally, tenants in more productive regional malls are able to afford higher occupancy costs. The following table sets forth the Company's regional mall occupancy costs (as a percentage of sales) for the last five years. While the Company believes that its relatively low occupancy cost ratio reflects an opportunity for the Company to achieve higher rents in the future, it also notes that the ratio has generally risen over the period as a result of the Company's leasing efforts and increased emphasis on expense recoveries and cost control.


                                                       Years ended December 31
-------------------------------------------------------------------------------
                                 1996      1995      1994      1993     1992(1)
-------------------------------------------------------------------------------
Mall Tenant Sales (2)          $944,965  $914,501  $819,666  $783,971  $689,465
Percent of Sales
   Minimum Rents                    8.3%      8.2%      8.1%      8.1%      8.0%
   Percentage Rents                  .4%       .4%       .5%       .5%       .5%
   Expense Recoveries (3)           3.0%      2.8%      3.1%      2.9%      2.7%
-------------------------------------------------------------------------------
In-Line Tenant
   Occupancy Costs (4)             11.7%     11.4%     11.7%     11.5%     11.2%
-------------------------------------------------------------------------------

(1) 1992 excludes Valencia Town Center, which opened in September 1992.

(2) In thousands of dollars. Excludes sales from anchor tenants and movie theaters.

(3) Represents real estate tax and common area maintenance charges.

(4) Total mall tenant occupancy costs divided by total mall tenant sales (excluding anchor tenants and movie theaters).


RESULTS OF OPERATIONS

1996 COMPARED TO 1995
Shopping center revenues increased $6.2 million, or 6.9%, to $95.2 million in 1996 from $89.0 million in 1995. This increase was primarily attributable to increases in shopping center revenues at Brandon TownCenter, Old Orchard and Penn Square Mall. Minimum rents and recoveries from tenants increased at Brandon TownCenter primarily due to its having been open for a full year in 1996 as compared to a partial year in 1995. Minimum rents and recoveries from tenants increased as a result of the acquisition of Old Orchard on December 18, 1996. Minimum rents and recoveries from tenants increased at Penn Square Mall primarily due to its completed expansion of various new mall shops and a 125,000 square foot JCPenney store on October 30, 1995. Percentage rents at certain centers increased in the fourth quarter of 1996.
     Interest income decreased $.7 million to $1.9 million in 1996 from $2.6 million in 1995. This decrease was primarily attributable to a decrease in the average outstanding investment balance in 1996. The Company's strategy is to utilize cash to reduce borrowings on the Company's line of credit.
     Shopping center expenses, including depreciation and amortization, increased $1.9 million to $52.2 million in 1996 from $50.3 million in 1995. This increase was primarily attributable to (i) an increase in shopping center expenses, including depreciation and amortization, at Brandon TownCenter as a result of its having been open for a full year in 1996 as compared to a partial year in 1995, (ii) an increase in shopping center expenses, including depreciation and amortization, as a result of the acquisition of Old Orchard on December 18, 1996 and (iii) an increase in depreciation and amortization at Penn Square Mall as a result of its completed expansion in October 1995.

These increases were partially offset by a decrease in management fees as a result of the termination of management contracts with the Management Company for six of the Company's consolidated investment properties during 1995. New management contracts were entered into with the Operating Partnership and those fees are eliminated in consolidation.
     Income from unconsolidated partnerships increased $1.7 million to $3.0 million in 1996 from $1.3 million in 1995. This increase was primarily attributable to the purchase of an additional approximate 18% interest in Miami International Mall on April 1, 1996 and an increase in operations at Water Tower Place.
     Income from the Management Company decreased $2.0 million to $1.1 million in 1996 from $3.1 million in 1995. This decrease was primarily attributable to
(i) a decrease in management fees as a result of the termination of management contracts for six of the Company's consolidated investment properties during 1995, (ii) an increase in operating expenses and (iii) an increase in mortgage interest as a result of interest on the JMB Realty Corporation affiliated debt beginning in May 1996. These decreases were partially offset by increases in development recoveries and lease commissions.
     Other gains of $3.4 million in 1996 represent the gain on sale of four outparcels at Wolfchase Galleria. Other gains of $4.5 million in 1995 represent the gain on sale of two Company purchase options.
     The extraordinary item, net of minority interest, of $1.0 million in 1995 represents the write-off of unamortized financing costs relating to the repayment of the construction loan at Brandon TownCenter.

1995 COMPARED TO 1994
Shopping center revenues increased $15.6 million, or 21.4%, to $89.0 million in 1995 from $73.4 million in 1994. This increase was primarily attributable to increases in shopping center revenues at Brandon TownCenter, The Plaza at Brandon TownCenter and Penn Square Mall. Minimum rents, recoveries from tenants and other shopping center revenues increased at The Plaza at Brandon TownCenter and Brandon TownCenter (collectively, the "Brandon Project") due to their openings in August 1994 and February 1995, respectively. Minimum rents and recoveries from tenants increased at Penn Square Mall primarily due to an increase in average occupancy and rents in 1995. On October 30, 1995, Penn Square Mall completed its expansion of various new mall shops and a 125,000 square foot JCPenney store.
     Shopping center expenses, including depreciation and amortization, increased $10.1 million to $50.3 million in 1995 from $40.2 million in 1994. This increase was primarily attributable to an increase in shopping center expenses, including depreciation and amortization, at The Plaza at Brandon TownCenter and Brandon TownCenter as a result of their respective openings in August 1994 and February 1995.
     Mortgage and other interest increased $6.4 million to $14.5 million in 1995 from $8.1 million in 1994. This increase was primarily attributable to (i) the sale of the Company's $30.0 million temporary investment in the Oakbrook Center mortgage notes in September 1994, (ii) an increase in the LIBOR rate,
(iii) a decrease in capitalized interest and a related increase in interest expense as a result of the opening of the Brandon Project and (iv) interest on fundings from the Company's line of credit.
     Income from the Management Company increased $.3 million to $3.1 million in 1995 from $2.8 million in 1994. This increase was primarily attributable to additional management contracts secured by the Management Company.
     Other gains of $4.5 million in 1995 represent the gain on sale of two Company purchase options. Other gains of $3.0 million in 1994 represent the gain on sale of outparcels at the Brandon Project.
     The extraordinary item, net of minority interest, of $1.0 million in 1995 represents the write-off of unamortized financing costs relating to the repayment of the construction loan at Brandon TownCenter.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION
Net cash flows from operating activities increased $5.9 million in 1996 from 1995. This increase resulted primarily from an increase in rental operations as discussed above and receipt of prepaid rents (included in accounts payable and other liabilities in the accompanying consolidated balance sheets). Net cash flows from operating activities increased $10.1 million in 1995 from 1994. This increase resulted primarily from (i) an increase in rental operations as discussed above, (ii) construction costs reimbursed by JCPenney relative to the expansion at Penn Square Mall and (iii) receipt of prepaid rents.

     Net cash flows used in investing activities increased $91.4 million in 1996 from 1995. This increase was primarily attributable to (i) the purchase of Old Orchard in December 1996, (ii) the purchase of an additional approximate 18% interest in Miami International Mall in April 1996, (iii) the continuing construction costs incurred at Wolfchase Galleria in 1996 and (iv) a decrease in the net sales and maturities of short-term investments. These increases were partially offset by the acquisition of development parcels at Wolfchase Galleria in 1995 and a decrease in additions to investment properties as a result of the completion and opening of Brandon TownCenter in 1995. Net cash flows used in investing activities decreased $11.1 million in 1995 from 1994. This decrease was primarily attributable to an increase in the net sales and maturities of short-term investments and a decrease in restricted cash. These decreases were partially offset by an increase in additions to investment properties due to the remaining construction at the Brandon Project and the acquisition of development parcels and continuing development at Wolfchase Galleria.
     Net cash flows from financing activities increased $92.8 million in 1996 from 1995. This increase was primarily attributable to additional fundings in 1996 from (i) the Company's line of credit, (ii) the construction loan at Wolfchase Galleria and (iii) the issuance of Common Stock, preferred units in the Operating Partnership and Unit Voting Stock in 1996. These increases were partially offset by the net fundings from the construction loan at Brandon TownCenter in 1995. Net cash flows used in financing activities increased $22.9 million in 1995 from 1994. This increase was primarily attributable to repayments on the Brandon TownCenter construction loan in 1995; partially offset by fundings from the Brandon TownCenter construction loan and the Company's line of credit.
     At December 31, 1996, the Company and its consolidated ventures had cash, cash equivalents and short-term investments of $5.3 million. Such funds are available for working capital requirements, recurring capital expenditures, dividends and distributions to shareholders and limited partners of the Operating Partnership, respectively, and future acquisitions, expansions, renovations and developments.
     Beginning with the dividend declared and paid in the first quarter of 1997, the Company increased its quarterly dividend to $.5075 per share, up 2.5% from $.4950 per share previously.

CAPITALIZATION
At December 31, 1996, the Company's debt (including the Company's share of debt of unconsolidated partnerships and the Management Company) totaled $636.0 million of which $605.9 million is fixed rate debt and $30.1 million is floating rate debt. On December 18, 1996, the Company acquired Old Orchard subject to $159.8 million in property debt. On November 6, 1996, the Company entered into an agreement with a lender for a one year $5.0 million unsecured revolving line of credit. As of December 31, 1996, no amounts were outstanding on this line of credit. On May 29, 1996, the Company executed a construction loan commitment with a lender in the amount of $65.0 million to finance the remaining construction costs at Wolfchase Galleria. The loan was initially funded in May 1996 and matures on May 29, 1998; however, it may be extended for three one-year periods. As of December 31, 1996, $32.0 million had been funded. These transactions were the primary reason for the increase in mortgage notes payable to $439.9 million at December 31, 1996 as compared to $251.0 million at December 31, 1995. On July 26, 1995, the Company signed an agreement with a group of lenders for the establishment of a $90.0 million secured, revolving line of credit ("Line"). The Line is secured by Brandon TownCenter, The Plaza at Brandon TownCenter, Bed Bath and Beyond outparcel at Brandon TownCenter, New York Square and Service Merchandise Plaza (formerly The Plaza at Sawmill Place). The Line is an obligation of the Operating Partnership and is guaranteed by the Company. The Line has an initial three year term and, subject to lenders' approval, may be extended for an additional one or two year period. As of December 31, 1996, $28.1 million was outstanding. In connection with the initial funding on the Line, the Company repaid the $12.0 million then outstanding balance on the construction loan at Brandon TownCenter. On February 10, 1997, the Company refinanced the Water Tower Place $170.0 million of indebtedness. The new loan matures on February 1, 1999; however, it may be extended for two one-year periods. Of the total $170.0 million, $160.0 million bears interest at LIBOR + 1.125% and $10.0 million bears interest at LIBOR + 1.500%.
     Although there can be no assurances, the Company believes that operating cash flows will be sufficient to service all Company debt and anticipates repayment or refinancing when such amounts are due in the ordinary course of its business. As a result of the Company's increased funds available for distribution and relatively flat interest expense, the Company's interest expense coverage ratio (including the Company's share of unconsolidated entities interest expense and including capitalized interest and excluding deferred interest) increased to 2.67 at December 31, 1996 as compared to 2.60 at December 31, 1995. At December 31, 1996, the Company's ratio of Company debt to total market capitalization (which includes the market value of issued and outstanding shares of capital stock of the Company and of partnership interests in the Operating Partnership not held by the Company, plus Company debt) was approximately 46% as illustrated by the table on the following page. On November 25, 1996, the Company completed an offering of 3,000,000 shares of Common Stock under a shelf registration declared effective by the Securities and Exchange Commission on April 22, 1996 (for up to $200.0 million). On December 12, 1996, an overallotment option was exercised for an additional 225,000 shares of Common Stock. Net proceeds from the sale of these shares, after underwriter's discount, was $80.6 million. The net proceeds after deducting transaction costs were used to fund a portion of the December 18, 1996 acquisition of Old Orchard and to reduce outstanding borrowings under the Company's Line. The remaining balance outstanding on the shelf registration is $119.4 million.
     The Company believes that its cash generated from property operations will provide the necessary funds on a short-term and long-term basis for its operating expenses, interest expenses on outstanding indebtedness and recurring capital expenditures and all dividends to the shareholders necessary to satisfy the REIT requirements. Sources of capital for future acquisitions, development and non-recurring capital expenditures, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments, on the outstanding indebtedness are expected to be obtained from the following sources: (i) excess funds available for distribution, (ii) working capital reserves, (iii) additional Company or property financing, (iv) proceeds from the sale of assets, including outparcels and (v) additional equity raised in the public or private markets (including the issuance of additional Units and/or Unit Voting Stock). Accordingly, the Company expects that it may incur additional indebtedness. In light of current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors, the Company may consider an increase or decrease in its ratio of Company debt to total market capitalization accordingly.

CAPITAL INVESTMENTS
Brandon TownCenter, the approximately one million square foot super-regional mall anchored by Burdines, Dillard's, JCPenney and Sears, and including approximately 360,000 square feet of mall GLA, opened on February 15, 1995. The Plaza at Brandon TownCenter, the adjacent 243,000 square foot community center anchored by Service Merchandise and Target, opened in August 1994. In addition, there are approximately 25 acres of outparcel land at Brandon TownCenter which may be used for future sale or development. The addition of a 125,000 square foot JCPenney store and various new mall shops at Penn Square Mall was completed on October 30, 1995. The Company owns approximately 8 acres of land adjacent to Service Merchandise Plaza
(formerly The Plaza at Sawmill Place) which may be used for future sale or development.
     On December 18, 1996, the Company acquired Old Orchard for $78.6 million in cash prior to prorations and the issuance of $28.0 million in preferred units in the Operating Partnership, subject to $159.8 million of existing indebtedness. In connection with the issuance of the preferred units, the Company issued $1.1 million in Unit Voting Stock. Old Orchard is an open air regional shopping center located in Skokie, Illinois. Old Orchard contains 1.7 million square feet of retail space and is anchored by Bloomingdale's, Lord & Taylor, Marshall Field's, Nordstrom and Saks Fifth Avenue. In addition, Old Orchard contains approximately 120 other stores, theaters and restaurants. Old Orchard includes approximately 675,000 square feet of mall GLA and contains parking for over 7,500 vehicles and approximately 60,000 square feet of office space.
     The Company's newest super-regional mall, Wolfchase Galleria, in Memphis, opened on February 26, 1997. The anchor tenants are Dillard's, Goldsmith's
(a division of Federated Department Stores, Inc.), JCPenney and Sears. Wolfchase Galleria also contains approximately 120 retailers, restaurants, a food court, a major entertainment complex and approximately 5,450 parking spaces. Wolfchase Galleria was approximately 94% leased at opening. The Company has also sold four outparcels at Wolfchase Galleria that add to the mall's overall appeal to shoppers in the Memphis retail market. As of December 31, 1996, net proceeds from the sale of these outparcels totaled $4.7 million. The Company also signed an agreement with Bed Bath and Beyond to lease a building that the Company constructed under a build to suit lease on an outparcel and which opened on

September 3, 1996. There are approximately 29 acres of outparcel land remaining at Wolfchase Galleria for future sale or development. In connection with this project, the Company acquired, on May 25, 1995, a 137 acre parcel from an affiliate of JMB Realty Corporation, a 50% interest in a 30 acre parcel from Urban Retail Properties Co. and the remaining 50% interest in the 30 acre parcel from a third party. The aggregate acquisition value of such land parcels of $11.4 million was paid in cash and Units, of which $10.0 million is included in land and $1.4 million is included in construction in progress in the accompanying consolidated balance sheets at December 31, 1996 and 1995. Additional costs of $60.7 million have been incurred as of December 31, 1996, for development of these lands parcels. The Company's next planned development project after Wolfchase Galleria will be the 1.2 million square foot Citrus Park Town Center ("Citrus Park") in Tampa, Florida. Burdines, Dillard's, JCPenney and Sears have agreed to be anchor stores for the project. Citrus Park is scheduled to open in March of 1999. In addition, a 450,000 square foot community center opposite the regional mall, Citrus Park Plaza, is scheduled to open in the fall of 1998. Currently, the Company owns a 50% interest in the 163 acre development parcel. The Management Company owns the remaining 50% interest, subject to a purchase option in favor of the Company. The Company also has a purchase option from an affiliate of JMB Realty Corporation on 68 acres of land across the street from the regional mall which will be used for development of the community center. In addition, a bond offering of $26.7 million to fund the roadwork surrounding the property was completed by the Citrus Park Community Development District (the "CDD") during the fourth quarter of 1996. The Company assisted the CDD in obtaining the financing for the roadwork by guaranteeing the irrevocable letter of credit which supports the bonds.


                                                                                        100% Balance                Pro Rata Share
                                                                          Annual         of Mortgage    Ownership     of Mortgage
($000's omitted, except share amounts)                Maturity Date    Interest Rate    Notes Payable    Interest    Notes Payable
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Entities:
     Old Orchard                                          Sept. 2000      8.5260%(1)         $159,804      100.0%       $  159,804
     Oakbrook Center                                       Oct. 2000      6.0751%(2)          140,000      100.0%          140,000
     MainPlace                                             Oct. 1998      5.4066%(3)           80,000      100.0%           80,000
     Operating Partnership                                 July 1998          (4)              28,100      100.0%           28,100
     Wolfchase Galleria                                     May 1998          (5)              31,982      100.0%           31,982
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              439,886                      439,886

Unconsolidated Entities: (6)
     Water Tower Place                                    April 1997      8.2540%(7)          170,000       55.0%           93,500
     Coral Square Mall                                     Dec. 2000      7.4000%              53,300       50.0%           26,650
     Miami International Mall                              Dec. 2003      6.9100%              47,500       40.0%           19,000
     Management Company                                    Aug. 2001      7.5400%              51,000       95.0%           48,450
     Management Company                                   Sept. 2001      7.0000%               9,000       95.0%            8,550
----------------------------------------------------------------------------------------------------------------------------------
                                                                                              330,800                      196,150
----------------------------------------------------------------------------------------------------------------------------------
Company debt                                                                                                            $  636,036
==================================================================================================================================
Convertible preferred units                                                                                             $   28,000
==================================================================================================================================

Market value of equity interests
     as of December 31, 1996, based upon
     24,454,937 shares/Units at $29 per share                                                                           $  709,193
==================================================================================================================================
Total market capitalization                                                                                             $1,373,229
==================================================================================================================================
Company debt to total market capitalization                                                                                     46%
==================================================================================================================================

(1) Mortgage consists of two notes, one with a balance of $104.9 million which bears interest at 9.09% and a second with a balance of $54.9 million which bears interest at 7.45%. Interest rate shown is a weighted average.

(2) Of the $140.0 million of total debt, $58.0 million is subject to a fixed rate of 5.856% and $82.0 million is subject to a fixed rate of 6.23%. Interest rate shown is a weighted average. In November 1995, the Company sold its interest rate protection agreements on the $82.0 million of floating rate indebtedness and simultaneously entered into an interest rate swap agreement thereby fixing the rate as noted.

(3) In December 1995, the interest rate on the loan was reduced by .34% from a spread of .89% over LIBOR to .55% over LIBOR. Accordingly, the interest rate was reduced from 5.7466% to 5.4066%.

(4) The line of credit, subject to lenders' approval, may be extended for an additional one or two year period and is subject to a floating rate of 1.42% over LIBOR.

(5) The construction loan may be extended for three one-year periods and is subject to a floating rate of 1.375% over LIBOR.

(6) Excludes Valencia Town Center as the Company is currently not entitled to any cash distributions until the outside partner has received a return on and of its contributions to the partnership.

(7) Mortgage consists of two notes, one with a balance of $160.0 million which bears interest at 8.22% and a second with a balance of $10.0 million which bears interest at 8.80%. Interest rate shown is a weighted average. On February 10, 1997, the Water Tower Place indebtedness was refinanced. The new loan matures on February 1, 1999; however, it may be extended for two one-year periods. Of the total $170.0 million, $160.0 million bears interest at LIBOR + 1.125% and $10.0 million bears interest at LIBOR + 1.500%.

CONSOLIDATED BALANCE SHEETS


($000's omitted, except share amounts)                              December 31
-------------------------------------------------------------------------------
                                                              1996         1995
-------------------------------------------------------------------------------
ASSETS
Investment properties:
    Land, including peripheral land parcels             $  102,559    $  79,331
    Buildings and improvements                             766,847      525,704
    Equipment, furniture and fixtures                        2,560        1,871
    Construction in progress                                62,216       18,912
-------------------------------------------------------------------------------
                                                           934,182      625,818

    Accumulated depreciation                               (97,558)     (79,544)
-------------------------------------------------------------------------------
        Investment properties, net of accumulated
        depreciation                                       836,624      546,274

Investments in unconsolidated partnerships                  15,233        3,703
Investment in the Management Company                        15,557       15,673
Cash, cash equivalents and short-term investments            5,276        8,152
Receivables:
    Tenant, net of allowance for doubtful accounts
        of $2,141 and $2,351 in 1996 and 1995,
        respectively                                        11,619       10,691
    Other                                                    8,307          704
Deferred expenses and other assets                          11,460       13,310
-------------------------------------------------------------------------------
                                                        $  904,076   $  598,507
===============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Mortgage notes payable                              $  439,886   $  251,000
    Land sale-leaseback proceeds                            75,000       75,000
    Deferred lease accrual                                  16,252       13,911
    Accounts payable and other liabilities                  30,512       18,663
    Investments in unconsolidated partnerships              36,030       33,563
    Commitments and contingencies
-------------------------------------------------------------------------------
        Total liabilities                                  597,680      392,137

Minority interest                                          111,733       71,861
Stockholders' equity:
    Common stock, $.01 par value, authorized 140,000,000
        shares, issued and outstanding 16,737,279 shares
        in 1996 and 13,440,626 shares in 1995                  167          134
    Unit voting stock, $.01 par value, authorized
        5,000,000 shares, issued and outstanding 344,057
        shares in 1996 and 301,633 shares in 1995                4            3
    Additional paid-in capital                             326,495      259,120
    Retained earnings (deficit)                           (132,003)    (124,748)
-------------------------------------------------------------------------------
        Total stockholders' equity                         194,663      134,509
-------------------------------------------------------------------------------
                                                        $  904,076   $  598,507
===============================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS



($000's omitted, except share amounts)                  Years ended December 31
-------------------------------------------------------------------------------
                                               1996          1995          1994
-------------------------------------------------------------------------------
Revenues:
   Shopping center revenues:
       Minimum rents                       $ 60,944      $ 57,683      $ 46,083
       Percentage rents                       4,056         3,414         3,819
       Recoveries from tenants               27,659        24,972        20,944
       Other                                  2,521         2,971         2,504
-------------------------------------------------------------------------------
                                             95,180        89,040        73,350
   Interest income                            1,864         2,587         2,433
-------------------------------------------------------------------------------
                                             97,044        91,627        75,783
-------------------------------------------------------------------------------

Expenses:
   Shopping center expenses                  30,924        30,655        25,535
   Mortgage and other interest               14,246        14,501         8,139
   Ground rent                                4,420         4,404         4,427
   Depreciation and amortization             21,236        19,683        14,672
   General and administrative                 2,650         2,428         2,270
   Write-off of assets                          308           232           467
-------------------------------------------------------------------------------
                                             73,784        71,903        55,510
-------------------------------------------------------------------------------

       Operating income                      23,260        19,724        20,273
Income from unconsolidated partnerships       3,000         1,297         1,258
Income from the Management Company            1,070         3,078         2,819
-------------------------------------------------------------------------------
       Income before other gains,
           minority interest and
           extraordinary items               27,330        24,099        24,350
Other gains                                   3,372         4,496         2,989
Minority interest                           (10,733)       (9,951)       (9,361)
-------------------------------------------------------------------------------

       Income before extraordinary items     19,969        18,644        17,978
Extraordinary items (net of
   minority interest)                            --        (1,014)           --
-------------------------------------------------------------------------------

       Net income                          $ 19,969      $ 17,630      $ 17,978
===============================================================================

Income per common and unit voting
common share:
   Before extraordinary items              $   1.42      $   1.35      $   1.31
   Extraordinary items                           --          (.07)           --
-------------------------------------------------------------------------------

       Net income                          $   1.42      $   1.28      $   1.31
===============================================================================

Dividends declared and paid                $   1.98      $   1.94      $   1.82
===============================================================================
Weighted average common and unit voting
   common shares outstanding             14,066,243    13,742,259    13,742,259
===============================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                         Common Stock and
                                         Unit Voting Stock  Additional     Retained
                                        ------------------     Paid-In     Earnings
($000's omitted, except share amounts)      Shares  Amount     Capital    (Deficit)      Total
----------------------------------------------------------------------------------------------
Balances at December 31, 1993           13,742,259   $ 137   $ 258,139  $ (108,685)  $ 149,591
Net income                                      --      --          --      17,978      17,978
Dividends declared and paid                     --      --          --     (25,011)    (25,011)
----------------------------------------------------------------------------------------------

Balances at December 31, 1994           13,742,259     137     258,139    (115,718)    142,558
Net income                                      --      --          --       17,630     17,630
Dividends declared and paid                     --      --          --      (26,660)   (26,660)
Reallocation of minority interest               --      --         981           --        981
----------------------------------------------------------------------------------------------

Balances at December 31, 1995           13,742,259     137     259,120     (124,748)   134,509
Shares issued in connection with:
    Public offering                      3,225,000      32      80,405           --     80,437
    Issuance of Unit Voting Stock           42,424       1       1,134           --      1,135
    Stock option plan                       71,653       1       1,656           --      1,657
Net income                                      --      --          --       19,969     19,969
Dividends declared and paid                     --      --          --      (27,224)   (27,224)
Reallocation of minority interest               --      --     (15,820)          --    (15,820)
----------------------------------------------------------------------------------------------

Balances at December 31, 1996           17,081,336   $ 171   $ 326,495   $ (132,003) $ 194,663
==============================================================================================


See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows



($000's omitted, except share amount                    Years ended December 31
-------------------------------------------------------------------------------
                                               1996          1995          1994
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                 $ 19,969      $ 17,630      $ 17,978
Adjustments to reconcile net income
    to net cash provided by operating
        activities:
    Depreciation and amortization            21,236        19,683        14,672
    Write-off of assets                         308           232           467
    Provision (recovery) for losses on
        accounts receivable                    (225)          195           276
    Income from unconsolidated partnerships  (3,000)       (1,297)       (1,258)
    Income from the Management Company,
        net of distributions                     --        (1,083)       (1,713)
    Minority interest                        10,733         9,951         9,361
    Other gains                              (3,372)       (4,496)       (2,989)
    Extraordinary items                          --         1,014            --
    Changes in other assets and
        liabilities                           7,091         5,038          (22)
-------------------------------------------------------------------------------
        Net cash provided by
        operating activities                 52,740        46,867        36,772
-------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investment properties, net of
    change in related payables              (48,011)      (49,946)      (48,590)
Acquisition of investment property          (76,639)           --            --
Acquisition of partnership interest          (9,431)           --            --
Acquisition of development parcels               --        (8,604)           --
Proceeds from sale of options, land
    parcels or interest in
    unconsolidated partnership                4,679         4,496         4,924
Cash contributions to unconsolidated
    partnerships and the
    Management Company                       (2,253)         (329)          (99)
Cash distributions from unconsolidated
    partnerships and the
    Management Company                        5,563         2,615         6,711
Net sales and maturities (purchases) of
    short-term investments                      161        15,160        (5,798)
Decrease (increase) in restricted cash          (26)        2,097        (2,871)

Decrease in notes receivable                     21            12            87
-------------------------------------------------------------------------------
        Net cash used in
        investing activities               (125,936)      (34,499)      (45,636)
-------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt, net
    of issuance costs                        87,982        53,195        39,525
Proceeds from issuance of Common Stock and
    Unit Voting Stock                        83,229            --            --
Repayment of debt                           (58,900)      (34,717)           --
Cash distributions to partners              (14,606)      (14,162)      (13,175)
Dividends paid                              (27,224)      (26,660)      (25,011)
Other, net                                       --            --          (746)
-------------------------------------------------------------------------------
        Net cash provided by (used in)
        financing activities                 70,481       (22,344)          593
-------------------------------------------------------------------------------
Net decrease in cash and cash equivalents    (2,715)       (9,976)       (8,271)
Cash and cash equivalents at beginning
    of year                                   7,866        17,842        26,113
-------------------------------------------------------------------------------
Cash and cash equivalents at end of year   $  5,151       $ 7,866       $17,842
===============================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for mortgage and other
        interest, net of
        amounts capitalized                $ 13,586       $13,519       $ 8,575
===============================================================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($000's omitted, except share amounts)


1. ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION
The Company was incorporated under the General Corporation Laws of Maryland on May 12, 1993 and commenced operations effective with the completion of its initial public offering (the "Offering") on October 14, 1993, whereby the Company sold 11,870,000 shares at $23.50 per share. The Company was formed to continue the regional mall business of JMB Realty Corporation ("JMB Realty") and certain of its affiliates ("JMB Partners") in owning, managing, leasing, acquiring, developing and redeveloping a portfolio of super-regional and regional malls located throughout the United States. Substantially all of the Company's assets and interests in investment properties (the "Properties") are held by, and substantially all of its operations are conducted through Urban Shopping Centers, L.P. (the "Operating Partnership"). On November 25, 1996, the Company completed a public offering of 3,000,000 shares at $25.50 per share. On December 12, 1996, an overallotment option was exercised for an additional 225,000 shares at $25.50 per share. Net proceeds from the sale of these shares, after underwriter's discount, was $80,625. Subsequent to the public offering and the 1996 issuance of Unit Voting Stock and preferred units in the Operating Partnership, the Company which is the sole general partner of the Operating Partnership, owns an approximate 69.9% interest; JMB Partners and certain other parties (together referred to as the "Contributor Group") hold limited partnership interests ("Units") in the Operating Partnership and own an approximate 30.1% minority interest. Each Unit may be exchanged for one share of Common Stock. In general, for financial reporting purposes, the net profits and losses of the Operating Partnership are allocated to the general and limited partners in accordance with their percentage ownership. The Company operates as a real estate investment trust ("REIT") for Federal income tax purposes.

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of the Company, the Operating Partnership and all controlled affiliates. The effect of all significant intercompany balances and transactions have been eliminated in the consolidated presentation.
     The equity method of accounting has been applied in the accompanying consolidated financial statements with respect to the Company's interests in Water Tower Joint Venture ("Water Tower Place"), Coral-CS/LTD Associates ("Coral Square Mall"), West Dade County Associates ("Miami International Mall"), Valencia Town Center Associates, L.P. ("Valencia Town Center"), Citrus Park Venture ("Citrus Park") and Urban Retail Properties Co. (the "Management Company").
     Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with the 1996 presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENT PROPERTIES
Investment properties are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method, based on estimated useful lives of 3-40 years.
     Maintenance and repair expenses are charged to operations as incurred. Significant betterments and improvements are capitalized and depreciated over their estimated useful lives.
     Development costs, including interest and real estate taxes incurred in connection with construction or expansion of certain investment properties, are capitalized as a cost of the investment property and depreciated over the estimated useful life of the related asset. During 1996, 1995 and 1994, the Company incurred interest of $17,643, $15,720 and $11,717, respectively, and capitalized interest of $3,397, $1,219 and $3,578, respectively.
     The Company adopted the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its investment properties periodically to assess whether any impairment indications are present, including recurring operating deficits and significant adverse changes in legal factors or business climate that affect the recovery of recorded asset value. If any investment property is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value. Adoption of this statement did not have an impact on the Company's financial position, results of operations, or liquidity.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
Cash and cash equivalents (which aggregated $5,151 and $7,866 at December 31, 1996 and 1995, respectively) include a treasury money market fund which invests principally in U.S. Treasury notes and bills ($2,928 and $6,301 at December 31, 1996 and 1995, respectively). Other short-term investments (generally with original maturities of one year or less) are generally held to maturity and aggregated $125 and $286 at December 31, 1996 and 1995, respectively. Cash equivalents and other short-term investments are held at cost which approximates market.

DEFERRED EXPENSES
Deferred mortgage loan fees and expenses (including the cost of interest rate protection agreements related to specific mortgage loans) are amortized on a straight-line basis over the terms of the related mortgage notes. Deferred leasing commissions and concessions are amortized over the terms of the related leases. Organization costs are amortized over 60 months.

REVENUE RECOGNITION
Although certain leases of the Company provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, the Company generally accrues rental income for the full period of occupancy on a straight-line basis. Accrued rents receivable relating to such leases of $8,791 and $8,266 have been included in tenant receivables in the accompanying consolidated balance sheets at December 31, 1996 and 1995, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES
Certain general and administrative expenses are allocated among the Company, the Operating Partnership and the Management Company pursuant to a corporate services agreement among the three parties.

DERIVATIVES
The Company uses interest rate protection and swap agreements to hedge exposure to interest rates on floating rate indebtedness and not for trading purposes. Interest rate protection agreements (the original cost of which was $2,305) were purchased in October 1993 on $82,000 of Oakbrook Center's floating rate indebtedness. In addition, the Company entered into interest rate swap agreements in October 1993 on $58,000 of Oakbrook Center's and $80,000 of MainPlace's floating rate indebtedness. Premiums paid for the interest rate protection agreements are amortized over the terms of the agreements and unrealized gains or losses are recognized as yield adjustments over the life of the related debt.
     In November 1995, the Company sold its interest rate protection agreements related to the Oakbrook Center $82,000 floating rate indebtedness and simultaneously entered into an interest rate swap agreement until maturity. In December 1995, the Company entered into an unsecured five year interest rate swap agreement for $20,000 of its current outstanding indebtedness. In addition, in November 1996, the Company entered into an unsecured seven year interest rate swap agreement for an additional $10,000 of its current outstanding indebtedness. Unamortized premiums are included in deferred expenses and other assets in the accompanying consolidated balance sheets. The carrying value of the Company's interest rate swap agreements is $1,253 and $1,582 as of December 31, 1996 and 1995, respectively. The fair value of the Company's interest rate swap agreements is estimated at approximately $5,698 and $1,856 as of December 31, 1996 and 1995, respectively. The fair value is estimated based upon management's good faith estimate.

FAIR VALUE OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure about the fair values of financial instruments, whether or not recognized in the consolidated balance sheets. Management believes that the carrying amount of mortgage notes payable at December 31, 1996 and 1995, approximates the SFAS 107 value. Management believes its guarantees on certain indebtedness will not require payments. Other financial instruments are described under "Derivatives" above, or are either carried at amounts which approximate the SFAS 107 value or are not considered significant.

INCOME TAXES
No provision has been made for Federal income taxes for the Company in the accompanying consolidated financial statements because the Company has operated as a REIT. Under the applicable provisions of the Internal Revenue Code (the "Code"), a REIT will generally not be subject to Federal income tax on that portion of its REIT taxable income it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income to its shareholders and complies with certain other requirements.


PER SHARE DATA
The table below presents the dividend allocation for
tax purposes.
                                             1996           1995           1994
-------------------------------------------------------------------------------
Dividends declared and paid per share       $1.98          $1.94          $1.82
Ordinary income                                78%            64%            60%
Return of capital                              11%            10%            40%
Long-term capital gain                         11%            26%            --



USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. OLD ORCHARD ACQUISITION
On December 18, 1996, the Company acquired Old Orchard for $78,577 in cash prior to prorations and the issuance of $28,000 in preferred units in the Operating Partnership, subject to $159,804 of existing indebtedness. In connection with the issuance of the preferred units, the Company issued $1,135 in Unit Voting Stock. Old Orchard was owned 90% by an unaffiliated third party and 10% by an affiliate of JMB Partners. In connection with the transaction, the affiliate of JMB Partners first increased its interest in Old Orchard by 16% through a purchase from the unaffiliated third party so that immediately preceding the closing, Old Orchard was owned 74% by the unaffiliated third party and 26% by the affiliate of JMB Partners. The cash portion of the acquisition price was funded from the proceeds of the Company's public offering completed in December 1996. The preferred units have a distribution rate of 7%, a redemption price of $27.50 per unit and a conversion price of $27.50 per unit to common units which in turn are convertible to Common Stock. The preferred units have a perpetual term with a seven year lock-out period. After seven years the preferred units may be redeemed at the option of the Company for cash or may be converted at the option of the holder into common units. The operating results of Old Orchard have been consolidated in the Company's financial statements from the acquisition date. The acquisition had an immaterial effect on net income in 1996.
     The following summarized pro forma (unau-dited) financial information assumes the acquisition of Old Orchard occurred on January 1, 1996 and January 1, 1995, respectively. This information does not purport to be indicative of the results which would actually have been obtained had the acquisition been completed on January 1, 1996 or January 1, 1995, or which may be obtained in the future.



                                                     1996                  1995
-------------------------------------------------------------------------------
Revenues                                        $ 127,254             $ 115,138
Income before extraordinary items               $  17,494             $  16,864
Income before extraordinary items per
   common and unit voting common share          $    1.03             $    0.99
Weighted average common and unit
   voting common shares outstanding            17,016,586            17,009,684



4. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS
The accompanying consolidated financial statements include investments in certain partnerships in which the Company does not own a controlling interest. These investments are reported using the equity method. To the extent the Company's investment basis differs from its share of the capital of an unconsolidated partnership, such difference is amortized over the depreciable lives of the unconsolidated partnership's investment assets. Investments in unconsolidated partnerships consist of the following:

Name              Property             Ownership Interest
---------------------------------------------------------
Water Tower       Water Tower Place,
Joint Venture     Chicago, IL          55% (a)
---------------------------------------------------------
Coral-CS/LTD      Coral Square Mall,
Associates        Coral Springs, FL    50%
---------------------------------------------------------
West Dade County  Miami International
Associates        Mall, Miami, FL      40% (b)
---------------------------------------------------------
Valencia          Valencia
Town Center       Town Center,
Associates, L.P.  Valencia, CA         25% (c)
---------------------------------------------------------
Citrus Park
Venture           Tampa, FL            50% (d)
=========================================================


(a) The Company owns a 55% interest in a retail property (Water Tower Place) through its investment in Water Tower Joint Venture ("WTJV"). All major decisions concerning the retail property require the approval of both partners of WTJV and thus the Company does not control the partnership.

(b) Effective April 1, 1996, JMB/Miami International Associates ( an unconsolidated partnership) distributed its interest in West Dade County Associates ("West Dade") to its partners (the Operating Partnership and two affiliates of JMB Realty). Effective April 1, 1996, the Operating Partnership purchased an approximate 18% interest in West Dade from one of the JMB Realty affiliates for $9,431 in cash and the assumption of the seller's pro rata share of all liabilities of West Dade. The remaining interests owned by the JMB Realty affiliates were sold to the outside partner in West Dade for $5,375 in cash and the assumption of the sellers' pro rata share of all liabilities of West Dade. Subsequent to these transactions, the Operating Partnership owns a 40% interest in West Dade and the outside partner owns the remaining 60% interest.

(c) The outside partner has a right to all cash distributions until it has received a return on and of its contributions to the partnership (as set forth in the partnership agreement).

(d) On June 23, 1995, the Company acquired a 50% interest in Citrus Park Venture (a development parcel). The Management Company currently owns the remaining 50% interest in Citrus Park Venture, subject to a purchase option in favor of the Company. In addition, a bond offering of $26,700 to fund the roadwork surrounding the property was completed by the Citrus Park Community Development District (the "CDD") during the fourth quarter of 1996. The Company assisted the CDD in obtaining the financing for the roadwork by guaranteeing the irrevocable letter of credit which supports the bonds.

     Summarized financial information for the unconsolidated partnerships is presented below.


                                                         December 31
--------------------------------------------------------------------
                                                1996            1995
--------------------------------------------------------------------
Assets:
  Investment properties, net               $ 292,829       $ 292,452
  Other assets                                29,190          28,817
--------------------------------------------------------------------
                                             322,019         321,269
Less liabilities:
  Mortgage notes payable                     310,800         310,800
  Other liabilities                           16,484          16,624
--------------------------------------------------------------------
     Total deficit                            (5,265)         (6,155)
Less outside partners' capital                15,532          23,705
--------------------------------------------------------------------
     Total investments in
       unconsolidated partnerships         $ (20,797)     $  (29,860)
====================================================================

Total investments in unconsolidated partnerships are presented in the accompanying consolidated balance sheets as follows:

  Assets -- Investments in
     unconsolidated partnerships           $  15,233      $    3,703
  Liabilities -- Investments in
     unconsolidated partnerships              36,030          33,563
--------------------------------------------------------------------
                                           $ (20,797)     $  (29,860)
====================================================================

                                             Years ended December 31
--------------------------------------------------------------------
                                        1996        1995        1994
--------------------------------------------------------------------
Revenues:
  Shopping centers                  $ 79,361    $ 75,866    $ 76,160
  Interest income                        385         501         328
Expenses:
  Shopping centers                   (35,839)    (33,799)    (36,332)
  Mortgage and other
     interest and ground rent        (25,375)    (25,595)    (25,127)
  Depreciation and
     amortization                    (11,107)    (11,468)    (11,840)
  Write-off of assets                     --        (138)         --
Gain on sale of land                      --          --       1,211
--------------------------------------------------------------------
     Net income                     $  7,425    $  5,367    $  4,400
====================================================================

Company's share of:
  Mortgage and other
     interest and ground rent       $(10,810)   $(10,400)  $ (10,427)
  Depreciation and
     amortization                     (4,519)     (4,381)     (4,333)
  Write-off of assets                     --         (76)         --
  Gain on sale of land                    --          --         272
  Net income                           3,000       1,297       1,258
====================================================================


5. INVESTMENT IN THE MANAGEMENT COMPANY
The Management Company was incorporated on May 12, 1993. Generally, the Company's preferred stock investment in the Management Company entitles it to 95% of the distributions, profits and losses from the management, leasing and development business (as defined) and 5% of the net distributions, profits and losses from the land parcels (as defined). The Company's consolidated financial statements present its investment in the Management Company under the equity method of accounting.

     Summarized financial information for the Management Company is presented below.

                                                         December 31
--------------------------------------------------------------------
                                                      1996      1995
--------------------------------------------------------------------
Assets:
  Investments in land parcels (a)                 $ 38,391  $ 36,795
  Cash, cash equivalents
     and short-term investments                      5,443     3,251
  Receivables and deferred expenses                 11,346    11,274
--------------------------------------------------------------------
                                                  $ 55,180  $ 51,320
====================================================================

Liabilities:
  Notes payable (b)                               $ 70,000  $ 70,000
  Accounts payable and other liabilities             5,095     3,589
--------------------------------------------------------------------
                                                    75,095    73,589
Owners' deficit                                    (19,915)  (22,269)
--------------------------------------------------------------------
                                                  $ 55,180  $ 51,320
====================================================================

                                             Years ended December 31
--------------------------------------------------------------------
                                         1996        1995       1994
--------------------------------------------------------------------
Revenues                             $ 38,501    $ 38,139  $  33,526
Expenses:
  Management, leasing
     and development services          30,346      28,929     25,730
  Mortgage and
     other interest                     5,457       5,045      5,049
  Land parcels                            427         214        215
  Depreciation and
     amortization                         433         410        298
  Write-down of assets (c)                 --       9,580         --
--------------------------------------------------------------------
                                       36,663      44,178     31,292
--------------------------------------------------------------------
     Operating income (loss)            1,838      (6,039)     2,234
Income tax benefit (provision)           (840)        252        599
Gain (loss) on sale of land                --       1,074       (498)
--------------------------------------------------------------------
     Net income (loss)               $    998    $ (4,713) $   2,335
====================================================================


(a) Includes 50% of the outstanding mortgage loan of an affiliated joint venture. The mortgage loan, with a 50% face value of $25,750, was acquired for $19,312 resulting in a discount of $6,438. The loan bears interest at a variable rate based on market interest rates (as defined) and is secured by the affiliated joint venture's interest in a land parcel located in Chicago, IL. Interest is recorded for financial reporting purposes when received. Accordingly, accretion of the discount has also not been recorded.

(b) Includes $51,000 of indebtedness secured by the Management Company's interest in certain management contracts and a guarantee by Penn Square Mall Limited Partnership (a consolidated venture) which is secured by Penn Square Mall. The $51,000 bears interest at 7.54% per annum and matures on August 1, 2001. Also includes $9,000 of indebtedness owed to affiliates of JMB Realty which bore no interest through the original maturity of May 20, 1996, at which time it was extended to September 1, 2001, at an interest rate of 7.0%. The effective interest rate on the aggregate $60,000 of indebtedness is 7.46% through September 1, 2001. The Management Company also is indebted under a $10,000 note payable to the Company. Such note bears interest at 12% per annum and matures on September 1, 2001.

(c) Write-downs represent reduction of the carrying values in two retail development land parcels due to the uncertainty of realizing the carrying values upon future sale or development.

     The Management Company provides management, leasing and development services to the Company's consolidated and unconsolidated investment properties, to affiliated entities and to third parties. During 1995, management contracts for six of the Company's consolidated investment properties were terminated and new management contracts were entered into with the Operating Partnership. In connection therewith, the Operating Partnership entered into a service agreement with the Management Company to provide supervisory services by Management Company personnel at 105% of the Management Company's cost thereof. During the year ended December 31, 1996, the Management Company received such reimbursements from the Operating Partnership of $603. In 1996 and 1995, management, leasing and development revenues of $9,787 and $10,571, respectively, resulted from services provided to affiliated entities. In 1994, management, leasing and development revenues of $16,743 resulted from services provided to affiliated entities, of which approximately one-half related to sources that are no longer affiliated, but that continue to receive and pay for such services from the Management Company. In addition, the Management Company received reimbursements (at cost) of payroll and other operating expenses from affiliated entities for activities performed on their behalf. Such reimbursements were $14,527, $2,525 and $556 during 1996, 1995 and 1994, respectively. Commencing January 1, 1996, the Management Company began employing its own personnel to provide services to its affiliated entities and third parties.
     The Management Company entered into an administrative services agreement with JMB Service Bureau Co. ("Service Co."), an affiliate of JMB Partners, to provide accounting, marketing, data processing and computer, human resources and other support services. The compensation for such services was calculated as the lesser of actual cost or $4,000 per annum during the initial term. This agreement was for an initial term through December 31, 1994 and was renewed with the same pricing structure for a one-year term for 1995. The agreement was not renewed at December 31, 1995. Com-mencing January 1, 1996, the Management Company began employing its own personnel to perform the services previously provided under the administrative service agreement. Additionally, rent expense, including building expenses, paid by the Management Company to affiliates of JMB Realty in 1996, 1995 and 1994 was $822, $812 and $947, respectively.
     The Company has options to purchase certain development parcels from the Management Company at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of any development parcels by the Management Company is subject to a right of first offer in favor of the Company on the same conditions as described above. On May 25, 1995, the Company exercised its option to acquire the Management Company's 50% interest in a 30 acre development parcel in Memphis as further discussed in Note 8 of Notes to Consolidated Financial Statements. On August 17, 1995, the Company sold its option to purchase Woodbury (a development parcel) in Minneapolis from the Management Company to an unaffiliated third party. The unaffiliated third party exercised its option and purchased Woodbury from the Management Company as further discussed in Note 8 of Notes to Consolidated Financial Statements.

6. MORTGAGE NOTES PAYABLE

Mortgage notes payable consist of the following at December 31, 1996 and 1995:

                                              1996                        1995
------------------------------------------------------------------------------
Non-recourse mortgage loans payable,
secured by Old Orchard; $104,887
bearing interest at 9.09% and $54,917
bearing interest at 7.45%; payable in
principal and interest through
September 16, 2000 (maturity)            $ 159,804                         $--
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by Oakbrook Center (a); $58,000
bearing interest at 5.856% and $82,000
bearing interest at 6.230% (through
interest rate swap agreements);
payable interest only through
October 1, 2000 (maturity)                 140,000                     140,000
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by MainPlace (b); bearing
interest at 5.4066% (through an interest
rate swap agreement); payable interest
only through October 19, 1998
(maturity)                                  80,000                      80,000
------------------------------------------------------------------------------
Line of credit, secured by Brandon
TownCenter, The Plaza at Brandon
TownCenter, Bed Bath and Beyond
outparcel at Brandon TownCenter,
New York Square and Service Merchandise
Plaza (formerly The Plaza at Sawmill
Place) (c); bearing interest at 1.42%
over LIBOR; payable interest only through
July 26, 1998 (maturity)                     28,100                     31,000
------------------------------------------------------------------------------
Construction loan payable, secured by
Wolfchase Galleria (d); bearing interest
at 1.375% over LIBOR; payable interest
only through May 29, 1998 (maturity)         31,982                         --
------------------------------------------------------------------------------
                                          $ 439,886                  $ 251,000
==============================================================================

(a) In November 1995, the interest rate protection agreements on the $82,000 were sold and simultaneously an interest rate swap agreement was entered into which fixed the interest rate at 6.230% through maturity.

(b) In December 1995, the floating rate of interest on the loan was reduced by .34% from a spread of .89% over LIBOR to .55% over LIBOR. Accordingly, the effective fixed rate of interest was reduced from 5.7466% to 5.4066%.

(c) On July 26, 1995, the Company signed an agreement with a group of lenders for the establishment of a $90,000 secured, revolving line of credit ("Line"). The Line is an obligation of the Operating Partnership and is guaranteed by the Company. The Line has an initial three year term and, subject to lenders' approval, may be extended for an additional one or two year period. In July 1995, the Company repaid, with the initial proceeds from the Line, the $12,000 then outstanding balance on the Brandon TownCenter construction loan. As a result of this repayment, the Company wrote-off the unamortized balance of deferred financing costs related to the construction loan of $1,014, net of minority interest, reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1995.

(d) On May 29, 1996, the Company executed a loan agreement with a lender to finance $65,000 of the remaining construction costs at Wolfchase Galleria. The loan matures on May 29, 1998; however, it may be extended for three one-year periods.

     Five year maturities of long-term debt for the years 1997 through 2001 are $1,233, $141,423, $1,458, $295,772 and none, respectively.
     In December 1995, the Company entered into an unsecured five year interest rate swap agreement for $20,000 of its current outstanding indebtedness.
In addition, in November 1996, the Company entered into an unsecured seven year interest rate swap agreement for an additional $10,000 of its current outstanding indebtedness.
     On November 6, 1996, the Company entered into an agreement with a lender for a one year, $5,000 unsecured revolving line of credit. No amounts were outstanding as of December 31, 1996.
     The Company is exposed to credit loss in the event of non-performance by the third parties to the interest rate swap agreements (which $220,000 are AAA and $30,000 are AA rated).
     The Company has established certain escrow accounts, totaling $1,326 at December 31, 1996, in connection with certain mortgage notes payable described above. These escrows are included in deferred expenses and other assets in the accompanying consolidated balance sheets.

7. LEASES

AS PROPERTY LESSOR
At December 31, 1996, the Company's principal consolidated assets are eight operating shopping center properties and one shopping center property, Wolfchase Galleria, under construction. Management has determined that all leases relating to these properties are properly classified as operating leases; therefore, rental income is reported when earned. Leases with tenants range in term from one to 39 years and generally provide for fixed minimum rents and reimbursement of operating costs. In addition, leases with shopping center tenants provide for additional rent based upon percentages of tenant sales volumes.
     Minimum lease payments to be received in the years 1997 to 2001, and thereafter, under the above lease agreements are $86,244, $83,770, $81,946, $79,984, $75,753 and $377,027, respectively.

AS PROPERTY LESSEE
On December 31, 1990, Oak Brook Urban Venture (a consolidated venture) sold the land underlying Oakbrook Center for $75,000 ("ground sale-leaseback proceeds" or "Lessor Base Amounts") and leased it back for a period of 50 years with options to renew for an additional 49 years. For financial reporting purposes, the ground sale-leaseback proceeds were accounted for as a financing transaction. Minimum annual rent to the ground lessor accrues at 5% of the Lessor Base Amount, a portion of which may be deferred based on available cash flow (as defined) from Oakbrook Center. Deferred amounts accrue interest at 5% per annum. In each of the years 1996, 1995 and 1994, Oak Brook Urban Venture reported rent expense of $3,750 of which payment of $2,350 has been deferred in 1996 and $2,550 has been deferred in 1995 and 1994. Interest has been accrued and deferred of $823, $668 and $515 for 1996, 1995 and 1994, respectively, on the deferred balance. The total deferred interest and ground lease rent included in the accompanying consolidated balance sheet at December 31, 1996 is $18,359.
     The Oakbrook Ground Lease was amended, effective upon closing of the Offering, to escalate the minimum annual payment from $1,200 to $1,800 for the period 1994 to 2000. Payment of the portion of the annual rent of $3,750 in excess of the minimum annual payment is deferred to the extent that the rental income is inadequate to (i) pay all expenses (including debt service), (ii) provide an amount equal to the excess of 5.5% of gross revenues over property management fees actually paid to the property manager (currently 2.5% of gross revenues) and (iii) allow the lessee to recover a 10% yield on its investment (as defined) in Oakbrook Center (cumulative from the date of the amendment, subject to certain limitations). So long as the lessee has recouped such 10% yield, the rental income in excess of expenses (including debt service and minimum annual rental) is used to pay the deferred annual rental plus a yield thereon of 5%. Excess rental income remaining after payment of the deferred annual rental plus the 5% yield will be used as follows: (i) the lessee is entitled to retain $1,250 per annum cumulative plus a yield thereon of 5% per annum and (ii) 50% of any remaining amount of rental income will be paid to the lessor as participating rent and 50% will be retained by the lessee. Net proceeds from sale or refinancing are allocated between lessor and lessee pursuant to the terms of the ground lease.
     A substantial portion of Penn Square Mall is on land subject to a ground lease expiring in 2060. The lease currently provides for minimum rent equal to the greater of: (a) annual rents of $607, subject to adjustment based on the Consumer Price Index every fifth lease year with the next adjustment in 2001, or (b) 3/8% of the gross annual retail sales, plus 4 5/8% of the gross annual rents from non-retail tenants of Penn Square Mall. In 1996, 1995 and 1994, Penn Square Mall recorded rent expense of $670, $654 and $677, respectively.

8. TRANSACTIONS WITH AFFILIATES

(not disclosed elsewhere)
Costs and expenses for services provided by the Manage-ment Company and the Operating Partnership to the Company's investment properties, including the Company's share of unconsolidated investment properties, were as follows:

                              Years ended December 31
-----------------------------------------------------
                               1996     1995     1994
-----------------------------------------------------
Property management and
 leasing services           $ 2,780  $ 2,549  $ 2,051
Development services          1,212    1,074      523
-----------------------------------------------------
                            $ 3,992  $ 3,623  $ 2,574
=====================================================


(a) In 1995, the management agreements for the following properties were terminated by their owners: New York Square (July 1995), Brandon TownCenter, The Plaza at Brandon TownCenter, MainPlace and Penn Square Mall (all October
1995), and Service Merchandise Plaza (formerly The Plaza at Sawmill Place) (November 1995). New management agreements were put in place with the Operating Partnership on substantially the same terms. Management services of $1,415 and $278 for the years ended December 31, 1996 and 1995, respectively, provided by the Operating Partnership to these consolidated investment properties and included above, have been eliminated in consolidation.


     The Company has purchase options, until October 2000, with respect to interests in certain improved retail properties in which JMB Partners has an interest. In addition, these interests may not be sold by JMB Partners without first offering such interests to the Company at the lower of the option price or the then fair market value of such property. The Company also has options to purchase certain retail development land parcels from JMB Partners at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of any development parcels by JMB Partners is subject to a right of first offer in favor of the Company on the same conditions as described above.
     On May 25, 1995, the Company exercised its options to acquire interests in 167 acres of land in Memphis for the development of Wolfchase Galleria. The aggregate acquisition value of such parcels was $11,443. A 137 acre parcel from JMB Partners and a 50% interest in a 30 acre parcel from the Management Company were acquired. The Company acquired the remaining 50% interest in the 30 acre parcel from an unaffiliated third party. The aggregate consideration was paid in cash of $8,604 and through the issuance of 134,400 Units.
     On June 23, 1995, the Company sold, to an unaffiliated third party, its option to purchase from JMB Partners a 25% interest in Northpoint Mall in Atlanta in exchange for $664 and a 50% interest in Citrus Park Venture (a 163 acre development parcel). For financial reporting purposes, the $664 is reflected as other gains in the accompanying consolidated statement of operations for the year ended December 31, 1995.
     On August 17, 1995, the Company sold, to an unaffiliated third party, its option to purchase Woodbury (a development parcel) in Minneapolis from the Management Company for $3,874. For financial reporting purposes, the $3,874, net of selling expenses of $42, is reflected as other gains in the accompanying consolidated statement of operations for the year ended December 31, 1995. The unaffiliated third party exercised its option and purchased Woodbury from the Management Company for $1,853 net of selling expenses.

9. EMPLOYEE BENEFIT PLANS

OPTION PLAN
In 1993, the Company adopted a stock option plan (the "Option Plan") which provides for the granting of options to officers and key employees of the Company and the Management Company to purchase a specified number of shares of Common Stock or Units ("Options"). Under the Option Plan, the total number of shares of Common Stock available to be issued upon exchange of Units issued under the Option plan is equal to 1,500,000. The Options are granted at the market value on the day of the grant.

     At December 31, 1996, there were 296,334 additional shares available for grant under the Option Plan. The per share weighted-average fair value of Options granted during 1996 and 1995 was $0.85 and $1.35, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996-expected dividend yield of 9.00%, risk-free interest rate of 5.31%, expected life of 6 years and expected volatility rate of 16.6%; 1995-expected dividend yield of 8.50%, risk-free interest rate of 7.56%, expected life of 6 years and expected volatility rate of 15.3%. The Options granted in 1996 and 1995 have a contractual term of ten years.
     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and net income per share disclosures for employee option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 in accounting for its Option Plan and, accordingly, no compensation cost has been recognized for its Options in the consolidated financial statements. Disclosure of pro forma effects are required only for options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected because compensation cost is reflected over the Options vesting period of three years and compensation cost for Options granted prior to January 1, 1995 is not considered. Had the Company determined compensation cost based upon the fair value at the grant date for these Options under SFASNo. 123, the effects on the Company's net income and net income per share would not have been material.


     Stock option activity during the periods indicated is as follows:


                                                     Weighted-
                                                       Average
                                  Number     Number   Exercise
                               of Shares   of Units      Price
--------------------------------------------------------------
Balances at December 31, 1993     30,675    760,325  $ 23.5000
   Granted                            --         --         --
   Exercised                          --         --         --
   Canceled                           --   (13,333)    23.5000
   Expired                            --         --         --
--------------------------------------------------------------

Balances at December 31, 1994     30,675    746,992    23.5000
   Granted                         6,700    297,800    20.7500
   Exercised                          --         --         --
   Canceled                           --   (52,667)    23.2389
   Expired                            --         --         --
--------------------------------------------------------------

Balances at December 31, 1995     37,375    992,125    22.7000
   Granted                         4,760    161,240    20.3125
   Exercised                          --   (71,653)    23.1303
   Canceled                           --   (18,834)    21.9181
   Expired                            --         --         --
--------------------------------------------------------------
Balances at December 31, 1996     42,135  1,062,878  $ 22.3267
==============================================================


     At December 31, 1996, the range of exercise prices and weighted-average remaining contractual life of outstanding Options was $20.3125-$23.5000 and
7.53 years, respectively.
     At December 31, 1996 and 1995, the number of Options exercisable was 769,178 and 498,666 respectively, and the weighted-average exercise price of these Options was $23.1493 and $23.4895, respectively.

1996 INCENTIVE UNIT PROGRAM
In 1996, the Company adopted, subject to shareholder approval, an Incentive Unit Program (the "Program") which provides for the award of up to 525,000 Incentive Units to officers and key employees of the Company and the Management Company. Incentive Units may be earned 25% in each of calendar years 1996 through 1999 subject to the Company achieving annual and cumulative performance targets in its funds available for distribution for each year. The determination of whether the performance target for any year has been achieved is to be made not later than March 31 of the following year (the "Determination Date"). Awards are subject to vesting over a three-year period following the Determination Date. Awards for 525,000 Incentive Units were granted in 1996. The Program had no effect on 1996 results of operations.

SAVINGS AND RETIREMENT PLAN
The Company and the Management Company participate in the JMB Realty Corporation Employee Savings Plan which permits the employees to defer a portion of their compensation in accordance with the provisions of Section 401(k) of the Code. The Company and the Management Company make a matching contribution of 10% of deferrals. The Company and the Management Company also participate in the Core Retirement Award Program, (a defined contribution plan) in which an eligible employee (as defined) is credited with an annual contribution equal to 3% of such employee's total compensation. The Core Retirement Award Program was adopted on January 1, 1995, to replace the Cash Balance Plan which was terminated as of December 31, 1994. In 1996, 1995 and 1994, the Company and the Management Company contributed in aggregate $107, $88 and $79, respectively, to the JMB Realty Corporation Employee Savings Plan, and $515, $380 and $403, respectively, to the Core Retirement Award Program.

10. CONTINGENCIES

LITIGATION
The Company and its unconsolidated partnership investments and the Management Company are parties to a variety of legal proceedings arising in the ordinary course of their business. It is management's opinion that the ultimate resolution of these matters will not have a material adverse impact on the financial condition, results of operations or liquidity of the Company.

11. SUBSEQUENT EVENT
On February 10, 1997, the Company refinanced the Water Tower Place $170,000 of indebtedness. The new loan matures on February 1, 1999; however, it may be extended for two one-year periods. Of the total $170,000, $160,000 bears interest at LIBOR + 1.125% and $10,000 bears interest at LIBOR + 1.500%.


INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS

URBAN SHOPPING CENTERS, INC.:
We have audited the accompanying consolidated balance sheets of Urban Shopping Centers, Inc. and consolidated partnerships (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP

January 24, 1997, except as to note 11,
which is as of February 10, 1997
Chicago, Illinois

SELECTED FINANCIAL DATA


($000's omitted, except share amounts)                  Years ended December 31
-------------------------------------------------------------------------------
                               1996       1995       1994       1993       1992
-------------------------------------------------------------------------------
Operating data: (1)
Total revenues            $  97,044  $  91,627  $  75,783  $  96,881  $ 102,707
Income (loss) before other
  gains (losses), minority
  interest and
  extraordinary items        27,330     24,099     24,350      4,077     (9,261)
Income (loss) before
  extraordinary items        19,969     18,644     17,978      2,751     (5,835)
-------------------------------------------------------------------------------
Income per common and
  unit voting common share
  before extraordinary items   1.42       1.35       1.31       0.18         --
-------------------------------------------------------------------------------


($000's omitted, except share amounts)                              December 31
===============================================================================
                               1996       1995       1994       1993       1992
-------------------------------------------------------------------------------
Balance sheet data: (1)
Total assets              $ 904,076  $ 598,507  $ 586,638  $ 543,153  $ 611,218
Mortgage notes payable
  and land sale-leaseback
  proceeds                  514,886    326,000    305,745    265,000    524,383
Stockholders' equity        194,663    134,509    142,558    149,591     36,635
===============================================================================

(1) This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The table above presents selected operating and balance sheet data for the periods presented on the historical basis and includes investment properties which were distributed to JMB Partners prior to the closing of the Offering. Included in income (loss) before extraordinary items, are (i) a $3,372 gain on sale of four outparcels at Wolfchase Galleria in 1996, (ii) a $4,496 gain on sale of two Company purchase options in 1995, (iii) a $2,989 gain on sale of outparcels at the Brandon Project in 1994 and (iv) a $3,447 gain on settlement in 1992 related to a 1991 bankruptcy settlement with FDS.

QUARTERLY FINANCIAL SUMMARY


($000's omitted, except share amounts)        1996 Quarters                         1995 Quarters
-----------------------------------------------------------------------------------------------------------------
                              First     Second      Third     Fourth      First     Second      Third      Fourth
-----------------------------------------------------------------------------------------------------------------
Total revenues              $23,183    $22,899    $24,482    $26,480    $20,936    $23,993    $22,727     $23,971
Income before
  extraordinary items         3,127      4,468(1)   4,636(2)   7,738(3)   3,502      3,884(4)   5,266(5)    5,992(7)
Net income                    3,127      4,468(1)   4,636(2)   7,738(3)   3,502      3,884(4)   4,259(5)(6) 5,985(7)
=================================================================================================================
Income per share               0.23       0.33       0.34       0.51       0.25       0.28       0.31        0.44
=================================================================================================================
Dividends declared
  and paid                    0.495      0.495      0.495      0.495      0.485      0.485      0.485       0.485
=================================================================================================================
Stock price:
  High                      $22-3/8     $24-1/4    $25-3/8       $29    $20-7/8    $22-1/8    $22-3/8     $22-1/2
  Low                        20-1/8      22-1/8     22-7/8    24-1/4     19-3/4     19-7/8     20-1/4      20-1/8
=================================================================================================================

(1) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of $471.

(2) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of $398.

(3) Includes the Company's share of gain on sale of two outparcels at Wolfchase Galleria, net of minority interest, of $1,823.

(4) Includes the Company's share of gain on sale of option to purchase Northpoint Mall in Atlanta, net of minority interest, of $434.

(5) Includes the Company's share of gain on sale of option to purchase Woodbury (a development parcel) in Minneapolis, net of minority interest, of $451.

(6) Includes the Company's share of extraordinary item, net of minority interest, of $1,014 relative to the write-off of unamortized construction loan costs at Brandon TownCenter.

(7) Includes the Company's share of gain on sale of option to purchase Woodbury (a development parcel) in Minneapolis, net of minority interest, of $2,050.>>

URBAN SHOPPING CENTERS, INC.

BOARD OF DIRECTORS
Neil G. Bluhm 3
Co-Chairman of the Board of Directors

Judd D. Malkin 2
Co-Chairman of the Board of Directors

James B. Digney 1
Senior Vice President
Metropolitan Life Insurance Company

Matthew S. Dominski 3
President and Chief Executive Officer
Urban Shopping Centers, Inc.

Susan Getzendanner 2
Partner - Skadden, Arps, Slate,
Meagher & Flom (Illinois)

John E. Neal 2
President - Kemper Funds

Phillip B. Rooney 3
Chairman
F.N.B.C. of LaGrange, Inc.

John G. Schreiber 1
President - Schreiber Investments and
Partner - Blackstone Real Estate Advisors

Henry T. Segerstrom 1,2
Managing Partner - C.J. Segerstrom & Sons

1 Audit Committee Member

2 Executive Compensation Committee Member

3 Nominating Committee Member

OFFICERS

Matthew S. Dominski
President and Chief Executive Officer

Adam S. Metz
Executive Vice President, Chief Financial Officer,
Treasurer and Director of Acquisitions

James L. Czech
Executive Vice President and
President-Development,
Urban Retail Properties Co.

Michael G. Hilborn
Senior Vice President,
General Counsel and Secretary

Dennis M. Zaslavsky
Senior Vice President and Assistant Secretary

Michael A. Goldberg
Vice President

SHAREHOLDER INFORMATION

ANNUAL MEETING
The 1997 Annual Meeting of Share-holders will be held at 10:00 a.m. local time on Tuesday, May 6, 1997 at American National Bank
1 North LaSalle Street
Chicago, Illinois.

SHARE INFORMATION
In 1996, Urban Shopping Centers' shares traded at a high of $29 and a low of $20 1/8. The stock closed at $31 1/8 on February 20, 1997.
     Urban Shopping Centers is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB). As of February 20, 1997, there were 17,268,073 shares outstanding held by 470 shareholders of record.

DIVIDEND
Urban Shopping Centers most recently declared a quarterly cash dividend of
50.75 cents per share on February 24, 1997. The dividend equates to an annual dividend of $2.03. The dividend was paid on March 14, 1997 to shareholders of record on March 6, 1997.
     Of the total dividends paid in 1996, 77.54% was ordinary income, 11.04% was long-term capital gain and 11.42% was return of capital for tax purposes.

TRANSFER AGENT
First Chicago Trust Company
     of New York
P. O. Box 2500
Jersey City, New Jersey 07303
Phone: (800) 446-2617

DIVIDEND REINVESTMENT PLAN
Registered shareholders are eligible to reinvest their dividends through the company's authorized DirectSERVICEa Program with all applicable brokerage commissions and transaction fees paid by Urban Shopping Centers. The Direct-SERVICEa Program also allows both existing and new shareholders to purchase shares through voluntary cash payments. For information on this program, please contact
First Chicago Trust Company
at 1-800-446-2617 (for registered shareholders) or 1-800-992-4566
(for non-registered shareholders).

FOR ADDITIONAL INFORMATION
Urban Shopping Centers, Inc.
c/o Investor Relations
900 North Michigan Avenue
Suite 1500
Chicago, Illinois 60611
Phone: (312) 915-2000
Facsimile: (312) 915-2001