Form 10-K, Exhibit 13
period 1997-12-31
URBAN SHOPPING CENTERS INC
filed 1998-03-27
CIK 907077

EX. 13

               URBAN SHOPPING CENTERS, INC. ANNUAL REPORT 1997



                                  [ PHOTO ]


                                    SHOP


                                  [ PHOTO ]


                                     EAT


                                  [ PHOTO ]


                                    PLAY



CONTENTS
Letter to Shareholders....................................................  1

Business Concepts.........................................................  4

Property Locations........................................................ 12

Financial Highlights...................................................... 13

Management's Discussion................................................... 14

Financial Statements...................................................... 20

Notes to Financial Statements............................................. 24

Independent Auditors'Report............................................... 32

Selected Financial Data................................................... 33

Quarterly Financial Summary............................................... 33

Board of Directors/Officers............................................... 34

Shareholder Information................................................... 34





Urban Shopping Centers, Inc. is a self-administered real estate investment trust (REIT) in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls throughout the United States. Urban Shopping Centers commenced operations in October 1993 and is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB).

     Urban Shopping Centers currently owns a portfolio consisting of interests in seventeen retail properties comprised of more than 15 million square feet of space and also has an approximate 1.1 million square foot regional mall and an approximate 350,000 square foot community center under development. The company opened Brandon TownCenter in Tampa, Florida in 1995 and Wolfchase Galleria in Memphis, Tennessee on February 26, 1997. The company's portfolio, excluding recent acquisitions and development, produced sales per square foot of $364 in 1997, which ranks among the highest in the industry.

     Urban Shopping Centers owns interests in several of the premier shopping centers in the United States, including Oakbrook Center (Oak Brook, Illinois), Water Tower Place (Chicago, Illinois), Copley Place (Boston, Massachusetts), San Francisco Shopping Centre (San Francisco, California) and Old Orchard Center (Skokie, Illinois), as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 50 million square feet of regional malls and community centers in 21 states and the District of Columbia.


[Chart - Plot Points to Come]

Funds Available for Distribution (in millions)
----------------------------------------------
95   96   97

Sales Per Square Foot
----------------------------------------------
95   96   97

Dividend Payout Ratio
----------------------------------------------
95   96   97
















URBAN SHOPPING CENTERS, INC.
ANNUAL REPORT 1997

TO OUR SHAREHOLDERS: 1997 was another active and successful year for Urban Shopping Centers, Inc. We remained focused on all aspects of our business and took several steps to continue to grow our company in a prudent manner.

HIGHLIGHTS Some of 1997's highlights include:
ACQUISITIONS During 1997, we completed four acquisitions, described below, which increased the size of our owned retail portfolio by 3,531,000 square feet or approximately 30%.
     In June, we invested in the partnership which owns San Francisco Shopping Centre. San Francisco Shopping Centre is a vertical shopping mall located on Market Street in downtown San Francisco. The center contains 495,000 square feet of retail space on six levels and is anchored by a 312,000 square foot Nordstrom store. This property, which is a mainstay of downtown San Francisco, contains many of the same exciting and successful retailers that are already in other centers in our portfolio.
     In August, we acquired an interest in Copley Place in Boston. Copley Place is a mixed-use property and a well-known Boston landmark. Anchored by Neiman Marcus, Copley Place contains 369,000 square feet of retail space and 842,000 square feet of office space. We managed Copley Place prior to the acquisition and are very pleased to be able to include it in our owned portfolio.
     In November, we acquired Hawthorn Center located in north suburban Chicago. Hawthorn Center is a 1,234,000 square foot regional mall anchored by Carson Pirie Scott, Marshall Field's, Sears and a new JCPenney. We felt that Hawthorn Center was an excellent complement to our portfolio, especially since we already own Old Orchard Center, a dominant property approximately 17 miles away. Because Hawthorn Center and Old Orchard both have distinct trade areas, we feel we will be able to work with certain tenants who will be interested in having a presence in both centers.
     Also in November, we acquired Fox Valley Center in Aurora, Illinois. This 1,433,000 square foot center, anchored by Carson Pirie Scott, JCPenney, Marshall Field's and Sears, is located in a growing area approximately 32 miles west of Chicago. We are currently undertaking a renovation to further attract the expanding population surrounding the center.
     We believe that the additions of Fox Valley Center and Hawthorn Center are good strategic acquisitions because they give us a presence in two of the fastest growing areas of Chicago and solidify our position as the dominant owner/operator of regional malls in this major city.

DEVELOPMENT In February, we opened Wolfchase Galleria in Memphis, Tennessee. This 1,086,000 square foot center is currently 99% leased, and has introduced many new tenants to the Memphis market. It has quickly become the dominant mall in Memphis and continues to attract shoppers from neighboring states.
     Development remains an important component of our growth story. As is further described below, we have additional regional mall developments scheduled for 1999 and beyond.

EXISTING PORTFOLIO We continue to be very focused on maximizing the value of our existing properties. Despite the increasing size of our portfolio, our management team remains committed to the hands-on, detailed asset management approach that has served us so well in the past. Overall, our portfolio continues to perform quite well, and remains one of the best leased and most productive in our industry.

THIRD-PARTY BUSINESS Our property management, leasing and development affiliate, Urban Retail Properties Co., is one of the country's largest retail property managers. This company, in addition to managing a portion of Urban Shopping Centers' own portfolio, continues to provide management, leasing, development and consulting services to various institutional and entrepreneurial owners who want to benefit from Urban Retail Properties Co.'s retail relationships and expertise. We also continue to expand our presence overseas. Urban Retail Properties Co.'s international affiliate, Urban Retail International LLC, is currently working on assignments in Taiwan and Saudi Arabia, and is also considering various other projects with foreign owners who are attempting to develop retail projects around the world.


                                  [ PHOTO ]

LETTER TO OUR SHAREHOLDERS

CAPITAL STRUCTURE We remain committed to maintaining a strong financial position as we grow our company. During 1997, we executed various debt and equity transactions, further described below, which enhanced our balance sheet and financial ratios.

1997 FINANCIAL OVERVIEW Our successes in acquisition and development are matched by our record 1997 financial results. Funds Available for Distribution
(FAD) per common share grew 11.2% and our Board of Directors raised the dividend for the fourth consecutive year. The stock market reacted well to our year of success and the share price increased 20.3% during 1997. The end result was that Urban Shopping Centers' 27.3% total return to our stockholders for 1997 was among the highest reported by regional mall REITs for the third consecutive year. Over the last three years, the average total return to our stockholders equaled 30.5% per year.

PROPERTY RESULTS Mall tenant sales for the year, excluding 1996 and 1997 acquisitions and new development, increased 4.7% to $1.39 billion compared to $1.32 billion in 1996. Excluding our recent acquisitions and development, sales per square foot were $364. The total mall gross leasable area occupied was 91.6% and 92.8% leased as of December 31, 1997.

DIVIDENDS, PAYOUT RATIO AND FINANCIAL STRATEGY Urban Shopping Centers' Board of Directors increased the quarterly dividend in February 1997 to 50.75 cents per share. At the Board's meeting in February 1998, the Directors approved another dividend increase to 52.50 cents per share per quarter or $2.10 per share annually.
     As long as we continue to find attractive ways to reinvest our capital, one of our continuing goals is to annually increase the company's dividend -- thus increasing our yield for each shareholder -- while lowering our payout ratio. We foresee continuing this trend in 1998. We believe our best strategy is to continue to retain sufficient operating funds, which will increase our overall financial flexibility, enabling us to take advantage of growth opportunities when they arise. With 1997 Funds Available for Distribution of $47.7 million, our total dividend of $35.5 million paid in 1997 represented a payout ratio of 74%, compared to 79% in 1996.

CAPITAL STRUCTURE Since becoming a public company, Urban Shopping Centers has been singularly committed to maintaining a strong financial position.
Towards this end, our management team took advantage of the positive interest rate environment during 1997 which enabled us to obtain favorable pricing and lengthen the maturity dates on more than $875 million of debt secured by several of our properties. Some of the financing transactions were as follows:

- In February, we completed a $170 million debt refinancing on Water Tower Place. We reduced the all-in interest rate by more than a full percentage point.
- In April, we successfully engineered a significant reduction in the pricing and a longer maturity for our $90 million secured revolving line of credit.
- In June, we completed the arrangement of $80 million in fixed rate financing for Wolfchase Galleria, replacing a variable rate construction loan.
- Also in June, we completed a $73.6 million financing for San Francisco Shopping Centre at a favorable rate.
- In November, we completed a refinancing of $140 million of floating rate collateralized notes at Oakbrook Center which lengthened the maturity of the previous financing at a minimal cost and resulted in an upgrade in the rating of the securities to AAA/Aaa from Standard & Poor's Ratings Group and Moody's Investors Service.
- Also in November, we were able to finance a portion of our acquisitions of Fox Valley Center and Hawthorn Center with debt, having a nine and eleven year maturity, respectively, at attractive fixed interest rates.
- Finally, in December, we refinanced the debt at Old Orchard Center which extended the maturity date from 2000 to 2009 and, at the same time, reduced the interest rate by approximately one and one half percentage point.



[ A PHOTO ]

From left to right:

Dennis M. Zaslavsky, Executive Vice President and Chief Operating Officer, Urban Shopping Centers, Inc.

Joseph M. Shrader, President - Management, Urban Retail Properties Co.

Ross B. Glickman, President - Leasing, Urban Retail Properties Co.

James L. Czech, Executive Vice President, Urban Shopping Centers, Inc; President - Development, Urban Retail Properties Co.; and President, Urban Retail International LLC

Matthew S. Dominski, President and Chief Executive Officer, Urban Shopping Centers, Inc.

Adam, S. Metz, Executive Vice President and Chief Financial Officer, Urban Shopping Centers, Inc.




All of this financing activity enabled us to extend the weighted average maturity of our debt to approximately eight years and lower our weighted average interest rate to 6.84%.
     On the equity side, we completed a $100 million private placement of cumulative convertible preferred stock to Security Capital Preferred Growth Incorporated, an affiliate of Security Capital Group Incorporated. Security Capital Preferred Growth invests in private and public real estate operating companies with strong intermediate-term prospects for growth. We are pleased to welcome Security Capital as an investor.
     At December 31, 1997, our debt to total market capitalization was approximately 48% and our interest expense coverage ratio was 2.30 to 1.

WHAT TO LOOK FOR IN 1998 Our development pipeline will be a primary focus for Urban Shopping Centers in 1998 as we continue to implement our strategy for success. The next development scheduled for completion is our approximate
1.1 million square foot Citrus Park Town Center and the adjacent approximate 350,000 square foot Citrus Park Plaza in the fast-growing northwest Tampa, Florida region. The initial work on these developments began last March and all four anchor tenants for the mall have been secured. Each development is proceeding on schedule with both projects slated to open in March 1999.
     Roseville, California, which is located within the Sacramento metropolitan area, has been selected as the next development site. Current plans for Roseville to open in the Fall of 2000 are progressing on schedule. Sears, Roebuck and Co. has already committed to be one of the anchor stores for the approximate one million square foot mall. Negotiations are underway with three other prominent anchor candidates.
     With respect to our existing portfolio, we will continue to monitor each tenant in our proprietary database to ensure that each mall stays ahead of current retail trends. We will remain committed to ensure that each mall that we own or manage benefits from the economies of scale from our national operations.

From an acquisition standpoint, we will continue our discipline of not purchasing properties simply to get bigger. With our large third-party management company, we benefit from many economies of scale while maintaining the agility of a much smaller enterprise. We will pursue properties that offer a strategic fit with our overall portfolio and are priced at a level which provides attractive long-term returns.
     As we strive to accomplish our goals in the future, we will continue to rely on the many professionals at Urban Shopping Centers. It is truly our people who, through their continuing efforts and expertise, have made Urban Shopping Centers a leader in the ownership, development, leasing and management of regional malls. We recognize our staff as one of our greatest competitive advantages in the regional mall industry. We speak for all of them when we thank you, our shareholders, for your continued support.


Sincerely,

/s/ Matthew S. Dominski
-------------------------------------
Matthew S. Dominski
President and Chief Executive Officer


/s/ Adam S. Metz
-------------------------------------
Adam S. Metz
Executive Vice President and Chief Financial Officer




[ PHOTO ]

RECOGNIZING OPPORTUNITY "We make a continuous effort to understand our mall markets, our evolving customer profile, the local retail competition and our existing tenant mix at each property. We benchmark the performance of each property and each customer against a proprietary database that includes information from all the properties we own or manage nationwide. That's why we suggested to Eddie Bauer that the company expand its already successful presence at Old Orchard Center in suburban Chicago. Our research indicated a growing demand for "lifestyle" products at that mall. Eddie Bauer relocated to a larger space and added its Eddie Bauer Home products line, resulting in a strong jump in sales." Steve Warsaw, Senior Vice President - Leasing, Urban Retail Properties Co.

                                  [ PHOTO ]

"Old Orchard was actually one of the first malls where our company located a store. We like the superior way Urban Shopping Centers designs and manages their properties. The customer there is the right customer for us. It made sense for us to showcase all three of our retailing concepts at Old Orchard - Sportswear, Home Store and AKA Eddie Bauer." Carla Armfield, General Manager, Eddie Bauer, Old Orchard Center



[ PHOTO ]

EXPANDING OUR VISION OF EXCELLENCE "When Urban Shopping Centers took on the ownership/management of San Francisco Shopping Centre, we did the same exhaustive review of its strengths and weaknesses that we do with any new property added to the portfolio. In the case of San Francisco Shopping Centre, the property is located in one of the best retail locations in the world - similar to Fifth Avenue in New York, Rodeo Drive in Beverly Hills and Michigan Avenue in Chicago. The property has huge upside potential but was lacking strong strategic direction in its leasing activities and tenant mix. We are progressing well through a four-stage process of changing the retail mix at the property which will eventually help it reach its true potential." R. Webber Hudson, Senior Vice President - Leasing, Urban Retail Properties Co., with Cheryl Halota, Senior Leasing Representative, Urban Retail Properties Co.

                                  [ PHOTO ]

"We entered into partnership with Urban Shopping Centers to own and operate San Francisco Shopping Centre because no one else has their expertise in managing vertical mall properties. Urban Shopping Centers has the know how to best manage lease renewals and changes in retail mix that could make this property even more productive than in the past." H. Patrick Hackett, Jr., HM Centre Investors, L.P.



[ PHOTO ]


IMPROVING OUR EXISTING PORTFOLIO "We firmly believe that Oakbrook Center is one of the finest malls in the country. Urban Shopping Centers has gone to great lengths to make Oakbrook a true destination mall: quality anchor stores, unique specialty shops, new restaurant concepts and entertainment. While others are copying what we have done there, we are constantly searching for ways to be ahead of trends and keep the mall an interesting destination for regional shoppers. Clubhouse International, a golf-themed restaurant, is exactly the kind of new trend we look for to help improve our whole retail and entertainment mix."Daniel J. Pollard, Vice President - Leasing, Urban
Retail Properties Co., with Chuck Fleming, General Manager, Oakbrook Center

                                  [ PHOTO ]

"We wanted a world-class venue for our clubhouse and that is Oakbrook Center, no doubt. With its expert mix of retail and entertainment, Urban Shopping Centers has created an environment which will attract the customers we want." Doug Zeif, Chief Operating Officer, Restaurant Operations,
Clubhouse International


[ PHOTO ]

CREATING NEW CONCEPTS "The Finish Line's new 22,000 square foot store at our Wolfchase Galleria property is an innovative new concept that looks sensational. Other retailers have also brought their new stores to our properties because of our track record of helping such new retailing ideas succeed. Urban Shopping Centers consistently delivers a superior mix of retail tenants in an entertaining shopping environment. This makes our properties dominant, destination malls that attract the customer base retailers want." Max
S. Reiswerg, Senior Vice President - Leasing, Urban Retail Properties Co.

                                  [ PHOTO ]

"The Memphis retail market had been fragmented for many years. We saw all the major department stores in the region getting under one roof at Wolfchase Galleria and we knew we wanted to be there with our larger concept store. We have numerous leasing agreements with Urban Shopping Centers nationwide. They do a very professional job with their tenant mix, helping each store reach it's optimum potential." George Sanders, Senior Vice President, Store Development, Finish Line, Inc.



[ PHOTO ]

PURSUING NEW BUSINESS "Urban Shopping Centers continues to work hard to expand our third-party management business. In the past year, we have added approximately 15 new regional mall and community center contracts with various institutional and entrepreneurial owners. Our clients recognize the benefits associated with our large portfolio. We use our national relationships to introduce new tenants to a property, and to operate properties more effectively because of our economies of scale when negotiating for goods and services." Andrea Weisberg, Vice President, Urban Retail Properties Co.

                                  [ PHOTO ]

"We have been involved with Urban Shopping Centers and its predecessor company since the early 1980s. Met Life has been both a partner and lender to them and they have been a partner or property manager for us. By utilizing Urban Retail Properties Co. as our manager for a whole portfolio of properties, we are trying to leverage their unparalleled expertise." Donald Devine, Vice President, Metropolitan Life Insurance Co.



[ PHOTO ]

REALIZING SUCCESS "As the portfolio we own or manage expands, Urban Shopping Centers' continued success can be dependent upon how well we apply the expertise previously gained to the challenges a new property poses. At Copley Place in Boston, for example, we have to carry our expertise in managing conventional mall properties to another level. The challenge at Copley is to successfully manage the symbiosis of a mixed-use property which contains hotels, corporate offices and a retail mall. By efficiently applying many of the joint operating and marketing strategies developed earlier for Water Tower Place, we were able to make Copley Place greater than the sum of its individual parts." Robert W. Powell, Jr., Executive Vice President - Management, with Cynthia S. Bohde, Senior Vice President - Marketing, both of Urban Retail Properties Co.

                                  [ PHOTO ]

"We decided to partner with Urban Shopping Centers at Copley Place because of their demonstrated experience at successfully operating mixed-use properties. We are already pleased with their ability to achieve the operating goals we jointly planned for at the outset of our relationship. We have every expectation that Urban Shopping Centers will continue to meet or exceed our goals." Michael Molletta, Vice President - Control, Overseas Partners Capital Corp.


[ PHOTO ]

BROADENING OUR HORIZONS "Shopping centers are a purely American concept. With more than 50 million square feet of shopping center space under our management in the U.S., Urban Shopping Centers is becoming known internationally as the company with the expertise to help other countries develop and run high quality malls. When the Core Pacific project decision makers saw our management expertise at work in vertical properties like Water Tower Place and 900 North Michigan Avenue in Chicago, they felt confident we were the right company to help make Core Pacific a success. We are also working with mall developers in places like Saudi Arabia, Egypt, Turkey and India, all of whom would like to utilize our expertise in developing, leasing and managing successful malls." Mark A. Flom, Senior Vice President - Development, Urban Retail Properties Co. and Urban Retail International LLC

                                  [ PHOTO ]

"We were interested in working with Urban International because their mall development, planning and management expertise will provide our Core Pacific project with a base for success. The company was both familiar with the Asia market and offered us unmatched vertical mall management expertise. We were impressed with their efficiency in forming a development team for the Core Pacific project and its willingness to establish a long-term business relationship with us." Lucy Liu, Vice Chairman, Core Pacific City Co. Ltd.



                                  [ PHOTO ]

PLANNING FOR THE FUTURE "We had to use the broad spectrum of our expertise in developing the more than 1.5 million square feet that will eventually become the Citrus Park Town Center and its adjacent power center. Our research capabilities led us to these 230 acres that are at the epicenter of the fastest growing part of the Tampa region. The area has the type of income and population demographics that we want. We leveraged our permitting and construction expertise to get ground broken in 1997. Now we will utilize our leasing and management abilities to get the right mix of anchor stores, specialty shops, restaurants and entertainment so that when this project opens in 1999, it will become the destination mall for shoppers in northwest Tampa."
W. Wayne Litzau, Senior Vice President - Development, Urban Retail Properties
Co.

                                  [ PHOTO ]

"Urban Shopping Centers' whole development team gets good grades from me. This is their second mall development in the Tampa area and both have worked well because of the strong public/private partnership they have built with local government. In building their Citrus Park Town Center, they helped create a local infrastructure to service the property. That infrastructure has been a catalyst to general growth in the area." Jim Norman, County Commissioner, Hillsborough County, Florida



PROPERTY LOCATIONS
                                   [ MAP ]

XXX Indicates this state contains properties owned by Urban Shopping Centers, Inc.

 ...  Indicates this state contains properties managed by Urban Retail
     Properties Co.

PROPERTY                          LOCATION      TOTAL SQ. FT.   OWNERSHIP
------------------------------------------------------------------------------
1   Oakbrook Center            Oak Brook, Illinois         2,015,000      100%
------------------------------------------------------------------------------
2   Old Orchard Center         Skokie, Illinois            1,796,000      100%
------------------------------------------------------------------------------
3   Fox Valley Center          Aurora, Illinois            1,433,000      100%
------------------------------------------------------------------------------
4   Hawthorn Center            Vernon Hills, Illinois      1,234,000      100%
------------------------------------------------------------------------------
5   MainPlace                  Santa Ana, California       1,116,000      100%
------------------------------------------------------------------------------
6   Citrus Park Town Center*   Tampa, Florida              1,100,000      100%
------------------------------------------------------------------------------
7   Wolfchase Galleria         Memphis, Tennessee          1,086,000      100%
------------------------------------------------------------------------------
8   Penn Square Mall           Oklahoma City, Oklahoma     1,075,000      100%
------------------------------------------------------------------------------
9   Brandon TownCenter         Tampa, Florida                980,000      100%
------------------------------------------------------------------------------
10  Miami International Mall   Miami, Florida                973,000       40%
------------------------------------------------------------------------------
11  Coral Square Mall          Coral Springs, Florida        941,000       50%
------------------------------------------------------------------------------
12  Water Tower Place          Chicago, Illinois             728,000       55%
------------------------------------------------------------------------------
13  Valencia Town Center       Valencia, California          675,000       25%
------------------------------------------------------------------------------
14  San Francisco Shopping
    Centre                     San Francisco, California     495,000       50%
------------------------------------------------------------------------------
15  Copley Place               Boston, Massachusetts         369,000       33%
------------------------------------------------------------------------------
16  Citrus Park Plaza *        Tampa, Florida                350,000      100%
------------------------------------------------------------------------------
17  The Plaza at Brandon
    TownCenter                 Tampa, Florida                243,000      100%
------------------------------------------------------------------------------
18  Service Merchandise
    Plaza                      Columbus, Ohio                165,000      100%
------------------------------------------------------------------------------
19  New York Square            Aurora, Illinois              116,000      100%
------------------------------------------------------------------------------

* Under construction

                                      12
FINANCIAL HIGHLIGHTS


($000's omitted, except share, per square foot and ratio amounts)
                                                       Years ended December 31
------------------------------------------------------------------------------
                                              1997          1996          1995
------------------------------------------------------------------------------
Total tenant sales (1)(2)              $ 1,926,202   $ 1,323,126   $ 1,278,097
Mall tenant sales (1)(2)(3)            $ 1,435,921   $   944,965   $   914,501
Sales per square foot (1)(3)(4)(5)     $       361   $       351   $       335
Property revenues (6)                  $   205,027   $   130,774   $   121,890
Interest expense coverage ratio (7)           2.30          2.67          2.60
Income before extraordinary items      $    22,093   $    19,969   $    18,644
Funds from operations (FFO) (8)        $    48,559   $    35,419   $    32,827
Funds available for distribution
 (FAD) (8)                             $    47,689   $    34,582   $    30,485
Average number of common and unit
 voting common shares outstanding       17,440,454    14,066,243    13,742,259
Common and unit voting common shares
 outstanding at end of period           17,667,343    17,081,336    13,742,259
Debt to total market capitalization (9)       47.6%         46.3%         49.3%
Occupancy (10)                                91.6%         91.2%         92.6%
==============================================================================


The chart below shows the calculation of funds from operations for the years
1995 through 1997:


                                              1997          1996          1995
------------------------------------------------------------------------------
Income before extraordinary items
 and minority interest                 $    35,464   $    30,702   $    28,595
Plus depreciation and amortization          31,435        19,232        17,695
Plus Company's share of depreciation
 and amortization from unconsolidated
 partnerships and Urban Retail
 Properties Co.                              6,502         4,129         3,995
Less preferred unit distributions and
 preferred stock dividends                  (2,771)          (75)           --
------------------------------------------------------------------------------
Total funds from operations            $    70,630   $    53,988   $    50,285
------------------------------------------------------------------------------
Company's share of funds from
 operations (11)                       $    48,559   $    35,419   $    32,827
==============================================================================







The chart below shows the calculation of funds available for distribution for the years 1995 through 1997:

                                              1997          1996          1995
------------------------------------------------------------------------------
Total funds from operations            $    70,630   $    53,988   $    50,285
Plus non-cash effect of Oakbrook
 Center straight-lined ground rent
 and related interest                        3,332         3,173         3,218
Less adjustment to reflect actual cash
 received from Urban Retail
 Properties Co.                               (105)         (619)       (1,737)
Plus write-off of assets (12)                  581           308           787
Less straight-line rent adjustments (13)    (1,401)         (767)       (1,360)
------------------------------------------------------------------------------
Total funds available for distribution
 including other gains                 $    73,037   $    56,083   $    51,193
------------------------------------------------------------------------------
Company's share of funds available
 for distribution including other
 gains (11)                            $    50,214   $    36,794   $    33,420
==============================================================================

Total funds available for distribution
 excluding other gains                 $    69,364   $    52,711   $    46,697
------------------------------------------------------------------------------
Company's share of funds available
 for distribution excluding other
 gains (11)                            $    47,689   $    34,582   $    30,485
==============================================================================


























(1) Only for those tenants who report sales.

(2) 1997 includes all regional malls. 1996 excludes Old Orchard Center, which was acquired on December 18, 1996.

(3) Excludes anchors and movie theaters.

(4) Represents rolling twelve month sales per square foot as defined by the International Council of Shopping Centers.

(5) 1997 includes all regional malls, except Wolfchase Galleria, which opened on February 26, 1997. 1996 excludes Old Orchard Center, which was acquired on December 18, 1996.

(6) Represents the Company's consolidated revenues and its share of revenues from unconsolidated partnerships.

(7) Represents the ratio of total funds available for distribution before interest expense (including the Company's share of unconsolidated entities) to interest expense (including capitalized interest and excluding deferred interest).

(8) FFO and FAD should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

(9) Based upon a closing price of $34 7/8, $29 and $21 3/8 per share as of December 31, 1997, 1996 and 1995, respectively.

(10) Occupancy of the regional malls as of December 31 of each year. 1996 excludes Old Orchard Center, which was acquired on December 18, 1996.

(11) Based upon a weighted average of 25,367,282, 21,440,480 and 21,050,426 common shares and units outstanding for 1997, 1996 and 1995, respectively.

(12) Includes the Company's share of unconsolidated partnerships and of Urban Retail Properties Co.

(13) Includes the Company's share of unconsolidated partnerships.


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

REVIEW OF OPERATIONS Urban Shopping Centers, Inc. is in the business of owning, acquiring, managing, leasing, developing and redeveloping retail shopping centers. Strong performance of the Company's portfolio and property acquisitions and new development produced a 37.9% increase in 1997 funds available for distribution to $47.7 million from 1996 funds available for distribution of $34.6 million. The 1996 funds available for distribution increased 13.4% from 1995 funds available for distribution of $30.5 million. Presented below is a discussion of sales, occupancy and rents at the properties. Except as noted, this information is presented for all regional malls on a combined basis.

SALES Management closely follows the level of retail sales at its properties. Such sales affect profitability because they determine the amount the tenant can afford to pay the landlord for total charges. Some of the specific sales figures the Company follows are discussed and shown in the graph below.




































TOTAL TENANT SALES AND MALL TENANT SALES Management generally considers increasing total tenant sales to be an indication that a property is attracting more customers and providing a greater benefit to its tenants. Mall tenant sales indicate the amount of sales generated by the mall tenants. During 1997, mall tenants contributed approximately 89% of the Company's total regional mall shopping center revenues. The following graph illustrates total tenant sales and mall tenant sales at the Company's regional malls for 1993 through 1997.
     Excluding 1996 and 1997 acquisitions and new development, aggregate annual sales volume at the regional malls for those mall shops and anchors that report sales has increased 4.7% to $1.39 billion in 1997 from $1.32 billion in 1996. Mall tenant sales (excluding anchors and movie theaters) increased 4.4% for the same period.

Total Tenant Sales and Mall Tenant Sales Total
Tenant Sales (in millions)   Mall Tenant Sales (excludes anchors and movie
theaters) (in millions)

[Chart Plot Points to come]

SALES PER SQUARE FOOT Sales per square foot is reported based upon the International Council of Shopping Centers definition and represents total non-anchor reported sales divided by the total square feet occupied by the tenants reporting those sales. Excluding 1996 and 1997 acquisitions and new development, sales per square foot at the regional malls increased 3.8% to $364 in 1997 as compared to $351 in 1996. 1996 sales per square foot increased 4.8% from 1995 sales per square foot of $335. We believe our sales per square foot continue to be among the highest in the industry. Our sales level reflects the quality and viability of our centers.

TENANT OCCUPANCY Tenant occupancy is one measure which reflects the demand for space at our properties. The chart below shows the mall GLA occupancy rate at the regional malls for 1993 through 1997. The slight decrease in occupancy in 1995 and 1996 is primarily attributable to temporary closures for the renovation and re-merchandising of certain centers. Excluding 1996 and 1997 acquisitions and new development, occupancy was 92.6% at December 31, 1997. The mall GLA was 92.8% leased at December 31, 1997.

Occupancy Rate at December 31
Occupancy, excluding anchors

[Chart Plot Points to come]

IN PLACE RENTS The average in place rents for the Company's regional malls increased 3.3% to $30.52 per square foot at December 31, 1997 including 1997 acquisitions and new development, from $29.55 per square foot at December 31, 1996 excluding Old Orchard Center, which was acquired on December 18, 1996. The December 31, 1996 average in place rents increased 2.5% from $28.83 per square foot at December 31, 1995.

OCCUPANCY COSTS Occupancy costs generally consist of (i) minimum rent (the contractual amount a tenant must pay), (ii) percentage rent (the percentage of sales revenue a tenant must pay as additional rent) and (iii) expense recoveries (the amount a tenant must pay to reimburse the landlord for the costs of operating the mall), including real estate taxes. Typically, when occupancy costs for any specific tenant exceed a certain percentage of such tenant's annual sales, the tenant may not be profitable. Generally, tenants in more productive regional malls are able to afford higher occupancy costs.
The following table sets forth the Company's regional mall occupancy costs (as a percentage of sales) for the last five years.


Years ended December 31            1997(1)  1996   1995   1994   1993
---------------------------------------------------------------------
Mall Tenant Sales (2)              $1,253   $945   $915   $820   $784
Percent of Sales
   Minimum Rents                      8.6%   8.3%   8.2%   8.1%   8.1%
   Percentage Rents                    .4%    .4%    .4%    .5%    .5%
   Expense Recoveries (3)             3.4%   3.0%   2.8%   3.1%   2.9%
---------------------------------------------------------------------
In-Line Tenant
   Occupancy Costs (4)               12.4%  11.7%  11.4%  11.7%  11.5%
=====================================================================

(1) 1997 excludes San Francisco Shopping Centre, Copley Place, Fox Valley Center and Hawthorn Center, all acquired in 1997.

(2) In millions. Excludes sales from anchor tenants and movie theaters.

(3) Represents principally real estate tax and common area maintenance charges.

(4) Total mall tenant occupancy costs divided by total mall tenant sales (excluding anchor tenants and movie theaters).

RESULTS OF OPERATIONS 1997 COMPARED TO 1996 Shopping center revenues increased $57.2 million to $152.4 million in 1997 from $95.2 million in 1996. Minimum rents and recoveries from tenants increased as a result of (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) the acquisition of Old Orchard Center on December 18, 1996 and (iii) the opening of Wolfchase Galleria on February 26, 1997. Minimum rents, percentage rents and recoveries from tenants increased at Penn Square Mall, MainPlace and Oakbrook Center as a result of increases in average occupancy, rents and sales in 1997 as compared to 1996.






     Shopping center expenses, including depreciation and amortization, increased $33.8 million to $86.0 million in 1997 from $52.2 million in 1996. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) the acquisition of Old Orchard Center on December 18, 1996 and (iii) the opening of Wolfchase Galleria on February 26, 1997.
     Mortgage and other interest expense increased $19.7 million to $33.9 million in 1997 from $14.2 in 1996. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) the acquisition of Old Orchard Center on December 18, 1996 and
(iii) the opening of Wolfchase Galleria on February 26, 1997.
     General and administrative expense increased $0.6 million to $3.3 million in 1997 from $2.7 million in 1996 primarily as a result of the Company's 1996 Incentive Unit Program.
     Income from unconsolidated partnerships increased $3.2 million to $6.2 million in 1997 from $3.0 million in 1996. This increase was primarily attributable to (i) a decrease in interest expense at Water Tower Place as a result of the February 10, 1997 refinancing, (ii) the purchase of an additional approximate 18% interest in Miami International Mall on April 1, 1996, (iii) the investment in a partnership resulting in a preferred 50% ownership interest in San Francisco Shopping Centre on June 17, 1997 and (iv) the purchase of a one-third equity interest in Copley Place on August 1, 1997.
     Income from the Management Company decreased $1.5 million to a $0.4 million loss in 1997 from $1.1 million in income in 1996. This decrease was primarily attributable to (i) a decrease in management fees and lease commissions as a result of a net decrease in management and leasing contracts, including Old Orchard Center, which subsequent to the Company's acquisition on December 18, 1996, is being managed by the Operating Partnership (such amounts are eliminated in consolidation), (ii) an increase in mortgage interest as a result of interest payable on the JMB Realty Corporation ("JMB Realty") affiliated debt beginning in May 1996 and (iii) a write-down of an outstanding mortgage loan receivable of an affiliated joint venture, recognized in the fourth quarter of 1997. These decreases were partially offset by a decrease in income taxes as a result of a decrease in operating income.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

     Other gains of $3.7 million in 1997 represent (i) the $1.8 million gain on sale of an outparcel of land at Wolfchase Galleria during the second quarter of 1997 and (ii) the $1.9 million gain on sale of the Burdines store at Brandon TownCenter during the third quarter of 1997. Other gains of $3.4 million in 1996 represent the gains on sale of four outparcels at Wolfchase Galleria.
     The extraordinary items, net of minority interest, of $5.7 million in 1997 represent prepayment penalties and the write-off of unamortized financing costs related to the refinancing of indebtedness at Old Orchard Center, Oakbrook Center, Wolfchase Galleria and Water Tower Place.

1996 COMPARED TO 1995 Shopping center revenues increased $6.2 million to $95.2 million in 1996 from $89.0 million in 1995. Minimum rents and recoveries from tenants increased at Brandon TownCenter primarily due to its having been open for a full year in 1996 as compared to a partial year in 1995. Minimum rents and recoveries from tenants increased as a result of the acquisition of Old Orchard Center on December 18, 1996. Minimum rents and recoveries from tenants increased at Penn Square Mall primarily due to its completed expansion of various new mall shops and a 125,000 square foot JCPenney store on October 30, 1995. Percentage rents at certain centers increased in the fourth quarter of 1996.
     Interest income decreased $0.7 million to $1.9 million in 1996 from $2.6 million in 1995. This decrease was primarily attributable to a decrease in the average outstanding investment balance in 1996. The Company's strategy is to utilize cash to reduce borrowings on the Company's line of credit.
     Shopping center expenses, including depreciation and amortization, increased $1.9 million to $52.2 million in 1996 from $50.3 million in 1995. This increase was primarily attributable to (i) Brandon TownCenter having been open for a full year in 1996 as compared to a partial year in 1995, (ii) the acquisition of Old Orchard Center on December 18, 1996 and (iii) the completed expansion of Penn Square Mall in October 1995. These increases were partially offset by a decrease in management fees as a result of the termination of management contracts with the Management Company for six of the Company's consolidated investment properties during 1995. New management contracts were entered into with the Operating Partnership and those fees are eliminated in consolidation.
     Income from unconsolidated partnerships increased $1.7 million to $3.0 million in 1996 from $1.3 million in 1995. This increase was primarily attributable to the purchase of an additional approximate 18% interest in Miami International Mall on April 1, 1996 and an increase in operations at Water Tower Place.
     Income from the Management Company decreased $2.0 million to $1.1 million in 1996 from $3.1 million in 1995. This decrease was primarily attributable to
(i) a decrease in management fees as a result of the termination of management contracts for six of the Company's consolidated investment properties during 1995, (ii) an increase in operating expenses and (iii) an increase in mortgage interest as a result of interest payable on the JMB Realty affiliated debt beginning in May 1996. These decreases were partially offset by increases in development recoveries and lease commissions.
     Other gains of $3.4 million in 1996 represent the gains on sale of four outparcels at Wolfchase Galleria. Other gains of $4.5 million in 1995 represent the gains on sale of two Company purchase options.
     The extraordinary item, net of minority interest, of $1.0 million in 1995 represents the write-off of unamortized financing costs relating to the repayment of the construction loan at Brandon TownCenter.



LIQUIDITY AND CAPITAL RESOURCES FINANCIAL CONDITION Net cash flows from operating activities increased $13.9 million in 1997 from 1996. This increase was primarily attributable to an increase in rental operations as discussed above. Net cash flows from operating activities increased $5.9 million in 1996 from 1995. This increase was primarily attributable to an increase in rental operations as discussed above and receipt of prepaid rents (included in accounts payable and other liabilities in the accompanying consolidated balance sheets).
     Net cash flows used in investing activities increased $50.5 million in 1997 from 1996. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center in November 1997, (ii) the investment in a partnership resulting in a 50% preferred ownership interest in San Francisco Shopping Centre in June 1997, (iii) the acquisition of land in Roseville, California in June 1997 and (iv) cash contributions to San Francisco Shopping Centre, Citrus Park and Miami International Mall. These increases were partially offset by proceeds from the sale of the Burdines store at Brandon TownCenter in September 1997 and a decrease in additions to investment properties as a result of the completion and opening of Wolfchase Galleria in


February 1997. Net cash flows used in investing activities increased $91.4 million in 1996 from 1995. This increase was primarily attributable to (i) the purchase of Old Orchard Center in December 1996, (ii) the purchase of an additional approximate 18% interest in Miami International Mall in April 1996,
(iii) the continuing construction costs incurred at Wolfchase Galleria in 1996 and (iv) a decrease in the net sales and maturities of short-term investments. These increases were partially offset by the acquisition of development parcels at Wolfchase Galleria in 1995 and a decrease in additions to investment properties as a result of the completion and opening of Brandon TownCenter in 1995.
     Net cash flows from financing activities increased $35.2 million in 1997 from 1996. This increase was primarily attributable to the proceeds from a permanent loan at Wolfchase Galleria and the issuance of common stock, unit voting common stock and preferred stock in 1997. These increases were partially offset by the repayment of the construction loan at Wolfchase Galleria and the increased cash distributions to limited partners of the Operating Partnership and dividends paid to shareholders. Net cash flows from financing activities increased $92.8 million in 1996 from 1995. This increase was primarily attributable to additional fundings in 1996 from (i) the Company's line of credit, (ii) the construction loan at Wolfchase Galleria and (iii) the issuance of common stock, preferred units in the Operating Partnership and unit voting common stock in 1996. These increases were partially offset by the net fundings from the construction loan at Brandon TownCenter in 1995.
     At December 31, 1997, the Company and its consolidated ventures had cash, cash equivalents and short-term investments of $1.3 million.
     Beginning with the dividend declared and paid in the first quarter of 1998, the Company increased its quarterly dividend to $0.5250 per share, up 3.4% from $0.5075 per share previously.

CAPITALIZATION At December 31, 1997, the Company's debt (including the Company's share of debt of unconsolidated partnerships and the Management Company) totaled $954.4 million of which $918.6 million is fixed rate debt and $35.8 million is floating rate debt. On December 11, 1997, the Company refinanced the Old Orchard Center $158.6 million of indebtedness. In connection with the refinancing, the Company paid $7.8 million in prepayment penalties. The new loan of $168.0 million bears interest at 6.98% and matures on December 11, 2009. On November 14, 1997, the Company acquired Fox Valley Center and Hawthorn Center. A portion of the acquisitions was financed by two non-recourse, fixed rate loans. At Fox Valley Center, a nine-year $85.5 million loan was secured while at Hawthorn Center, an eleven-year $77.9 million loan was secured. Both loans bear interest at 6.75%. On November 3, 1997, the Company refinanced the Oakbrook Center $140.0 million of indebtedness. The new loan bears interest at a fixed rate of 6.14% through an interest rate swap agreement and matures on October 29, 2004. On August 1, 1997, the Company acquired a one-third equity interest in Copley Place Associates, LLC (the "LLC"). Concurrent with the acquisition, the LLC secured financing for $195.0 million which bears interest at a fixed rate of 7.44% and matures on August 1, 2007. On June 17, 1997, the Company made an investment in a partnership resulting in a preferred 50% ownership interest in San Francisco Shopping Centre. Concurrent with the investment, a new loan of $73.6 million was secured, of which $61.4 million was initially funded. On October 2, 1997, $7.8 million was paid down on the outstanding balance. The loan bears interest at a fixed rate of 6.90% through an interest rate swap agreement and matures on July 1, 2002; however, it may be extended for three one-year periods. On June 30, 1997, the Company secured $80.0 million of indebtedness at Wolfchase Galleria. The loan bears interest at 7.80% and matures on June 30, 2007. In connection with the funding on the new loan, the Company repaid the $41.8 million then outstanding balance on the construction loan at Wolfchase Galleria. On February 10, 1997, the Company refinanced the Water Tower Place $170.0 million of indebtedness. The new loan matures on February 1, 1999; however, it may be extended for two one-year periods. Of the total $170.0 million, $160.0 million bears interest at LIBOR + 1.125% and $10.0 million bears interest at LIBOR + 1.500%. On July 26, 1995, the company signed an agreement with a group of lenders for the establishment of a $90.0 million secured, revolving line of credit ("Line"). The Line is currently subject to a floating interest rate of 0.85% over LIBOR (6.8305% at December 31, 1997). As of December 31, 1997, $35.8
million was outstanding. On November 6, 1996, the Company entered into an agreement with a lender for a one year $5.0 million unsecured revolving line of credit, which subsequently has been amended to increase the line to $7.5 million and extend the maturity to January 29, 1999. This line of credit bears interest at the Reference Rate minus 1.50%. As of December 31, 1997, no amounts



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

were outstanding on this line of credit. As of December 31, 1997, the Company entered into six separate unsecured interest swap agreements for an aggregate amount of $93.5 million in order to hedge exposure on a portion of its floating rate indebtedness.
     Although there can be no assurances, the Company believes that operating cash flows will be sufficient to service all Company debt and anticipates repayment or refinancing when such amounts are due in the ordinary course of its business. The Company's interest expense coverage ratio (including the Company's share of unconsolidated entities interest expense and including capitalized interest and excluding deferred interest) decreased to 2.30 at December 31, 1997 as compared to 2.67 at December 31, 1996. At December 31, 1997, the Company's debt to total market capitalization (which includes the market value of issued and outstanding shares of capital stock of the Company and of partnership interests in the Operating Partnership not held by the Company, plus Company debt) was approximately 48% as illustrated by the table on the following page.
     On November 13, 1997, the Company issued $100.0 million in cumulative convertible redeemable preferred stock ("Preferred Stock") with a liquidation preference of $33.34 per share. Quarterly dividends on the Preferred Stock are equal to the greater of (i) $0.50 per share or (ii) the quarterly dividend then payable on the shares of common stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into common stock, at the option of the holder, at a conversion price of $33.34 per share (subject to antidilution adjustments) at anytime after August 1998. After six years the Preferred Stock may be redeemed, at the option of the Company, for cash at a redemption price of $33.34 per share. The net proceeds of the issue, after deducting transaction costs, were used to fund a portion of the November 14, 1997 acquisitions of Fox Valley Center and Hawthorn Center. As of December 31, 1997, the Company has amounts available of $367.8 million under two shelf registrations for preferred stock, depository shares, common stock, stock warrants and rights.
     The Company believes that its cash generated from property operations will provide the necessary funds on a short-term and long-term basis for its operating expenses, interest expenses on outstanding indebtedness and recurring capital expenditures and all dividends to the shareholders necessary to satisfy the REIT requirements. Sources of capital for future acquisitions, development and non-recurring capital expenditures, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments, on the outstanding indebtedness are expected to be obtained from the following sources: (i) excess funds available for distribution, (ii) working capital reserves, (iii) additional Company or property financing, (iv) proceeds from the sale of assets, including outparcels and (v) additional equity raised in the public or private markets (including the issuance of additional units and/or unit voting common stock). Accordingly, the Company expects that it may incur additional indebtedness. In light of current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors, the Company may consider an increase or decrease in its ratio of debt to total market capitalization accordingly.








CAPITAL INVESTMENTS On November 14, 1997, the Company acquired Fox Valley Center and Hawthorn Center. The Company plans to renovate Fox Valley Center at a cost of $10.0 - $12.0 million. Work has begun on the renovation and is expected to be completed by early 1999. In addition, the Company entered into a put option agreement with an unaffiliated third party for the purchase of a regional mall. The unaffiliated third party may exercise the put option from October 1, 1998 through December 31, 1998 for a purchase price to the Company of $115.0 million plus any capital expenditures incurred by the third party.
     The Company's current development project is the approximate 1.1 million square foot Citrus Park Town Center ("Citrus Park") in Tampa, Florida. Burdines, Dillard's, JCPenney and Sears have agreed to be anchor stores for the project. Citrus Park is scheduled to open in March 1999. In addition, an approximate 350,000 square foot community center opposite the regional mall, Citrus Park Plaza, is also scheduled to open in March 1999. A bond offering of $26.7 million to fund the roadwork surrounding the property was completed by the Citrus Park Community Development District (the "CDD") during the fourth quarter of 1996. The Company assisted the CDD in obtaining the financing for the roadwork by guaranteeing the irrevocable letter of credit which supports the bonds.
     The Company's next planned development project is scheduled to be in Roseville, California, which is near Sacramento. Current plans for Roseville to open in the Fall of 2000 are progressing on schedule. Sears has already committed to be one of the anchor stores for the approximate one million square foot mall. Negotiations are underway with three other prominent anchor candidates.

     Certain statements set forth herein contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the Company's development program and acquisitions. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from those set forth in the forward-looking statements. Certain factors that might cause such differences include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the Company. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating and development and acquisition plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.















DEBT TO TOTAL MARKET CAPITALIZATION


                                                     100%             Pro Rata
                                                  Balance                Share
                                                       of                   of
($000's omitted,                         Annual  Mortgage             Mortgage
except share and           Maturity    Interest     Notes Ownership      Notes
per share amounts)             Date        Rate   Payable  Interest    Payable
------------------------------------------------------------------------------
Consolidated Entities:
  Old Orchard Center     Dec.  2009     6.9800%  $ 168,000  100.0%  $  168,000
  Oakbrook Center        Oct.  2004     6.1375%    140,000  100.0%     140,000
  MainPlace              Oct.  1998     5.4066%     80,000  100.0%      80,000
  Wolfchase Galleria     June  2007     7.8000%     79,716  100.0%      79,716
  Fox Valley Center      Nov.  2006     6.7500%     85,528  100.0%      85,528
  Hawthorn Center        Nov.  2008     6.7500%     77,864  100.0%      77,864
  Operating Partnership  April 2000(1)      (1)     35,800  100.0%      35,800
------------------------------------------------------------------------------
                                                   666,908             666,908

Unconsolidated Entities:(2)
  Water Tower Place      Feb.  1999(3)      (3)    170,000   55.0%      93,500
  Coral Square Mall      Dec.  2000     7.4000%     53,300   50.0%      26,650
  Miami International
   Mall                  Dec.  2003     6.9100%     47,050   40.0%      18,820
  San Francisco Shopping
   Centre                July  2002(4)  6.9045%     53,531   50.0%      26,766
  Copley Place           Aug.  2007     7.4400%    194,409   33.3%      64,803
  Management Company     Aug.  2001     7.5400%     51,000   95.0%      48,450
  Management Company     Sept. 2001     7.0000%      9,000   95.0%       8,550
------------------------------------------------------------------------------
                                                   578,290             287,539
------------------------------------------------------------------------------
Company debt                                                        $  954,447
==============================================================================
Convertible preferred units (convertible into 1,018,182
 common units)                                                      $   28,000
Convertible preferred stock (convertible into 2,999,400 shares of
 common stock)                                                      $  100,000

Market value of equity interests
  as of December 31, 1997, based upon
  26,439,629 common shares/units at
  $34 7/8 per share                                                 $  922,082
==============================================================================
Total market capitalization                                         $2,004,529
==============================================================================
Company debt to total market capitalization                                 48%
==============================================================================






(1) The line of credit, subject to lenders' approval, may be extended for an additional one or two year period and is currently subject to a floating rate of 0.85% over LIBOR (6.8305% at December 31, 1997). The total available under the line of credit is $90.0 million.

(2) Excludes Valencia Town Center as the Company is currently not entitled to any cash distributions until the outside partner has received a return on and of its contributions to the partnership.

(3) The loan matures on February 1, 1999; however, it may be extended for two one-year periods. Of the total $170.0 million, $160.0 million bears interest at LIBOR + 1.125% and $10.0 million bears interest at LIBOR + 1.500% (7.090% and 7.465%, respectively, at December 31, 1997).

(4) The loan matures on July 1, 2002; however, it may be extended for three one-year periods.


CONSOLIDATED BALANCE SHEETS

($000's omitted, except share and per share amounts)               December 31
------------------------------------------------------------------------------
                                                             1997         1996
------------------------------------------------------------------------------
ASSETS
Investment properties:
  Land, including peripheral land parcels              $  152,913   $  102,559
  Buildings and improvements                            1,072,673      766,847
  Equipment, furniture and fixtures                         3,297        2,560
  Construction in progress                                  6,025       62,216
------------------------------------------------------------------------------
                                                        1,234,908      934,182
  Accumulated depreciation                               (125,594)     (97,558)
------------------------------------------------------------------------------
    Investment properties, net of accumulated
     depreciation                                       1,109,314      836,624

Investments in unconsolidated partnerships                118,800       15,233
Investment in the Management Company                       15,058       15,557
Cash, cash equivalents and short-term investments           1,268        5,276
Receivables:
  Tenant, net of allowance for doubtful accounts of
   $3,092 and $2,141 in 1997 and 1996, respectively        14,031       11,619
  Other                                                     7,065        8,307
Deferred expenses and other assets                         15,440       11,460
------------------------------------------------------------------------------
                                                       $1,280,976   $  904,076
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage notes payable                               $  666,908   $  439,886
  Land sale-leaseback proceeds                             75,000       75,000
  Deferred lease accrual                                   18,593       16,252
  Accounts payable and other liabilities                   38,538       30,512
  Investments in unconsolidated partnerships               39,665       36,030
  Commitments and contingencies
------------------------------------------------------------------------------
    Total liabilities                                     838,704      597,680

Minority interest                                         132,616      111,733
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares
   authorized, issued and outstanding 2,999,400 shares
   in 1997 (liquidation preference of $100,000)                30           --
  Common stock, $.01 par value, authorized 140,000,000
   shares, issued and outstanding 17,259,408 shares in
   1997 and 16,737,279 shares in 1996                         173          167
  Unit voting common stock, $.01 par value, authorized
   5,000,000 shares, issued and outstanding 407,935
   shares in 1997 and 344,047 shares in 1996                    4            4
  Additional paid-in capital                              459,738      326,495
  Retained earnings (deficit)                            (150,289)    (132,003)
------------------------------------------------------------------------------
    Total stockholders' equity                            309,656      194,663
------------------------------------------------------------------------------
                                                       $1,280,976   $  904,076
==============================================================================

See accompanying notes to consolidated financial statements.


                                           CONSOLIDATED STATEMENTS OF OPERATIONS


($000's omitted, except share and per share amounts)   Years ended December 31
------------------------------------------------------------------------------
                                          1997            1996            1995
------------------------------------------------------------------------------
Revenues:
  Shopping center revenues:
    Minimum rents                   $   94,812      $   60,944      $   57,683
    Percentage rents                     5,575           4,056           3,414
    Recoveries from tenants             47,493          27,659          24,972
    Other                                4,480           2,521           2,971
------------------------------------------------------------------------------
                                       152,360          95,180          89,040
  Interest income                        1,620           1,864           2,587
------------------------------------------------------------------------------
                                       153,980          97,044          91,627
------------------------------------------------------------------------------
Expenses:
  Shopping center expenses              52,138          30,924          30,655
  Mortgage and other interest           33,876          14,246          14,501
  Ground rent                            4,689           4,420           4,404
  Depreciation and amortization         33,866          21,236          19,683
  General and administrative             3,269           2,650           2,428
  Write-off of assets                      140             308             232
------------------------------------------------------------------------------
                                       127,978          73,784          71,903
------------------------------------------------------------------------------

    Operating income                    26,002          23,260          19,724
Income from unconsolidated partnerships  6,227           3,000           1,297
Income (loss) from the Management
 Company                                  (438)          1,070           3,078
------------------------------------------------------------------------------
    Income before other gains,
     minority interest and
     extraordinary items                31,791          27,330          24,099
Other gains                              3,673           3,372           4,496
Minority interest                      (12,560)        (10,733)         (9,951)
------------------------------------------------------------------------------

    Income before extraordinary items   22,904          19,969          18,644
Extraordinary items (net of minority
 interest)                              (5,719)             --          (1,014)
------------------------------------------------------------------------------

    Net income                          17,185          19,969          17,630
Dividends on preferred stock              (811)             --              --
------------------------------------------------------------------------------
    Income applicable to common and
     unit voting common stock       $   16,374      $   19,969      $   17,630
==============================================================================

Basic income per common and unit
voting common share:
  Before extraordinary items        $     1.27      $     1.42      $     1.35
  Extraordinary items                     (.33)             --            (.07)
------------------------------------------------------------------------------
    Net income                      $     0.94      $     1.42      $     1.28
==============================================================================

Diluted income per common and
unit voting common share:
  Before extraordinary items        $     1.27      $     1.42      $     1.35
  Extraordinary items                     (.33)             --            (.07)
------------------------------------------------------------------------------
    Net income                      $     0.94      $     1.42      $     1.28
==============================================================================

Dividends declared and paid per
common and unit voting common
share                               $     2.03      $     1.98      $     1.94
==============================================================================
Weighted average common and unit
voting common shares outstanding    17,440,454      14,066,243      13,742,259
==============================================================================



See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             Common Stock and Unit
                            Preferred Stock   Voting Common Stock   Additional       Retained
($000's omitted,            ---------------  ---------------------     Paid-In       Earnings
except share amounts)       Shares   Amount   Shares      Amount       Capital      (Deficit)       Total
---------------------------------------------------------------------------------------------------------
Balances at
 December 31, 1994                            13,742,259   $ 137      $258,139     $ (115,718)   $142,558
Net income                                            --      --            --         17,630      17,630
Dividends declared
 and paid                                             --      --            --        (26,660)    (26,660)
Reallocation of minority
 interest                                             --      --           981             --         981
---------------------------------------------------------------------------------------------------------

Balances at December 31, 1995                 13,742,259     137       259,120       (124,748)    134,509
Shares issued in connection with:
  Public offering                              3,225,000      32        80,405             --      80,437
  Issuance of unit voting
   common stock                                   42,424       1         1,134             --       1,135
  Stock option plan                               71,653       1         1,656             --       1,657
Net income                                            --      --            --         19,969      19,969
Dividends declared and paid                           --      --            --        (27,224)    (27,224)
Reallocation of minority interest                     --      --       (15,820)            --     (15,820)
---------------------------------------------------------------------------------------------------------

Balances at
 December 31, 1996                            17,081,336     171       326,495       (132,003)    194,663
Shares issued in
 connection with:
  Private placement         2,999,400   $30           --       --       98,929             --      98,959
  Issuance of common stock                       177,316       2         5,739             --       5,741
  Issuance of unit voting
   common stock                                   69,197       1         2,265             --       2,266
  Conversion of units                            127,656       1         1,433             --       1,434
  Stock option plan                              211,838       2         4,852             --       4,854
Net Income                                            --      --            --         17,185      17,185
Dividends declared and paid                           --      --            --        (35,471)    (35,471)
Reallocation of minority interest                     --      --        20,025             --      20,025
---------------------------------------------------------------------------------------------------------

Balances at
 December 31, 1997          2,999,400   $30   17,667,343   $ 177      $459,738     $ (150,289)   $309,656
=========================================================================================================

See accompanying notes to consolidated financial statements.





                                         CONSOLIDATED STATEMENTS OF CASH FLOWS


($000's omitted)                                       Years ended December 31
------------------------------------------------------------------------------
                                                     1997       1996      1995
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                       $ 17,185   $ 19,969   $17,630
Adjustments to reconcile net income
  to net cash provided by operating activities:
    Depreciation and amortization                  33,866     21,236    19,683
    Write-off of assets                               140        308       232
    Provision (recovery) for losses on accounts
     receivable                                       972       (225)      195
    Income from unconsolidated partnerships        (6,227)    (3,000)   (1,297)
    Loss (income) from the Management Company,
     net of distributions                             438         --    (1,083)
    Minority interest                              12,560     10,733     9,951
    Other gains                                    (3,673)    (3,372)   (4,496)
    Extraordinary items                             5,719         --     1,014
    Changes in other assets and liabilities         5,693      7,091     5,038
------------------------------------------------------------------------------
      Net cash provided by operating activities    66,673     52,740    46,867
------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investment properties, net of
 change in related payables                       (43,794)   (48,011)  (49,946)
Acquisition of investment properties              (97,994)   (76,639)       --
Acquisition of partnership interests              (31,400)    (9,431)       --
Acquisition of development parcels                 (3,388)        --    (8,604)
Proceeds from sale of investment property,
 net of selling costs                              16,933         --        --
Proceeds from sale of options and land parcels,
 net of selling costs                               2,296      4,679     4,496
Cash contributions to unconsolidated
 partnerships and the Management Company          (28,022)    (2,253)     (329)
Cash distributions from unconsolidated
 partnerships and the Management Company            9,071      5,563     2,615
Net sales and maturities of short-term
 investments                                           --        161    15,160
Decrease (increase) in restricted cash                303        (26)    2,097
Decrease (increase) in notes receivable              (412)        21        12
------------------------------------------------------------------------------
      Net cash used in investing activities      (176,407)  (125,936)  (34,499)
------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt, net of
 related costs                                    487,601     87,982    53,195
Proceeds from issuance of common stock,
 unit voting common stock and preferred stock     105,751     83,229        --
Repayment of debt                                (433,864)   (58,900)  (34,717)
Cash distributions to partners                    (18,291)   (14,606)  (14,162)
Dividends paid                                    (35,471)   (27,224)  (26,660)
------------------------------------------------------------------------------
      Net cash provided by (used in) financing
       activities                                 105,726     70,481   (22,344)
------------------------------------------------------------------------------
Net decrease in cash and cash equivalents          (4,008)    (2,715)   (9,976)
Cash and cash equivalents at beginning of year      5,151      7,866    17,842
------------------------------------------------------------------------------
Cash and cash equivalents at end of year         $  1,143   $  5,151   $ 7,866
==============================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for mortgage and other interest,
     net of amounts capitalized                  $ 32,798   $ 13,586   $13,519
==============================================================================


See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($000's omitted, except share and per share amounts)

1. ORGANIZATION AND BASIS OF PRESENTATION ORGANIZATION The Company is in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls located throughout the United States. Substantially all of the Company's assets and interests in investment properties (the "Properties") are held by, and substantially all of its operations are conducted through Urban Shopping Centers, L.P. (the "Operating Partnership"). On November 13, 1997, in connection with the Company's acquisitions of Fox Valley Center and Hawthorn Center, the Company issued $100,000 in cumulative convertible redeemable preferred stock ("Preferred Stock") with a liquidation preference of $33.34 per share. Quarterly dividends on the Preferred Stock are equal to the greater of (i) $0.50 per share or (ii) the quarterly dividend then payable on the shares of common stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into common stock, at the option of the holder, at a conversion price of $33.34 per share (subject to antidilution adjustments) at anytime after August 1998. After six years the Preferred Stock may be redeemed, at the option of the Company, for cash at a redemption price of $33.34 per share. In December 1996, the Company completed a public offering of 3,225,000 common shares at $25.50 per share. Net proceeds from the sale of these shares, after underwriter's discount, was $80,625. These proceeds were used in part for the acquisition of Old Orchard Center. In addition, in connection with the acquisition, the Company issued $28,000 of preferred units in the Operating Partnership with a liquidation preference of $27.50 per unit. The preferred units have a distribution rate of 7%, a redemption price of $27.50 per unit and a conversion price of $27.50 per unit to common units which in turn are convertible to common stock. After seven years the preferred units may be redeemed at the option of the Company for cash or may be converted at the option of the holder into common units.
     As of December 31, 1997, the Company, which is the sole general partner of the Operating Partnership, owns approximately 66.8% of the common units ("Units") in the Operating Partnership; JMB Realty Corporation ("JMB Realty") and certain of its affiliates ("JMB Partners") and certain other parties own limited partnership interests in the Operating Partnership representing approximately 33.2% of the Units and also own $28,000 of preferred units. Each Unit may be exchanged for one share of common stock. In general, for financial reporting purposes, the net profits and losses of the Operating Partnership are allocated to the general and limited partners in accordance with their percentage ownership. The Company operates as a real estate investment trust ("REIT") for Federal income tax purposes.
     Upon the issuance of common stock, unit voting common stock, or Units in the Operating Partnership, the excess book value is reallocated proportionately between minority interest and stockholders' equity.

BASIS OF PRESENTATION The accompanying consolidated financial statements include the accounts of the Company, the Operating Partnership and all controlled affiliates. The effect of all significant intercompany balances and transactions have been eliminated in the consolidated presentation.
     The equity method of accounting has been applied in the accompanying consolidated financial statements with respect to the Company's interests in Water Tower Joint Venture ("Water Tower Place"), Coral-CS/LTD Associates ("Coral Square Mall"), West Dade County Associates ("Miami International Mall"), S.F. Shopping Centre Associates, L.P. ("San Francisco Shopping Centre"), Copley Place Associates, LLC ("Copley Place"), Valencia Town Center Associates, L.P. ("Valencia Town Center"), Citrus Park Venture ("Citrus Park") and Urban Retail Properties Co. (the "Management Company").


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
INVESTMENT PROPERTIES Investment properties are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method, based on estimated useful lives of 3-40 years.
     Maintenance and repair expenses are charged to operations as incurred. Significant betterments and improvements are capitalized and depreciated over their estimated useful lives.
     Development costs, including interest and real estate taxes incurred in connection with construction or expansion of certain investment properties, are capitalized as a cost of the investment property and depreciated over the estimated useful life of the related asset. During 1997, 1996 and 1995, the Company incurred interest of $35,640, $17,643, and $15,720, respectively, and capitalized interest of $1,764, $3,397, and $1,219, respectively.
     The Company adopted the provisions of SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its investment properties periodically to assess whether any impairment indications are present, including recurring operating deficits and significant adverse changes in legal factors or business climate that affect the recovery of recorded asset value. If any investment property is considered impaired, a loss is provided to reduce the carrying value of the property to its estimated fair value.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS Cash and cash equivalents (which aggregated $1,143 and $5,151 at December 31, 1997 and 1996, respectively) include a treasury money market fund which invests principally in U.S. Treasury notes and bills ($207 and $2,928 at December 31, 1997 and 1996, respectively). Other short-term investments (generally with original maturities of one year or less) are generally held to maturity and aggregated $125 at December 31, 1997 and 1996. Cash equivalents and other short-term investments are recorded at cost which approximates market.

DEFERRED EXPENSES Deferred mortgage loan fees and expenses (including the cost of interest rate swap agreements related to specific mortgage loans) are amortized on a straight-line basis over the terms of the related mortgage notes or the terms of the interest rate swap agreements. Deferred leasing commissions and concessions are amortized over the terms of the related leases. Organization costs are amortized over 60 months.

REVENUE RECOGNITION Although certain leases of the Company provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, the Company generally accrues rental income for the full period of occupancy on a straight-line basis. Accrued rents receivable relating to such leases of $9,960 and $8,791 have been included in tenant receivables in the accompanying consolidated balance sheets at December 31, 1997 and 1996, respectively.

GENERAL AND ADMINISTRATIVE EXPENSES Certain general and administrative expenses are allocated among the Company, the Operating Partnership and the Management Company pursuant to a corporate services agreement among the three parties.

DERIVATIVES The Company uses interest rate swap agreements as part of its interest rate risk management strategy. These off-balance sheet derivatives are classified as synthetic alterations. The criteria that must be satisfied by synthetic alteration accounting are as follows: (i) the liability to be converted has exposure to interest rate risk and (ii) the derivative is designated and effective as a synthetic alteration of the liability.
     Accrual accounting is applied for these derivatives treated as synthetic alterations, and income and expense are recorded as adjustments of interest expense. Fees, if any, related to these off-balance sheet investment products are amortized on the interest method over the life of the derivative. If the balance of the liability falls below that of the derivative, the excess portion of the derivative is marked to market and the resulting gain or loss included in income, as applicable. If a derivative is terminated independent of the underlying debt, the gain or loss is deferred and amortized over the remaining life of the derivative.
     Derivatives that do not satisfy the criteria above would be carried at market value with changes in market value to be recognized as current income or expense.
     The carrying value of the Company's interest rate swap agreements (included in deferred expenses and other assets in the accompanying consolidated balance sheets) is $2,378 and $1,253 as of December 31, 1997 and 1996, respectively. The fair value of the Company's interest rate swap agreements is estimated at approximately $256 and $5,698 as of December 31, 1997 and 1996, respectively. The fair value is estimated based upon management's good faith estimate.

FAIR VALUE OF FINANCIAL INSTRUMENTS SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure about the fair values of financial instruments, whether or not recognized in the consolidated balance sheets. Management believes that the carrying amount of mortgage notes payable at December 31, 1997 and 1996, approximates the SFAS 107 value. Management believes its guarantees on certain indebtedness will not require payments. Other financial instruments are described under "Derivatives" above, or are either carried at amounts which approximate the SFAS 107 value or are not considered significant.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
($000's omitted, except share and per share amounts)



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








PER SHARE DATA The table below presents the dividend allocation for tax purposes.

                                                1997         1996         1995
------------------------------------------------------------------------------
Dividends declared and paid per share          $2.03        $1.98        $1.94
Ordinary income                                   68%          78%          64%
Return of capital                                 25%          11%          10%
Long-term capital gain                            5%           11%          26%
Unrecaptured section 1250 gain                    2%           --           --


     For each year, 1995 through 1997, the Units, preferred units, Preferred Stock, stock options and incentive units are either antidilutive or do not have a significant effect on the computation of earnings per share.

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

3. ACQUISITIONS FOX VALLEY CENTER AND HAWTHORN CENTER On November 14, 1997, the Company acquired all of the ownership interests in partnerships owning Fox Valley Center, Hawthorn Center and four peripheral outlet properties. The aggregate purchase price for all six properties was approximately $260,000. A portion of the acquisitions was financed by two non-recourse, fixed rate secured loans aggregating approximately $163,000. The balance of the acquisitions was funded through the Company's issuance on November 13, 1997 of $100,000 of Preferred Stock.

COPLEY PLACE On August 1, 1997, the Company acquired a one-third equity interest in Copley Place from JMB Realty in a transaction valued at $42,333 paid through the issuance of 1,282,828 Units in the Operating Partnership. In connection with the transaction, JMB Realty also purchased 53,451 shares of unit voting common stock from the Company for $1,764 in cash. The remaining interest in Copley Place is owned by an unaffiliated third party. Concurrent with this transaction, Copley Place secured financing in the amount of $195,000 which bears interest at a fixed rate of 7.44% and matures on August 1, 2007.

CITRUS PARK VENTURE Prior to August 1, 1997, the Company and the Management Company each owned a 50% economic interest in Citrus Park Venture, which owns a 163 acre land parcel which is the site of the Company's current regional mall development project, Citrus Park Town Center, in Tampa, Florida. On August 1, 1997, the Company acquired rights to the remaining 50% economic interest in Citrus Park Venture from an affiliate of JMB Realty in exchange for 243,513 Units in the Operating Partnership and 10,146 shares of unit voting common stock, valued at $8,212 in aggregate. Such affiliate of JMB Realty owns 100% of the common stock of the Management Company which entitles it to 95% of the land sale proceeds. Also on August 1, 1997, the Company exercised its option and purchased 68 acres of land adjacent to the site for the regional mall from an affiliate of JMB Realty in exchange for 177,316 shares of common stock valued at $5,741. This land was transferred, through sale and contribution, to Citrus Park Venture. This land will be used for the development of a community center, Citrus Park Plaza, and for other commercial uses.

ROSEVILLE, CALIFORNIA On June 24, 1997, the Company acquired approximately 95 acres of land in Roseville, California for $2,500 in cash plus the assumption of outstanding obligations of $888.

SAN FRANCISCO SHOPPING CENTRE On June 17, 1997, the Company made an investment in a partnership of approximately $31,400 in cash resulting in a preferred 50% ownership interest in San Francisco Shopping Centre. The transaction is structured so that the Company has the option, after approximately eight years, to make an additional investment in the partnership resulting in the Company owning substantially all of the interests in San Francisco Shopping Centre.

Concurrent with the investment, a new loan of $73,600 was secured, of which $61,350 was funded at closing with the balance of $12,250 to be funded in January 2000. The loan bears effective interest including fees at LIBOR + .62% and matures on July 1, 2002; however, it may be extended for three one-year periods. On July 14, 1997, the partnership entered into an eight year interest rate swap agreement thereby fixing the interest rate at an all-in rate of 6.90%. In October 1997, $7,819 was paid down on the outstanding balance of $61,350.

OLD ORCHARD CENTER On December 18, 1996, the Company acquired Old Orchard Center for $78,577 in cash, prior to prorations, and the issuance of $28,000 in preferred units in the Operating Partnership, subject to $159,804 of existing indebtedness. In connection with the issuance of the preferred units, the Company issued $1,135 in unit voting common stock. The cash portion of the acquisition price was funded from the proceeds of the Company's public offering completed in December 1996.

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





















                                                                     Ownership
Name                          Property                                Interest
------------------------------------------------------------------------------
Water Tower Joint Venture     Water Tower Place, Chicago, IL           55% (a)
------------------------------------------------------------------------------
Coral-CS/LTD Associates       Coral Square Mall, Coral Springs, FL     50%
------------------------------------------------------------------------------
West Dade County Assoc.       Miami International Mall, Miami, FL      40% (b)
------------------------------------------------------------------------------
S.F. Shopping Centre          San Francisco Shopping Centre,
Associates, L.P.              San Francisco, CA                        50% (c)
------------------------------------------------------------------------------
Copley Place Assoc., LLC      Copley Place, Boston, MA                 33% (d)
------------------------------------------------------------------------------
Valencia Town Center          Valencia Town Center,
Associates, L.P.              Valencia, CA                             25% (e)
------------------------------------------------------------------------------
Citrus Park Venture           Tampa, FL                                50% (f)
==============================================================================

(a) The Company owns a 55% interest in a retail property (Water Tower Place) through its investment in Water Tower Joint Venture ("WTJV"). All major decisions concerning the retail property require the approval of both partners of WTJV and thus the Company does not control the partnership.

(b) Effective April 1, 1996, JMB/Miami International Associates (an unconsolidated partnership) distributed its interest in West Dade County Associates ("West Dade") to its partners (the Operating Partnership and two affiliates of JMB Realty). Effective April 1, 1996, the Operating Partnership purchased an approximate 18% interest in West Dade from one of the JMB Realty affiliates for $9,431 in cash and the assumption of the seller's pro rata share of all liabilities of West Dade. The remaining interests owned by the JMB Realty affiliates were sold to the outside partner in West Dade for $5,375 in cash and the assumption of the sellers' pro rata share of all liabilities of West Dade. Subsequent to these transactions, the Operating Partnership owns a 40% interest in West Dade and the outside partner owns the remaining 60% interest.

(c) On June 17, 1997, the Company made an investment in S.F. Shopping Centre Associates, L.P. for approximately $31,400 in cash resulting in a preferred 50% ownership interest in the partnership.

(d) On August 1, 1997, the Company acquired a one-third equity interest in Copley Place Associates, LLC from JMB Realty in a transaction valued at $42,333.

(e) The outside partner has a right to all cash distributions until it has received a return on and of its contributions to the partnership (as set forth in the partnership agreement).

(f) On June 23, 1995, the Company acquired a 50% interest in Citrus Park Venture (a development parcel). Prior to August 1, 1997, the Company and the Management Company each owned a 50% economic interest in Citrus Park Venture. On August 1, 1997, the Company acquired the rights to the remaining 50% economic interest in Citrus Park Venture from an affiliate of JMB Realty in a transaction valued at $8,212. In addition, a bond offering of $26,700 to fund the roadwork surrounding the property was completed by the Citrus Park Community Development District (the "CDD") during the fourth quarter of 1996. The Company assisted the CDD in obtaining the financing for the roadwork by guaranteeing the irrevocable letter of credit which supports the bonds.























































     Summarized financial information for the unconsolidated partnerships is presented below.


                                                                   December 31
------------------------------------------------------------------------------
                                                         1997             1996
------------------------------------------------------------------------------
Assets:
   Investment properties, net                        $  738,757     $  292,829
   Other assets                                          43,381         29,190
------------------------------------------------------------------------------
                                                        782,138        322,019
Less liabilities:
   Mortgage notes payable                               562,251        310,800
   Other liabilities                                     29,617         16,484
------------------------------------------------------------------------------
      Total capital (deficit)                           190,270         (5,265)
Less outside partners' capital                          111,135         15,532
------------------------------------------------------------------------------
      Total investments in
      unconsolidated partnerships                    $   79,135     $  (20,797)
==============================================================================

      Total investments in unconsolidated partnerships are presented in the accompanying consolidated balance sheets as follows:

Assets - Investments in
      unconsolidated partnerships                    $  118,800     $   15,233
Liabilities - Investments in
      unconsolidated partnerships                        39,665         36,030
------------------------------------------------------------------------------
                                                     $   79,135     $  (20,797)
==============================================================================



















                                                       Years ended December 31
------------------------------------------------------------------------------
                                                1997       1996       1995
------------------------------------------------------------------------------
Revenues:
   Shopping centers                             $115,583   $ 79,361   $ 75,866
   Interest income                                   609        385        501
Expenses:
   Shopping centers                              (52,831)   (35,839)   (33,799)
   Mortgage and other
      interest and ground rent                   (32,673)   (25,375)   (25,595)
   Depreciation and
      amortization                               (16,331)   (11,107)   (11,468)
   Write-off of assets                                --         --       (138)
------------------------------------------------------------------------------
      Income before extraordinary item            14,357      7,425      5,367
Extraordinary item                                  (228)        --         --
------------------------------------------------------------------------------
      Net income                                $ 14,129   $  7,425   $  5,367
==============================================================================

Company's share of:
   Mortgage and other
      interest and ground rent                  $(15,280)  $(10,810)  $(10,400)
   Depreciation and
      amortization                                (6,957)    (4,519)    (4,381)
   Write-off of assets                                --         --        (76)
   Income before extraordinary item                6,227      3,000      1,297
==============================================================================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
($000's omitted, except share and per share amounts)


5. INVESTMENT IN THE MANAGEMENT COMPANY Generally, the Company's preferred stock investment in the Management Company entitles it to 95% of the distributions, profits and losses from the management, leasing and development business (as defined) and 5% of the net distributions, profits and losses from the land parcels (as defined). The Company's consolidated financial statements present its investment in the Management Company under the equity method of accounting.
     Summarized financial information for the Management Company is presented below.

                                                                  December 31
------------------------------------------------------------------------------
                                                            1997          1996
------------------------------------------------------------------------------
Assets:
   Investments in land parcels (a)                      $ 27,451      $ 38,391
   Cash, cash equivalents
      and short-term investments                           1,805         5,443
   Receivables and deferred expenses                      16,097        11,346
------------------------------------------------------------------------------
                                                        $ 45,353      $ 55,180
==============================================================================

Liabilities:
   Notes payable (b)                                    $ 70,000      $ 70,000
   Accounts payable and other liabilities                  5,652         5,095
------------------------------------------------------------------------------
                                                          75,652        75,095
Owners' deficit                                          (30,299)      (19,915)
------------------------------------------------------------------------------
                                                        $ 45,353      $ 55,180
==============================================================================




















                                                       Years ended December 31
------------------------------------------------------------------------------
                                                    1997       1996       1995
------------------------------------------------------------------------------
Revenues                                        $ 36,891   $ 38,501   $ 38,139
Expenses:
   Management, leasing
      and development services                    31,134     30,346     28,929
   Mortgage and
      other interest                               5,692      5,457      5,045
   Land parcels                                      396        427        214
   Depreciation and
      amortization                                   559        433        410
   Write-down of assets (c)                        8,812         --      9,580
------------------------------------------------------------------------------
                                                  46,593     36,663     44,178
------------------------------------------------------------------------------
      Operating income (loss)                     (9,702)     1,838     (6,039)
Income tax benefit (provision)                       561       (840)       252
Gain on sale of land                                  --         --      1,074
------------------------------------------------------------------------------
      Net income (loss)                         $ (9,141)  $    998   $ (4,713)
==============================================================================

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

(c) Write-downs in 1997 and 1995, represent reduction of the carrying values in an outstanding mortgage loan and two retail development land parcels due to the uncertainty of realizing the carrying values upon repayment and future sale or development, respectively.

     The Management Company provides management, leasing and development services to certain of the Company's consolidated and unconsolidated investment properties, to affiliated entities and to third parties. In 1997 and 1996, management, leasing and development revenues of $7,116 and $9,787, respectively, resulted from services provided to affiliated entities. In addition, the Management Company received reimbursements (at cost) of payroll and other operating expenses from affiliated entities for activities performed on their behalf. Such reimbursements were $16,499, $14,527 and $2,525 during 1997, 1996 and 1995, respectively.
     The Management Company entered into an administrative services agreement with JMB Service Bureau Co. ("Service Co."), an affiliate of JMB Partners, to provide accounting, marketing, data processing and computer, human resources and other support services. The compensation for such services was calculated as the lesser of actual cost or $4,000 per annum. The agreement was not renewed at December 31, 1995. Commencing January 1, 1996, the Management Company began employing its own personnel to perform the services previously provided under the administrative service agreement. Additionally, rent expense, including building expenses, paid by the Management Company to affiliates of JMB Realty in 1997, 1996 and 1995 was $762, $822 and $812, respectively.
     The Company has options to purchase certain development parcels from the Management Company at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of any development parcels by the Management Company is subject to a right of first offer in favor of the Company on the same conditions as described above.



6. MORTGAGE NOTES PAYABLE Mortgage notes payable consist of the following at December 31, 1997 and 1996:

                                                         1997            1996
-----------------------------------------------------------------------------
Non-recourse mortgage loans payable,
secured by Old Orchard Center (a);
bearing interest at 6.98%; payable
in principal and interest through
December 11, 2009 (maturity)                        $ 168,000        $ 159,804
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by Oakbrook Center (b); bearing
interest at 6.1375% (through an interest
rate swap agreement); payable interest
only through October 29, 2004 (maturity)              140,000          140,000
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by MainPlace; bearing interest at
5.4066% (through an interest rate swap
agreement); payable interest only through
October 19, 1998 (maturity)                            80,000           80,000
------------------------------------------------------------------------------
Line of credit, secured by Brandon
TownCenter, The Plaza at Brandon
TownCenter, Bed Bath and Beyond outparcel
at Brandon TownCenter, New York Square,
Service Merchandise Plaza and Bed Bath and
Beyond outparcel at Wolfchase Galleria (c);
currently bearing interest at 0.85% over LIBOR
(6.8305% at December 31, 1997); payable
interest only through April 30, 2000 (maturity)        35,800           28,100
------------------------------------------------------------------------------
Construction loan payable, secured by
Wolfchase Galleria (d); bearing interest
at 1.375% over LIBOR; payable interest
only through May 29, 1998 (maturity)                       --           31,982
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by Wolfchase Galleria (d); bearing
interest at 7.80%; payable in principal and
interest through June 30, 2007 (maturity)              79,716               --
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by Fox Valley Center; bearing interest
at 6.75%; payable interest only through
November 10, 2006 (maturity)                           85,528               --
------------------------------------------------------------------------------
Non-recourse mortgage loan payable,
secured by Hawthorn Center; bearing interest
at 6.75%; payable interest only through
November 10, 2008 (maturity)                           77,864               --
------------------------------------------------------------------------------
                                                    $ 666,908        $ 439,886
==============================================================================


(a) On December 11, 1997, the Company refinanced its outstanding indebtedness secured by Old Orchard Center. In connection with the refinancing, the Company incurred prepayment penalties of $5,404, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.

(b) On November 3, 1997, the Company refinanced its outstanding indebtedness secured by Oakbrook Center. In connection with the refinancing, the Company sold its interest rate swap agreements and wrote-off the unamortized balance of deferred financing costs for a net loss of $26, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.

(c) On July 26, 1995, the Company signed an agreement with a group of lenders for the establishment of a $90,000 secured, revolving line of credit ("Line"). The Line is an obligation of the Operating Partnership and is guaranteed by the Company. The Line has an initial three year term and, subject to lenders' approval, may be extended for an additional one or two year period. In July 1995, the Company repaid, with the initial proceeds from the Line, the $12,000 then outstanding balance on the Brandon TownCenter construction loan. As a result of this repayment, the Company wrote-off the unamortized balance of deferred financing costs related to the construction loan of $1,014, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1995.

(d) On May 29, 1996, the Company executed a loan agreement with a lender to finance $65,000 of the remaining construction costs at Wolfchase Galleria. On June 30, 1997, the Company refinanced its outstanding indebtedness secured by Wolfchase Galleria. In connection with the funding on the new loan, the Company repaid the $41,824 then outstanding balance on the construction loan. In addition, the Company wrote-off the unamortized balance of deferred financing costs of $203, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.

     Maturities of long-term debt for the five years 1998 through 2002 are $82,431, $2,613, $38,608, $3,018 and $3,243, respectively.
     On November 6, 1996, the Company entered into an agreement with a lender for a one year, $5,000 unsecured revolving line of credit. On January 30, 1998, this revolving line of credit was increased to $7,500 and the maturity date was extended to January 29, 1999. No amounts were outstanding as of December 31, 1997.
     As of December 31, 1997, interest rate swap agreements in the aggregate amount of $313,500 are in place to hedge exposure to interest rates on the Company's floating rate indebtedness. These interest rate swap agreements have fixed interest rates ranging from 4.86% to 6.29% and have maturities ranging from October 19, 1998 to October 29, 2004. The Company is exposed to credit loss in the event of non-performance by the third parties to the interest rate swap agreements (which $240,000 are AAA, $15,000 are AA+, $20,000 are AA, $10,000 are AA- and $28,500 are A rated by Standard and Poor's Ratings Group).

7. LEASES AS PROPERTY LESSOR At December 31, 1997, the Company's principal consolidated assets are eleven operating shopping center properties. Management has determined that all leases relating to these properties are properly classified as operating leases; therefore, rental income is reported when earned. Leases with tenants range in term from one to 47 years and generally provide for fixed minimum rents and reimbursement of operating costs. In addition, leases with shopping center tenants provide for additional rent based upon percentages of tenant sales volumes.
     Minimum lease payments to be received in the years 1998 to 2002, and thereafter, under the above lease agreements are $112,124, $108,481, $105,054, $99,794, $94,272 and $374,041, respectively.

AS PROPERTY LESSEE Oak Brook Urban Venture (a consolidated venture) is subject to a ground lease that expires in December 2040 but may be extended through December 2089. The Oakbrook ground lease produced land sale-leaseback proceeds of $75,000. Ground rent on the Oakbrook ground lease is 5% annually ($3,750),



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
($000's omitted, except share and per share amounts)


although to the extent net cash flow is not sufficient to service the annual ground rent, such amount is deferred subject to a minimum annual payment of $1,400, escalating to $1,800 in the year 2000. In each of the years 1997, 1996 and 1995, Oak Brook Urban Venture reported rent expense of $3,750 of which payment of $2,350 was deferred in 1997 and 1996 and $2,550 was deferred in 1995. Interest has been accrued and deferred of $982, $823, and $668 for 1997, 1996 and 1995, respectively, on the deferred balance. The total deferred interest and ground lease rent obligation included in the accompanying consolidated balance sheet at December 31, 1997 is $21,691. Payments of amounts in excess of the minimum annual payment is contingent upon availability of defined cash flow in future periods. The Oakbrook ground lease is subordinate in right of payment to all existing mortgage loans and partnership advances (including advances owed to the Company), except for the minimum annual payment, which is senior to the partnership advances. Upon sale of the property, the ground lessor is entitled to a 10% cumulative return on its invested capital to the extent sale proceeds are available to satisfy such return. The ground lessor has the option, commencing in year 2010 (2007 under certain circumstances) to put the property to the Company for cash or, at the Company's option, Units or shares of common stock, at a price based, in general, upon rent for the twelve calendar month period preceding the exercise of the put.
     A substantial portion of Penn Square Mall is on land subject to a ground lease expiring in 2060. The lease currently provides for minimum rent equal to the greater of: (a) annual rents of $607, subject to adjustment based on the Consumer Price Index every fifth lease year with the next adjustment in 2001, or (b) 3/8% of the gross annual retail sales, plus 4 5/8% of the gross annual rents from non-retail tenants of Penn Square Mall. In 1997, 1996 and 1995, Penn Square Mall recorded rent expense of $939, $670 and $654, respectively.

8. TRANSACTIONS WITH AFFILIATES (NOT DISCLOSED ELSEWHERE) Costs and expenses for services provided by the Management Company and the Operating Partnership to the Company's investment properties, including the Company's share of unconsolidated investment properties, were as follows:








                                                       Years ended December 31
------------------------------------------------------------------------------
                                                          1997    1996    1995
------------------------------------------------------------------------------
Property management and
   leasing services (a)                                 $4,579  $2,780  $2,549
Development services                                     1,365   1,212   1,074
------------------------------------------------------------------------------
                                                        $5,944  $3,992  $3,623
==============================================================================

(a) In 1995, the management agreements for the following properties were terminated by their owners: New York Square (July 1995), Brandon TownCenter, The Plaza at Brandon TownCenter, MainPlace and Penn Square Mall (all October
1995), and Service Merchandise Plaza (formerly The Plaza at Sawmill Place) (November 1995). New management agreements were put in place with the Operating Partnership on substantially the same terms. Management services of $1,656 and $1,415 for the years ended December 31, 1997 and 1996, respectively, provided by the Operating Partnership to these consolidated investment properties and included above (including Old Orchard Center and Wolfchase Galleria), have been eliminated in consolidation. Subsequent to December 31, 1997, certain of these contracts were transferred to the Management Company.


     The Company has purchase options, until October 2000, with respect to interests in certain improved retail properties in which JMB Partners has an interest. In addition, these interests may not be sold by JMB Partners without first offering such interests to the Company at the lower of the option price or the then fair market value of such property. The Company also has options, until October 2000, to purchase certain retail development land parcels from JMB Partners at the lower of fair market value or 110% of allocable cost (all terms as defined). In addition, the sale or development of any development parcels by JMB Partners is subject to a right of first offer in favor of the Company at the same option price.
     On May 25, 1995, the Company exercised its options to acquire interests in 167 acres of land in Memphis for the development of Wolfchase Galleria. The aggregate acquisition value of such parcels was $11,443. A 137 acre parcel from JMB Partners and a 50% interest in a 30 acre parcel from the Management Company were acquired. The Company acquired the remaining 50% interest in the 30 acre parcel from an unaffiliated third party. The aggregate consideration was paid in cash of $8,604 and through the issuance of 134,400 Units.
     On June 23, 1995, the Company sold, to an unaffiliated third party, its option to purchase from JMB Partners a 25% interest in Northpoint Mall in Atlanta in exchange for $664 and a 50% interest in Citrus Park Venture (a 163 acre development parcel). For financial reporting purposes, the $664 is reflected as other gains in the accompanying consolidated statement of operations for the year ended December 31, 1995.
     On August 17, 1995, the Company sold, to an unaffiliated third party, its option to purchase Woodbury (a development parcel) in Minneapolis from the Management Company for $3,874. For financial reporting purposes, the $3,874, net of selling expenses of $42, is reflected as other gains in the accompanying consolidated statement of operations for the year ended December 31, 1995. The unaffiliated third party exercised its option and purchased Woodbury from the Management Company for $1,853 net of selling expenses.

9. OPTIONS AND EMPLOYEE BENEFIT PLANS OPTION PLAN In 1993, the Company adopted a stock option plan (the "Option Plan") which provides for the granting of options to directors, officers and key employees of the Company and the Management Company to purchase a specified number of shares of common stock or Units ("Options"). Under the Option Plan, the total number of shares of common stock available to be issued upon exchange of Units issued under the Option Plan is equal to 1,500,000. The Options are granted at the market value on the day of the grant.
     At December 31, 1997, there were 288,901 additional shares available for grant under the Option Plan. The per share weighted-average fair value of Options granted during 1996 and 1995 was $0.85 and $1.35, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996-expected dividend yield of 9.00%, risk-free interest rate of 5.31%, expected life of 6 years and expected volatility rate of 16.6%; 1995-expected dividend yield of 8.50%, risk-free interest rate of 7.56%, expected life of 6 years and expected volatility rate of 15.3%. The Options granted in 1996 and 1995 have a contractual term of ten years. No significant options were granted in 1997.
     On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and net income per share disclosures for employee option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 in accounting for its Option Plan and, accordingly, no compensation cost has been recognized for its Options in the consolidated financial statements. Disclosure of pro forma effects are required only for options granted in 1995 and thereafter. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected because compensation cost is reflected over the Options vesting period of three years and compensation cost for Options granted prior to January 1, 1995 is not considered. Had the Company determined compensation cost based upon the fair value at the grant date for these Options under SFASNo. 123, the effects on the Company's net income and net income per share would not have been material.





















     Stock option activity during the periods indicated is as follows:


                                                                     Weighted-
                                                                       Average
                                         Number         Number        Exercise
                                      of Shares       of Units           Price
------------------------------------------------------------------------------
Balances at December 31, 1994            42,675        746,992        $23.4934
   Granted                               14,200        297,800         20.7590
   Exercised                                 --             --              --
   Canceled                                  --        (52,667)        23.2389
   Expired                                   --             --              --
------------------------------------------------------------------------------
Balances at December 31, 1995            56,875        992,125         22.6929
   Granted                               12,260        161,240         20.4071
   Exercised                                 --        (71,653)        23.1303
   Canceled                                  --        (18,834)        21.9181
   Expired                                   --             --              --
------------------------------------------------------------------------------
Balances at December 31, 1996            69,135      1,062,878         22.3277
   Granted                                7,500             --         30.1250
   Exercised                                 --       (211,838)        22.9130
   Canceled                                  --            (67)        20.7500
   Expired                                   --             --              --
------------------------------------------------------------------------------
Balances at December 31, 1997            76,635        850,973        $22.2572
==============================================================================


     At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding Options was $20.3125-$30.1250 and
6.64 years, respectively.
     At December 31, 1997 and 1996, the number of Options exercisable was 714,772 and 769,178 respectively, and the weighted-average exercise price of these Options was $22.6754 and $23.1493, respectively.

1996 INCENTIVE UNIT PROGRAM On May 6, 1997, the Shareholders approved the Company's 1996 Incentive Unit Program (the "Program") which provides for the award of up to 525,000 Incentive Units to officers and key employees of the Company and the Management Company. Incentive Units may be earned 25% in each of the calendar years 1996 through 1999 subject to the Company achieving annual and cumulative performance targets in its funds available for distribution for each year. The determination of whether the performance target for any year has been achieved is to be made not later than March 31 of the following year (the "Determination Date"). Awards are subject to vesting over a three-year period commencing on the first day of the calendar year subsequent to the year in which the Incentive Units were earned, provided that the participant remains in the employ of the Company or its affiliates on each such vesting date. Awards for 525,000 Incentive Units were granted in 1996. In each of years 1997 and


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
($000's omitted, except share and per share amounts)


1996, participants under the Program earned awards of 131,250 Incentive Units. The Company recognizes deferred compensation expense for earned awards as of each year's Determination Date. Such amounts are amortized to expense over the related vesting periods. Compensation expense to this plan for 1997 was $1,260, which is inclusive of the Company's share of the Management Company.

SAVINGS AND RETIREMENT PLAN The Company and the Management Company participate in the JMB Realty Corporation Employee Savings Plan and the Core Retirement Award Program. In 1997, 1996 and 1995, the Company and the Management Company contributed in aggregate $96, $107 and $88, respectively, to the JMB Realty Corporation Employee Savings Plan, and $511, $515 and $380, respectively, to the Core Retirement Award Program.

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


INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
URBAN SHOPPING CENTERS, INC.:
We have audited the accompanying consolidated balance sheets of Urban Shopping Centers, Inc. and consolidated partnerships (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
-------------------------

February 6, 1998
Chicago, Illinois

                                                       SELECTED FINANCIAL DATA
                                                                   (Unaudited)


($000's omitted, except per share amounts)           Years ended December 31
----------------------------------------------------------------------------
                                1997      1996      1995      1994      1993
----------------------------------------------------------------------------
OPERATING DATA: (1)
Total revenues            $  153,980  $ 97,044  $ 91,627  $ 75,783  $ 96,881
Income before other
   gains (losses),
   minority interest and
   extraordinary items        31,791    27,330    24,099    24,350     4,077
Income before extraordinary
   items                      22,904    19,969    18,644    17,978     2,751
============================================================================
Basic income per common and
   unit voting common share
   before extraordinary items   1.27      1.42      1.35      1.31      0.18(2)
Diluted income per common and
   unit voting common share
   before extraordinary items   1.27      1.42      1.35      1.30      0.18(2)
=============================================================================


($000's omitted)                                                   December 31
------------------------------------------------------------------------------
                          1997        1996        1995        1994        1993
------------------------------------------------------------------------------
BALANCE SHEET
DATA: (1)
Total assets        $1,280,976  $  904,076  $  598,507  $  586,638  $  543,153
Mortgage notes
   payable and land
   sale-leaseback
   proceeds            741,908     514,886     326,000     305,745     265,000
Stockholders' equity   309,656     194,663     134,509     142,558     149,591
==============================================================================

(1) This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The table above presents selected operating data for 1993 on the historical basis and includes investment properties which were distributed to JMB Partners prior to the closing of the Company's initial public offering. Included in income before extraordinary items, are (i) a $1,821 gain on sale of an outparcel at Wolfchase Galleria in 1997, (ii) a $1,852 gain on sale of the Burdines store at Brandon TownCenter in 1997, (iii) a $3,372 gain on sale of four outparcels at Wolfchase Galleria in 1996, (iv) a $4,496 gain on sale of two Company purchase options in 1995 and (v) a $2,989 gain on sale of outparcels at the Brandon project in 1994.

(2) Represents income per common and unit voting common share for the period commencing with the Company's initial public offering on October 14, 1993 through December 31, 1993.


                                                   QUARTERLY FINANCIAL SUMMARY
                                                                   (Unaudited)



($000's omitted, except per share amounts)
                                                             1997 Quarters
----------------------------------------------------------------------------
                                 First      Second         Third      Fourth
----------------------------------------------------------------------------
Total revenues                 $33,718     $37,356       $37,864     $45,042
Income before
  extraordinary
  items                          3,822       6,722(2)      5,390(4)    6,971
Net income                       3,734(1)    6,515(2)(3)   5,393(4)    1,544(5)
============================================================================
Basic income per common and
     unit voting common share     0.22        0.38          0.31        0.04
Diluted income per common and
     unit voting common share     0.22        0.37          0.31        0.04
============================================================================
Dividends declared and paid     0.5075      0.5075        0.5075      0.5075
============================================================================

Common stock price:
     High                      $34 1/2     $31 15/16     $32 1/4     $35 1/8
     Low                        28 1/2      27 7/8        30 1/16     30 1/8
============================================================================























($000's omitted, except per share amounts)
                                                               1996 Quarters
----------------------------------------------------------------------------
                                 First      Second         Third      Fourth
----------------------------------------------------------------------------
Total revenues                 $23,183     $22,899       $24,482     $26,480
Income before
  extraordinary
  items                          3,127       4,468(6)      4,636(7)    7,738(8)
Net income                       3,127       4,468(6)      4,636(7)    7,738(8)
============================================================================
Basic income per common and
     unit voting common share     0.23        0.33          0.34        0.51
Diluted income per common and
     unit voting common share     0.23        0.33          0.34        0.51
============================================================================
Dividends declared and paid     0.4950      0.4950        0.4950      0.4950
============================================================================

Common stock price:
     High                      $22 3/8     $24 1/4       $25 3/8     $29
     Low                        20 1/8      22 1/8        22 7/8      24 1/4
============================================================================


(1) Includes the Company's share of extraordinary item, net of minority interest, of $88 relative to the write-off of unamortized loan costs at Water Tower Place.

(2) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of $1,287.

(3) Includes the Company's share of extraordinary item, net of minority interest, of $207 relative to the write-off of unamortized construction loan costs at Wolfchase Galleria.

(4) Includes the Company's share of gain on sale of the Burdines store at Brandon TownCenter, net of minority interest, of $1,264.

(5) Includes the Company's share of extraordinary items, net of minority interest, of $5,254 and $25, respectively, related to the prepayment penalties incurred in connection with the refinancing of the Old Orchard Center indebtedness and the net loss relative to the write-off of unamortized loan costs, partially offset by the gain on sale of interest rate swaps as a result of the Oakbrook Center refinancing.

(6) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of $471.

(7) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of $398.

(8) Includes the Company's share of gains on sale of two outparcels at Wolfchase Galleria, net of minority interest, of $1,823.



URBAN SHOPPING CENTERS, INC.


BOARD OF DIRECTORS

NEIL G. BLUHM (3)
Co-Chairman of the Board of Directors

JUDD D. MALKIN (2)
Co-Chairman of the Board of Directors

JAMES B. DIGNEY (1)
Senior Vice President
Metropolitan Life Insurance Company

SUSAN GETZENDANNER (2)
Partner - Skadden, Arps, Slate,
Meagher & Flom (Illinois)

JOHN E. NEAL (2)
Former President of
Kemper Funds

PHILLIP B. ROONEY (3)
Vice Chairman
The ServiceMaster Company

JOHN G. SCHREIBER (1)
President - Schreiber Investments and
Partner - Blackstone Real Estate Advisors

HENRY T. SEGERSTROM (1,2)
Managing Partner - C.J. Segerstrom & Sons


OFFICERS

MATTHEW S. DOMINSKI
President and Chief Executive Officer

ADAM S. METZ
Executive Vice President, Chief Financial
Officer, Treasurer and Director of Acquisitions

JAMES L. CZECH
Executive Vice President;
President-Development, Urban Retail
Properties Co.; and President, Urban
Retail International LLC

DENNIS M. ZASLAVSKY
Executive Vice President
and Chief Operating Officer

MICHAEL G. HILBORN
Senior Vice President,
General Counsel and Secretary

MICHAEL A. GOLDBERG
Senior Vice President

(1) Audit Committee Member
(2) Executive Compensation Committee Member
(3) Nominating Committee Member Officers


SHAREHOLDER INFORMATION

ANNUAL MEETING The 1998 Annual Meeting of Shareholders will be held at 10:00 a.m. local time on Wednesday, May 6, 1998 at:
American National Bank
1 North LaSalle Street
Chicago, Illinois.

SHARE INFORMATION In 1997, shares of Urban Shopping Centers traded at a high of $35 1/8 and a low of $27 7/8. The stock closed at $34.75 on February 10, 1998.
     Urban Shopping Centers is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB). As of February 20, 1998, there were 17,728,263 shares outstanding held by 551 shareholders of record.

DIVIDEND Urban Shopping Centers most recently declared a quarterly cash dividend of 52.50 cents per share on February 10, 1998. The dividend equates to an annual dividend of $2.10. The dividend was paid on March 5, 1998 to shareholders of record on February 20,1998.
     Of the total dividends paid in 1997, 68.04% was ordinary income, 5.14% was long-term capital gain, 1.89% was unrecaptured section 1250 gain and 24.93% was return of capital for tax purposes.

TRANSFER AGENT
First Chicago Trust Company of New York
P. O. Box 2500
Jersey City, New Jersey 07303
Phone: (800) 446-2617

DIVIDEND REINVESTMENT PLAN Registered shareholders are eligible to reinvest their dividends through the company's authorized DirectSERVICE Program with all applicable brokerage commissions and transaction fees paid by Urban Shopping Centers. The DirectSERVICE Program also allows both existing and new shareholders to purchase shares through voluntary cash payments. For information on this program, please contact:
First Chicago Trust Company
at 1-800-446-2617 (for registered shareholders) or 1-800-992-4566 (for non-registered shareholders).

FOR ADDITIONAL INFORMATION
Urban Shopping Centers, Inc.
c/o Investor Relations
900 North Michigan Avenue
Suite 1500
Chicago, Illinois 60611
Phone: (312) 915-2000
Facsimile: (312) 915-2001


                                                   URBAN RETAIL PROPERTIES CO.

MANAGEMENT

Joseph M. Shrader
President

Charles J. Gill
Executive Vice President and Regional Manager

David S. Kattar
Executive Vice President and Regional Manager

Robert D. Oliver
Executive Vice President and Regional Manager

Timothy W. Olson
Executive Vice President and Regional Manager

Robert W. Powell, Jr.
Executive Vice President and Regional Manager

Mary L. Schlachter
Executive Vice President and Regional Manager

Palmer W. Cameron
Senior Vice President and Director of Technical Services



MARKETING

Cynthia S. Bohde
Senior Vice President

Lisa A. Bell
Vice President

Evan C. Geroux, Jr.
Vice President

Constance Hollenberg
Vice President

J. Charlene Slack
Vice President



LEASING

Ross B. Glickman
President

John F. Bergh
Senior Vice President

Susan Cadieux-Smith
Senior Vice President

Fred M. Heichman
Senior Vice President

R. Webber Hudson
Senior Vice President

Lisa Lasota-Poole
Senior Vice President

Max S. Reiswerg
Senior Vice President

Steven B. Warsaw
Senior Vice President

Lisa J. Balis
Vice President

Arnold D. Blake
Vice President

Pamela S. Bordner
Vice President

Danna L. Diamond
Vice President

Paul E. Geddis
Vice President

Steve A. Greenwood
Vice President

Judith J. Jacobs
Vice President

Nancy L. Jones
Vice President

Michael A. Law
Vice President

Doyle P. Liesenfelt
Vice President

Jeanne A. Morrison
Vice President

J. Michael Nagy
Vice President

Kimberly A. Pohlen
Vice President

Daniel J. Pollard
Vice President

Martin J. Porter
Vice President

Wendy J. Silverman
Vice President

Stewart T. Waller
Vice President

Lynn S. Warren
Vice President

Andrea Weisberg
Vice President

Steven M. Weiss
Vice President

Mark A. Williamson
Vice President



TENANT COORDINATION

Martha J. Spatz
Senior Vice President

Peter V. Irie
Vice President

Christopher M. West
Vice President


DEVELOPMENT

Michael S. Levin
Executive Vice President

Oscar Reid
Executive Vice President

Rohan S. Andrew
Senior Vice President

Ronald R. Brunswig
Senior Vice President

James J. Farrell
Senior Vice President

Mark A. Flom
Senior Vice President

Richard J. Kobe
Senior Vice President

Robert W. Lenke
Senior Vice President

W. Wayne Litzau
Senior Vice President

Charles C. Porter
Senior Vice President

Jan C. Porter
Senior Vice President

Adrian A. Hogg
Vice President

Thomas D. Howes
Vice President

Michael T. Laing
Vice President

John C. Parapetti
Vice President

Victor H. Pildes
Vice President


ADMINISTRATION

Avrum R. Miller
Executive Vice President

Len W. Tobiaski
Executive Vice President/Controller

Mark Brown
Vice President/Chief Information Officer

Sherry K. Cooper
Vice President

Patrick R. Dunne
Vice President

Thomas R. Field
Vice President

John R. Houren
Vice President

Joseph S. McCarthy, Jr.
Vice President

Paul J. Olimpio
Vice President

Karen Ruthman
Vice President

Charles E. Schulze
Vice President

Kathy A. Senten
Vice President

Mindy W. Sherman
Vice President

Gail M. Silver
Vice President

Harold J. Wagner
Vice President



LEASE ADMINISTRATION

La Bonney Taylor
Vice President









                                                    Urban Shopping Centers, Inc.
[LOGO]                                              900 North Michigan Avenue
                                                    Suite 1500
                                                    Chicago,  Illinois 60611