Form 10-K, Exhibit 13
period 1998-12-31
URBAN SHOPPING CENTERS INC
filed 1999-03-29
CIK 907077

EXHIBIT 13.1
------------

1998 ANNUAL REPORT TO SHAREHOLDERS


URBAN SHOPPING CENTERS, INC. is a self-administered real estate investment trust (REIT) in the business of owning, acquiring, managing, leasing, developing and redeveloping regional and super-regional malls throughout the United States. Urban Shopping Centers commenced operations in October 1993 and is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB).

      Urban Shopping Centers currently owns a portfolio consisting of interests in nineteen retail properties comprised of more than 17 million square feet of space and also has under development an approximate 1.1 million square foot regional mall near Sacramento, California and an approximate 350,000 square foot community center in Tampa, Florida. The company opened Brandon TownCenter in Tampa, Florida in 1995, Wolfchase Galleria in Memphis, Tennessee in 1997 and Citrus Park Town Center in Tampa, Florida on March 3, 1999. The company's portfolio, excluding recent acquisitions and development, produced sales per square foot of $377 in 1998, which ranks among the highest in the industry.

     Urban Shopping Centers owns interests in several of the premier shopping centers in the United States, including Oakbrook Center (Oak Brook, Illinois), Water Tower Place (Chicago, Illinois), Copley Place (Boston, Massachusetts), San Francisco Shopping Centre (San Francisco, California) and Old Orchard Center (Skokie, Illinois), as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 50 million square feet of regional malls and community centers in 22 states and the District of Columbia.

                              TABLE OF CONTENTS


Letter to Shareholders..........................................  1
Business Concepts...............................................  4
Property Locations.............................................. 12
Financial Highlights............................................ 13
Management's Discussion......................................... 14
Financial Statements............................................ 22
Notes to Financial Statements................................... 26
Independent Auditors' Report.................................... 36
Selected Financial Data......................................... 37
Quarterly Financial Summary..................................... 37
Board of Directors/Officers..................................... 38
Shareholder Information......................................... 38

   |Diluted Funds Available for Distribution
   |Per Common Share
   |
98 |                                      $2.98
97 |                         $2.67
96 |                  $2.45
95 |          $2.22
94 |   $2.01
   ---------------------------------------------------
   $1.50  1.75    2.00    2.25    2.50    2.75    3.00


   |Sales Per Square Foot (1)
98 |                                      $377
97 |                          $361
96 |            $351
95 |
   ----------------------------------------------------
   $ 335    $320    330    340    350   360   370   380


   |Dividend Per Share
   |
98 |                                          $2.10
97 |                            $2.03
96 |                        $1.98
95 |              $1.94
94 |     $1.88 (2)
   ------------------------------------------------
   $1.80  1.85  1.90   1.95  2.00    2.05      2.10

(1) Sales per square foot calculated in accordance with the official Council of Shopping Centers (ICSC) definition. Prior to 1995, sales per square foot were not calculated using ICSC definition.

(2)  Annualized.

We continue to work hard together to improve the performance of our company. We own some of the finest retail properties in the country. Our recent developments and acquisitions have only helped to improve our already excellent portfolio. In the following pages, some of Urban Shopping Centers, Inc.'s executives share their thoughts on the company's philosophy and the regional mall business.

HOW WE DO
WHAT WE DO.

TO OUR SHAREHOLDERS:
1998 was a frustrating year for shareholders of many REIT stocks as the National Association of Real Estate Investment Trust (NAREIT) Index was down more than 18% on a total return basis. At the same time, according to NAREIT, Urban Shopping Centers, Inc.'s stock provided a total return to shareholders of approximately 3.3%. While we were not happy with our stock's absolute performance, the strong relative performance speaks to the quality and stability of our assets and earnings. As for Urban's portfolio, our properties continue to perform very well. Citrus Park Town Center was successfully developed and opened in Tampa, Florida, on March 3, 1999. We have another regional mall, Galleria at Roseville, currently under development near Sacramento, California. We also completed another strategic acquisition during 1998, Woodland Hills Mall in Tulsa, Oklahoma. We remain committed to our strategy of owning and operating high-quality regional malls.

     In this report, we would like to take the opportunity to review our 1998 results, discuss our company's future challenges and opportunities and provide you with additional insight into our company and how we operate.

HIGHLIGHTS OF 1998

EXISTING PORTFOLIO During 1998, our core properties generated internal net operating income growth of approximately 5%. This number is consistent with the internal growth we have posted over the last five years and is due, in large part, to the high quality of our malls. Urban's portfolio remains one of the best leased and most productive in our industry.

DEVELOPMENT Our company has developed a reputation as one of the nation's premier developers in the regional mall industry because of our successes at Brandon Town Center (Tampa, Florida) and Wolfchase Galleria (Memphis, Tennessee). These properties are illustrative of our growth strategy: to develop shopping malls that dominate their trade areas.

     The newest product of our expertise, Citrus Park Town Center, opened on time and on budget on March 3, 1999. Citrus Park Town Center is a 1.1 million square foot regional mall anchored by Burdines, Dillard's, JCPenney and Sears. The center features approximately 120 specialty shops and restaurants, an approximate 90,000 square foot theater complex and a unique "Main Street" interior design theme. The mall was virtually 100 percent leased at opening and is expected to become the shopping destination for the middle and upper income consumer in northwest Tampa. Our expectation is that Citrus Park Town Center will be as productive as both Brandon TownCenter and Wolfchase Galleria.

     In November, we also completed an extensive $13 million renovation of our Fox Valley Center in Aurora, Illinois. Our work included a renovated food court, the replacement of all flooring and new lighting, landscaping and furnishings. This new state-of-the-art shopping environment has already improved mall traffic and sales and has also attracted new tenants to the center. As you may recall, we acquired Fox Valley Center in December 1997.

     Development remains an important part of our growth story. As further described below, we have additional regional mall developments planned.

ACQUISITIONS In 1998, we continued our strategy of selectively acquiring assets that match the characteristics of our existing portfolio. Throughout the year, we analyzed numerous opportunities. In most cases, we were unable to identify assets which met both our quality and pricing criteria. We believe our selectivity will benefit us in the future.

     There was one asset that met our criteria in 1998. In December we acquired a 50% interest in Woodland Hills Mall, located in Tulsa, Oklahoma, with J.P. Morgan Investment Management Inc. acquiring the remaining interest as our investment partner.

     Woodland Hills Mall is a 1.1 million square foot regional mall anchored by Dillard's, Foley's, JCPenney and Sears. The mall opened in 1976 and was renovated in 1995. It is the dominant regional mall in Tulsa. Because we already own Penn Square Mall in Oklahoma City, we believe Woodland Hills Mall will provide us with certain synergies since tenants and suppliers will recognize we now own two of the most dominant regional malls in Oklahoma.

THIRD-PARTY BUSINESS Our property management, leasing and development affiliate, Urban Retail Properties Co., is one of the country's largest retail property managers. In addition to managing the majority of Urban Shopping Centers' own portfolio, Urban Retail Properties Co. provides management, leasing, development and consulting services to various institutional and entrepreneurial owners who want to benefit from its retail relationships and expertise. Third-party management business remains an important part of our strategy and we are continuing to pursue new management opportunities.

     We also continue to maintain our presence overseas. Urban Retail Properties Co.'s international affiliate, Urban Retail International LLC, continues work on assignments in Taiwan and is also considering various other projects with foreign owners who are attempting to develop retail projects around the world.

1998 FINANCIAL OVERVIEW

In 1998, Diluted Funds Available for Distribution (FAD) per common share grew 11.7%. This increase continues our record of growing FAD on a strong, consistent basis. Since we became public in 1993, our diluted FAD per common share has increased 10.35% on a compound annual basis.

PROPERTY RESULTS

Mall tenant sales for the year increased 4.8% to $1.7 billion compared to $1.6 billion in 1997 including the actual 1997 full year results for 1997 acquisitions. Sales per square foot were $377 in 1998, compared to $361 in 1997.

Sales per square foot figures exclude Woodland Hills Mall and Wolfchase Galleria. The total mall Gross Leasable Area occupied was 93.3% at December 31, 1998. At year-end our regional mall portfolio was 94.1% leased.

DIVIDENDS, PAYOUT RATIO AND FINANCIAL STRATEGY The Board of Directors increased the quarterly dividend in 1998 to 52.50 cents per share. At the Board's meeting in February 1999, your Directors were again pleased to approve another dividend increase to 56 cents per share per quarter or $2.24 per share annually. As we have previously stated, as long as we continue to find attractive ways to reinvest our capital, one of our ongoing goals is to increase the company's dividend annually - thus increasing our yield for each shareholder while lowering our payout ratio. This strategy increases our overall financial flexibility and enables us to take advantage of growth opportunities when they arise. While we expect this trend to continue in the short term, we are approaching the legal requirement governing a REIT's distribution of taxable income and will therefore be forced to increase the annual dividend more in line with our annual increase in earnings.

     With 1998 diluted FAD per common share of $2.98, our dividend of $2.10 per common share paid in 1998 represented a payout ratio of 70%, compared to 76% in 1997.

CAPITAL STRUCTURE

An important part of our overall strategy is to maintain a capital structure that allows us to achieve these objectives - minimize cost of capital, provide flexibility and capacity for growth and manage maturity and interest rate risk.

[PICTURE APPEARS HERE]

MATTHEW S. DOMINSKI is the President and Chief Executive Officer of Urban Shopping Centers, Inc. From 1991 to 1993, Mr. Dominski was the Chairman of JMB Retail Properties Company, where he was responsible for all retail development, management and leasing activities within affiliated entities of JMB Realty. From 1987 to 1993, Mr. Dominski was Executive Vice President of JMB Realty and from 1988 to 1993, an Executive Vice President of JMB/Urban Development Co. Mr. Dominski joined JMB Realty in 1979.

     During 1998, we worked towards achieving our financial goals in the following ways:

- Maintained our debt to total market capitalization at year-end at approximately 51%. This is consistent with our historical performance.

- Continued our trend of a strong interest coverage ratio. This ratio stood at 2.3:1 at year-end.

- Staggered the maturity dates of the more than $250 million of debt financing completed in 1998 thus minimizing our debt rollover risk. At year-end our debt had a weighted average maturity of 7.4 years.

- Minimized our exposure to interest rate risk by fixing the interest rate on $170 million of debt. At year-end, our debt had a weighted average cost of 6.87%.

     In order to finance our growth and maintain our historical financial ratios, we completed a $25 million private placement of cumulative convertible redeemable preferred stock to Security Capital Preferred Growth Incorporated, an affiliate of Security Capital Group Incorporated. This adds to the $100 million of cumulative convertible redeemable preferred stock issued to Security Capital in 1997. Security Capital is well respected in the real estate industry, and we were happy to have them increase their investment in Urban. We also issued approximately 144,000 operating partnership units to a private investor.

OUTLOOK FOR 1999

Our shareholders, retailers and suppliers can expect that we will continue to focus on the strength of our asset base and the implementation of our proven growth strategy. We will seek to continue our development activity on a consistent basis and to make acquisitions selectively. Most importantly, we will attempt to do those things from a development and acquisition standpoint that fit with our current portfolio in terms of quality of assets and which meet our risk/return requirements.

     With Citrus Park successfully opened and contributing to shareholder value, our development pipeline will primarily focus on Galleria at Roseville located northeast of Sacramento, California. Galleria at Roseville already has four committed anchor stores with JCPenney, Macy's, Nordstrom and Sears. The development schedule currently calls for Galleria at Roseville to open in fall 2000. The 1.1 million square foot mall will be located in one of the most demographically desirable parts of California. A number of other national retailers, who are tenants at other Urban properties, have already expressed interest in opening stores at Galleria at Roseville.

     We believe there may be opportunities to buy additional assets in 1999. We will continue to pursue properties that offer a strategic fit with our overall portfolio and are priced at a level which provides attractive long-term returns.

     Finally, we will continue to focus on managing our portfolio for significant internal growth. We will continue to monitor every space at our properties to optimize productivity. We will use our expertise to enhance merchandising mix, expand tenant sales and re-tenant aggressively to maintain the strong asset value of our portfolio.

     To accomplish these goals in the coming year, we will need the same type of commitment to excellence that we received from the employees of Urban Shopping Centers in 1998. We remain grateful for their continuing efforts and expertise, which have helped establish Urban Shopping Centers as one of the industry's most respected "brand names" in the development, redevelopment, leasing and operation of regional malls.

     We, together with all of our employees, would like to thank our shareholders for your continued support.



Sincerely,


/s/ Matthew S. Dominski
-----------------------
Matthew S. Dominski
President and Chief Executive Officer


/s/ Adam S. Metz
----------------
Adam S. Metz
Executive Vice President and Chief Financial Officer


[PICTURE APPEARS HERE]

Adam S. Metz is an Executive Vice President, Chief Financial Officer, Treasurer, and Director of Acquisitions of Urban Shopping Centers, Inc. He has held these positions since 1993. Prior to 1993, he was a Vice President in the Capital Markets group of JMB Realty, which he joined in 1987.

Since becoming a public company in 1993, Urban Shopping Centers successfully opened Brandon TownCenter in 1995, Wolfchase Galleria in 1997 and Citrus Park Town Center in March 1999. Urban's current development pipeline includes Galleria at Roseville near Sacramento, California, on schedule for opening in fall 2000.

DEVELOPMENT

DEVELOPMENT OF NEW PROPERTIES IS AN IMPORTANT PART OF URBAN SHOPPING CENTERS' GROWTH STRATEGY. WHAT ARE THE MOST CRUCIAL THINGS URBAN'S MANAGEMENT LOOKS FOR WHEN PLANNING A NEW MALL DEVELOPMENT? JIM CZECH: From our perspective the most important things that drive our successfully developed properties are demographics and department stores. Without strong demographics, which help to dictate our locations, and without department stores that are an attractive fit for those demographics, we will not have the same opportunity for success that we have had in the past.

HOW DO YOU MANAGE RISK ASSOCIATED WITH DEVELOPMENT PROJECTS? Development has been an important part of Urban's strategy since we became public in 1993. Our goal has been to develop a new property every 11U2 to 2 years. With only one project under development at a time, we are able to manage our exposure to potential risks associated with the leasing market. We also believe that the experience of our development team helps us manage the challenges associated with development. Our senior development managers have an average in excess of 20 years of development and redevelopment experience. They have all worked on a wide variety of projects, ranging from new developments such as Citrus Park and Wolfchase Galleria to redevelopment projects such as Fox Valley Center.

WHAT DO YOU DO DURING THE DEVELOPMENT PROCESS TO MAXIMIZE THE EVENTUAL ASSET VALUE OF A NEW PROPERTY? Once you get past the hurdles of location, demographics and department stores, I think our greatest challenge is to come up with a property that is unique. We always try to differentiate our properties so that when people come there they can say, "I've been to whatever the competing mall is, but this is different."

CITRUS PARK TOWN CENTER IN TAMPA IS URBAN'S NEWEST MALL DEVELOPMENT. WHAT IS DIFFERENT ABOUT THE SHOPPING ENVIRONMENT AT CITRUS PARK THAT WILL ENTICE SHOPPERS? At Citrus Park we have developed a "small town" concept. We have brick-lined streets, there are different street names throughout the mall and we have outdoor seating at restaurants. Most importantly, tenants have been allowed to express themselves more with their store design than in a typical mall. We want it to look like a downtown where retailers are typically less restricted with store signage and frontage than a mall.

ISN'T URBAN ALSO DEVELOPING ANOTHER PROPERTY ADJACENT TO CITRUS PARK? Our mall developments create a "retail node." There is value to the surrounding land because our mall attracts large numbers of shoppers to the area. We have also purchased some of the land surrounding Citrus Park. Our strategy is to capture some of that added value created by Citrus Park by building a 350,000 sq. ft. power center across the street.

[PICTURE APPEARS HERE]

JAMES L. CZECH is an Executive Vice President of Urban Shopping Centers, Inc.; President - Development, Urban Retail Properties Co.; and President, Urban Retail International LLC. Mr. Czech joined an affiliate of JMB Realty through a corporate acquisition in 1983.

Urban Shopping Centers practices a "hands on" approach to asset management. Senior management continuously reviews the performance of each owned property on a tenant-by-tenant basis. This allows management to understand all issues relating to each property.

ASSET MANAGEMENT

URBAN SHOPPING CENTERS IS VERY FOCUSED ON THE ASSET MANAGEMENT OF ITS PORTFOLIO. CAN YOU EXPLAIN YOUR GENERAL STRATEGY FOR ASSET MANAGEMENT? DENNIS ZASLAVSKY: We believe thoroughness and attention to detail are critical in our business. We review every material issue at each of our properties every 4-6 weeks. We have an all-day meeting attended by our ceo, cfo, coo and the heads of our management, leasing, development and marketing groups. At these meetings, we closely monitor what is occurring, space by space, at each of our properties to be sure we're doing everything necessary to have the best tenants and most productive assets possible.

WHAT MAKES URBAN'S APPROACH UNIQUE? Our top management visits our properties on a regular basis. We emphasize a hands-on approach and recognize the need to have a complete understanding of each of our assets. We have a very cooperative process and are known to have some of the best people in the regional mall business. Many people have input as we formulate and execute our strategies.

WHAT ARE SOME EXAMPLES OF RECENT CHANGE THAT HAPPENED BECAUSE OF YOUR IN-DEPTH REVIEW OF URBAN'S PORTFOLIO? Penn Square Mall in Oklahoma City is a good example. We had a major lease expiration year there during 1998. Our leasing group downsized some less productive tenants, expanded more successful tenants and brought new tenants into Oklahoma City. We were able to significantly increase the productivity of our tenants and our revenue from the center because of the changes we implemented. Another recent example is Old Orchard Center in suburban Chicago. At Old Orchard, we moved Eddie Bauer into an expanded space, brought in their home furnishings concept and greatly enhanced the occupancy of our newly developed wing of the center.

DOES YOUR MANAGEMENT OF SO MANY URBAN PROPERTIES POSE ANY SPECIAL ASSET MANAGEMENT CHALLENGES? Our presence in many mixed-use downtown projects including Copley Place in Boston, Water Tower Place in Chicago and San Francisco Shopping Centre requires us to become experts with a number of unique assets. We have to understand the office and hotel issues of mixed-use properties and the challenges of urban parking. We must be familiar with the particular challenges of vertical retailing and the role tourism markets can play in our urban properties.

IN CONNECTION WITH YOUR ASSET MANAGEMENT ROLE, YOU WORK ON ACQUISITIONS. WHO ELSE AT URBAN PARTICIPATES IN ACQUISITIONS? We do not have specific acquisition personnel. The professionals who will manage, lease, develop and market the property upon completion of an acquisition are the same people who participate in the acquisition process. We believe this makes for better acquisitions and also ensures better performance once we are operating the property.

[PICTURE APPEARS HERE]

DENNIS M. ZASLAVSKY is an Executive Vice President and the Chief Operating Officer of Urban Shopping Centers, Inc. Mr. Zaslavsky directly oversees Urban Shopping Centers, Inc.'s portfolio of properties. Prior to joining Urban, Mr. Zaslavsky was a Vice President of JMB Realty, which he joined in 1991.

Urban Shopping Centers has established strong leasing relationships with many of the country's best known retailers. With specialty retail stores, unique restaurants, and entertainment concepts, Urban is able to make their properties "destinations," not merely shopping malls.

LEASING

LEASING HAS BEEN ONE OF URBAN SHOPPING CENTERS' CONSISTENT STRENGTHS AS A PUBLICLY-TRADED REIT. WHAT ARE YOUR CRITERIA WHEN LEASING SPACE FOR AN URBAN PROPERTY? ROSS GLICKMAN: We realize we must understand the demographics of each center. This translates into understanding the needs of the consumers who visit the properties. Our leasing strategies also require us to introduce new concepts into our markets, offer the only location of certain retailers in a market and expand successful tenants from one part of the country to another. It is really a question of creating a merchandise mix that caters to the demographic profile of the market, but remains fresh and exciting.

HOW DOES URBAN'S APPROACH TO LEASING DIFFER FROM YOUR COMPETITORS? We differentiate ourselves in a number of ways. First, the high quality of our properties is very appealing to retailers. Our centers are very productive with sales per square foot of $377 and occupancy of approximately 93.3%. Second, we have established a strong reputation because of the successful lease-up of our three most recent developments. We have shown that we understand our markets as well as the retailers' needs, concerns and goals. With each new success, national retailers trust our judgment more and understand that we're trying to put them in a position where they can be productive. It boils down to the relationship we have with our counterparts on the retailing side and the credibility we have developed as the owner and operator of so many successful properties.

IS EACH URBAN PROPERTY SEPARATE IN TERMS OF THE RETAIL NICHE YOU ARE TRYING TO CREATE OR IS THERE A GOOD GENERIC MIX YOU LIKE TO HAVE AT EVERY PROPERTY? There is a mix relative to categories that you like to accomplish, such as home furnishings, apparel or jewelry. We do not have a set formula that dissects a property's space into exact percentages by category. We work to understand the market's needs and determine who are the best retailers for that market.

YOU ALSO HAVE RESPONSIBILITY FOR URBAN'S MARKETING DEPARTMENT. WHAT FUNCTIONS DO THEY PERFORM? Our marketing professionals and leasing professionals work closely together to create the proper environment for our properties. The marketing department acts as a marketing agency for each property, directing marketing programs and incorporating exclusive programming and alliances where appropriate. The department directs advertising agencies, holiday decor design, customer service, public relations and tourism. They create programming tailored to the tenant mix and designed to maximize traffic and sales, increase the customer base and maximize the frequency of visits and length of time shoppers spend at the property.

[PICTURE APPEARS HERE]

ROSS B. GLICKMAN is President - Leasing, Urban Retail Properties Co. From 1991 to 1993, Mr. Glickman served as an Executive Vice President and the National Director of Leasing for JMB Retail Properties Company.

The malls owned and managed by Urban Shopping Centers benefit from the company's property management expertise. The management staff is involved in every aspect of property operations from obtaining favorable pricing for goods and services, to overseeing exterior signage, landscaping, security and capital improvements.

PROPERTY MANAGEMENT

URBAN HAS A VERY DEFINITE PHILOSOPHY ABOUT PROPERTY MANAGEMENT. CAN YOU EXPLAIN THAT PHILOSOPHY FOR US? JOE SHRADER: Urban's goal is to make each property, both owned and managed, a first class destination for shoppers. Our property management philosophy is to support that goal in every way we can. We want to make sure that every thing we do in a physical sense - roofs, exteriors, parking lots, lighting, landscaping, etc. meets the highest standard.

BESIDES URBAN, WHO ELSE UTILIZES YOUR PROPERTY MANAGEMENT CAPABILITIES? We are one of the nation's largest retail property managers. We manage more than 50 million square feet of space in 22 states and the District of Columbia. We manage properties for a wide variety of third-party clients including pension funds, financial institutions and entrepreneurial owners. Our clients recognize the benefits associated with the size of our management portfolio. These clients benefit from our strong tenant relationships, development and redevelopment expertise and the economies of scale we enjoy when negotiating for goods and services.

DOES OPENING A NEW PROPERTY, LIKE CITRUS PARK, OFFER YOU A DIFFERENT SET OF CHALLENGES? Each new property requires us to line up a new group of contractors to provide security, cleaning, trash removal, landscaping and more. Because we opened Brandon TownCenter in the Tampa market just a few years ago, we were able to assemble a start-up team internally at Citrus Park that already had valuable experience in the market. Because of our national relationships with various vendors, together with our willingness to work with local vendors, we have the proven ability to operate efficiently in virtually any city in the country.

HOW DOES YOUR MANAGEMENT STAFF ENSURE THAT ALL YOUR OWNED AND MANAGED PROPERTIES ARE CONTRIBUTING FULLY TO THE GOAL OF BEING A "FIRST CLASS" OPERATION? We have a general operations manual that sets corporate standards for each of our malls. Then we have our whole portfolio divided into six operating regions, each with a regional manager. They visit each property frequently and do a total operations review with the property manager. Visiting each property regularly ensures that standards are met.

HOW ARE TECHNOLOGICAL ADVANCEMENTS AFFECTING YOUR PROPERTY MANAGEMENT EFFORTS? New technologies offer us new management tools. We continue to use the latest technology to be as effective as possible at each property in areas such as accounting, climate control and security. These technological advancements provide a level of information tracking at our properties that we use as a management tool. For example, at most properties in our portfolio, we track traffic numbers by time of day and location within the mall. This not only helps control our security and cleaning expenses, but also lets us track the success of current promotions at attracting additional shoppers to the mall.

[PICTURE APPEARS HERE]

JOSEPH M. SHRADER is President - Property Management, Urban Retail Properties Co. From 1991 to 1993, Mr. Shrader was a Senior Executive Vice President of JMB Retail Properties Company where he directed property management activities across the country. From 1978 to 1991, Mr. Shrader served as Director of Retail Operations for JMB Properties Company.


PROPERTY LOCATIONS

                               [MAP APPEARS HERE]

PROPERTY                                       LOCATION                         TOTAL SQ. FT.     OWNERSHIP
============================================================================================================
1     Oakbrook Center                          Oak Brook, Illinois             2,015,000                100%
------------------------------------------------------------------------------------------------------------
2     Old Orchard Center                       Skokie, Illinois                1,712,000                100%
------------------------------------------------------------------------------------------------------------
3     Fox Valley Center                        Aurora, Illinois                1,433,000                100%
------------------------------------------------------------------------------------------------------------
4     Hawthorn Center                          Vernon Hills, Illinois          1,234,000                100%
------------------------------------------------------------------------------------------------------------
5     MainPlace                                Santa Ana, California           1,116,000                100%
------------------------------------------------------------------------------------------------------------
6     Citrus Park Town Center                  Tampa, Florida                  1,100,000                100%
------------------------------------------------------------------------------------------------------------
7     Galleria at Roseville*                   Roseville, California           1,100,000                100%
------------------------------------------------------------------------------------------------------------
8     Woodland Hills Mall                      Tulsa, Oklahoma                 1,093,000                 50%
------------------------------------------------------------------------------------------------------------
9     Wolfchase Galleria                       Memphis, Tennessee              1,087,000                100%
------------------------------------------------------------------------------------------------------------
10    Penn Square Mall                         Oklahoma City, Oklahoma         1,075,000                100%
------------------------------------------------------------------------------------------------------------
11    Brandon TownCenter                       Tampa, Florida                    980,000                100%
------------------------------------------------------------------------------------------------------------
12    Miami International Mall                 Miami, Florida                    973,000                 40%
------------------------------------------------------------------------------------------------------------
13    Coral Square Mall                        Coral Springs, Florida            941,000                 50%
------------------------------------------------------------------------------------------------------------
14    Water Tower Place                        Chicago, Illinois                 727,000                 55%
------------------------------------------------------------------------------------------------------------
15    Valencia Town Center                     Valencia, California              675,000                 25%
------------------------------------------------------------------------------------------------------------
16    San Francisco Shopping Centre            San Francisco, California         495,000                 50%
------------------------------------------------------------------------------------------------------------
17    Copley Place                             Boston, Massachusetts             369,000                 33%
------------------------------------------------------------------------------------------------------------
18    The Plaza at Citrus Park Town Center *   Tampa, Florida                    350,000                100%
------------------------------------------------------------------------------------------------------------
19    The Plaza at Brandon TownCenter          Tampa, Florida                    243,000                100%





------------------------------------------------------------------------------------------------------------
20    Service Merchandise Plaza                Columbus, Ohio                    165,000                100%
------------------------------------------------------------------------------------------------------------
21    New York Square                          Aurora, Illinois                  116,000                100%
------------------------------------------------------------------------------------------------------------

* Under construction

This color indicates this state contains properties OWNED by Urban Shopping Centers, Inc. This color indicates this state contains properties MANAGED by Urban Retail Properties Co.




                                                            Financial Highlights

($000's omitted, except share, per square foot and ratio amounts)                    Years ended December 31
-------------------------------------------------------------------------------------------------------------
                                                                    1998            1997            1996
-------------------------------------------------------------------------------------------------------------
Total tenant sales (1)(2)                                      $ 2,534,264     $ 1,926,202       $ 1,323,126
Mall tenant sales (1)(2)(3)                                    $ 1,810,894     $ 1,435,921       $   944,965
Sales per square foot (1)(3)(4)(5)                             $       377     $       361       $       351
Property revenues (6)                                          $   268,761     $   205,027       $   130,774
Interest expense coverage ratio (7)                                   2.31            2.35              2.87
Income before extraordinary items                              $    22,948     $    22,093       $    19,969
Funds from operations (FFO) (8)                                $    55,659     $    48,559       $    35,419
Funds available for distribution (FAD) (8)                     $    55,879     $    47,689       $    34,582
Average number of common and unit voting common
     shares outstanding                                         17,744,072      17,440,454        14,066,243
Common and unit voting common shares outstanding
     at end of period                                           17,788,128      17,667,343        17,081,336
Debt to total market capitalization (9)                               50.8%           47.6%             46.3%
Occupancy (10)                                                        93.3%           91.6%             91.2%%
Leased (10)                                                           94.1%           92.8%             92.9%
=============================================================================================================

The chart below shows the calculation of funds from operations for the years 1996 through 1998:
                                                                    1998            1997            1996
-------------------------------------------------------------------------------------------------------------

Income before extraordinary items and minority interest        $    42,847     $    35,464       $    30,702
Plus depreciation and amortization                                  39,512          31,435            19,232
Plus Company's share of depreciation and amortization from
     unconsolidated partnerships and Urban Retail Properties Co.     9,177           6,502             4,129
Less preferred unit distributions and preferred stock dividends     (8,319)         (2,771)              (75)
-------------------------------------------------------------------------------------------------------------
Total funds from operations                                    $    83,217     $    70,630       $    53,988
-------------------------------------------------------------------------------------------------------------
Company's share of funds from operations (11)                  $    55,659     $    48,559       $    35,419
=============================================================================================================





The chart below shows the calculation of funds available for distribution for the years 1996 through 1998:
                                                                    1998            1997            1996
-------------------------------------------------------------------------------------------------------------

Total funds from operations                                    $    83,217     $    70,630       $    53,988
Plus non-cash effect of Oakbrook Center straight-line ground
     rent and related interest                                       3,293           3,332             3,173
Less adjustment to reflect actual cash received from
     Urban Retail Properties Co.                                      (639)           (105)             (619)
Plus write-off of assets (12)                                          186             581               308
Less straight-line rent adjustments (13)                            (1,720)         (1,401)             (767)
Less other gains (12)                                                 (791)         (3,673)           (3,372)
-------------------------------------------------------------------------------------------------------------
Total funds available for distribution                         $    83,546     $    69,364       $    52,711
-------------------------------------------------------------------------------------------------------------
Company's share of funds available for distribution (11)       $    55,879     $    47,689       $    34,582
=============================================================================================================


(1)   Only for those tenants who report sales.
(2)   1998 excludes Woodland Hills Mall, which was acquired on December 21, 1998, and Wolfchase Galleria. 1997 includes all regional malls (including 1997 acquisitions from acquired date forward). 1996 excludes Old Orchard
Center, which was acquired on December 18, 1996.
(3)   Excludes anchors and movie theaters.
(4)   Represents rolling twelve-month sales per square foot as defined by the International Council of Shopping
Centers.
(5)   1998 excludes Woodland Hills Mall, which was acquired on December 21, 1998, and Wolfchase Galleria. 1997 includes all regional malls, except Wolfchase Galleria, which opened on February 26, 1997. 1996 excludes Old
Orchard Center, which was acquired on December 18, 1996.
(6)   Represents the Company's consolidated revenues and its share of revenues from unconsolidated partnerships.
(7)   Represents the ratio of total funds available for distribution before interest expense (including the
Company's share of unconsolidated entities) to interest expense (excluding deferred interest).
(8)   FFO and FAD should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.
(9)   Based upon a closing price of $323/4, $347/8 and $29 per share as of December 31, 1998, 1997 and 1996, respectively.
(10)  Occupancy and leased percentage of the regional malls as of December 31 of each year. 1998 excludes Woodland
Hills Mall, which was acquired on December 21, 1998. 1996 excludes Old Orchard Center, which was acquired on
December 18, 1996.
(11)  Based upon a weighted average of 26,529,664, 25,367,282, and 21,440,480 common shares and units outstanding for 1998, 1997 and 1996, respectively.
(12)  Includes the Company's share of unconsolidated partnerships and of Urban Retail Properties Co.
(13)  Includes the Company's share of unconsolidated partnerships.


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

REVIEW OF OPERATIONS

Urban Shopping Centers, Inc. is in the business of owning, acquiring, managing, leasing, developing and redeveloping retail shopping centers. Strong performance of the Company's portfolio produced a 17.2% increase in 1998 funds available for distribution to $55.9 million from 1997 funds available for distribution of $47.7 million. The 1997 funds available for distribution increased 37.9% from 1996 funds available for distribution of $34.6 million. Presented below is a discussion of sales, occupancy and rents at the properties. Except as noted, this information is presented for all regional malls on a combined basis.

                    TOTAL TENANT SALES AND MALL TENANT SALES

                                     [GRAPH]


SALES Management closely follows the level of retail sales at its properties. Such sales affect profitability because they determine the amount the tenant can afford to pay the landlord for total charges. Some of the specific sales figures the Company follows are discussed below and shown in the graph above.

TOTAL TENANT SALES AND MALL TENANT SALES Management generally considers increasing total tenant sales to be an indication that a property is attracting more customers and providing a greater benefit to its tenants. Mall tenant sales indicate the amount of sales generated by the mall tenants. During 1998, mall tenants contributed approximately 91% of the Company's total regional mall shopping center revenues. The above graph illustrates total tenant sales and mall tenant sales at the Company's regional malls for 1994 through 1998.

        Excluding the 1998 acquisition of Woodland Hills Mall and the 1997 development of Wolfchase Galleria, aggregate annual sales volume at the regional malls for those mall shops and anchors that report sales has increased 3.6% to $2.42 billion in 1998 from $2.33 billion in 1997, including the actual 1997 full year results for 1997 acquisitions. On the same basis, mall tenant sales (excluding anchors and movie theaters) increased 4.8% for the same period.

SALES PER SQUARE FOOT Sales per square foot is reported based upon the International Council of Shopping Centers definition and represents total non-anchor reported sales divided by the total square feet occupied by the tenants reporting those sales. Excluding the 1998 acquisition of Woodland Hills Mall and the 1997 development of Wolfchase Galleria, sales per square foot at the regional malls increased 4.5% to $377 in 1998 as compared to $361 in 1997. We believe our sales per square foot continue to be among the highest in the industry. Our sales level reflects the quality and viability of our centers.

TENANT OCCUPANCY Tenant occupancy is one measure which reflects the demand for space at our properties. The chart below shows the mall gross leasable area ("GLA") occupancy rate at the regional malls for 1994 through 1998. The slight decrease in occupancy in 1995 and 1996 is primarily attributable to temporary closures for the renovation and re-merchandising of certain centers. Excluding the 1998 acquisition of Woodland Hills Mall, occupancy was 93.3% at December 31, 1998 compared to 91.6% at December 31, 1997. The mall GLA was 94.1% leased at December 31, 1998 compared to 92.8% at December 31, 1997.

                   OCCUPANCY AND LEASED RATES AT DECEMBER 31

                                    [GRAPH]

IN PLACE RENTS The average in place rents for the Company's regional malls excluding Woodland Hills Mall, which was acquired on December 21, 1998, increased 2.8% to $31.37 per square foot at December 31, 1998 from $30.52 per square foot at December 31, 1997. The December 31, 1997 average in place rents increased 3.3% from $29.55 per square foot at December 31, 1996.

OCCUPANCY COSTS Occupancy costs generally consist of (i) minimum rent (the contractual amount a tenant must pay), (ii) percentage rent (the percentage of sales revenue a tenant must pay as additional rent) and (iii) expense recoveries (the amount a tenant must pay to reimburse the landlord for the costs of operating the mall), including real estate taxes. Typically, when occupancy costs for any specific tenant exceed a certain percentage of such tenant's annual sales, the tenant may not be profitable. Generally, tenants in more productive regional malls are able to afford higher occupancy costs. The following table sets forth the Company's regional mall occupancy costs (as a percentage of sales) for the last five years. The increase in occupancy costs reflects the Company's leasing efforts and increased emphasis on expense recoveries.

Years ended December 31         1998(1)       1997(2)       1996       1995       1994
--------------------------------------------------------------------------------------
Mall tenant sales (3)       $  1,811      $  1,253      $    945   $    915   $    820
Percent of sales:
   Minimum rents                 8.5%          8.6%          8.3%       8.2%       8.1%
   Percentage rents               .5%           .4%           .4%        .4%        .5%
   Expense recoveries (4)        3.4%          3.4%          3.0%       2.8%       3.1%
--------------------------------------------------------------------------------------
In-line tenant
   occupancy costs (5)          12.4%         12.4%         11.7%      11.4%      11.7%
======================================================================================


(1) 1998 excludes Woodland Hills Mall, which was acquired on December 21, 1998.
(2) 1997 excludes San Francisco Shopping Centre, Copley Place, Fox Valley Center and Hawthorn Center, all acquired in 1997.
(3) In millions. Excludes sales from anchor tenants and movie theaters.
(4) Represents principally real estate tax and common area maintenance charges.
(5) Total mall tenant occupancy costs divided by total mall tenant sales (excluding anchor tenants and movie theaters).


RESULTS OF OPERATIONS

1998 COMPARED TO 1997

Shopping center revenues increased $45.2 million to $197.6 million in 1998 from $152.4 million in 1997. Minimum rents, percentage rents and recoveries from tenants increased as a result of (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997 and (ii) Wolfchase Galleria having been open for a full year in 1998 as compared to ten months in 1997. Minimum rents, percentage rents and recoveries from tenants increased as a result of increases in average occupancy, rents, sales and real estate taxes in 1998 as compared to 1997. Other revenues increased at MainPlace and Old Orchard Center primarily as a result of lease termination fees received in 1998.

        Shopping center expenses, including depreciation and amortization, increased $28.0 million to $114.0 million in 1998 from $86.0 million in 1997. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) Wolfchase Galleria having been open for a full year in 1998 as compared to ten months in 1997, (iii) increases at Old Orchard Center and Oakbrook Center as a result of increased real estate taxes and (iv) an increase in management fees as a result of the January 1, 1998 termination of management contracts with the Operating Partnership for certain of the Company's consolidated properties, which fees were eliminated in consolidation. New management contracts were entered into with the Management Company, which is not consolidated.

        Mortgage and other interest expense increased $9.9 million to $43.8 million in 1998 from $33.9 in 1997. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) Wolfchase Galleria having been open for a full year in 1998 as compared to ten months in 1997 and (iii) an increase at MainPlace as a result of the new swap agreement on May 1, 1998. These increases were partially offset by a decrease at Old Orchard Center as a result of the refinancing of its indebtedness on December 11, 1997.

        General and administrative expense increased $1.5 million to $4.8 million in 1998 from $3.3 million in 1997. This increase was primarily the result of additional compensation expense related to the Company's 1996 Incentive Unit Program and reimbursement to the Management Company for certain employees.

        Income from unconsolidated partnerships increased $4.6 million to $10.8 million in 1998 from $6.2 million in 1997. This increase was primarily attributable to (i) the investment in a partnership resulting in a 50% preferred ownership interest in San Francisco Shopping Centre on June 17, 1997, (ii) the purchase of a one-third equity interest in Copley Place on August 1, 1997, (iii) the gain on sale of land at Miami International Mall on June 18, 1998 and November 2, 1998 and (iv) an increase in minimum rents, recoveries from tenants and other shopping center revenues at Miami International Mall.

        Income from the Management Company increased $0.7 million to $0.3 million in 1998 from a $0.4 million loss in 1997. This increase was primarily attributable to (i) an increase in management fees as a result of the management contracts for certain of the Company's consolidated properties being terminated with the Operating Partnership on January 1, 1998 and new management contracts being entered into with the Management Company, (ii) a decrease in mortgage interest as a result of the restructuring of the Management Company's indebtedness, (iii) a fee received in December 1998 for acquisition and development feasibility consulting services performed by the Management Company for an affiliated entity and (iv) an increase in time recoveries as a result of the development of Citrus Park Town Center. These increases were partially offset by the increase in compensation expense as a result of the 1996 Incentive Unit Program and an increase in depreciation expense as a result of the purchase of computer hardware and software during 1997.

        Other gains of $0.5 million in 1998 represent the gain on sale of an outparcel of land at Wolfchase Galleria.

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

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION

Net cash flows from operating activities increased $11.1 million in 1998 from 1997. This increase was primarily attributable to an increase in rental operations discussed above. Net cash flows from operating activities increased $13.9 million in 1997 from 1996. This increase was primarily attributable to an increase in rental operations discussed above.

        Net cash flows used in investing activities decreased $97.6 million in 1998 from 1997. This decrease was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center in November 1997,
(ii) the investment in a partnership resulting in a 50% preferred interest in San Francisco Shopping Centre in June 1997, (iii) the acquisition of land in Roseville, California in June 1997 and (iv) an increase in cash distributions from San Francisco Shopping Centre, Copley Place and Coral Square Mall in 1998. These decreases were partially offset by (i) the acquisition of a 50% equity interest in Woodland Hills Mall on December 21, 1998, (ii) an increase in cash contributions to Citrus Park Venture Limited Partnership ("Citrus Park") during 1998 and (iii) proceeds from the sale of the Burdines store at Brandon TownCenter in September 1997. Net cash flows used in investing activities increased $50.5 million in 1997 from 1996. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center in November 1997, (ii) the investment in a partnership resulting in a 50% preferred ownership interest in San Francisco Shopping Centre in June 1997, (iii) the acquisition of land in Roseville, California in June 1997 and (iv) an increase in cash contributions to San Francisco Shopping Centre, Citrus Park and Miami International Mall during 1997. These increases were partially offset by proceeds from the sale of the Burdines store at Brandon TownCenter in September 1997 and a decrease in additions to investment properties as a result of the completion and opening of Wolfchase Galleria in February 1997.

        Net cash flows from financing activities decreased $105.6 million in 1998 from 1997. This decrease was primarily attributable to a decrease in proceeds from the issuance of preferred stock and an increase in cash distributions to limited partners of the Operating Partnership and dividends paid to shareholders. These decreases were partially offset by additional fundings from the Company's lines of credit. Net cash flows from financing activities increased $35.2 million in 1997 from 1996. This increase was primarily attributable to the proceeds from a permanent loan at Wolfchase Galleria and the issuance of common stock, unit voting common stock and preferred stock in 1997. These increases were partially offset by the repayment of the construction loan at Wolfchase Galleria and an increase in cash distributions to limited partners of the Operating Partnership and dividends paid to shareholders.

        At December 31, 1998, the Company and its consolidated ventures had cash, cash equivalents and short-term investments of $0.4 million.

        Beginning with the dividend declared and paid in the first quarter of 1999, the Company increased its quarterly dividend to $0.560 per share, up 6.7% from $0.525 per share previously.

CAPITALIZATION

At December 31, 1998, the Company's debt (including the Company's share of debt of unconsolidated partnerships and the Management Company) totaled $1.06 billion of which $963.4 million is fixed rate debt and $95.8 million is floating rate debt.

        On December 21, 1998, the Company acquired a 50% equity interest in Woodland Hills Mall, LLC (the "LLC"). Concurrent with the acquisition, the LLC secured financing for $90.0 million which bears interest at a fixed rate of 7.00% and matures on January 1, 2009.

        On December 1, 1998, the Company assumed $31.0 million of the Management Company's $51.0 million of indebtedness. The indebtedness is secured by the Management Company's interest in certain management contracts and a guarantee by Penn Square Mall Limited Partnership. The $31.0 million bears interest at 7.54% and matures on August 1, 2001. Subsequent to year-end, the Company secured $75.0 million in financing for Penn Square Mall. The loan bears interest at a fixed rate of 7.025% and matures on March 1, 2009. In addition, the Management Company obtained a $20.0 million loan. The loan bears interest at a floating rate of LIBOR + 1.20% and matures on February 25, 2004. Furthermore, Penn Square Mall and the Management Company prepaid their respective December 31, 1998 outstanding indebtedness.

        On October 19, 1998, the Company completed an extension on the $80.0 million MainPlace indebtedness. The indebtedness is now scheduled to mature on September 30, 1999. On May 1, 1998, the Company entered into an interest rate swap agreement for the MainPlace indebtedness thereby fixing the all-in interest rate at 6.25% through maturity.

        On August 7, 1998, the Company executed a construction loan with a lender in the amount of $86.1 million to finance the remaining construction costs at Citrus Park Town Center. The loan was initially funded in August 1998 and matures on August 7, 2000; however, it may be extended for three one-year periods. At December 31, 1998, the floating interest rate on the loan was LIBOR + 1.20% (6.41%). Subsequent to year-end, the interest rate was reduced to LIBOR + 1.05%. As of December 31, 1998, $45.3 million was outstanding.

        On July 26, 1995, the Company signed an agreement with a group of lenders for the establishment of a $90.0 million secured, revolving line of credit (the "Line"), which on November 25, 1998 was increased to $107.5 million. The Line is currently subject to a floating interest rate of LIBOR + 0.85% (6.39% at December 31, 1998). As of December 31, 1998, $56.8
million was outstanding.

        On November 6, 1996, the Company entered into an agreement with a lender for a one-year $5.0 million unsecured revolving line of credit, which on January 30, 1998, was amended to increase the line to $7.5 million and extend the maturity to January 29, 1999. Subsequent to year-end, this line was further amended to increase the line to $10.0 million, extend the maturity to January 28, 2000 and change the interest rate to the Reference Rate -1.5625%. At December 31, 1998, this line of credit bore interest at the Reference Rate -2.00% (5.75%). As of December 31, 1998, $3.8 million was outstanding.

        During the first quarter of 1998, the Company entered into an interest rate swap agreement on $10.0 million of its floating rate indebtedness thereby fixing the all-in rate at 6.64% through the expected maturity date.

        Although there can be no assurances, the Company believes that operating cash flows will be sufficient to service all Company debt and anticipates repayment or refinancing when such amounts are due in the ordinary course of its business. The Company's interest expense coverage ratio (including the Company's share of unconsolidated entities interest expense and excluding deferred interest) decreased to 2.31 at December 31, 1998 as compared to 2.35 at December 31, 1997. At December 31, 1998, the Company's debt to total market capitalization (which includes the market value of issued and outstanding shares of capital stock of the Company and of partnership interests in the Operating Partnership not held by the Company, plus Company debt) was approximately 51% as illustrated by the table at the end of Management's Discussion and Analysis of Financial Condition and Results of Operations.

        On December 29, 1998, the Company issued $25.0 million in cumulative convertible redeemable preferred stock ("Preferred Stock") with a liquidation preference of $32.32 per share. Quarterly dividends on the Preferred Stock are equal to the greater of (i) $0.525 per share or (ii) the quarterly dividend then payable on the shares of common stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into common stock, at the option of the holder, at a conversion price of $32.32 per share (subject to antidilution adjustments) at anytime after September 1999. After six years, the Preferred Stock may be redeemed, at the option of the Company, for cash at a redemption price of $32.32 per share. The net proceeds of the issue, after deducting transaction costs, were used in connection with the acquisition of a 50% equity interest in Woodland Hills Mall. As of December 31, 1998, the Company had $342.8 million of preferred stock, depository shares, common stock, stock warrants and rights registered and available under two shelf registrations.

        The Company believes that its cash generated from property operations will provide the necessary funds on a short-term and long-term basis for its operating expenses, interest expense on outstanding indebtedness and recurring capital expenditures and all dividends to the shareholders necessary to satisfy the real estate investment trust ("REIT") requirements. Sources of capital for future acquisitions, development and non-recurring capital expenditures, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments, on the outstanding indebtedness are expected to be obtained from the following sources: (i) excess funds available for distribution, (ii) working capital reserves, (iii) additional Company or property financing,
(iv) proceeds from the sale of assets, including outparcels and (v) additional equity raised in the public or private markets (including the issuance of additional common stock, unit voting common stock and/or units). Accordingly, the Company expects that it may incur additional indebtedness. In light of current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors, the Company may consider an increase or decrease in its ratio of debt to total market capitalization accordingly.

CAPITAL INVESTMENTS

In November 1998, the Company completed a renovation of Fox Valley Center at a cost of approximately $13.0 million. In November 1997, the Company entered into a put option agreement with an unaffiliated third party for the purchase of a regional mall. This put option expired on December 31, 1998.

        The Company's newest super-regional mall, Citrus Park Town Center in Tampa, Florida, opened virtually 100% leased on March 3, 1999. The anchor tenants are Burdines, Dillard's, JCPenney and Sears. Citrus Park Town Center also contains more than 120 specialty shops and restaurants and an approximate 90,000 square foot state-of-the-art movie theatre in a total retailing package designed to make Citrus Park Town Center a destination mall. In addition, an approximate 350,000 square foot community center opposite the regional mall, The Plaza at Citrus Park, is scheduled to open in phases beginning in the fall of 1999. A bond offering of $26.7 million to fund the roadwork surrounding the property was completed by the Citrus Park Community Development District (the "CDD") during the fourth quarter of 1996. The Company assisted the CDD in obtaining the financing by guaranteeing the irrevocable letter of credit which supports the bonds.

        The Company's latest development project is the 1.1 million square foot Galleria at Roseville near Sacramento, California. Galleria at Roseville already has four committed anchor tenants with JCPenney, Macy's, Nordstrom and Sears. The development schedule calls for Galleria at Roseville to open in the fall of 2000. The official groundbreaking for the center took place in September 1998.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") was issued by the FASB in June 1998. The effective date of this statement for the Company is January 1, 2000. Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities will be required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The Company uses interest rate swap agreements and treasury locks as part of its interest rate risk management strategy. These derivatives are used to hedge cash flow exposure and under Statement 133 the effective portion of the gain or loss on the derivative instrument will be reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the hedged transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss will be reported in earnings immediately.

        The Company does not anticipate early adoption of Statement 133; however, it is estimated that adoption of Statement 133 will result in the Company recording a derivative instrument liability of $12.6 million and a transition adjustment loss of $12.6 million in other comprehensive income at January 1, 2000.

        The Company expects that the adoption of Statement 133 will increase the volatility of reported earnings and other comprehensive income. In general, the amount of volatility will vary with the level of derivative activities during any period.

YEAR 2000 The Company uses a significant number of information technology ("IT") and non-IT computer systems in its operations. The IT systems include the Company's corporate operating and accounting systems, central lease entry and property management systems, desktop and communications systems and other corporate systems. The non-IT systems include embedded microprocessors that control building systems, such as lighting, security, fire, elevators, heating, ventilation and air conditioning systems.

        In 1997, the Company began to address the year 2000 problem (that is, the fact that some systems may fail or produce inaccurate results using dates in or around the year 2000). The Company has replaced all of its mission-critical IT systems, including its central lease entry and property management software, key communications and desktop software and the related computer hardware. The Company believes, based on statements by vendors and on its own testing, that all of the replacements for mission-critical IT systems are year 2000 ready. The Company also is continuing to replace other IT systems which are not mission critical with year 2000 ready systems to the extent that it is cost-effective to do so.

        The Company's property management staff has conducted an inventory and assessment of the non-IT systems at its properties and is seeking confirmation from the relevant vendors that these non-IT systems are year 2000 ready. The Company has begun, and is continuing, to replace critical non-IT systems that the Company believes may not be year 2000 ready, and the Company expects that its properties will be year 2000 ready by July 1999. However, the Company does not have the technical capacity to test all of the non-IT systems at its properties.

        The Company relies on a variety of outside suppliers to provide critical services to its properties. Of particular concern are the local utility providers. Electric utilities, for example, use numerous embedded systems in producing, measuring, controlling and dispensing electricity. Without electricity, most of the systems at any property will not function and the property may be unable to operate. The Company does not control these outside suppliers and for some suppliers, such as the utilities, there may be no feasible alternative supplier available. The failure of a utility or other supplier could have a material adverse effect on the operations of the affected property, and a widespread failure of utilities or other suppliers could have a material adverse effect on the Company.

        The Company has developed and will continue to refine contingency plans to address the risk created by the year 2000 problem. These plans generally include having property management personnel on-site at the properties during the year change to handle year 2000 problems as they arise by using the methods that the Company's property management staff customarily uses to address failures of systems and suppliers. The contingency plans also include procuring alternative suppliers, when available, where the Company is able to conclude, on the basis of its inventory and assessment, that an existing supplier will not be year 2000 ready.

        The Company's historical costs for remediation have not been material and the Company does not anticipate that its future remediation will be material. Although the cost of replacing the Company's IT mission-critical systems was substantial, those replacements were made to improve operational efficiency and were not accelerated due to the year 2000 problem. The Company has not delayed any material projects as a result of the year 2000 problem.

        The foregoing discussion is equally applicable to the Management Company, except that at third party-owned properties managed by the Management Company both the historical and any necessary future remediation costs are the obligation of the property owner and the replacement of any non-IT system located upon such properties are at the discretion of the property owner.

FINANCIAL MARKET RISK DISCLOSURE

The Company is exposed to interest rate changes primarily as a result of its indebtedness. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objective, the Company may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate its interest rate risk on a related financial instrument. Because of the Company's objectives discussed above, the Company limits its exposure to increases in interest rates; however, the Company also does not benefit fully from decreases in interest rates. Furthermore, as interest rates increase and decrease, the implicit value of the derivative instrument rises and falls, respectively. This rise and fall in the implicit value of an interest rate swap agreement does not impact the fixed payment agreed to under the swap agreement. The Company does not enter into derivative or interest rate transactions for speculative purposes.

        The Company manages its exposure to changes in floating interest rates by limiting exposure to floating rate changes in any one year. The Company manages liquidity risk by staggering the maturities of its indebtedness. The Company increases its financial flexibility through the use of variable rate debt and derivatives versus fixed rate debt. The Company manages its exposure to counterparties by diversifying its exposure to counterparties and entering into swap agreements and treasury locks only with certain parties which have a specified credit rating.

        The Company's interest rate risk is monitored using a variety of techniques. Fixed rate debt matures and bears average interest rates as follows:

      2000 - $26,650 at 7.40%; 2001 - $50,000 at 7.54%; 2003 - $18,611 at
6.91%; and thereafter - $517,859 at 7.09%. Variable rate debt matures and bears average interest rates (based on the December 31, 1998 LIBOR rate) as follows:1999 - $173,500 at 6.26%; 2000 - $105,823 at 6.38%; 2002 - $26,766
at 5.83%; and thereafter - $140,000 at 5.43%.

        The Company utilizes principally variable-to-fixed interest rate swaps to mitigate its interest rate risk on the above variable rate debt. Notional amounts of outstanding interest rate swaps have the following maturities and provide for the following average fixed payment rates to hedge the indicated underlying variable rates: 2000 - $20,000 at 6.67% and 6.81%; 2002 - $63,500 at 6.70% and 7.37%; 2003 - $10,000 at 6.67% and
7.41%; and thereafter - $256,766 at 5.61% and 6.26%.

        The above average balances include the Company's share of unconsolidated partnerships debt and swaps. The fair value of fixed and variable rate debt approximates its carrying value at December 31, 1998. The fair value of interest rate swap agreements was ($12,187) at December 31, 1998.

        As the above information incorporates only those exposures that exist as of December 31, 1998, it does not consider those exposure or positions, which could arise after that date. Moreover, because firm commitments are not presented, the information represented therein has limited predictive value. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company's hedging strategies at the time and interest rates.

FORWARD-LOOKING STATEMENTS

Certain statements set forth herein contain forward-looking statements, including, without limitation, statements relating to the timing and anticipated capital expenditures of the Company's development programs and acquisitions. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results may differ materially from those set forth in the forward-looking statements. Certain factors that might cause such differences include general economic conditions, local real estate conditions, construction delays due to the unavailability of construction materials, weather conditions or other delays beyond the control of the Company. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating and development and acquisition plans and estimates.

These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements.

                                           Debt to Total Market Capitalization


                                                                                                    Pro Rata
                                                                                                    Share of
                                                       Annual      100% Balance                     Mortgage
($000's omitted, except share           Maturity     Interest       of Mortgage     Ownership          Notes
and per share amounts)                      Date         Rate     Notes Payable      Interest        Payable
------------------------------------------------------------------------------------------------------------
Consolidated entities:
     Old Orchard Center                Dec. 2009        6.98%          $166,287        100.0%     $  166,287
     Oakbrook Center                   Oct. 2004        6.14%           140,000        100.0%        140,000
     MainPlace                        Sept. 1999        6.25%            80,000        100.0%         80,000
     Wolfchase Galleria               June  2007        7.80%            78,999        100.0%         78,999
     Fox Valley Center                 Nov. 2006        6.75%            85,528        100.0%         85,528
     Hawthorn Center                   Nov. 2008        6.75%            77,864        100.0%         77,864
     Penn Square Mall(1)               Aug. 2001        7.54%            31,000        100.0%         31,000
     Citrus Park Town Center           Aug. 2000(2)       (2)            45,273        100.0%         45,273
     Operating Partnership             Apr. 2000(3)       (3)            56,800        100.0%         56,800
     Operating Partnership             Jan. 2000(4)       (4)             3,750        100.0%          3,750
------------------------------------------------------------------------------------------------------------
                                                                        765,501                      765,501
Unconsolidated entities: (5)
     Water Tower Place                 Feb. 2000(6)       (6)           170,000         55.0%         93,500
     Coral Square Mall                 Dec. 2000        7.40%            53,300         50.0%         26,650
     Miami International Mall          Dec. 2003        6.91%            46,528         40.0%         18,611
     San Francisco Shopping Centre    July  2003(7)     6.90%            53,531         50.0%         26,766
     Copley Place                      Aug. 2007        7.44%           192,543         33.3%         64,181
     Woodland Hills Mall               Jan. 2009        7.00%            90,000         50.0%         45,000
     Management Company (8)            Aug. 2001        7.54%            20,000         95.0%         19,000
------------------------------------------------------------------------------------------------------------
                                                                        625,902                      293,708
------------------------------------------------------------------------------------------------------------
Company debt                                                                                      $1,059,209
============================================================================================================
Convertible preferred units (convertible into 1,018,182 common units)                             $   28,000

Convertible preferred stock (convertible into 3,772,915 shares of common stock)                   $  125,000


Market value of equity interests as of December 31, 1998, based upon 26,713,034
     common shares/units at $32 3/4 per share                                                     $  874,852
============================================================================================================
Total market capitalization                                                                       $2,087,061
============================================================================================================
Company debt to total market capitalization                                                               51%
============================================================================================================

(1)   Subsequent to year-end, the Company secured $75,000 in financing. The new loan bears interest at a fixed rate of 7.025% and matures on March 1, 2009. Proceeds from the financing were used to repay the outstanding
$31,000 and pay down the Company's line of credit.

(2)   This construction loan matures on August 7, 2000; however, it may be extended for three one-year periods. At
December 31, 1998, this loan bore interest at LIBOR + 1.20% (6.41%). Subsequent to year-end, the rate was reduced to LIBOR + 1.05%.

(3)   This line of credit, subject to lenders' approval, may be extended for an additional one or two-year period and is currently subject to a floating rate of LIBOR + 0.85% (6.39% at December 31, 1998).

(4)   At December 31, 1998, this line of credit bore interest at the Reference Rate -2.00% (5.75%). Subsequent to year-end, this line of credit was extended to January 28, 2000 and the interest rate changed to the Reference Rate
-1.5625%.

(5)   Excludes Valencia Town Center as the Company is a limited partner and is currently not entitled to any cash distributions until the outside partner has received a return on and of its contributions to the partnership.

(6)   Subsequent to year-end, the Company extended this loan maturity to February 1, 2000. It may be further extended for one additional year. Of this total $170.0 million, $160.0 million bears interest at LIBOR + 1.125%
and $10.0 million bears interest at LIBOR + 1.500% (6.67% and 7.05%, respectively, at
December 31, 1998).

(7)   Subsequent to year-end, the Company extended this loan maturity to July 1, 2003; however, it may be further extended for two one-year periods.

(8)   Subsequent to year-end, the Management Company refinanced its $20,000 of indebtness. The new loan bears interest at a floating rate of LIBOR + 1.20% and matures on February 25, 2004.



                                             Consolidated Balance Sheets

($000's omitted, except share and per share amounts)                                            December 31
-----------------------------------------------------------------------------------------------------------
                                                                                       1998            1997
-----------------------------------------------------------------------------------------------------------
ASSETS
Investment properties:
     Land, including peripheral land parcels                                    $   157,045    $   152,913
     Buildings and improvements                                                   1,095,431      1,072,673
     Equipment, furniture and fixtures                                                4,065          3,297
     Construction in progress                                                       101,188          6,025
----------------------------------------------------------------------------------------------------------
                                                                                  1,357,729      1,234,908
     Accumulated depreciation                                                      (163,845)      (125,594)
----------------------------------------------------------------------------------------------------------
         Investment properties, net of accumulated depreciation                   1,193,884      1,109,314

Investments in unconsolidated partnerships                                          135,052        118,800
Investment in the Management Company                                                 48,552         15,058
Cash, cash equivalents and short-term investments                                       422          1,268
Receivables:
     Tenant, net of allowance for doubtful accounts of $3,836 and
         $3,092 in 1998 and 1997, respectively                                       16,143         14,031
     Other                                                                            2,835          7,065
Deferred expenses and other assets                                                   14,522         15,440
----------------------------------------------------------------------------------------------------------
                                                                                $ 1,411,410    $ 1,280,976
==========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Mortgage notes payable                                                     $   765,501    $   666,908
     Land sale-leaseback proceeds                                                    75,000         75,000
     Deferred lease accrual                                                          20,733         18,593
     Accounts payable and other liabilities                                          51,270         38,538
     Investments in unconsolidated partnerships                                      42,893         39,665
     Commitments and contingencies
----------------------------------------------------------------------------------------------------------
         Total liabilities                                                          955,397        838,704





($000's omitted, except share and per share amounts)                                            December 31
-----------------------------------------------------------------------------------------------------------
                                                                                       1998            1997
-----------------------------------------------------------------------------------------------------------

Minority interest                                                                   129,739        132,616
Stockholders' equity:
     Preferred stock, $.01 par value, authorized 5,000,000 shares, issued and outstanding 3,772,915 shares in 1998 and 2,999,400
         shares in 1997 (liquidation preference of $125,000)                             38             30
     Common stock, $.01 par value, authorized 140,000,000 shares, issued and outstanding 17,380,193 shares in 1998 and
         17,259,408 shares in 1997                                                      174            173
     Unit voting common stock, $.01 par value, authorized 5,000,000
         shares, issued and outstanding 407,935 shares in 1998 and 1997                   4              4
     Additional paid-in capital                                                     489,880        459,738
     Retained earnings (deficit)                                                   (163,822)      (150,289)
----------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                 326,274        309,656
----------------------------------------------------------------------------------------------------------
                                                                                $ 1,411,410    $ 1,280,976
==========================================================================================================


See accompanying notes to consolidated financial statements.


                                           Consolidated Statements of Operations


($000's omitted, except share and per share amounts)                                      Years ended December 31
-----------------------------------------------------------------------------------------------------------------
                                                                             1998            1997            1996
-----------------------------------------------------------------------------------------------------------------
Revenues:
     Shopping center revenues:
         Minimum rents                                               $    118,290    $     94,812    $     60,944
         Percentage rents                                                   7,322           5,575           4,056
         Recoveries from tenants                                           65,108          47,493          27,659
         Other                                                              6,866           4,480           2,521
-----------------------------------------------------------------------------------------------------------------
                                                                          197,586         152,360          95,180
     Interest income                                                        1,103           1,620           1,864
-----------------------------------------------------------------------------------------------------------------
                                                                          198,689         153,980          97,044
-----------------------------------------------------------------------------------------------------------------
Expenses:
     Shopping center expenses                                              72,538          52,138          30,924
     Mortgage and other interest                                           43,751          33,876          14,246
     Ground rent                                                            4,596           4,689           4,420
     Depreciation and amortization                                         41,463          33,866          21,236
     General and administrative                                             4,829           3,269           2,650
     Write-off of assets                                                      186             140             308
-----------------------------------------------------------------------------------------------------------------
                                                                          167,363         127,978          73,784
-----------------------------------------------------------------------------------------------------------------

         Operating income                                                  31,326          26,002          23,260
Income from unconsolidated partnerships                                    10,778           6,227           3,000
Income (loss) from the Management Company                                     264            (438)          1,070
-----------------------------------------------------------------------------------------------------------------
         Income before other gains,
              minority interest and extraordinary items                    42,368          31,791          27,330
Other gains                                                                   479           3,673           3,372
Minority interest                                                         (13,540)        (12,560)        (10,733)
-----------------------------------------------------------------------------------------------------------------

         Income before extraordinary items                                 29,307          22,904          19,969
Extraordinary items (net of minority interest)                               --            (5,719)           --
-----------------------------------------------------------------------------------------------------------------





($000's omitted, except share and per share amounts)                                      Years ended December 31
-----------------------------------------------------------------------------------------------------------------
                                                                             1998            1997            1996
-----------------------------------------------------------------------------------------------------------------
         Net income                                                        29,307          17,185          19,969
Dividends on preferred stock                                               (6,359)           (811)           --
-----------------------------------------------------------------------------------------------------------------
         Income applicable to common and unit voting stock           $     22,948    $     16,374    $     19,969
=================================================================================================================

Basic income per common and unit voting common share:
     Before extraordinary items                                      $       1.29    $       1.27    $       1.42
     Extraordinary items                                                     --              (.33)           --
-----------------------------------------------------------------------------------------------------------------
         Net income                                                  $       1.29    $       0.94    $       1.42
=================================================================================================================

Diluted income per common and unit voting common share:
     Before extraordinary items                                      $       1.27    $       1.27    $       1.42
     Extraordinary items                                                     --              (.33)           --
-----------------------------------------------------------------------------------------------------------------
         Net income                                                  $       1.27    $       0.94    $       1.42
=================================================================================================================

Weighted-average common and unit voting common shares outstanding:
         Basic                                                         17,744,072      17,440,454      14,066,243
         Diluted                                                       18,013,943      17,730,053      14,136,277
=================================================================================================================
Dividends declared and paid per common and unit voting
     common share                                                    $       2.10    $       2.03    $       1.98
=================================================================================================================


See accompanying notes to consolidated financial statements.


                                   Consolidated Statements of Stockholders' Equity

                                               Common Stock and Unit
                            Preferred Stock      Voting Common Stock       Additional    Retained
($000's omitted,           ------------------  ---------------------       Paid-In       Earnings
except share amounts)      Shares      Amount     Shares      Amount       Capital       (Deficit)         Total
------------------------------------------------------------------------   ----------    ---------      ----------
Balances at
December 31, 1995          13,742,259      $ 137       $ 259,120     $(124,748)     $ 134,509
Shares issued in
connection with:
 Public offering            3,225,000         32          80,405            --         80,437
   Issuance of unit
      voting common
      stock                    42,424          1           1,134            --          1,135
   Stock option plan           71,653          1           1,656            --          1,657
Net income                         --         --              --        19,969         19,969
Dividends declared and
  paid                             --         --              --       (27,224)       (27,224)
Reallocation of
  minority interest                --         --         (15,820)           --        (15,820)
----------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 1996        17,081,336        171         326,495      (132,003)       194,663
Shares issued in
 connection with:
   Private placement(1)     2,999,400       $ 30          --         --          98,929            --      98,959
   Issuance of
    common stock              177,316          2           5,739            --          5,741
   Issuance of unit voting
      common stock             69,197          1           2,265            --         2,266
   Conversion of units        127,656          1           1,433            --          1,434
   Stock option plan          211,838          2           4,852            --          4,854
Net income                         --         --              --        17,185         17,185
Dividends declared and
 paid                              --         --              --       (35,471)       (35,471)
Reallocation of minority
 interest                          --         --          20,025            --         20,025
-----------------------------------------------------------------------------------------------------------------





Balances at December 31,
  1997                       2,999,400       30       17,667,343      177       459,738      (150,289)    309,656
Shares issued in connection
 with:
   Private placement(2)        773,515        8          --         --          24,594            --        24,602
   Stock option plan            85,573        1           1,876            --          1,877
   Incentive unit plan          35,212       --           1,222            --          1,222
Net income                          --       --              --        29,307         29,307
Dividends declared and paid         --       --              --       (42,840)       (42,840)
Reallocation of minority interest   --       --           2,450            --          2,450
-----------------------------------------------------------------------------------------------------------------
Balances at December 31,
  1998                       3,772,915     $ 38  17,788,128      $ 178       $ 489,880   $  (163,822)     $326,274
=================================================================================================================

(1) On November 13, 1997, in connection with the Company's acquisitions of Fox Valley Center and Hawthorn Center, the Company issued $100,000 in cumulative convertible redeemable preferred stock ("Preferred Stock") with a liquidation preference of $33.34 per share. Quarterly dividends on the Preferred Stock are equal to the greater of (i) $0.50 per share or (ii) the quarterly dividend then payable on the shares of common stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into common stock, at the option of the holder, at a conversion price of $33.34 per share (subject to antidilution adjustments) at anytime after August 1998. After six years, the Preferred Stock may be redeemed, at the option of the Company, for cash at a redemption price of $33.34 per share.

(2) On December 29, 1998, in connection with the Company's acquisition of a 50% equity interest in Woodland Hills Mall, the Company issued $25,000 in Preferred Stock with a liquidation preference of $32.32 per share. Quarterly dividends on the Preferred Stock are equal to the greater of (i) $0.525 per share or (ii) the quarterly dividend then payable on the shares of common stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into common stock, at the option of the holder, at a conversion price of $32.32 per share (subject to antidilution adjustments) at anytime after September 1999. After six years, the Preferred Stock may be redeemed, at the option of the Company, for cash at a redemption price of $32.32 per share.


See accompanying notes to consolidated financial statements.



                                        Consolidated Statements of Cash Flows


($000's omitted)                                                         Years ended December 31
--------------------------------------------------------------------------------------------------------------
                                                                         1998         1997         1996
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $  29,307    $  17,185    $  19,969
Adjustments to reconcile net income
    to net cash provided by operating activities:
     Depreciation and amortization                                          41,463       33,866       21,236
     Write-off of assets                                                       186          140          308
     Provision (recovery) for losses on accounts receivable                  1,402          972         (225)
     Income from unconsolidated partnerships                               (10,778)      (6,227)      (3,000)
     Loss (income) from the Management Company,
         net of distributions                                                 (264)         438         --
     Minority interest                                                      13,540       12,560       10,733
     Other gains                                                              (479)      (3,673)      (3,372)
     Extraordinary items                                                      --          5,719         --
     Changes in other assets and liabilities                                 3,378        5,693        7,091
----------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                          77,755       66,673       52,740
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investment properties, net of change in related payables      (50,607)     (43,794)     (48,011)
Acquisition of investment properties and development parcels                  --       (101,382)     (76,639)
Acquisition of partnership interests                                       (34,924)     (31,400)      (9,431)
Proceeds from sale of investment property, net of selling costs               --         16,933         --
Proceeds from sale of options and land parcels, net of selling costs           490        2,296        4,679
Cash contributions to unconsolidated partnerships and
     the Management Company                                                (25,743)     (28,022)      (2,253)
Cash distributions from unconsolidated partnerships and
     the Management Company                                                 31,824        9,071        5,563
Net sales and maturities of short-term investments                              (3)        --            161
Other                                                                          192         (109)          (5)
----------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                             (78,771)    (176,407)    (125,936)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt, net of issuance costs                      160,566      487,601       87,982
Proceeds from issuance of common stock, unit voting
     common stock and preferred stock                                       27,513      105,751       83,229
Repayment of debt                                                         (124,655)    (433,864)     (58,900)
Cash distributions to partners                                             (20,417)     (18,291)     (14,606)
Dividends paid                                                             (42,840)     (35,471)     (27,224)
----------------------------------------------------------------------------------------------------------------

         Net cash provided by financing activities                             167      105,726       70,481
----------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                     (849)      (4,008)      (2,715)
Cash and cash equivalents at beginning of year                               1,143        5,151        7,866
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $ 294    $   1,143    $   5,151
================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for mortgage and other interest, net of
         amounts capitalized                                             $  42,363    $  32,798    $  13,586
================================================================================================================


See accompanying notes to consolidated financial statements.


Notes to Consolidated Financial Statements
($000's omitted, except share and per
share amounts)

1. ORGANIZATION AND BASIS OF PRESENTATION

     ORGANIZATION The Company is in the business of owning, acquiring, managing, leasing, developing and redeveloping regional and super-regional malls located throughout the United States. Substantially all of the Company's assets and interests in investment properties (the "Properties") are held by, and substantially all of its operations are conducted through Urban Shopping Centers, L.P. (the "Operating Partnership").

     As of December 31, 1998, the Company, which is the sole general partner of the Operating Partnership, owns approximately 67% of the common units ("Units") in the Operating Partnership; JMB Realty Corporation ("JMB Realty") and certain of its affiliates ("JMB Partners") and certain other parties own limited partnership interests in the Operating Partnership representing approximately 33% of the Units and also own $28,000 of preferred units (included in minority interest in the accompanying consolidated balance sheets). The preferred units have a liquidation preference of $27.50 per unit, a distribution rate of 7%, a redemption price of $27.50 per unit and a conversion price of $27.50 per unit to common units which in turn are convertible to common stock. After seven years, the preferred units may be redeemed at the option of the Company for cash or may be converted at the option of the holder into common units. Each Unit may be exchanged for one share of common stock. In general, for financial reporting purposes, the net profits and losses of the Operating Partnership are allocated to the general and limited partners in accordance with their percentage ownership. The Company operates as a real estate investment trust ("REIT") for Federal income tax purposes.

     Upon the issuance of common stock, unit voting common stock or Units in the Operating Partnership, the excess book value is reallocated proportionately between minority interest and stockholders' equity.

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

     Development costs, including interest and real estate taxes incurred in connection with construction or expansion of certain investment properties, are capitalized as a cost of the investment property and depreciated over the estimated useful life of the related asset. During 1998, 1997 and 1996, the Company incurred interest of $47,495, $35,640 and $17,643, respectively, and capitalized interest of $3,744, $1,764 and $3,397, respectively.

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

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS Cash and cash equivalents (which aggregated $294 and $1,143 at December 31, 1998 and 1997, respectively) include a treasury money market fund which invests principally in U.S. Treasury notes and bills (none and $207 at December 31, 1998 and 1997, respectively). Other short-term investments (generally with original maturities of one year or less) are generally held to maturity and aggregated $128 and $125 at December 31, 1998 and 1997, respectively. Cash equivalents and other short-term investments are recorded at cost which approximates market.

     DEFERRED EXPENSES Deferred mortgage loan fees and expenses (including the cost of interest rate swap agreements related to specific mortgage loans) are amortized on a straight-line basis over the terms of the related mortgage notes or the terms of the interest rate swap agreements. Deferred leasing commissions and concessions are amortized over the terms of the related leases.

     REVENUE RECOGNITION Although certain leases of the Company provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, the Company generally accrues rental income for the full period of occupancy on a straight-line basis. Accrued rents receivable relating to such leases of $11,350 and $9,960 have been included in tenant receivables in the accompanying consolidated balance sheets at December 31, 1998 and 1997, respectively.

     On May 21, 1998, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue 98-9 "Accounting for Contingent Rent in Interim Financial Periods." The Task Force determined that a lessor should defer recognition of contingent rental income (i.e., percentage/excess rent) in interim periods until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved. The Company implemented the consensus as of May 21, 1998.

     This consensus affects timing of revenue recognition for interim financial periods and it did not have any significant effect on the Company's net income for the full calendar year 1998.

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

     The carrying value of the Company's interest rate swap agreements (included in deferred expenses and other assets in the accompanying consolidated balance sheets) is $2,030 and $2,378 as of December 31, 1998 and 1997, respectively. The fair value of the Company's interest rate swap agreements is estimated at ($10,559) and $256 as of December 31, 1998 and 1997, respectively. The fair value is estimated based upon management's good faith estimate.

     FAIR VALUE OF FINANCIAL INSTRUMENTS Management believes that the carrying amount of mortgage notes payable at December 31, 1998 and 1997, approximates their fair value. Management believes its guarantees on certain indebtedness will not require payments. Other financial instruments are described under "Derivatives" above, or are either carried at amounts which approximate their fair value or are not considered significant.

     INCOME TAXES No provision has been made for Federal income taxes for the Company in the accompanying consolidated financial statements because the Company has operated as a REIT. Under the applicable provisions of the Internal Revenue Code, a REIT will generally not be subject to Federal income tax on that portion of its REIT taxable income it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income to its shareholders and complies with certain other requirements.

     PER SHARE DATA The table below presents the dividend allocation for tax purposes.

                                  1998      1997     1996
---------------------------------------------------------
Dividends declared and
   paid per share                $2.10     $2.03    $1.98
Ordinary income                     99%       68%      78%
Return of capital                   --        25%      11%
Long-term capital gain               1%        5%      11%
Unrecaptured section 1250 gain      --         2%      --

     The difference between basic and diluted weighted- average common and unit voting common shares represents the dilutive effect of outstanding stock options.

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

3. ACQUISITIONS

     WOODLAND HILLS MALL On December 21, 1998, the Company acquired a 50% equity interest in Woodland Hills Mall in a transaction valued at $40,620 paid through the issuance of 144,495 Units in the Operating Partnership plus $34,924 in cash.

     The issuance of Units has not been reflected in investing and financing activities in the accompanying consolidated statement of cash flows. The remaining interest was acquired by an unaffiliated third party. Concurrent with this transaction, Woodland Hills Mall secured financing in the amount of $90,000 which bears interest at a fixed rate of 7.00% and matures on January 1, 2009.

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

     CITRUS PARK VENTURE On July 24, 1998, Citrus Park Venture, which owns a 163-acre land parcel which is the site of Citrus Park Town Center, in Tampa, Florida, was reorganized pursuant to Florida law as Citrus Park Venture Limited Partnership ("Citrus Park"). Prior to November 17, 1998, the Management Company owned a 50% economic interest in Citrus Park (and prior to July 24, 1998, in its predecessor). On November 17, 1998, the Management Company's interest in the partnership was liquidated through the distribution of certain land parcels at Citrus Park thereby providing the Company with 100% ownership of Citrus Park.

     The effect of consolidating the Company's interest in Citrus Park as of November 17, 1998, has not been reflected in the accompanying consolidated statement of cash flows. On August 1, 1997, the Company acquired rights to the 50% economic interest associated with the Management Company's ownership in the partnership from an affiliate of JMB Realty in exchange for 243,513 Units in the Operating Partnership and 10,146 shares of unit voting common stock, valued at $8,212 in aggregate. Such affiliate of JMB Realty owns 100% of the common stock of the Management Company which entitles it to 95% of the land sale proceeds. Also on August 1, 1997, the Company exercised its option and purchased 68 acres of land adjacent to the site for the regional mall from an affiliate of JMB Realty in exchange for 177,316 shares of common stock valued at $5,741. This land was transferred, through sale and contribution, to Citrus Park Venture. This land will be used for the development of a community center, The Plaza at Citrus Park Town Center, and for other commercial uses.

     SAN FRANCISCO SHOPPING CENTRE On June 17, 1997, the Company made an investment in a partnership of approximately $31,400 in cash resulting in a preferred 50% ownership interest in San Francisco Shopping Centre. The transaction is structured so that the Company has the option, after approximately eight years, to make an additional investment in the partnership resulting in the Company owning substantially all of the interests in San Francisco Shopping Centre. Concurrent with the investment, a new loan of $73,600 was secured, of which $61,350 was funded at closing with the balance of $12,250 to be funded in January 2000. The loan bears effective interest including fees at LIBOR + 0.62% and matures on July 1, 2003; however, it may be extended for two one-year periods. On July 14, 1997, the partnership entered into an eight-year interest rate swap agreement thereby fixing the interest rate at an all-in rate of 6.90%. In October 1997, $7,819 was paid down on the outstanding balance of $61,350.

     OLD ORCHARD CENTER On December 18, 1996, the Company acquired Old Orchard Center for $78,577 in cash, prior to prorations, and the issuance of $28,000 in preferred units in the Operating Partnership, subject to $159,804 of existing indebtedness. In connection with the issuance of the preferred units, the Company issued 44,424 shares of unit voting common stock valued at $1,135. The cash portion of the acquisition price was funded from the proceeds of the Company's public offering completed in December 1996.

4. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

     The accompanying consolidated financial statements include investments in certain partnerships in which the Company does not own a controlling interest. These investments are reported using the equity method. To the extent the Company's investment basis differs from its share of the capital of an unconsolidated partnership, such difference is amortized over the depreciable lives of the unconsolidated partnership's investment assets. Citrus Park Venture was an unconsolidated partnership through November 16, 1998.

     Investments in unconsolidated partnerships consist of the following:


Name                                        Property                                  Ownership Interest
-------------------------------------------------------------------------------------------------------------
Water Tower Joint Venture                   Water Tower Place, Chicago, IL                            55%(1)
-------------------------------------------------------------------------------------------------------------
Coral-CS/LTD Associates                     Coral Square Mall, Coral Springs, FL                      50%
-------------------------------------------------------------------------------------------------------------
West Dade County Associates                 Miami International Mall, Miami, FL                       40%
-------------------------------------------------------------------------------------------------------------
S.F. Shopping Centre Associates, L.P.       San Francisco Shopping Centre, San Francisco, CA          50%
-------------------------------------------------------------------------------------------------------------
Copley Place Associates, LLC                Copley Place, Boston, MA                                  33%
-------------------------------------------------------------------------------------------------------------
Valencia Town Center Associates, L.P        Valencia Town Center, Valencia, CA                        25%(2)
-------------------------------------------------------------------------------------------------------------
Woodland Hills Mall, LLC                    Woodland Hills Mall,  Tulsa, OK                           50%
-------------------------------------------------------------------------------------------------------------


(1) The Company owns a 55% interest in a retail property (Water Tower Place) through its investment in Water Tower Joint Venture ("WTJV"). All major decisions concerning the retail property require the approval of both partners of WTJV and thus the Company does not control WTJV.

(2) The outside partner has a right to all cash distributions until it has received a return on and of its contributions to the partnership (as set forth in the partnership agreement).

Summarized combined financial information for the unconsolidated partnerships is presented below.


                                                                                  December 31
------------------------------------------------------------------------------------------------
                                                                                 1998       1997
------------------------------------------------------------------------------------------------
Assets:
     Investment properties, net                                              $860,634   $738,757
     Other assets                                                              46,934     43,381
------------------------------------------------------------------------------------------------
                                                                              907,568    782,138
------------------------------------------------------------------------------------------------
Less liabilities:
     Mortgage notes payable                                                   645,904    562,251
     Other liabilities                                                         30,045     29,617
------------------------------------------------------------------------------------------------
         Total capital                                                        231,619    190,270
Less outside partners' capital                                                139,460    111,135
------------------------------------------------------------------------------------------------
         Total investments in unconsolidated partnerships                    $ 92,159   $ 79,135
================================================================================================

     Total investments in unconsolidated partnerships are presented in the accompanying consolidated balance sheets as follows:

Assets - Investments in unconsolidated partnerships                          $135,052   $118,800
Liabilities - Investments in unconsolidated partnerships                       42,893     39,665
------------------------------------------------------------------------------------------------
                                                                             $ 92,159   $ 79,135
================================================================================================

                                                                       Years ended December 31
----------------------------------------------------------------------------------------------
                                                                 1998        1997         1996
----------------------------------------------------------------------------------------------
Revenues:
     Shopping centers                                       $ 161,963   $ 115,583    $  79,361
     Interest income                                            1,258         609          385
Expenses:
     Shopping centers                                          73,074      52,831       35,839
     Mortgage and other interest and ground rent               43,536      32,673       25,375
     Depreciation and amortization                             18,136      16,331       11,107
----------------------------------------------------------------------------------------------
         Income before other gains and extraordinary item      28,475      14,357        7,425
Other gains                                                     1,457        --           --
----------------------------------------------------------------------------------------------
         Income before extraordinary item                      29,932      14,357        7,425
Extraordinary item                                               --          (228)        --
----------------------------------------------------------------------------------------------
         Net income                                         $  29,932   $  14,129    $   7,425
==============================================================================================
Company's share of:
     Mortgage and other interest and ground rent            $  19,250   $  14,370    $  10,810
     Depreciation and amortization                              9,737       6,957        4,519
     Other gains                                                  583        --           --
     Income before extraordinary item                          10,778       6,227        3,000
==============================================================================================

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

     Summarized financial information for the Management Company is presented below.

                                                                 December 31
----------------------------------------------------------------------------
                                                             1998       1997
----------------------------------------------------------------------------
Assets:
     Investments in land parcels (1)                     $ 15,171   $ 27,451
     Cash, cash equivalents and short-term investments      4,324      1,805
     Receivables and deferred expenses                     17,332     16,097
----------------------------------------------------------------------------
                                                         $ 36,827   $ 45,353
============================================================================
Liabilities:
     Notes payable (2)                                   $ 20,000   $ 70,000
     Accounts payable and other liabilities                 4,777      5,652
----------------------------------------------------------------------------
                                                           24,777     75,652
Owners' equity (deficit)                                   12,050    (30,299)
----------------------------------------------------------------------------
                                                         $ 36,827   $ 45,353
============================================================================

                                                             Years ended December 31
------------------------------------------------------------------------------------
                                                        1998        1997        1996
------------------------------------------------------------------------------------
Revenues                                            $ 41,244    $ 36,891    $ 38,501
Expenses:
     Management, leasing and development services     34,686      31,134      30,346
     Mortgage and other interest                       4,578       5,692       5,457
     Land parcels                                      2,646         396         427
     Depreciation and amortization                     1,463         559         433
     Write-down of assets (1)                           --         8,812        --
------------------------------------------------------------------------------------
                                                      43,373      46,593      36,663
         Operating income (loss)                      (2,129)     (9,702)      1,838
Income tax benefit (provision)                           629         561        (840)
Loss on sale of land                                    (271)       --          --
------------------------------------------------------------------------------------
         Net income (loss)                          $ (1,771)   $ (9,141)   $    998
====================================================================================

(1) Included 50% of the outstanding mortgage loan of an affiliated joint venture at December 31, 1997. Write-downs in 1997, represent reduction of the carrying value in an outstanding mortgage loan due to the uncertainty of realizing the carrying value upon repayment.

(2) On December 1, 1998, the notes payable of the Management Company were reduced by $50,000. The reduction was effected by (i) the Operating Partnership's $10,000 note of the Management Company being contributed to the
Management Company and the preferred shareholder (Penn Square Mall Limited Partnership) directly assuming from the
Management Company the payment obligation of $31,000 of its $51,000 of indebtedness and (ii) the Management
Company distributing in kind to its common shareholder assets valued at $6,700 in partial payment of $9,000 notes payable to that shareholder and that shareholder contributing the balance of those notes held by it to the
Management Company. The $20,000 note payable bears interest at 7.54% per annum and matures on August 1, 2001.


        The Management Company provides management, leasing and development services to certain of the Company's consolidated and unconsolidated investment properties, to affiliated entities and to third parties. In 1998 and 1997, management, leasing and development revenues of $6,412 and $7,116, respectively, resulted from services provided to affiliated entities. In addition, the Management Company received reimbursements (at cost) of property level payroll and other operating expenses from affiliated entities for activities performed on their behalf. Such reimbursements were $18,978, $16,499 and $14,527 during 1998, 1997 and
1996, respectively. Rent expense, including building expenses, paid by the Management Company to affiliates of JMB Realty in 1998, 1997 and 1996 was $794, $762 and $822, respectively.

     Prior to 1998, a lawsuit was filed against the Management Company and other JMB Realty affiliates alleging a breach of agreements made prior to the Company's formation with respect to a vacant land parcel which was contributed by a JMB Realty affiliate to the Management Company as part of the Company's formation. During 1998, the case was settled. The settlement amount of $20,000 was paid and all legal fees and other costs in connection with the litigation totaling approximately $2,600 were, or will be, contributed to the Management Company by a JMB Realty affiliate.

        As of December 31, 1998, the Company has an option to purchase one remaining development parcel from the Management Company at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of this development parcel by the Management Company is subject to a right of first offer in favor of the Company on the same conditions as described above.

6. MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following at December 31, 1998 and 1997:

                                                                                       1998       1997
------------------------------------------------------------------------------------------------------
Non-recourse mortgage loans payable, secured by certain investment properties
(1)(2)(3); bearing interest at rates ranging from 6.14% to 7.80%; with maturities ranging from September 1999 through December 2009. Interest rates associated with certain of the loans have been fixed through interest rate swap
agreements                                                                         $628,678   $631,108
------------------------------------------------------------------------------------------------------
Line of credit, secured by Brandon TownCenter, The Plaza at Brandon TownCenter,
Bed Bath and Beyond outparcel at Brandon TownCenter, New York Square, Service
Merchandise Plaza and Bed Bath and Beyond outparcel at Wolfchase Galleria (4);
currently bearing interest at LIBOR + 0.85%(6.39%
at December 31, 1998); payable interest only through April 30, 2000 (maturity)       56,800     35,800
------------------------------------------------------------------------------------------------------
Unsecured line of credit (5); bearing interest at the Reference Rate -2.00%
(5.75% at December 31,1998); payable interest only through January 28, 2000
(maturity)                                                                            3,750       --
------------------------------------------------------------------------------------------------------
Construction loan payable, secured by Citrus Park Town Center (6); bearing interest at LIBOR + 1.20%(6.41% at December 31, 1998); payable interest only
through August 7, 2001 (maturity)                                                    45,273       --
------------------------------------------------------------------------------------------------------
Non-recourse mortgage loan payable, secured by the Management Company's interest in certain management contracts and a guarantee by Penn Square Mall Limited
Partnership (7); bearing interest at 7.54%; payable interest only through
August 1, 2001 (maturity)                                                            31,000       --
------------------------------------------------------------------------------------------------------
                                                                                   $765,501   $666,908
======================================================================================================







(1) On December 11, 1997, the Company refinanced its outstanding indebtedness secured by Old Orchard Center. In connection with the refinancing, the Company incurred prepayment penalties of $5,404, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.
(2) On November 3, 1997, the Company refinanced its outstanding indebtedness secured by Oakbrook Center. In connection with the refinancing, the Company sold its interest rate swap agreements and wrote-off the unamortized balance of deferred financing costs for a net loss of $26, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.
(3) On June 30, 1997, the Company refinanced its outstanding indebtedness secured by Wolfchase Galleria. In connection with the refinancing, the Company wrote-off the unamortized balance of deferred financing costs of
$203, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended December 31, 1997.
(4) On July 26, 1995, the Company signed an agreement with a group of lenders for the establishment of a $90,000 secured, revolving line of credit (the "Line"), which on November 25, 1998 was amended to increase the line to
$107,500. The Line is an obligation of the Operating Partnership and is guaranteed by the Company. The Line has an initial three-year term and, subject to lenders' approval, may be extended for an additional one or two-year period.
(5) On November 6, 1996, the Company entered into an agreement with a lender for a one- year $5,000 unsecured revolving line of credit, which on January 30, 1998 was amended to increase the line to $7,500 and extend the maturity to January 29, 1999. Subsequent to year-end, this line was further amended to increase the line to
$10,000, extend the maturity to January 28, 2000 and change the interest rate to the Reference Rate -1.5625%.
(6) On August 8, 1998, the Company executed a loan agreement with a lender to finance $86,100 of the remaining construction costs at Citrus Park Town Center. This loan matures on August 7, 2000; however, it may be extended for three one-year periods.
(7) On December 1, 1998, the Company assumed payment obligation of $31,000 of the Management Company's $51,000 of indebtedness. Such amount has not been reflected in investing and financing activities in the accompanying consolidated statement of cash flows.


        Maturities of long-term debt for the five years 1999 through 2003 are $86,363, $104,881, $34,018, $3,243 and $3,485, respectively.

        As of December 31, 1998, interest rate swap agreements in the aggregate amount of $323,500 are in place to hedge exposure to interest rates on the Company's floating rate indebtedness. These interest rate swap agreements have fixed interest rates ranging from 5.68% to 6.29% and have maturities ranging from December 14, 2000 to December 1, 2005. The Company is exposed to credit loss in the event of non-performance by the third parties to the interest rate swap agreements (which $175,000 are AA+, $120,000 are AA- and $28,500 are A


7. LEASES

AS PROPERTY LESSOR At December 31, 1998, the Company's principal consolidated assets are twelve operating shopping center properties. Management has determined that all leases relating to these properties are properly classified as operating leases; therefore, rental income is reported when earned. Leases with tenants range in term from one to 66 years and generally provide for fixed minimum rents and reimbursement of operating costs. In addition, leases with shopping center tenants provide for additional rent based upon percentages of tenant sales volumes.

        Minimum lease payments to be received in the years 1999 to 2003, and thereafter, under the above lease agreements are $117,956, $113,794, $108,448, $103,465, $95,790 and $333,877 respectively.

AS PROPERTY LESSEE Oak Brook Urban Venture (a consolidated venture) is subject to a ground lease that expires in December 2040 but may be extended through December 2089. The Oakbrook ground lease produced land sale-leaseback proceeds of $75,000. Ground rent on the Oakbrook ground lease is 5% annually ($3,750), although to the extent net cash flow is not sufficient to service the annual ground rent, such amount is deferred subject to a minimum annual payment of $1,400, escalating to $1,800 in the year 2000.

        In each of the years 1998, 1997 and 1996, Oak Brook Urban Venture reported rent expense of $3,750 of which payment of $2,150 was deferred in 1998 and $2,350 was deferred in 1997 and 1996. Interest has been accrued and deferred of $1,143, $982 and $823 for 1998, 1997 and 1996, respectively, on the deferred balance. The total deferred interest and ground lease rent obligation included in the accompanying consolidated balance sheet at December 31, 1998 is $24,984. Payments of amounts in excess of the minimum annual payment is contingent upon availability of defined cash flow in future periods. The Oakbrook ground lease is subordinate in right of payment to all existing mortgage loans and partnership advances (including advances owed to the Company), except for the minimum annual payment, which is senior to the partnership advances. Upon sale of the property, the ground lessor is entitled to a 10% cumulative return on its invested capital to the extent sale proceeds are available to satisfy such return. The ground lessor has the option, commencing in year 2010 (2007 under certain circumstances) to put the property to the Company for cash or, at the Company's option, Units or shares of common stock, at a price based, in general, upon rent for the twelve calendar month period preceding the exercise of the put.

        A substantial portion of Penn Square Mall is on land subject to a ground lease expiring in 2060. The lease currently provides for minimum rent equal to the greater of: (i) annual rents of $607, subject to adjustment based on the Consumer Price Index every fifth lease year with the next adjustment in 2001, or (ii) 3/8 % of the gross annual retail sales, plus 4 5/8% of the gross annual rents from non-retail tenants of Penn Square Mall.

8.  TRANSACTIONS WITH AFFILIATES (not disclosed elsewhere)

     Costs and expenses for services provided by the Management Company and the Operating Partnership to the Company's investment properties, including the Company's share of unconsolidated investment properties, were as follows:

                                                         Years ended December 31
--------------------------------------------------------------------------------
                                                 1998          1997         1996
--------------------------------------------------------------------------------
Property management and
   leasing services (1)                        $7,635        $5,770      $4,169
Development services                            2,125         1,365       1,212
-------------------------------------------------------------------------------
                                               $9,760        $7,135      $5,381
===============================================================================


(1) Management services of $1,656 and $1,415 for the years ended December 31, 1997 and 1996, respectively, provided by the Operating Partnership to Brandon TownCenter, The Plaza at Brandon TownCenter, MainPlace, New York Square, Old
Orchard Center, Penn Square Mall, Service Merchandise Plaza and Wolfchase Galleria, and included above, have been eliminated in consolidation. On January 1, 1998, these management contracts were terminated and new management contracts were entered into with the Management Company.


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

        At December 31, 1998, there were 266,401 additional shares available for grant under the Option Plan. No significant options were granted in 1998, 1997 or 1996.

        The Company has elected to continue to apply the provisions of APB Opinion No. 25 in accounting for its Option Plan and, accordingly, no compensation cost has been recognized for its Options in the consolidated financial statements. Had the Company determined compensation cost based upon the fair value at the grant date for these Options under SFAS No. 123, the effects on the Company's net income and net income per share would not have been material.

         Stock option activity during the periods indicated was as follows:

                                                           Weighted-
                                                            Average
                                    Number       Number    Exercise
                                 of Shares     of Units       Price
-------------------------------------------------------------------
Balances at December 31, 1995       56,875       992,125    22.6929
   Granted                          12,260       161,240    20.4071
   Exercised                          --         (71,653)   23.1303
   Canceled                           --         (18,834)   21.9181
-------------------------------------------------------------------
Balances at December 31, 1996       69,135     1,062,878    22.3277
   Granted                           7,500          --      30.1250
   Exercised                          --        (211,838)   22.9130
   Canceled                           --             (67)   20.7500
-------------------------------------------------------------------
Balances at December 31, 1997       76,635       850,973    22.2572
   Granted                          10,350        12,150    34.2292
   Exercised                       (16,000)      (69,573)   21.9273
   Canceled                           --            --         --
-------------------------------------------------------------------
Balances at December 31, 1998       70,985       793,550    22.6015
===================================================================

        At December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding Options was $20.3125-$34.8125 and 5.72 years, respectively.

        At December 31, 1998 and 1997, the number of Options exercisable was 786,703 and 714,772 respectively, and the weighted-average exercise price of these Options was $22.4299 and $22.6754, respectively.

1996 INCENTIVE UNIT PROGRAM On May 6, 1997, the Shareholders approved the Company's 1996 Incentive Unit Program (the "Program") which provides for the award of up to 525,000 Incentive Units to officers and key employees of the Company and the Management Company. Incentive Units may be earned 25% in each of the calendar years 1996 through 1999 subject to the Company achieving annual and cumulative performance targets in its funds available for distribution for each year. The determination of whether the performance target for any year has been achieved is to be made not later than March 31 of the following year (the "Determination Date"). Awards are subject to vesting over a three-year period commencing on the first day of the calendar year subsequent to the year in which the Incentive Units were earned, provided that the participant remains in the employ of the Company or its affiliates on each such vesting date. Awards for 525,000 Incentive Units were granted in 1996. In each of years 1998 and 1997, participants under the Program earned awards of 130,750 Incentive Units. The Company recognizes deferred compensation expense for earned awards as of each year's Determination Date. Such amounts are amortized to expense over the related vesting periods. Compensation expense for this plan for 1998 and 1997 was $2,946 and $1,260, respectively, which is inclusive of the Company's share of the Management Company.

SAVINGS AND RETIREMENT PLANS The Company and the Management Company participate in the JMB Realty Corporation Employee Savings Plan and the Core Retirement Award Program. In 1998, 1997 and 1996, the Company and the Management Company contributed in aggregate $98, $96 and $107, respectively, to the JMB Realty Corporation Employee Savings Plan, and $544, $511 and $515, respectively, to the Core Retirement Award Program. On August 1, 1998, the Company implemented the Deferred Cash Compensation Plan (the "Plan"). This Plan replaces the JMB Realty Corporation Employee Savings Plan for highly compensated employees of the Company and the Management Company. This plan is not qualified under section 401(a) of the Internal Revenue Code of 1986. In 1998, the Company and the Management Company contributed in the aggregate $24 to this Plan.

10. DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company defines each of its regional malls and community centers as an individual operating segment and has determined that all of the regional malls and community centers exhibit substantially identical economic characteristics and meet the other criteria specified by SFAS No. 131 which permits the malls to be aggregated into one reportable segment. The Management Company is viewed by management as a separate segment and does not meet the quantitative measures required for separate disclosure.

     The Company separately assesses and measures the operating results of its regional malls based on net operating income ("NOI"). NOI is calculated as shopping center revenues less shopping center expenses adjusted for straight-line rent and non-real estate depreciation. NOI for the Company's unconsolidated partnerships is measured at the Company's ownership share.

     The following table summarizes the revenues, NOI and assets for the Company's reportable segment.

                                                                 1998           1997           1996
---------------------------------------------------------------------------------------------------
REVENUES:
Shopping center revenues                                  $   267,142    $   203,118    $   128,712
     Company's share of unconsolidated partnerships           (69,556)       (50,758)       (33,532)
     Interest income                                            1,103          1,620          1,864
---------------------------------------------------------------------------------------------------
Consolidated revenue                                      $   198,689    $   153,980    $    97,044
===================================================================================================
NOI:
Shopping center NOI                                       $   161,991    $   125,915    $    81,529
     Unconsolidated shopping center NOI                       (38,722)       (27,180)       (17,972)
     Interest income                                            1,103          1,620          1,864
     Straight-line rent adjustments                             1,369          1,136            504
     Real estate depreciation and amortization                (39,512)       (31,435)       (19,232)
     Non-shopping center expenses                             (54,903)       (44,054)       (23,433)
     Income from unconsolidated partnerships and the
         Management Company                                    11,042          5,789          4,070
---------------------------------------------------------------------------------------------------
Consolidated income before gains, minority interest and
     extraordinary items                                  $    42,368    $    31,791    $    27,330
===================================================================================================
ASSETS:
Total shopping center assets                              $ 1,362,436    $ 1,264,650    $   883,243
     Investment in Management Company                          48,552         15,058         15,557
     Cash                                                         422          1,268          5,276
---------------------------------------------------------------------------------------------------
Consolidated assets                                       $ 1,411,410    $ 1,280,976    $   904,076
===================================================================================================

Information relative to the Company's expenditures for additions to long-lived assets has been included in the investing activities reported in the consolidated statements of cash flows.


11. CONTINGENCIES

     LITIGATION The Company and its unconsolidated partnership investments and the Management Company are parties to a variety of legal proceedings arising in the ordinary course of their business. It is management's opinion that the ultimate resolution of these matters will not have a material adverse impact on the financial condition, results of operations or liquidity of the Company.

12. SUBSEQUENT EVENTS

     On January 11, 1999, Water Tower Joint Venture extended the maturity on its $170,000 of indebtedness to February 1, 2000.

     On January 14, 1999, S. F. Shopping Centre Associates, L.P. extended the maturity on its $53,531 of indebtedness to July 1, 2003. On January 29, 1999, the Company's unsecured line of credit was amended to increase the line to $10,000, extend the maturity to January 28, 2000 and change the interest rate to the Reference Rate -1.5625%.

     On February 25, 1999, the interest rate on the Citrus Park Town Center construction loan was reduced to LIBOR + 1.05%.

     On February 25, 1999, the Company secured $75,000 in financing for Penn Square Mall. The loan bears interest at a fixed rate of 7.025% and matures on March 1, 2009.

     On February 25, 1999, the Management Company obtained a $20,000 loan. The loan bears interest at a floating rate of LIBOR + 1.20% and matures on February 25, 2004.

     On March 1, 1999, Penn Square Mall and the Management Company prepaid their indebtedness of $31,000 and $20,000, respectively. The indebtedness had a scheduled maturity date of August 1, 2001. The Management Company incurred a penalty of $1,973 due to this prepayment of debt.

Independent Auditors' Report

THE BOARD OF DIRECTORS AND SHAREHOLDERS
URBAN SHOPPING CENTERS, INC.:

We have audited the accompanying consolidated balance sheets of Urban Shopping Centers, Inc. and consolidated partnerships (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ KPMG LLP


Chicago, Illinois
February 5, 1999, except as to note 12,
which is as of March 1, 1999

                                                 Selected Financial Data
                                                       (Unaudited)
($000's omitted, except per share amounts)                                               Years ended December 31
----------------------------------------------------------------------------------------------------------------
                                                         1998         1997         1996         1995        1994
-----------------------------------------------------------------------------------------------------------------
OPERATING DATA: (1)
Total revenues                                     $  198,689   $  153,980   $   97,044   $   91,627   $   75,783
Income before other gains,
   minority interest and extraordinary items           42,368       31,791       27,330       24,099       24,350
Income before extraordinary items                      22,948       22,093       19,969       18,644       17,978
=================================================================================================================
Basic income per common and unit voting common
   share before extraordinary items                      1.29         1.27         1.42         1.35         1.31
Diluted income per common and unit voting common
   share before extraordinary items                      1.27         1.27         1.42         1.35         1.30
Dividends declared and paid per common and unit
   voting common share                                   2.10         2.03         1.98         1.94         1.82
=================================================================================================================


($000's omitted)                                                                                       December 31
-----------------------------------------------------------------------------------------------------------------
                                                         1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA: (1)
Total assets                                       $1,411,410   $1,280,976   $  904,076   $  598,597   $  586,638
Mortgage notes payable and land
   sale-leaseback proceeds                            840,501      741,908      514,886      326,000      305,745
Stockholders' equity                                  326,274      309,656      194,663      134,509      142,558
=================================================================================================================

(1) This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition
and Results of Operations." Included in income before extraordinary items, are (i) a $479 gain on sale of an outparcel at Wolfchase Galleria in 1998, (ii) a $1,821 gain on sale of an outparcel at Wolfchase Galleria in 1997, (iii) a
$1,852 gain on sale of the Burdines store at Brandon TownCenter in 1997, (iv) a $3,372 gain on sale of four outparcels at Wolfchase Galleria in 1996, (v) a $4,496 gain on sale of two Company purchase options in 1995 and (vi) a $2,989 gain on sale of outparcels at the Brandon project in 1994.


                                               Quarterly Financial Summary
                                                       (Unaudited)


($000's omitted, except per share amounts)          1998 QUARTERS                             1997 QUARTERS
----------------------------------------------------------------------------------------------------------------------
                 First      Second         Third     Fourth       First         Second            Third       Fourth
---------------------------------------------------------------------------------------------------------------------
Total revenues  $46,908   $  47,872      $ 48,875   $  55,034   $ 33,718     $    37,356        $ 37,864    $ 45,042
Income before
 extraordinary
 items            4,540       6,915(1)      6,683      11,169      3,822           6,722(3)        5,390(5)    6,971
Net income        4,540       6,915(1)      6,683      11,169      3,734(2)        6,515(3)(4)     5,393(5)  1,544(6)
=====================================================================================================================
Basic income
 per common
 and unit
 voting common
 share             0.16        0.30          0.29        0.54       0.22           0.38            0.31        0.04
Diluted income
 per common
 and unit voting
 common share      0.16        0.30          0.29        0.53       0.22           0.37            0.31         0.04
====================================================================================================================
Dividends
 declared
 and paid        0.5250      0.5250        0.5250      0.5250     0.5075         0.5075          0.5075       0.5075
=====================================================================================================================
Common stock
 price:
   High          $36       $  34 1/4      $34 3/16   $ 33 7/16   $ 34 1/2     $ 31 15/16        $ 32 1/4       35 1/8
   Low            32 1/8      31 1/2       30 1/8      30 7/8      28 1/2       27 7/8            30 1/16      30 1/8
=====================================================================================================================

(1) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of
$322.
(2) Includes the Company's share of extraordinary item, net of minority interest, of $88 related to the write-off of unamortized loan costs at Water Tower Place.
(3) Includes the Company's share of gain on sale of an outparcel at Wolfchase Galleria, net of minority interest, of
$1,287.
(4) Includes the Company's share of extraordinary item, net of minority interest, of $207 relative to the write-off of unamortized construction loan costs at Wolfchase Galleria.
(5) Includes the Company's share of gain on sale of the Burdines store at Brandon TownCenter, net of minority interest, of $1,264.
(6) Includes the Company's share of extraordinary items, net of minority interest, of $5,254 and $25, respectively, related to the prepayment penalties incurred in connection with the refinancing of the Old Orchard Center indebtedness and the net loss related to the write-off of unamortized loan costs, partially offset by the gain on sale of interest rate swaps as a result of the Oakbrook Center refinancing.

Board of Directors                                                                                      Officers


NEIL G. BLUHM(3)               JOHN E. NEAL (2)                                MATTHEW S. DOMINSKI
Co-Chairman of the             Head - Commercial Real Estate                   President and Chief Executive Officer
Board of Directors             Bank One
                                                                               ADAM S. METZ
JUDD D. MALKIN(2)              PHILLIP B. ROONEY(3)                            Executive Vice President,
Co-Chairman of the             Vice Chairman                                   Chief Financial Officer, Treasurer
Board of Directors             The ServiceMaster Company                       and Director of Acquisitions



JAMES B. DIGNEY(1)             JOHN G. SCHREIBER(1)                            JAMES L. CZECH
Senior Vice President          President - Schreiber Investments               Executive Vice President;
Metropolitan Life              and Partner - Blackstone Real Estate Advisors   President - Development, Urban Retail
Insurance Company              Properties Co.; and President, Urban
                                                                               Retail International LLC




MATTHEW S. DOMINSKI(3)         HENRY T. SEGERSTROM(1,2)                        DENNIS M. ZASLAVSKY
President and Chief Executive  Managing Partner - C.J. Segerstrom & Sons       Executive Vice President
Officer, Urban Shopping                                                        and Chief Operating Officer
Centers, Inc.
                                                                               MICHAEL G. HILBORN
SUSAN GETZENDANNER(2)          Senior Vice President,
Partner - Skadden,             (1) Audit Committee Member                      General Counsel and Secretary

Arps, Slate,
Meagher & Flom (Illinois)      (2) Executive Compensation Committee Member
                               (3) Nominating Committee Member                 MICHAEL A. GOLDBERG
                                                                               Senior Vice President

Shareholder Information


ANNUAL MEETING The 1999 Annual Meeting of Shareholders will be held at 10:00 a.m. local time on Wednesday, May 5, 1999 at: Citrus Park Town Center 8021 Citrus Park Town Center Mall Tampa, Florida

SHARE INFORMATION In 1998, shares of Urban Shopping Centers traded at a high of $36 and a low of $30 1/8. Urban Shopping Centers is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB). As of February 3, 1999, there were 17,880,469 shares outstanding held by 550 shareholders of record.

DIVIDEND Urban Shopping Centers most recently declared a quarterly cash dividend of 56 cents per share on February 9, 1999. The dividend equates to an annual dividend of $2.24. The dividend was paid on March 5, 1999 to shareholders of record on February 19, 1999. Of the total dividends paid in 1998, 99.14% was ordinary income, and 0.86% was long-term capital gain.

Transfer Agent
First Chicago Trust Company,
A Division of EquiServe
P. O. Box 2500
Jersey City, New Jersey 07303
Phone: (800) 446-2617

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

FOR ADDITIONAL INFORMATION
Urban Shopping Centers, Inc.
c/o Investor Relations
900 N. Michigan Avenue, Suite 1500
Chicago, Illinois 60611
Phone: (312) 915-2000
Facsimile: (312) 915-2001

                                             Urban Retail Properties Co.


MANAGEMENT                                                         DEVELOPMENT


JOSEPH M. SHRADER                   KIMBERLY A. POHLEN          MICHAEL S. LEVIN             PATRICK R. DUNNE
President                           Senior Vice President       Executive Vice President     Vice President





CHARLES J. GILL                     DANIEL J. POLLARD           OSCAR REID                   THOMAS R. FIELD


Executive Vice President            Senior Vice President       Executive Vice President     Vice President
and Regional Manager


                                    WENDY J. SILVERMAN          ROHAN S. ANDREW              JOHN R. HOUREN


DAVID S. KATTAR                     Senior Vice President       Senior Vice President        Vice President


Executive Vice President


and Regional ManageR                STEVEN M. WEISS             JAMES J. FARRELL             JOSEPH S. MCCARTHY,
JR.
                                    Senior Vice President       Senior Vice President        Vice President


ROBERT D. OLIVER


Executive Vice President            LISA J. BALIS               MARK A. FLOM                 PAUL J. OLIMPIO


and Regional Manager                Vice President              Senior Vice President        Vice President





TIMOTHY W. OLSON                    ARNOLD D. BLAKE             RICHARD J. KOBE              KAREN RUTHMAN


Executive Vice President            Vice President              Senior Vice President        Vice President


and Regional Manager


                                    PAMELA S. BORDNER           ROBERT W. LENKE              CHARLES E. SCHULZE


ROBERT W. POWELL, JR.               Vice President              Senior Vice President        Vice President


Executive Vice President


and Regional Manager                DANNA L. DIAMOND            W. WAYNE LITZAU              KATHY A. SENTEN


                                    Vice President              Senior Vice President        Vice President


MARY L. SCHLACHTER


Executive Vice President            PAUL E. GEDDIS              CHARLES C. PORTER            MINDY W. SHERMAN


and Regional Manager                Vice President              Senior Vice President        Vice President





PALMER W. CAMERON                   STEVE A. GREENWOOD          JAN C. PORTER                GAIL M. SILVER


Senior Vice President and           Vice President              Senior Vice President        Vice President


Director of Technical Services
                                    JUDITH J. JACOBS            ADRIAN A. HOGG               HAROLD J. WAGNER


                                    Vice President              Vice President               Vice President





LEASING                             NANCY L. JONES              THOMAS D. HOWES
                                    Vice President              Vice President

ROSS B. GLICKMAN                                                                             MARKETING


President                           JEANNE A. MORRISON          ROBERT MCHALE
                                    Vice President              Vice President               CYNTHIA S. BOHDE


JOHN F. BERGH
Senior Vice President
Executive Vice President            PAUL MOTTA                  JOHN C. PARAPETTI
                                    Vice President              Vice President               LISA A. BELL


SUSAN CADIEUX-SMITH                                                                          Vice President


Executive Vice President            J. MICHAEL NAGY             VICTOR H. PILDES
                                    Vice President              Vice President               EVAN C. GEROUX, JR.
R. WEBBER HUDSON                                                                             Vice President
Executive Vice President            STEWART T. WALLER


                                    Vice President                                           CONSTANCE HOLLENBERG


MAX S. REISWERG                     CORPORATE                             Vice President
Executive Vice President            LYNN S. WARREN


                                    Vice President              AVRUM R. MILLER              J. CHARLENE SLACK


STEVEN B. WARSAW                    Executive Vice President              Vice President
Executive Vice President            ANDREA WEISBERG


                                    Vice President              LEN W. TOBIASKI
FRED M. HEICHMAN                    Executive Vice President/
Senior Vice President               MARK A. WILLIAMSON          Controller                   TENANT COORDINATION


                                    Vice President


                                    MICHAEL T. LAING                                         MARTHA J. SPATZ
LISA LASOTA-POOLE                   Senior Vice President                                    Senior Vice President


Senior Vice President
                                    LEASE ADMINISTRATION        MARK BROWN                   PETER V. IRIE

MICHAEL A. LAW                      Vice President/             Vice President
Senior Vice President               Chief Information Officer
                                    LA BONNEY TAYLOR                                         CHRISTOPHER M. WEST


                                    Vice President              SHERRY K. COOPER             Vice President

DOYLE P. LIESENFELT                 Vice President
Senior Vice President


