Form 10-K, Exhibit 13
period 1999-12-31
URBAN SHOPPING CENTERS INC
filed 2000-03-29
CIK 907077

EXHIBIT 13.1
------------





                     URBAN SHOPPING CENTERS, INC.

                          1999 ANNUAL REPORT














                     URBAN SHOPPING CENTERS, INC.
    900 NORTH MICHIGAN AVENUE  SUITE 1500  CHICAGO, ILLINOIS  60611

                           TABLE OF CONTENTS


Featured Properties


Letter to Shareholders


Property Locations


Financial Highlights


Management's Discussion


Financial Statements


Notes to Financial Statements


Independent Auditors' Report


Selected Financial Data


Quarterly Financial Summary


Board of Directors / Officers


Shareholder Information

                          FEATURED PROPERTIES


     SHOPPING IS A PRINCIPAL FORM OF SOCIAL INTERACTION AND ENTERTAINMENT. IT IS MORE THAN A DESIRE OR STRONG NEED TO PURCHASE ANYTHING; THE SHOPPING EXPERIENCE IS ABOUT BEING PART OF A COMMUNAL ENVIRONMENT. THE MALL ITSELF IS A DESTINATION, A PLACE TO MEET. HISTORICALLY, PEOPLE HAVE ALWAYS CREATED PLACES TO GATHER, TO BE WITH ONE ANOTHER. FADS AND FASHION WILL CHANGE, ECONOMIC GOOD TIMES AND BAD WILL COME AND GO, BUT THE NEED FOR A PLACE TO GATHER WILL REMAIN BECAUSE IT IS A RESPONSE TO THE HUMAN DESIRE TO CONNECT WITH OTHERS AND THE CULTURES THEY REPRESENT.

     URBAN SHOPPING CENTERS, INC. is a self-administered real estate investment trust (REIT) in the business of owning, acquiring, managing, leasing, developing and redeveloping regional and super-regional malls throughout the United States. Urban Shopping Centers commenced operations in October 1993 and is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB).

     Urban Shopping Centers currently owns a portfolio consisting of interests in twenty-two retail properties comprised of more than 20 million square feet of space and also has under development an approximately 1.1 million square foot regional mall near Sacramento, California, an approximate 1.4 million square foot regional mall in Durham, North Carolina and an approximate 350,000 square foot community center in Tampa, Florida. The company opened Brandon TownCenter in Tampa, Florida in 1995, Wolfchase Galleria in Memphis, Tennessee in 1997 and Citrus Park Town Center in Tampa, Florida on March 3, 1999. the company's portfolio, excluding recent development, produced sales per square foot of $418 in 1999, which ranks among the highest in the industry.

     Urban Shopping Centers owns interests in several of the premier shopping centers in the United States, including Oakbrook Center (Oak Brook, Illinois), Water Tower Place (Chicago, Illinois), Copley Place (Boston, Massachusetts), San Francisco Shopping Centre (San Francisco, California), Century City Shopping Center (Los Angeles, California), Houston Galleria (Houston, Texas) and Old Orchard Center (Skokie, Illinois), as well as in Urban Retail Properties Co., its property management, leasing and development affiliate. Urban Retail Properties Co. is one of the nation's largest retail property managers, managing more than 60 million square feet of regional malls and community centers in 26 states and the District of Columbia.

FOX VALLEY CENTER

     In November 1998, Urban completed its nine-month renovation of Fox Valley Center in Chicago's western suburb of Aurora, Illinois. Urban designed the $13 million in improvements to be consistent with the center's rapidly expanding and demographically affluent trade area. During the project, all interior elements, including the floors, lighting, food court and restrooms were updated. One of the renovation's most popular additions is a children's play area that features a thirty-foot sculpture designed as a climbing structure for younger shoppers. Since the renovation, Urban has been able to attract various new tenants to Fox Valley including: Delia's, Pacific Sunwear, Charlotte Russe and Abercrombie & Fitch's new children's apparel store.

HAWTHORN CENTER

     In 1997, Urban acquired this regional mall which is located in one of Chicago's fastest growing northern suburbs. Urban's remerchandising efforts over the past few years have further strengthened Hawthorn Center as the dominant retail destination for the residents and workers located in the center's affluent and rapidly growing trade area. Urban has recently added various tenants to the center, including Miller's Outpost, Banana Republic and Mario Tricoci Hair Salon and Day Spa. Urban continues to fine-tune and upgrade Hawthorn's tenant mix to meet the requirements of a market that demands more upscale tenants and is projected to enjoy substantial population growth for years to come.

WOODLAND HILLS MALL

     Urban acquired Woodland Hills, Mall in Tulsa, Oklahoma in December 1998. Woodland Hills Mall is the dominant mall in eastern Oklahoma and offers over eighty stores exclusive to the area. Urban believes that Woodland Hills Mall was an excellent acquisition because the center has the same type of market dominance and powerful sales performance enjoyed by many of the other centers in its portfolio. Additionally, because Urban already owned the other dominant mall in the state (Penn Square Mall in Oklahoma City), there are excellent opportunities to work with tenants that might have an interest in maintaining a presence at both malls.

CITRUS PARK TOWN CENTER

     Urban's most recent development opened in March 1999 with 100 percent of its retail space leased. Citrus Park Town Center was the first mall in Tampa to offer under one roof such favorites as Pottery Barn, Williams-Sonoma, Brooks Brothers, Finish Line and Restoration Hardware. The center also features several tenants unique to the Tampa Bay area such as Harold's, Golf America, Georgiou and Johnny Rockets. Citrus Park Town Center's one-of-a-kind architectural design captures all the timeless pleasures of "Main Street USA" with its dramatic two-story storefronts, splashing fountains, abundance of natural light and whimsical food court. This distinct design, coupled with an outstanding lineup of national retailers, makes for an inviting atmosphere that has become one of Tampa's premier gathering destinations.

CENTURY CITY SHOPPING CENTER

     In June 1999, Urban acquired Century City Shopping Center located in Los Angeles, California. This center is a 781,000 square foot open-air regional mall anchored by Bloomingdale's, Macy's and one of the nation's highest grossing AMC theatres. Century City Shopping Center, which is located around the most affluent areas of west Los Angeles, further enhances Urban's position as one of the nation's premier owners of upscale shopping centers. The center enjoys a solid reputation of retail excellence as demonstrated by its strong tenant mix and exceptional sales productivity. Urban's anticipated tenant repositioning, aggressive management and marketing, and construction of additional retail space should further enhance Century City Shopping Center's position as the premier shopping experience in the west Los Angeles area.

              <GRAPHIC CONTAIN PHOTOS FROM LEFT TO RIGHT
                   OF THE INDIVIDUALS LISTED BELOW>

Matthew S. Dominski, Chief Executive Officer, Urban Shopping Centers, Inc.

Adam S. Metz, President, Urban Shopping Centers, Inc.

Ross B. Glickman, President - Leasing, Urban Retail Properties Co.

James L. Czech, Executive Vice President, Urban Shopping Centers, Inc.; President - Development, Urban Retail Properties Co.; and President, Urban Retail International LLC

Joseph M. Shrader, President - Management, Urban Retail Properties Co.

                     SO, WHO WANTS TO GO SHOPPING?




To Our Shareholders:


     We are pleased to report to you about Urban Shopping Centers, Inc.'s performance in 1999. The highlights of our performance include: the ongoing success of our long-term growth strategy, which continues to produce double-digit earnings growth; an unleveraged, same all earnings growth rate of 8%, which reflects our industry-leading expertise at operating and managing dominant regional malls; the opening of our third new mall development in six years, on time, on budget and 100 percent leased with many of America's premier retailers; the acquisitions of Century City Shopping Center in Los Angeles and an interest in Houston Galleria, two of the country's highest profile regional malls, both of which we believe have substantial revenue growth potential; construction on schedule for our next mall development in Roseville, California, scheduled to open on August 25, 2000, and groundbreaking at our site in Durham, North Carolina, our next development to follow Roseville.

     We continue to focus on managing our portfolio for strong, risk-adjusted growth. We believe our portfolio of dominant regional malls, located in markets with superior demographics, will continue its proven record of performance in all economic conditions. It is clearer now than ever before that upper and upper middle income customers are attracted to our malls because they have been created as desirable shopping destinations, and retailers want to be in our properties to service those customers.

1999 IN REVIEW

DEVELOPMENT

     The newest example of our expertise in mall development is the Citrus Park Town Center, a 1.1 million square foot regional mall in Tampa, Florida. The mall opened on time and on budget last March with four anchor department stores, approximately 120 specialty shops and a multiplex theater. It has a "Main Street" interior design that makes it one of the most distinct regional malls in the country.

     The property is performing beyond our first-year expectations and, combined with Brandon TownCenter (opened in 1995), we now dominate the fastest growing areas in greater Tampa. Its innovative design, retail mix, entertainment and restaurant components have made Citrus Park a true shoppers' destination while enhancing Urban Shopping Centers' reputation as a premier developer.

     Galleria at Roseville near Sacramento is the next project in our development pipeline. Scheduled to open on August 25, 2000, Roseville will be an approximate 1.1 million square foot property located in one of the most demographically desirable regions of California. In addition to Nordstrom, Macy's, JCPenney and Sears as anchor stores, Roseville will also have many national retailers who have already found success at our other properties, including J. Crew, Crate & Barrel, Talbots, Ann Taylor, Abercrombie & Fitch and Pottery Barn, among others.

     Work is also underway at The Streets at Southpoint in Durham, North Carolina. Southpoint will be a two-level, approximately 1.4 million square foot mall anchored by Belk, Hecht's, JCPenney, Nordstrom (the first Nordstrom in the Carolinas) and Sears. Southpoint is our first foray into the Carolinas' marketplace and it offers many of the same site and demographic characteristics as our previous successful developments. The center is scheduled to open in early March 2002.

ACQUISITIONS

     We believe Century City Shopping Center and Houston Galleria were excellent acquisitions for Urban. They are a perfect fit with our strategic goal to find complementary properties to our existing portfolio. They are at the highest end of the quality and sales productivity spectrum of all the properties we have analyzed in recent years and both offer considerable revenue growth potential.

     Houston Galleria is clearly the dominant shopping destination in its region. The mall has the size - approximately 1.6 million square feet - and type of location we look for. It is currently generating over $625 million in annual sales and we think we can apply our expertise to improve that figure. The mall is currently only about 84 percent occupied, and the existing rents, relative to sales volume, are lower than the rest of our nationwide portfolio. The property also includes land for up to 750,000 square feet of additional retail space, including two new anchor department stores. Our current goal is to apply our renovation, leasing and development experience to eventually create a property producing in excess of $1 billion in annual sales.

     Century City Shopping Center is at the heart of possibly the most affluent population center in California and is the retail destination of choice for the West Side of Los Angeles. It is close to both the homes and offices of upper income, highly educated people who already look upon it as a part of their quality of life.

     There is an opportunity for expansion - approximately 72,000 square feet - and strong potential for additional leasing. Using our leasing experience and our established working relationships with a number of national retailers, we plan to upgrade the tenant mix, improving both rents and mall sales.

EXISTING PORTFOLIO

     One of the key components of our ongoing growth strategy has been the acquisition of mall properties that fit our demographic profile and offer upside revenue potential. Fox Valley Center and Hawthorn Center in suburban Chicago, both of which we acquired in 1997, are excellent examples of our success with such properties.

      Late in 1998, we completed $13 million in extensive renovations to Fox Valley. The property is now the uncontested leader in its suburban region. The sales numbers that were generated in 1999 exceeded our own expectations. We also have been able to introduce various high quality tenants to Hawthorn Center and are continuing to see productivity increases there as well.

     Overall, our existing portfolio remains one of the best leased and most productive in the regional mall industry.

1999 FINANCIAL OVERVIEW

     In 1999, diluted funds available for distribution (FAD) per common share grew 12.8% from $2.98 in 1998 to $3.36 in 1999. The continued success of our operating strategy has allowed us to post a record of strong, consistent FAD growth since going public in 1993. Including 1999's results, Urban Shopping Centers has increased diluted FAD per common share at an annual compounded rate of 10.8% since 1994.

PROPERTY RESULTS

     Mall tenant sales for the year increased 6% to $2.59 billion compared to $2.45 billion in 1998. Sales per square foot were $418 in 1999, an increase of 5% compared to 1998. The total mall Gross Leasable Area occupied was 91.7% at December 31, 1999. At year-end our regional mall portfolio was 93.4% leased.

DIVIDENDS, PAYOUT RATIO AND FINANCIAL FLEXIBILITY

     The continued strength and superior performance of our assets enabled our Board of Directors to increase the quarterly dividend in February 1999 to 56 cents per share. The Board was again pleased to approve another dividend increase, to 59 cents per share per quarter or $2.36 per share annually, at their meeting in February 2000. This represents an increase of 5.4% over the previous annual dividend of $2.24 per share. As long as we are successful at reinvesting our capital, it is our ongoing goal to increase the company's dividend annually - increasing our yield to shareholders - while maintaining a conservative payout ratio. By retaining a portion of our earnings, we have maintained our financial flexibility and are able to take advantage of the growth opportunities offered through development and acquisition. Our payout ratio for 1999 was 65% compared to 70% in 1998.

CAPITAL STRUCTURE

     Since becoming a public company, Urban Shopping Centers has been committed to maintaining a strong financial position. An important part of our strategy is to maintain a capital structure that allows us to achieve the following objectives - minimize cost of capital, provide flexibility and capacity for growth and manage maturity and interest rate risk.

     During 1999, we worked towards achieving our financial goals in the following ways:

     .     Minimized our exposure to interest rate risk by fixing the interest rate on over 90% of our debt. At year-end, our debt had a weighted average cost of 7.12%.

     .     Staggered the maturity dates of the more than $740 million of debt financing and refinancing completed in 1999, thus managing our debt rollover risk. At year-end, our debt had a weighted average maturity of seven years.

     .     Continued our trend of a strong interest coverage ratio. This ratio stood at 2.3:1 at year-end.

     On the equity side, our operating partnership, Urban Shopping Centers, L.P., completed two private placements of cumulative redeemable perpetual preferred partnership units for total proceeds of $125 million. We feel that this type of security represents an attractive source of equity given the current weakness in the common equity market.

THE OUTLOOK FOR 2000

     Looking ahead to 2000, you can expect that Urban Shopping Centers will continue to focus on those strengths which have been the basis of our growth to date - developing, acquiring, renovating and managing dominant regional malls. We've already outlined for you here our development pipeline for the next few years. We will look at acquisitions selectively, making sure that they fit with our existing portfolio and make good sense from a financial perspective.

     We also remain committed to managing our existing portfolio for internal growth. The investors and analysts who have understood our investment appeal have consistently told us that our internal growth performance sets Urban Shopping Centers apart from our competition. The pace of developments and acquisitions in particular may vary; however, the core growth is ultimately the driver of the consistency of our portfolio. We will still monitor each of our properties on a space-by-space basis to ensure maximum productivity. We are always looking for ways to enhance merchandising mix, increase tenant sales and change tenant mix at each mall in our portfolio.

     Hopefully, we have provided you with the necessary insight into our 1999 results and our plans for the future. If you have any questions, please call our Investor Relations Department at (312) 915-2000. Thank you for your continued support.


Sincerely,


/s/ Matthew S. Dominski
------------------------------
Matthew S. Dominski
Chief Executive Officer



/s/ Adam S. Metz
------------------------------
Adam S. Metz
President

                     URBAN SHOPPING CENTERS, INC.
                          1999 ANNUAL REPORT



                          PROPERTY LOCATIONS

                                                Total
Property                 Location              Sq. Ft.      Ownership
--------                 --------            ----------     ---------
1 Oakbrook Center        Oak Brook, Illinois  2,010,000          100%
2 Old Orchard Center     Skokie, Illinois     1,712,000          100%
3 Houston Galleria       Houston, Texas       1,595,000           67%
4 Fox Valley Center      Aurora, Illinois     1,417,000          100%
5 The Streets at
  Southpoint (1)         Durham,
                         North Carolina       1,388,000          100%
6 Hawthorn Center        Vernon Hills,
                         Illinois             1,234,000          100%
7 MainPlace              Santa Ana,
                         California           1,116,000          100%
8 Galleria at
   Roseville (1)         Roseville,
                         California           1,100,000          100%
9 Citrus Park
  Town Center            Tampa, Florida       1,099,000          100%
10 Woodland Hills Mall   Tulsa, Oklahoma      1,093,000           50%
11 Wolfchase Galleria    Memphis, Tennessee   1,087,000          100%
12 Penn Square Mall      Oklahoma City,
                         Oklahoma             1,075,000          100%
13 Brandon TownCenter    Tampa, Florida         980,000          100%
14 Miami International
   Mall                  Miami, Florida         973,000           40%
15 Coral Square Mall     Coral Springs,
                         Florida                941,000           50%
16 Century City
   Shopping Center       Los Angeles,
                         California             781,000          100%
17 Water Tower Place     Chicago, Illinois      727,000           55%
18 Valencia Town Center  Valencia, California   675,000           25%
19 San Francisco
   Shopping Centre       San Francisco,
                         California             495,000           50%
20 Copley Place          Boston, Massachusetts  369,000           33%
21 The Plaza at
   Citrus Park (1, 2)    Tampa, Florida         350,000          100%
22 The Plaza at
   Brandon TownCenter    Tampa, Florida         243,000          100%
23 Service Merchandise
   Plaza                 Columbus, Ohio         193,000          100%
24 New York Square       Aurora, Illinois       116,000          100%
25 Westheimer Triangle   Houston, Texas         104,000           67%

1. Under construction

2. Phase one opened in fall 1999


       <GRAPHIC CONTAINS USA MAP INDICATING PROPERTY LOCATIONS>

                                            FINANCIAL HIGHLIGHTS

                    ($000's omitted, except per share, per square foot and ratio amounts)
                                                                 Years ended December 31
                                                      -----------------------------------------------
                                                            1999             1998             1997
                                                        -----------      -----------      -----------
Total tenant sales (1)(2) . . . . . . . . . . . . .     $ 3,669,489      $ 2,534,264      $ 1,926,202
Mall tenant sales (1)(2)(3) . . . . . . . . . . . .     $ 2,705,382      $ 1,810,894      $ 1,435,921
Sales per square foot (1)(3)(4)(5). . . . . . . . .     $       418      $       377      $       361
Property revenues (6) . . . . . . . . . . . . . . .     $   328,915      $   268,761      $   205,027
Interest expense coverage ratio (7) . . . . . . . .           2.3:1            2.5:1            2.5:1
Income before extraordinary items (8) . . . . . . .     $    31,101      $    29,307      $    22,904
Diluted funds from operations (FFO) (9) . . . . . .     $   106,326      $    91,972      $    73,596
Diluted funds available for distribution
  (FAD) (9) . . . . . . . . . . . . . . . . . . . .     $   108,073      $    92,301      $    72,330
Weighted-average diluted shares and
  units outstanding . . . . . . . . . . . . . . . .      32,124,711       30,952,162       27,100,075
Weighted-average common and unit voting common
  shares outstanding  . . . . . . . . . . . . . . .      17,910,152       17,744,072       17,440,454
Weighted-average common shares and units outstanding     26,895,136       26,529,664       25,367,282
Common and unit voting common shares outstanding
  at end of period  . . . . . . . . . . . . . . . .      17,931,419       17,788,128       17,667,343
Common shares and units outstanding at
  end of period . . . . . . . . . . . . . . . . . .      26,951,538       26,713,034       26,439,629
Total debt at end of period . . . . . . . . . . . .    $  1,522,866      $ 1,059,209      $   954,447
Debt to total market capitalization (10). . . . . .           60.1%            50.8%            47.6%
Occupancy (11). . . . . . . . . . . . . . . . . . .           91.7%            93.3%            91.6%
Leased (11) . . . . . . . . . . . . . . . . . . . .           93.4%            94.1%            92.8%

The chart below shows the calculation of diluted funds from operations for the years 1997 through 1999:

                                                            1999             1998             1997
                                                        -----------      -----------      -----------
Income before extraordinary items and
  minority interest . . . . . . . . . . . . . . . .     $    48,978      $    42,847      $    35,464
Plus depreciation and amortization. . . . . . . . .          48,417           39,512           31,435
Plus Company's share of depreciation and
  amortization from unconsolidated partnerships
  and Urban Retail Properties Co. . . . . . . . . .          12,553            9,177            6,502
Plus incentive unit dividends . . . . . . . . . . .             556              436              195
Less perpetual preferred unit distributions . . . .          (4,178)          --                --
Diluted funds from operations . . . . . . . . . . .     $   106,326      $    91,972      $    73,596





The chart below shows the calculation of diluted funds
available for distribution for the years 1997 through 1999:
                                                            1999             1998             1997
                                                        -----------      -----------      -----------
Diluted funds from operations . . . . . . . . . . .     $   106,326      $    91,972      $    73,596
Plus non-cash effect of Oakbrook Center straight-
  line ground rent and related interest . . . . . .           3,458            3,293            3,332
Less adjustment to reflect actual cash
 received from Urban Retail Properties Co.. . . . .            (995)            (639)            (105)
Plus write-off of assets (12) . . . . . . . . . . .           1,921              186              581
Less straight-line rent adjustments (13). . . . . .          (2,104)          (1,720)          (1,401)
Less other gains (12) . . . . . . . . . . . . . . .            (533)            (791)          (3,673)
Diluted funds available for distribution. . . . . .      $  108,073      $    92,301      $    72,330

(1)  Only for those tenants who report sales.

(2)  1998 excludes Woodland Hills Mall, which was acquired on December 21, 1998.

(3)  Excludes anchors and movie theaters.

(4)  Represents twelve-month sales per square foot as defined by the International Council of Shopping Centers.

(5)  1999 excludes Citrus Park Town Center, which opened on March 3, 1999 and includes the 1999 property acquisitions as if they had been in the portfolio the entire year. 1998 excludes Woodland Hills Mall, which was acquired on December 21, 1998 and Wolfchase Galleria, which opened on February 26, 1997. 1997 excludes Wolfchase
Galleria and includes the 1997 property acquisitions as if they had been in the portfolio the entire year.

(6)  Represents the Company's consolidated revenues and its share of revenues from unconsolidated partnerships.

(7)  Represents the ratio of diluted funds available for distribution before interest expense (including the
Company's share of unconsolidated partnerships) to interest expense (excluding deferred interest related to the
Oakbrook Center ground lease).

(8)  Represents income before extraordinary items and dividends on preferred stock.

(9)  FFO and FAD should not be considered as an alternative to net income or any other GAAP measurement of performance as an indicator of operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

(10) Based upon a closing price of $27-1/8, $32-3/4 and $34-7/8 per share as of December 31, 1999, 1998 and 1997, respectively.

(11) Occupancy and leased percentage of the regional malls as of December 31 of each year.  1998 excludes
Woodland Hills Mall, which was acquired on December 21, 1998.

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

REVIEW OF OPERATIONS

     Urban Shopping Centers, Inc. is in the business of owning, acquiring, managing, leasing, developing and redeveloping retail shopping centers. Strong performance of the Company's portfolio produced a 17.1% increase in 1999 diluted funds available for distribution to $108.1 million from 1998 diluted funds available for distribution of $92.3 million. The 1998 diluted funds available for distribution increased 27.6% from 1997 diluted funds available for distribution of $72.3 million. Presented below is a discussion of sales, occupancy and rents at the properties.

     Except as noted, this information is presented for all regional malls on a combined basis.

<GRAPHIC - LINE CHART INDICATING TOTAL TENANT SALES AND MALL TENANT SALES
FOR '95 THROUGH '99>

SALES

     Management closely follows the level of retail sales at its properties. Such sales affect profitability because they determine the amount the tenant can afford to pay the landlord for total charges. Some of the specific sales figures the Company follows are discussed below and shown in the graph above.

TOTAL TENANT SALES AND MALL TENANT SALES

     Management generally considers increasing total tenant sales to be an indication that a property is attracting more customers and providing a greater benefit to its tenants. Mall tenant sales indicate the amount of sales generated by the mall tenants. During 1999, mall tenants contributed approximately 91% of the Company's total regional mall shopping center revenues. The above graph illustrates total tenant sales and mall tenant sales at the Company's regional malls for 1995 through 1999.

     Excluding Citrus Park Town Center, which opened on March 3, 1999 and including the 1998 and 1999 property acquisitions as if they had been in the portfolio for both years, aggregate annual sales volume at the regional malls for those mall shops and anchors that report sales has increased 4.5% to $3.55 billion in 1999 from $3.40 billion in 1998. On the same basis, mall tenant sales (excluding anchors and movie theaters) increased 6.0% for the same period.

SALES PER SQUARE FOOT

     Sales per square foot is reported based upon the International Council of Shopping Centers definition and represents total non-anchor reported sales divided by the total square feet occupied by the tenants reporting those sales. Excluding Citrus Park Town Center, which opened on March 3, 1999 and including the 1998 and 1999 property acquisitions as if they had been in the portfolio for both years, sales per square foot at the regional malls increased 5.0% to $418 in 1999 as compared to $398 in 1998. We believe our sales per square foot continue to be among the highest in the industry. Our sales level reflects the quality and viability of our centers.

TENANT OCCUPANCY

     Tenant occupancy is one measure which reflects the demand for space at our properties. The chart below shows the mall gross leasable area ("GLA") occupancy rate at the regional malls for 1995 through 1999. Including all regional malls, occupancy was 91.7% at December 31, 1999 compared to 93.1% at December 31, 1998. On the same basis, the mall GLA was 93.4% leased at December 31, 1999 compared to 93.9% at December 31, 1998. Our occupancy and leased percentages have been very consistent over the last five years.

<GRAPHIC - LINE CHART INDICATING OCCUPANCY AND LEASED RATES AT DECEMBER 31,
1995 THROUGH DECEMBER 31, 1999>

IN PLACE RENTS

     The average in place rents for the Company's regional malls increased 5.5% to $33.08 per square foot at December 31, 1999 from $31.37 per square foot at December 31, 1998. 1998 excludes properties acquired in 1999 and Woodland Hills Mall, which was acquired on December 21, 1998. The
December 31, 1998 average in place rents increased 2.8% from $30.52 per square foot at December 31, 1997.

     OCCUPANCY COSTS

     Occupancy costs generally consist of (i) minimum rent (the contractual amount a tenant must pay), (ii) percentage rent (the percentage of sales revenue a tenant must pay as additional rent) and (iii) expense recoveries (the amount a tenant must pay to reimburse the landlord for the costs of operating the mall), including real estate taxes. Typically, when occupancy costs for any specific tenant exceed a certain percentage of such tenant's annual sales, the tenant may not be profitable. Generally, tenants in more productive regional malls are able to afford higher occupancy costs. The following table sets forth the Company's regional mall occupancy costs (as a percentage of sales) for the last five years. Despite the Company's leasing efforts and increased emphasis on expense recoveries, because of strong sales growth, occupancy costs decreased in 1999.

Years ended
December 31         1999       1998      1997
                     (1)        (2)       (3)      1996       1995
                   ------     ------    ------    ------     ------
Mall tenant
 sales (4). . .    $2,164     $1,811    $1,253    $  945     $  915
Percent of sales:
 Minimum rents.      8.3%       8.5%      8.6%      8.3%       8.2%
Percentage rents       4%        .5%       .4%       .4%        .4%
Expense re-
 coveries (5) .      3.3%       3.4%      3.4%      3.0%       2.8%
In-line tenant
 occupancy
 costs (6). . .     12.0%      12.4%     12.4%     11.7%      11.4%

(1) 1999 excludes Century City Shopping Center and Houston Galleria, which were acquired on June 10 and November 15, 1999, respectively.

(2)  1998 excludes Woodland Hills Mall, which was acquired on December 21,
1998.

(3) 1997 excludes San Francisco Shopping Centre, Copley Place, Fox Valley Center and Hawthorn Center, all acquired in 1997.

(4)  In millions. Excludes sales from anchor tenants and movie theaters.

(5) Represents principally real estate tax and common area maintenance charges.

(6) Total mall tenant occupancy costs divided by total mall tenant sales (excluding anchor tenants and movie theaters).

RESULTS OF OPERATIONS

1999 COMPARED TO 1998

     Shopping center revenues increased $43.2 million to $240.8 million in 1999 from $197.6 million in 1998. Shopping center revenues increased as a result of (i) the opening of Citrus Park Town Center on March 3, 1999 and
(ii) the acquisition of Century City Shopping Center on June 10, 1999. Minimum rents, percentage rents and recoveries from tenants increased as a result of increases in average occupancy, rents and sales in 1999 as compared to 1998.

     Shopping center expenses, including depreciation and amortization, increased $20.9 million to $134.9 million in 1999 from $114.0 million in 1998. This increase was primarily attributable to (i) the opening of Citrus Park Town Center on March 3, 1999 and (ii) the acquisition of Century City Shopping Center on June 10, 1999.

     Mortgage and other interest expense increased $16.4 million to $60.2 million in 1999 from $43.8 million in 1998. This increase was primarily attributable to (i) fundings on the loans at Citrus Park Town Center, (ii) the acquisition of Century City Shopping Center on June 10, 1999, (iii) the new mortgage at Penn Square Mall and (iv) the refinancing of the MainPlace indebtedness on September 29, 1999.

     General and administrative expense increased $1.4 million to $6.2 million in 1999 from $4.8 million in 1998. This increase was primarily the result of additional compensation expense related to the Company's 1996 Incentive Unit Program and increased salaries and related benefits.

     Write-off of assets represents the write-off of unamortized tenant allowances and lease commissions related to tenant move-outs.

     Income from unconsolidated partnerships increased $2.1 million to $12.9 million in 1999 from $10.8 million in 1998. This increase was primarily attributable to (i) the Company's acquisition of a 50% equity interest in Woodland Hills Mall on December 21, 1998, (ii) an increase at Water Tower Place due to a decrease in mortgage interest as a result of a decrease in the floating interest rate and (iii) an increase at San Francisco Shopping Centre due to increased minimum rents as a result of the re-merchandising of tenants. These increases were partially offset by a decrease at Miami International Mall due to the gains on sale of land in 1998.

     Income from the Management Company increased $0.9 million to $1.2 million in 1999 from $0.3 million in 1998. This increase was primarily attributable to (i) an increase in management fees and lease commissions as a result of new management contracts in 1999 and (ii) a decrease in mortgage interest as a result of the restructuring of indebtedness. These increases were partially offset by (i) an increase in compensation expense as a result of the 1996 Incentive Unit Program and increased salaries and related benefits and (ii) an increase in income tax expense as a result of increased operating income in 1999.

     Other gains of $0.6 million and $0.5 million in 1999 and 1998, respectively, represent the gains on sale of land at Wolfchase Galleria.

     The extraordinary items, net of taxes and minority interest, of $1.6 million in 1999 resulted from the prepayment penalty and the write-off of unamortized upfront expenses related to the repayment of indebtedness at the Management Company and the write-off of unamortized upfront expenses related to the repayment of the construction loan at Citrus Park Town Center.

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

     Mortgage and other interest expense increased $9.9 million to $43.8 million in 1998 from $33.9 million in 1997. This increase was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center on November 14, 1997, (ii) Wolfchase Galleria having been open for a full year in 1998 as compared to ten months in 1997 and (iii) an increase at MainPlace as a result of the new swap agreement on May 1, 1998. These increases were partially offset by a decrease at Old Orchard Center as a result of the refinancing of its indebtedness on December 11, 1997.

     General and administrative expense increased $1.5 million to $4.8 million in 1998 from $3.3 million in 1997. This increase was primarily the result of additional compensation expense related to the Company's 1996 Incentive Unit Program and reimbursement to the Management Company for certain employees.

     Income from unconsolidated partnerships increased $4.6 million to $10.8 million in 1998 from $6.2 million in 1997. This increase was primarily attributable to (i) the investment in a partnership resulting in a 50% preferred ownership interest in San Francisco Shopping Centre on June 17, 1997, (ii) the purchase of a one-third equity interest in Copley Place on August 1, 1997, (iii) the gains on sale of land at Miami International Mall on June 18 and November 2, 1998 and (iv) an increase in minimum rents, recoveries from tenants and other shopping center revenues at Miami International Mall.

     Income from the Management Company increased $0.7 million to $0.3 million in 1998 from a $0.4 million loss in 1997. This increase was primarily attributable to (i) an increase in management fees as a result of the management contracts for certain of the Company's consolidated properties being terminated with the Operating Partnership on January 1, 1998 and new management contracts being entered into with the Management Company, (ii) a decrease in mortgage interest as a result of the restructuring of indebtedness, (iii) a fee received in December 1998 for acquisition and development feasibility consulting services performed and
(iv) an increase in time recoveries as a result of the development of Citrus Park Town Center. These increases were partially offset by an increase in compensation expense as a result of the 1996 Incentive Unit Program and an increase in depreciation expense as a result of the purchase of computer hardware and software during 1997.

     Other gains of $0.5 million in 1998 represent the gain on sale of land at Wolfchase Galleria.

LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL CONDITION

     Net cash flows from operating activities increased $25.0 million in 1999 from 1998. Net cash flows from operating activities increased $11.1 million in 1998 from 1997. These increases were primarily attributable to increases in rental operations discussed above.

     Net cash flows used in investing activities increased $227.4 million in 1999 from 1998. This increase was primarily attributable to (i) the investment in a partnership resulting in a two-thirds equity interest in the retail component of Houston Galleria on November 15, 1999, (ii) the acquisition of Century City Shopping Center on June 10, 1999, (iii) the acquisition of land in Durham, North Carolina in June 1999 for the development of The Streets at Southpoint, (iv) an increase in additions to investment properties at Citrus Park Town Center as a result of the consolidation of this entity beginning in November 1998 and (v) the continuing construction costs incurred at Galleria at Roseville in 1999. These increases were partially offset by the acquisition of a 50% equity interest in Woodland Hills Mall on December 21, 1998. Net cash flows used in investing activities decreased $97.6 million in 1998 from 1997. This decrease was primarily attributable to (i) the acquisitions of Fox Valley Center and Hawthorn Center in November 1997, (ii) the investment in a partnership resulting in a 50% preferred interest in San Francisco Shopping Centre in June 1997, (iii) the acquisition of land in Roseville, California in June 1997 and (iv) an increase in cash distributions from San Francisco Shopping Centre, Copley Place and Coral Square Mall in 1998. These decreases were partially offset by (i) the acquisition of a 50% equity interest in Woodland Hills Mall on December 21, 1998, (ii) an increase in cash contributions to Citrus Park Town Center during 1998 and (iii) proceeds from the sale of the Burdines store at Brandon TownCenter in September 1997.

     Net cash flows from financing activities increased $207.1 million in 1999 from 1998. This increase was primarily attributable to an increase in the proceeds from (i) the issuance of a $100.0 million permanent loan at Citrus Park Town Center in June 1999, (ii) the issuance of $40.0 million and $85.0 million in perpetual preferred partnership units of the Operating Partnership in May and October 1999, respectively, (iii) the issuance of $20.0 million of indebtedness for the construction of The Plaza at Citrus Park in June 1999 and (iv) the issuance of an additional $30.0 million of indebtedness at MainPlace in September 1999; partially offset by the repayment of the construction loan at Citrus Park Town Center in June 1999. Net cash flows from financing activities decreased $105.6 million in 1998 from 1997. This decrease was primarily attributable to a decrease in proceeds from the issuance of preferred stock and an increase in cash distributions to limited partners of the Operating Partnership and dividends paid to shareholders. These decreases were partially offset by additional fundings from the Company's lines of credit.

     At December 31, 1999, the Company and its consolidated ventures had cash and short-term investments of $4.1 million.

     Beginning with the dividend declared and paid in the first quarter of 2000, the Company increased its quarterly dividend to $0.59 per share, up 5.4% from $0.56 per share previously.

CAPITALIZATION

     At December 31, 1999, the Company's debt (including the Company's share of debt of unconsolidated partnerships and the Management Company) totaled $1.52 billion of which $1.46 billion was fixed rate debt and $65.3 million was floating rate debt. Of the total fixed rate debt, $64.0 million was fixed through short-term interest rate swap agreements, all of which matured by March 15, 2000.

     On December 21, 1999, the Company closed a $102.0 million construction loan facility for Galleria at Roseville. This facility has a two-year term with three one-year extension options. This loan will initially bear interest on a floating basis at LIBOR + 1.65%. As of December 31, 1999, there was no outstanding balance on this loan.

     On November 15, 1999, the Company, through a partnership in which it owns a two-thirds interest, acquired the retail component of Houston Galleria. A portion of the acquisition was financed by a $225.0 million non-recourse loan which bears interest at a fixed rate of 7.93% and matures on December 1, 2005.

     On September 29, 1999, the Company refinanced the MainPlace $80.0 million of indebtedness with a new $110.0 million loan. Of the total $110.0 million, $80.0 million bears interest at a fixed rate of 7.00% through an interest rate swap agreement and $30.0 million bears interest at LIBOR + 1.30% (7.78% at December 31, 1999). This loan matures on September 29, 2000; however, it may be extended for two one-year periods.

     On June 29, 1999, the Company signed an agreement with a lender for $100.0 million of indebtedness secured by Citrus Park Town Center. This loan bears interest at a fixed rate of 6.89% and matures on June 30, 2009. In connection with the funding of this new loan, the Company repaid the $72.6 million then outstanding balance on the construction loan at Citrus Park Town Center. In addition, during the second quarter of 1999, the Company terminated its position in an $80.0 million, ten-year treasury lock which hedged the Citrus Park Town Center loan commitment for a net gain of $3.2 million, which will be amortized as an offset to interest expense over ten years.

     Also on June 29, 1999, the Company secured a loan with a lender with a commitment of $30.0 million, to be used for the construction of The Plaza at Citrus Park. As of December 31, 1999, $20.0 million was outstanding on this loan. The loan matures on June 29, 2000; however, it may be extended for two six-month periods. This loan bears interest on a floating basis at LIBOR + 1.40%; however, on November 26, 1999, the Company entered into an interest rate swap agreement for this indebtedness thereby fixing the all-in rate at 7.26% through February 26, 2000.

     On June 10, 1999, the Company acquired Century City Shopping Center. A portion of the acquisition was financed by a nine-year, $160.0 million non-recourse loan. This loan bears interest at a blended fixed rate of 7.58% and matures on July 1, 2008.

     On February 25, 1999, the Company secured $75.0 million in financing for Penn Square Mall. This loan bears interest at a fixed rate of 7.03% and matures on March 1, 2009.

     Also on February 25, 1999, the Management Company obtained a $20.0 million bank loan. This loan bears interest on a floating basis at LIBOR + 1.20% and matures on February 25, 2004. On August 25, 1999, the Company entered into an interest rate swap agreement for the Management Company indebtedness thereby fixing the all-in rate at 7.01% through February 25, 2000. On March 1, 1999, Penn Square Mall and the Management Company prepaid their indebtedness of $31.0 million and $20.0 million, respectively. The indebtedness had a scheduled maturity date of August 1, 2001. The Management Company incurred a penalty of approximately $2.0 million due to this prepayment of indebtedness.

     On January 11, 1999, Water Tower Joint Venture completed a one year extension of its $170.0 million of indebtedness. Subsequent to year-end 1999, this indebtedness was further extended to February 1, 2001.

     On January 14, 1999, S. F. Shopping Centre Associates, L.P. extended the loan maturity on its $53.5 million of indebtedness to July 1, 2003. Subsequent to year-end 1999, this indebtedness was increased to $65.8 million and the maturity was extended to July 1, 2004; however, it may be further extended for one additional year.

     On November 6, 1996, the Company entered into an agreement with a lender for a one-year $5.0 million unsecured revolving line of credit, which on January 30, 1998 was amended to increase the line to $7.5 million and extend the maturity to January 29, 1999. On January 29, 1999, this line was further amended to increase the line to $10.0 million, extend the maturity to January 28, 2000 and change the interest rate to the Reference Rate - 1.5625% (6.93% at December 31, 1999). Subsequent to year-end 1999, this line was further amended to increase the line to $13.0 million and extend the maturity to January 26, 2001. As of December 31, 1999, $8.3 million was outstanding.

     As of December 31, 1999, $62.0 million was outstanding on the Company's $107.5 million secured, revolving line of credit. During the fourth quarter of 1999, the Company entered into an interest rate swap agreement on $25.0 million of its floating rate indebtedness thereby fixing the all-in rate at 6.79% through March 15, 2000.

     Although there can be no assurances, the Company believes that operating cash flows will be sufficient to service all Company debt and anticipates repayment or refinancing when such amounts are due in the ordinary course of its business. The Company's interest expense coverage ratio (including the Company's share of unconsolidated partnerships interest expense and excluding deferred interest related to the Oakbrook Center ground lease) was 2.3:1 at December 31, 1999 compared to 2.5:1 at December 31, 1998. At December 31, 1999, the Company's debt to total market capitalization (which includes the market value of issued and outstanding shares of capital stock of the Company and of partnership interests in the Operating Partnership not held by the Company, plus Company debt) was approximately 60% as illustrated by the table at the end of Management's Discussion and Analysis of Financial Condition and Results of Operations.

     On October 1, 1999, the Company issued $85.0 million of Series D Cumulative Redeemable Preferred Partnership Units (the "Series D Preferred Units") in the Operating Partnership at $25.00 per unit. The Series D Preferred Units are entitled to fully cumulative distributions at a rate of 9.45% per annum. The Series D Preferred Units, which may be called by the Company at par on or after October 1, 2004, have no stated maturity or mandatory redemption and are not convertible into any other securities of the Operating Partnership. The holders of the Series D Preferred Units may exchange them at any time on or after October 1, 2009 for shares of a new series of preferred stock of the Company with similar terms.

     On May 27, 1999, the Company issued $40.0 million of Series C Cumulative Redeemable Preferred Partnership Units (the "Series C Preferred Units") in the Operating Partnership at $50.00 per unit. The Series C Preferred Units are entitled to fully cumulative distributions at a rate of 9.125% per annum. The Series C Preferred Units, which may be called by the Company at par on or after May 27, 2004, have no stated maturity or mandatory redemption and are not convertible into any other securities of the Operating Partnership. The holders of the Series C Preferred Units may exchange them at any time on or after May 27, 2009 for shares of a new series of preferred stock of the Company with similar terms.

     The Company believes that its cash generated from property operations will provide the necessary funds on a short-term and long-term basis for its operating expenses, interest expense on outstanding indebtedness and recurring capital expenditures and all dividends to the shareholders necessary to satisfy the real estate investment trust ("REIT") requirements. Sources of capital for future acquisitions, development and non-recurring capital expenditures, such as major building renovations and expansions, as well as for scheduled principal payments, including balloon payments, on the outstanding indebtedness are expected to be obtained from the following sources: (i) excess funds available for distribution, (ii) working capital reserves, (iii) additional Company or property financing,
(iv) proceeds from the sale of assets, including outparcels and (v) additional equity raised in the public or private markets (including the issuance of additional common stock, unit voting common stock, convertible preferred stock, convertible preferred units, perpetual preferred units and/or common units). Accordingly, the Company expects that it may incur additional indebtedness. In light of current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors, the Company may consider a change in its ratio of debt to total market capitalization accordingly.

CAPITAL INVESTMENTS

     The Company's newest super-regional mall development, Citrus Park Town Center in Tampa, Florida, opened 100% leased on March 3, 1999. The anchor tenants are Burdines, Dillard's, JCPenney and Sears. Citrus Park Town Center also contains more than 120 specialty shops and restaurants and an approximately 90,000 square foot state-of-the-art movie theatre. In addition, the first phase of The Plaza at Citrus Park, an approximately 350,000 square foot community center opposite the regional mall, opened in fall of 1999. The remaining phases of the center are scheduled to open in summer and fall of 2000.

     The Company's latest development project is the 1.1 million square foot Galleria at Roseville near Sacramento, California. Galleria at Roseville has four committed anchors with JCPenney, Macy's, Nordstrom and Sears and remains on schedule to open on August 25, 2000.

     The Company's next scheduled development project is The Streets at Southpoint in Durham, North Carolina. The official groundbreaking for the mall took place in September 1999. The two-level 1.4 million square foot regional mall will feature Belk, Hecht's, JCPenney, Nordstrom and Sears as anchors along with an entertainment component featuring an IMAX theater. The Streets at Southpoint is currently scheduled to open in early March 2002.

     The Company is also beginning an expansion project at Old Orchard Center in Skokie, Illinois with plans for the addition of a six-screen, state-of-the-art theater with stadium seating and two new restaurants. The new theatre will increase the total number of screens at the center to thirteen. In conjunction with the expansion, a new 400 car, one-level parking deck will also be added. Work on the expansion began in February 2000 and is expected to be completed by April 2001.

     At December 31, 1999, amounts spent on construction in progress and land for development related to The Plaza at Citrus Park, Galleria at Roseville, The Streets at Southpoint and our prorata share of Houston Galleria totaled $94.2 million.

     At December 31, 1999, there are approximately twenty-three, nine, six and twenty-three acres of outparcel land, respectively, at Brandon TownCenter, Citrus Park Town Center, Galleria at Roseville and Wolfchase Galleria available for future sale or development.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") was issued by the Financial Accounting Standards Board ("FASB") in June 1998. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133" ("Statement 137"), was issued in June 1999. Statement 137 defers the effective date of Statement 133 for one year. Statement 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The effective date of this statement for the Company is January 1, 2001. Statement 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities will be required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. The Company uses interest rate swap agreements and treasury locks as part of its interest rate risk management strategy. These derivatives are used to hedge cash flow exposure and under Statement 133 the effective portion of the gain or loss on the derivative instrument will be reported initially as a component of other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss will be reported in earnings immediately.

     The Company does not anticipate early adoption of Statement 133, as amended; however, it is estimated that adoption of Statement 133, as amended, will result in the Company recording a derivative instrument asset of $8.1 million and transition adjustment income of $8.1 million in other comprehensive income at January 1, 2001 in its consolidated financial statements.

     The Company expects that the adoption of Statement 133, as amended, will increase the volatility of reported earnings and other comprehensive income. In general, the amount of volatility will vary with the level of derivative activities during any period.

YEAR 2000

     The Company has not experienced any material disruption in its operations or properties in connection with the century change and does not expect any such disruptions in the future. The Company has not needed to implement contingency plans.

     The Company's historical costs for remediation have not been material and the Company does not anticipate that its future costs of remediation will be material. Although the cost of replacing the Company's information technology mission-critical systems was substantial, those replacements were made to improve operational efficiency and were not accelerated due to the year 2000 problem. The Company has not delayed any material projects as a result of the year 2000 problem. The foregoing discussion is equally applicable to the Management Company, except that at third party-owned properties managed by the Management Company, remediation costs are the obligation of and at the discretion of the property owner.

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

     The Company manages its exposure to changes in floating interest rates by limiting exposure to floating rate changes in any one year. The Company manages liquidity risk by staggering the maturities of its indebtedness. The Company increases its loan prepayment flexibility through the use of variable rate debt and derivatives versus fixed rate debt. The Company manages its exposure to counterparties by diversifying its exposure to counterparties and entering into swap agreements and treasury locks only with parties which have a specified credit rating.

     The Company's interest rate risk is monitored using a variety of techniques. Fixed rate debt matures and bears average interest rates as follows: 2000 - $26.7 million at 7.40%; 2003 - $18.4 million at 6.91%; and
thereafter - $998.3 million at 7.24%. Variable rate debt matures and bears average interest rates (based on the December 31, 1999 LIBOR rate) as follows: 2000 - $293.8 million at 7.63%; 2003 - $26.8 million at 7.11%;
and thereafter - $159.0 million at 6.83%.

     The Company utilizes principally variable-to-fixed interest rate swaps to mitigate its interest rate risk on the above variable rate debt. Notional amounts of outstanding interest rate swaps have the following maturities and provide for the following average fixed payment rates to hedge the indicated underlying variable rates: 2000 - $97.5 million at 7.03% and 7.63%; 2002 - $50.0 million at 7.34% and 7.61%; 2003 - $10.0 million at 7.41% and 7.61%; and thereafter - $256.8 million at 6.51% and 7.11%.

     The above average balances include the Company's share of unconsolidated entities debt and swaps. The fair value of fixed and variable rate debt at December 31, 1999 is estimated at $1.45 billion. The fair value of interest rate swap agreements was $10.5 million at December 31, 1999.

     As the above information incorporates only those exposures that exist as of December 31, 1999, it does not consider those exposures or positions which could arise after that date. Moreover, because firm commitments are not presented, the information represented therein has limited predictive value. As a result, the Company's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, the Company's hedging strategies at the time and interest rates.

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

                                     DEBT TO TOTAL MARKET CAPITALIZATION
                            ($000's omitted, except share and per share amounts)
                                                                 100%                            Pro Rata
                                                              Balance of                         Share of
                                               Annual          Mortgage                          Mortgage
                              Maturity        Interest          Notes           Ownership         Notes
                                Date            Rate           Payable          Interest         Payable
                             ----------      ----------       ----------       ----------       ----------
Consolidated entities:          (1)
  Operating Partnership       Apr. 2000          (1)           $  62,000           100.0%       $   62,000
  Operating Partnership
    (2)                       June 2000          (2)              20,000           100.0%           20,000
                                 (3)
  MainPlace                  Sept. 2000          (3)             110,000           100.0%          110,000
                                 (4)
  Operating Partnership       Jan. 2001          (4)              8,300            100.0%            8,300
  Oakbrook Center             Oct. 2004           6.14%          140,000           100.0%          140,000
  Fox Valley Center           Nov. 2006           6.75%           85,528           100.0%           85,528
  Wolfchase Galleria          June 2007           7.80%           78,223           100.0%           78,223
  Century City                                   (5)
    Shopping Center           June 2008           7.58%          160,000           100.0%          160,000
  Hawthorn Center             Nov. 2008           6.75%           77,864           100.0%           77,864
  Penn Square Mall            Mar. 2009           7.03%           74,511           100.0%           74,511
  Citrus Park Town
    Center (6)                June 2009           6.89%           99,576           100.0%           99,576
  Old Orchard Center          Dec. 2009           6.98%          164,450           100.0%          164,450
                                                              ----------                        ----------
                                                               1,080,452                         1,080,452
Unconsolidated entities:
(7)
  Coral Square Mall           Dec. 2000           7.40%           53,300            50.0%           26,650
  Water Tower Place          Feb. 2001           (8)             170,000            55.0%           93,500
  Miami International            (8)
    Mall                      Dec. 2003           6.91%           45,920            40.0%           18,368
  Management Company          Feb. 2004          (9)              20,000            95.0%           19,000
  San Francisco
    Shopping Centre (10)      July 2004           6.90%           53,531            50.0%           26,766
                                (10)
  Houston Galleria            Dec. 2005           7.93%          225,000            66.7%          150,000
  Copley Place                Aug. 2007           7.44%          190,536            33.3%           63,512
  Woodland Hills Mall         Jan. 2009           7.00%           89,236            50.0%           44,618
                                                              ----------                        ----------
                                                                 847,523                           442,414
                                                              ----------                        ----------
Company debt                                                                                    $1,522,866
                                                                                                ==========




                                                                 100%                            Pro Rata
                                                              Balance of                         Share of
                                               Annual          Mortgage                          Mortgage
                              Maturity        Interest          Notes           Ownership         Notes
                                Date            Rate           Payable          Interest         Payable
                             ----------      ----------       ----------       ----------       ----------
Convertible preferred
  units (convertible
  into 1,018,182
  common units) (11)                                                                            $   28,000
Convertible preferred
  stock (convertible
  into 3,772,915 shares
  of common stock) (12)                                                                         $  125,000
Perpetual preferred
  units (13)                                                                                    $  125,000
Market value of equity
  interests as of
  December 31, 1999,
  based upon 26,951,538
  common shares/units
  at $27-1/8% per share                                                                         $  731,060
Total market capitalization                                                                     $2,531,926
                                                                                                ==========
Company debt to total
  market capitalization                                                                                60%
                                                                                                ==========


     (1)   This line of credit, subject to lenders' approval, may be extended for an additional one or two-year period and is currently subject to a floating rate of LIBOR + 0.85% (7.35% at December 31, 1999).

     (2)   This indebtedness represents outstanding borrowings under a loan for $30,000, which will be used to fund the construction of The Plaza at Citrus Park. This loan may be extended for two six-month periods. The loan bears interest on a floating basis at LIBOR + 1.40%; however, at December 31, 1999, it was fixed at a rate of
7.26% through an interest rate swap agreement which matured on February 26, 2000.

     (3)   On September 29, 1999, the Company refinanced this indebtedness. The new indebtedness matures on
September 29, 2000; however, it may be extended for two one-year periods. Of the $110,000, $80,000 bears interest at a fixed rate of 7.00% through an interest rate swap agreement and $30,000 bears interest at LIBOR + 1.30%
(7.78% at December 31, 1999).

     (4)   This line of credit bears interest at the Reference Rate -1.56% (6.93% at December 31, 1999).
Subsequent to year-end 1999, this line of credit was increased to $13,000 and the maturity extended to January 26,
2001.

     (5)   As of August 5, 1999, the aggregate $160,000 was fixed at a blended interest rate of 7.58%.





     (6)   The Company terminated its position in an $80,000 treasury lock for a net gain of $3,200, which will be amortized as an offset to interest expense over ten years.

     (7)   Excludes Valencia Town Center as the Company is a limited partner and is currently not entitled to any cash distributions until the outside partner has received a return on and of its contributions to the partnership.

     (8)   Subsequent to year-end 1999, the Company extended this loan maturity to February 1, 2001. Of the total
$170,000, $160,000 bears interest at LIBOR + 1.125% and $10,000 bears interest at LIBOR + 1.500% (7.60% and 7.98%, respectively, at December 31, 1999).

     (9)   This loan bears interest on a floating basis at LIBOR + 1.20%; however, at December 31, 1999, it was fixed at a rate of 7.01% through an interest rate swap agreement which matured on February 25, 2000.

     (10)  Subsequent to year-end 1999, this indebtedness was increased to $65,781 and the maturity was extended to July 1, 2004; however, it may be further extended for one additional year.

     (11)  The convertible preferred units have a liquidation preference of $27.50 per unit, a distribution rate of 7.0%, a redemption price of $27.50 per unit and a conversion price of $27.50 per unit to common units which in turn are convertible into common stock. After December 18, 2003, the preferred units may be redeemed at the option of the Company for cash or may be converted at the option of the holder into common units. See Note 1 of Notes to
Consolidated Financial Statements.

     (12)  Of the $125,000, $100,000 have a liquidation preference of $33.34 per share, a quarterly dividend equal to the greater of (i) $0.50 per share or (ii) the dividend then payable on the shares of common stock, a redemption price of $33.34 per share (after November 13, 2003) and a conversion price of $33.34 per share. The remaining $25,000 have a liquidation preference of $32.32 per share, a quarterly dividend equal to the greater of
(i) $0.525 per share or (ii) the dividend then payable on the shares of common stock, a redemption price of $32.32 per share (after December 29, 2004) and a conversion price of $32.32 per share. See Consolidated Statements of
Stockholders' Equity.

     (13)  Of the $125,000, $40,000 have an issuance price of $50.00 per unit, cumulative distributions at a rate of 9.125% per annum, no stated maturity or mandatory redemption and are not convertible into any other securities of the Operating Partnership. The remaining $85,000 have an issuance price of $25.00 per unit, cumulative distributions at a rate of 9.45% per annum, no stated maturity or mandatory redemption and are not convertible into any other securities of the Operating Partnership. See Management's Discussion and Analysis of Financial
Condition and Results of Operations - Capitalization.




                                         CONSOLIDATED BALANCE SHEETS
                            ($000's omitted, except share and per share amounts)
                                                                                  December 31,
                                                                             1999             1998
                                                                          ----------       ----------
ASSETS

Investment properties:
  Land, including peripheral land parcels . . . . . . . . . . . . .      $   209,304      $   157,045
  Buildings and improvements. . . . . . . . . . . . . . . . . . . .        1,433,252        1,095,431
  Equipment, furniture and fixtures . . . . . . . . . . . . . . . .            5,944            4,065
  Construction in progress. . . . . . . . . . . . . . . . . . . . .           75,568          101,188
                                                                          ----------       ----------
                                                                           1,724,068        1,357,729

Accumulated depreciation. . . . . . . . . . . . . . . . . . . . . .         (207,720)        (163,845)

Investment properties, net of accumulated depreciation. . . . . . .        1,516,348        1,193,884
Investment property held for sale . . . . . . . . . . . . . . . . .           13,083            --
Investments in unconsolidated partnerships. . . . . . . . . . . . .          230,367          135,052
Investment in the Management Company. . . . . . . . . . . . . . . .           49,967           48,552
Cash and short-term investments . . . . . . . . . . . . . . . . . .            4,125              422
Receivables:
  Tenant, net of allowance for doubtful accounts of
    $4,121 and $3,836 in 1999 and 1998, respectively. . . . . . . .           17,558           16,143
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,039            2,835
Deferred expenses and other assets. . . . . . . . . . . . . . . . .           13,831           14,522
                                                                          ----------       ----------
                                                                          $1,848,318       $1,411,410
                                                                          ==========       ==========




                                   CONSOLIDATED BALANCE SHEETS - CONTINUED
                            ($000's omitted, except share and per share amounts)


                                                                                  December 31,
                                                                             1999             1998
                                                                          ----------       ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage notes payable. . . . . . . . . . . . . . . . . . . . . .       $1,080,452       $  765,501
  Land sale-leaseback proceeds. . . . . . . . . . . . . . . . . . .           75,000           75,000
  Deferred lease accrual. . . . . . . . . . . . . . . . . . . . . .           22,874           20,733
  Accounts payable and other liabilities. . . . . . . . . . . . . .           68,982           51,270
  Investments in unconsolidated partnerships. . . . . . . . . . . .           43,074           42,893

Commitments and contingencies
                                                                          ----------       ----------

Total liabilities . . . . . . . . . . . . . . . . . . . . . . . . .        1,290,382          955,397

Minority interest . . . . . . . . . . . . . . . . . . . . . . . . .          245,017          129,739
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 5,000,000
    shares, issued and outstanding 3,772,915 shares
    in 1999 and 1998 (liquidation preference of $125,000) . . . . .               38               38
  Common stock, $.01 par value, authorized 140,000,000
    shares, issued and outstanding 17,523,484 shares
    in 1999 and 17,380,193 shares in 1998 . . . . . . . . . . . . .              176              174
  Unit voting common stock, $.01 par value,
    authorized 5,000,000 shares, issued and outstanding
    407,935 shares in 1999 and 1998 . . . . . . . . . . . . . . . .                4                4
  Additional paid-in capital. . . . . . . . . . . . . . . . . . . .          495,196          489,880
  Retained earnings (deficit) . . . . . . . . . . . . . . . . . . .         (182,495)        (163,822)
                                                                          ----------       ----------
          Total stockholders' equity. . . . . . . . . . . . . . . .          312,919          326,274
                                                                          ----------       ----------

                                                                          $1,848,318       $1,411,410
                                                                          ==========       ==========









See accompanying notes to consolidated financial statements.

                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            ($000's omitted, except share and per share amounts)

                                                                      Years Ended December 31,
                                                                1999           1998            1997
                                                             ----------     ----------     ----------
Revenues:
  Shopping center revenues:
    Minimum rents . . . . . . . . . . . . . . . . . . .      $  142,879     $  118,290     $   94,812
    Percentage rents. . . . . . . . . . . . . . . . . .           9,200          7,322          5,575
    Recoveries from tenants . . . . . . . . . . . . . .          76,282         65,108         47,493
    Other . . . . . . . . . . . . . . . . . . . . . . .          12,402          6,866          4,480
                                                             ----------     ----------     ----------

                                                                240,763        197,586        152,360
  Interest income . . . . . . . . . . . . . . . . . . .             971          1,103          1,620
                                                             ----------     ----------     ----------
                                                                241,734        198,689        153,980
Expenses:
  Shopping center expenses. . . . . . . . . . . . . . .          84,096         72,538         52,138
  Mortgage and other interest . . . . . . . . . . . . .          60,226         43,751         33,876
  Ground rent . . . . . . . . . . . . . . . . . . . . .           4,484          4,596          4,689
  Depreciation and amortization . . . . . . . . . . . .          50,784         41,463         33,866
  General and administrative. . . . . . . . . . . . . .           6,171          4,829          3,269
  Write-off of assets . . . . . . . . . . . . . . . . .           1,668            186            140
                                                             ----------     ----------     ----------
                                                                207,429        167,363        127,978
                                                             ----------     ----------     ----------
          Operating income. . . . . . . . . . . . . . .          34,305         31,326         26,002

Income from unconsolidated partnerships . . . . . . . .          12,858         10,778          6,227
Income (loss) from the Management Company . . . . . . .           1,183            264           (438)
                                                             ----------     ----------     ----------
          Income before other gains, minority
            interest and extraordinary items. . . . . .          48,346         42,368         31,791

Other gains . . . . . . . . . . . . . . . . . . . . . .             632            479          3,673
Minority interest . . . . . . . . . . . . . . . . . . .         (17,877)       (13,540)       (12,560)
                                                             ----------     ----------     ----------
          Income before extraordinary items . . . . . .          31,101         29,307         22,904

Extraordinary items (net of taxes and minority interest)        (1,618)         --             (5,719)
                                                             ----------     ----------     ----------




                              CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED
                            ($000's omitted, except share and per share amounts)


                                                                      Years Ended December 31,
                                                                1999           1998            1997
                                                             ----------     ----------     ----------

          Net income. . . . . . . . . . . . . . . . . .          29,483         29,307         17,185

Dividends on preferred stock. . . . . . . . . . . . . .          (8,452)        (6,359)          (811)
                                                             ----------     ----------     ----------
          Income applicable to common and
            unit voting common stock. . . . . . . . . .      $   21,031     $   22,948     $   16,374
                                                             ==========     ==========     ==========

Basic income per common and unit voting common share:
  Before extraordinary items. . . . . . . . . . . . . .      $     1.26     $     1.29     $     1.27
  Extraordinary items . . . . . . . . . . . . . . . . .            (.09)        --               (.33)
                                                             ----------     ----------     ----------
          Net income. . . . . . . . . . . . . . . . . .      $     1.17     $     1.29     $     0.94
                                                             ==========     ==========     ==========
Diluted income per common and unit voting common share:
  Before extraordinary items. . . . . . . . . . . . . .      $     1.25     $     1.27     $     1.25
  Extraordinary items . . . . . . . . . . . . . . . . .            (.09)        --               (.33)
                                                             ----------     ----------     ----------
          Net income. . . . . . . . . . . . . . . . . .      $     1.16     $     1.27     $     0.92
                                                             ==========     ==========     ==========
Weighted-average common and unit voting
 common shares outstanding:
  Basic . . . . . . . . . . . . . . . . . . . . . . . .      17,910,152     17,744,072     17,440,454
  Diluted . . . . . . . . . . . . . . . . . . . . . . .      18,096,529     18,013,943     17,707,581
                                                             ==========     ==========     ==========

Dividends declared and paid per common and
  unit voting common share. . . . . . . . . . . . . . .      $     2.24     $     2.10     $     2.03
                                                             ==========     ==========     ==========











See accompanying notes to consolidated financial statements.

                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            ($000's omitted, except share and per share amounts)

                                              Common Stock and Unit
                           Preferred Stock     Voting Common Stock   Additional  Retained
                         -------------------- ----------------------  Paid-In    Earnings
                          Shares     Amount     Shares      Amount    Capital    (Deficit)     Total
                        ---------- ---------- ----------  ---------- ---------- ----------  ----------

Balances at
  December 31, 1996 . .                       17,081,336  $      171 $  326,495$ (132,003)  $  194,663
Shares issued in
 connection with:
  Private placement
   (1). . . . . . . . .  2,999,400       $ 30     --          --         98,929     --          98,959
  Issuance of
    common stock. . . .                          177,316           2      5,739     --           5,741
  Issuance of unit
    voting common
    stock . . . . . . .                           69,197           1      2,265     --           2,266
  Conversion of
    units . . . . . . .                          127,656           1      1,433     --           1,434
  Stock option
    plan. . . . . . . .                          211,838           2      4,852     --           4,854
Net income. . . . . . .                           --          --         --         17,185      17,185
Dividends declared
  and paid. . . . . . .                           --          --         --        (35,471)    (35,471)
Reallocation of
  minority interest . .                           --          --         20,025     --          20,025
                        ---------- ---------- ----------  ---------- ---------- ----------  ----------
Balances at
  December 31, 1997 . .  2,999,400         30 17,667,343         177    459,738   (150,289)    309,656

Shares issued in
 connection with:
  Private placement
    (2) . . . . . . . .    773,515          8     --          --         24,594     --          24,602
Stock option plan . . .                           85,573           1      1,876     --           1,877
Incentive unit plan . .                           35,212      --          1,222     --           1,222
Net income. . . . . . .                           --          --         --         29,307      29,307
Dividends declared
  and paid. . . . . . .                           --          --         --       (42,840)     (42,840)
Reallocation of
  minority interest . .                           --          --          2,450     --           2,450
                        ---------- ---------- ----------  ---------- ---------- ----------  ----------





                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - CONTINUED
                            ($000's omitted, except share and per share amounts)


                                              Common Stock and Unit
                           Preferred Stock     Voting Common Stock   Additional  Retained
                         -------------------- ----------------------  Paid-In    Earnings
                          Shares     Amount     Shares      Amount    Capital    (Deficit)     Total
                        ---------- ---------- ----------  ---------- ---------- ----------  ----------
Balances at
  December 31, 1998 . .  3,772,915         38 17,788,128        178     489,880   (163,822)    326,274
Shares issued in
 connection with:
  Stock option plan . .                           70,950           1      1,600     --           1,601
  Incentive unit plan .                           72,341           1      2,316     --           2,317
Net income. . . . . . .                           --          --         --         29,483      29,483
Dividends declared
  and paid. . . . . . .                           --          --         --        (48,156)    (48,156)
Reallocation of
  minority interest . .                           --          --          1,400     --           1,400
                        ---------- ---------- ----------  ---------- ---------- ----------  ----------
Balances at
  December 31, 1999 . .  3,772,915 $       38 17,931,419  $      180 $  495,196 $ (182,495) $  312,919
                        ========== ========== ==========  ========== ========== ==========  ==========



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

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            ($000's omitted, except share and per share amounts)

                                                                      Years Ended December 31,
                                                                1999           1998            1997
                                                             ----------     ----------     ----------
Cash flows from operating activities:
  Net income. . . . . . . . . . . . . . . . . . . . . .      $   29,483     $   29,307     $   17,185
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Depreciation and amortization . . . . . . . . . . .          50,784         41,463         33,866
  Write-off of assets . . . . . . . . . . . . . . . . .           1,668            186            140
  Provision for losses on accounts receivable . . . . .           1,058          1,402            972
  Income from unconsolidated partnerships . . . . . . .         (12,858)       (10,778)        (6,227)
  Loss (income) from the Management Company,
    net of distributions. . . . . . . . . . . . . . . .          (1,183)          (264)           438
  Minority interest . . . . . . . . . . . . . . . . . .          17,877         13,540         12,560
  Other gains . . . . . . . . . . . . . . . . . . . . .            (632)          (479)        (3,673)
  Extraordinary items . . . . . . . . . . . . . . . . .           1,618         --              5,719
  Changes in other assets and liabilities . . . . . . .          14,938          3,378          5,693
                                                             ----------     ----------     ----------
          Net cash provided by operating activities . .         102,753         77,755         66,673
                                                             ----------     ----------     ----------
Cash flows from investing activities:
  Additions to investment properties, net of change
    in related payables . . . . . . . . . . . . . . . .        (100,696)       (50,607)       (43,794)
  Acquisition of investment properties and
    development parcels . . . . . . . . . . . . . . . .        (122,927)        --           (101,382)
  Acquisition of partnership interests. . . . . . . . .         (99,623)       (34,924)       (31,400)
  Proceeds from sale of investment property,
    net of selling costs. . . . . . . . . . . . . . . .          --             --             16,933
  Proceeds from sale of land parcels, net of
    selling costs . . . . . . . . . . . . . . . . . . .             824            490          2,296
  Cash contributions to unconsolidated partnerships
    and the Management Company. . . . . . . . . . . . .          (6,265)       (25,743)       (28,022)
  Cash distributions from unconsolidated partnerships
    and the Management Company. . . . . . . . . . . . .          21,683         31,824          9,071
  Net sales and maturities (purchases) of short-term
    investments . . . . . . . . . . . . . . . . . . . .             113             (3)         --
  Other . . . . . . . . . . . . . . . . . . . . . . . .             714            192           (109)
                                                             ----------     ----------     ----------
          Net cash used in investing activities . . . .        (306,177)       (78,771)      (176,407)
                                                             ----------     ----------     ----------




                              CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                            ($000's omitted, except share and per share amounts)


                                                                      Years Ended December 31,
                                                                1999           1998            1997
                                                             ----------     ----------     ----------
Cash flows from financing activities:
  Proceeds from issuance of debt, net of
    issuance costs. . . . . . . . . . . . . . . . . . .         552,280        160,566        487,601
  Proceeds from issuance of common stock,
    unit voting common stock and preferred stock,
    net of issuance costs . . . . . . . . . . . . . . .           3,495         27,513        105,751
  Proceeds from issuance of perpetual preferred
    partnership units, net of issuance costs. . . . . .         121,786         --              --
  Repayment of debt . . . . . . . . . . . . . . . . . .        (396,377)      (124,655)      (433,864)
  Cash distributions to unitholders . . . . . . . . . .         (25,788)       (20,417)       (18,291)
  Dividends paid. . . . . . . . . . . . . . . . . . . .         (48,156)       (42,840)       (35,471)
                                                             ----------     ----------     ----------
          Net cash provided by financing activities . .         207,240            167        105,726
                                                             ----------     ----------     ----------
Net increase (decrease) in cash and cash equivalents. .           3,816           (849)        (4,008)

Cash and cash equivalents at beginning of year. . . . .             294          1,143          5,151
                                                             ----------     ----------     ----------
Cash and cash equivalents at end of year. . . . . . . .      $    4,110     $      294     $    1,143
                                                             ==========     ==========     ==========

Supplemental disclosure of cash flow information:
  Cash paid for mortgage and other interest,
    net of amounts capitalized. . . . . . . . . . . . .      $   55,193     $   42,363     $   32,798
                                                             ==========     ==========     ==========






See accompanying notes to consolidated financial statements.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         ($000's omitted, except share and per share amounts)


1.  Organization and Basis of Presentation

ORGANIZATION

     The Company is in the business of owning, acquiring, managing, leasing, developing and redeveloping regional and super-regional malls located throughout the United States. Substantially all of the Company's assets and interests in investment properties (the "Properties") are held by, and substantially all of its operations are conducted through, Urban Shopping Centers, L.P. (the "Operating Partnership").

     As of December 31, 1999, the Company, which is the sole general partner of the Operating Partnership, owns approximately 67% of the common units ("Units") in the Operating Partnership. JMB Realty Corporation ("JMB Realty") and certain of its affiliates ("JMB Partners") and certain other unaffiliated parties own limited partnership interests in the Operating Partnership representing approximately 33% of the Units and also own $28,000 of convertible preferred units and $40,000 and $85,000 of Series C Cumulative Redeemable Preferred Partnership Units and Series D Cumulative Redeemable Preferred Partnership Units ("perpetual preferred units"), respectively (included in minority interest in the accompanying consolidated balance sheets). The convertible preferred units have a liquidation preference of $27.50 per unit, a distribution rate of 7.0%, a redemption price of $27.50 per unit and a conversion price of $27.50 per unit to common units which in turn are convertible into common stock. After December 18, 2003, the preferred units may be redeemed at the option of the Company for cash or may be converted at the option of the holder into Units. Each Unit may be exchanged for one share of common stock. Of the $125,000 of perpetual preferred units, $40,000 have a distribution rate of 9.125% and $85,000 have a distribution rate of 9.45%. Five years after issuance, the perpetual preferred units may be called by the Company at par. The holders of the perpetual preferred units may exchange them at any time after ten years for shares of a new series of preferred stock of the Company. In general, for financial reporting purposes, the net profits and losses of the Operating Partnership after preferred unit distributions are allocated to the general and limited partners in accordance with their percentage ownership. The Company operates as a real estate investment trust ("REIT") for Federal income tax purposes.

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

     Development costs, including interest and real estate taxes incurred in connection with construction or expansion of certain investment properties, are capitalized as a cost of the investment property and depreciated over the estimated useful life of the related asset. During 1999, 1998 and 1997, the Company incurred interest of $66,055, $47,495 and $35,640, respectively, and capitalized interest of $5,829, $3,744 and $1,764, respectively.

     At December 31, 1999, the Company has classified Service Merchandise Plaza as an investment property held for sale. Service Merchandise Plaza in Columbus, Ohio, is an approximately 193,000 square foot community center anchored by Service Merchandise, Circuit City and Office Depot. The Company is selling Service Merchandise Plaza at this time because it is a non-core asset which is not integral to the Company's strategy of owning and operating dominant high quality regional malls and adjacent retail facilities. Revenues of $2,655, $2,119 and $1,661, expenses of $1,308, $1,089 and $1,058, and net income of $1,347, $1,030 and $603, for the years ended December 31, 1999, 1998 and 1997, respectively, related to Service Merchandise Plaza are included in the accompanying consolidated statements of operations.

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

CASH AND SHORT-TERM INVESTMENTS

     Cash aggregated $4,110 and $294 at December 31, 1999 and 1998, respectively. Short-term investments (generally with original maturities of one year or less) are generally held to maturity and aggregated $15 and $128 at December 31, 1999 and 1998, respectively. Short-term investments are recorded at cost which approximates market.

DEFERRED EXPENSES

     Deferred mortgage loan fees and expenses (including the cost of interest rate swap agreements related to specific mortgage loans) are amortized on a straight-line basis over the terms of the related mortgage notes or the terms of the interest rate swap agreements. Deferred leasing commissions and costs are amortized over the terms of the related leases.

REVENUE RECOGNITION

     Although certain leases of the Company provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, the Company generally accrues rental income for the full period of occupancy on a straight-line basis. Accrued rents receivable relating to such leases of $13,207 and $11,350 have been included in tenant receivables in the accompanying consolidated balance sheets at December 31, 1999 and 1998, respectively.

     Pursuant to Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" issued by the Securities and Exchange Commission in December 1999 and the Emerging Issues Task Force's consensus on Issue 98-9 "Accounting for Contingent Rent in Interim Financial Periods," the Company defers recognition of contingent rental income (i.e., percentage/excess rent) in interim periods until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved. The Company implemented the consensus as of May 21, 1998. This consensus affects timing of revenue recognition for interim financial periods and it did not have any significant effect on the Company's net income for the full calendar years 1999 and 1998.

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

     Accrual accounting is applied for these derivatives treated as synthetic alterations, and income and expense are recorded as adjustments of interest expense. Fees, if any, related to these off-balance sheet investment products are amortized on the interest method over the life of the derivative. If the balance of the liability falls below that of the derivative, the excess portion of the derivative is marked to market and the resulting gain or loss included in income, as applicable. If a derivative is terminated independent of the underlying debt, the gain or loss is deferred and amortized over the remaining life of the derivative. If a treasury lock is terminated, the gain or loss is deferred and amortized over the life of the new debt.

     Derivatives that do not satisfy the criteria above would be carried at market value with changes in market value to be recognized as current income or expense.

     The carrying value of the Company's interest rate swap agreements (included in deferred expenses and other assets in the accompanying consolidated balance sheets) is $1,682 and $2,030 as of December 31, 1999 and 1998, respectively. The fair value of these interest rate swap agreements is estimated at $9,792 and ($10,559) as of December 31, 1999 and 1998, respectively. The fair value is estimated based upon management's good faith estimate.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of mortgage notes payable at December 31, 1999 is estimated at $1,023,204 based upon prevailing market rates for comparable indebtedness. Management believes that the carrying amount of mortgage notes payable at December 31, 1998 approximates fair value. Management believes its guarantees on certain indebtedness will not require payments. Other financial instruments are described under "Derivatives" above, or are either carried at amounts which approximate their fair value or are not considered significant.

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

PER SHARE DATA

     The table below presents the dividend allocation for tax purposes.

                                      1999       1998        1997
Dividends declared and
  paid per share                      $2.24      $2.10       $2.03
Ordinary income                         92%        99%         68%
Return of capital                        7%        --          25%
Long-term capital gain                   1%         1%          5%
Unrecaptured section 1250 gain          --         --           2%

     The difference between basic and diluted weighted-average common and unit voting common shares represents the dilutive effect of outstanding stock options.

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

3.   ACQUISITIONS

HOUSTON GALLERIA

     On November 15, 1999, the Company, through a partnership owned two-thirds by it and one-third by institutional funds advised by Walton Street Capital, LLC, acquired the retail component of Houston Galleria, a mixed use development in Houston, Texas. The aggregate purchase price for the property and related assets was approximately $375,100 of which a portion was financed by a $225,000 non-recourse first mortgage loan. The Company's share of the equity was funded, in part, from proceeds of the sale on October 1, 1999 of $85,000 of Series D Cumulative Redeemable Preferred Partnership Units.

CENTURY CITY SHOPPING CENTER

     On June 10, 1999, the Company acquired Century City Shopping Center in Los Angeles, California. As consideration for the shopping center and related assets, which the Company acquired subject to non-recourse indebtedness of $160,000, the Company paid $108,000 in cash, net of prorations.

     In connection with the acquisition, the Company issued $3,200 of Units and $40,000 of Series C Cumulative Redeemable Preferred Partnership Units. The non-recourse indebtedness and the issuance of Units have not been reflected in investing and financing activities in the accompanying consolidated statement of cash flows.

WOODLAND HILLS MALL

     On December 21, 1998, the Company acquired a 50% equity interest in Woodland Hills Mall in a transaction valued at $40,620 paid through the issuance of 144,495 Units, plus $34,924 in cash. The issuance of Units has not been reflected in investing and financing activities in the accompanying consolidated statement of cash flows. The remaining interest was acquired by an unaffiliated third party.

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

COPLEY PLACE

     On August 1, 1997, the Company acquired a one-third equity interest in Copley Place from JMB Realty in a transaction valued at $42,333 paid through the issuance of 1,282,828 Units. In connection with the transaction, JMB Realty also purchased 53,451 shares of unit voting common stock from the Company for $1,764 in cash. The remaining interest in Copley Place is owned by an unaffiliated third party. Concurrent with this transaction, Copley Place secured financing in the amount of $195,000.

CITRUS PARK VENTURE

     On July 24, 1998, Citrus Park Venture, which owns a 163-acre land parcel which is the site of Citrus Park Town Center, in Tampa, Florida, was reorganized pursuant to Florida law as Citrus Park Venture Limited Partnership ("Citrus Park"). Prior to November 17, 1998, the Management Company owned a 50% economic interest in Citrus Park (and prior to July 24, 1998, in its predecessor). On November 17, 1998, the Management Company's interest in the partnership was liquidated through the distribution of certain land parcels at Citrus Park thereby providing the Company with 100% ownership of Citrus Park. The effect of consolidating the Company's interest in Citrus Park as of November 17, 1998, has not been reflected in the accompanying consolidated statement of cash flows. On August 1, 1997, the Company acquired rights to the 50% economic interest associated with the Management Company's ownership in the partnership from an affiliate of JMB Realty in exchange for 243,513 Units in the Operating Partnership and 10,146 shares of unit voting common stock, valued at $8,212 in aggregate. Such affiliate of JMB Realty owns 100% of the common stock of the Management Company which entitles it to 95% of the land sale proceeds. Also on August 1, 1997, the Company exercised its option and purchased 68 acres of land adjacent to the site for the regional mall from an affiliate of JMB Realty in exchange for 177,316 shares of common stock valued at $5,741. This land was transferred, through sale and contribution, to Citrus Park Venture. This land is being used for the development of a community center, The Plaza at Citrus Park, and for other commercial uses.

SAN FRANCISCO SHOPPING CENTRE

     On June 17, 1997, the Company made an investment in a partnership of approximately $31,400 in cash resulting in a preferred 50% ownership interest in San Francisco Shopping Centre. The transaction is structured so that the Company has the option, after approximately eight years, to make an additional investment in the partnership resulting in the Company owning substantially all of the interests in San Francisco Shopping Centre. Concurrent with the investment, a new loan of $73,600 was secured, of which $61,350 was funded at closing. In October 1997, $7,819 was paid down on the outstanding balance of $61,350. Subsequent to year-end 1999, this indebtedness was increased to $65,781.


4.   INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

     The accompanying consolidated financial statements include investments in certain partnerships, with ownership percentages ranging from 25.0% to 66.7%, in which the Company does not own a controlling interest. These investments are reported using the equity method. To the extent the Company's investment basis differs from its share of the capital of an unconsolidated partnership, such difference is amortized over the depreciable lives of the unconsolidated partnership's investment assets.

                                                 December 31,
                                               1999         1998
                                            ----------   ----------
Assets:
  Investment properties, net. . . . . . .   $1,228,195   $  860,634
  Other assets. . . . . . . . . . . . . .       72,989       46,934
                                            ----------   ----------
                                             1,301,184      907,568
                                            ----------   ----------
Less liabilities:
  Mortgage notes payable. . . . . . . . .      867,523      645,904
  Other liabilities . . . . . . . . . . .       50,597       30,045
                                            ----------   ----------
          Total capital . . . . . . . . .      383,064      231,619
Less outside partners' capital. . . . . .      195,771      139,460
                                            ----------   ----------
Total investments in unconsolidated
  partnerships. . . . . . . . . . . . . .   $  187,293   $   92,159
                                            ==========   ==========

Total investments in unconsolidated partnerships are presented in the accompanying consolidated balance sheets as follows:

Assets - Investments in unconsolidated
  partnerships. . . . . . . . . . . . . .   $  230,367   $  135,052
Liabilities - Investments in
  unconsolidated partnerships . . . . . .       43,074       42,893
                                            ----------   ----------
                                            $  187,293   $   92,159
                                            ==========   ==========

                                     Years ended December 31
                                  1999          1998         1997
                              ----------    ----------   ----------
Revenues:
  Shopping centers. . . . .   $  193,695    $  161,963   $  115,583
  Interest income . . . . .          962         1,258          609
Expenses:
  Shopping centers. . . . .       85,030        73,074       52,831
  Mortgage and other
    interest and ground
    rent. . . . . . . . . .       50,072        43,536       32,673
  Depreciation and
    amortization. . . . . .       29,328        18,136       16,331
  Write-off of assets . . .          463        --            --
                              ----------    ----------   ----------
     Income before other
       gains and extra-
       ordinary item. . . .       29,764        28,475       14,357

Other gains . . . . . . . .       --             1,457        --
                              ----------    ----------   ----------
     Income before extra-
        ordinary item . . .       29,764        29,932       14,357

Extraordinary item. . . . .       --            --             (228)
                              ----------    ----------   ----------
Net income. . . . . . . . .   $   29,764    $   29,932   $   14,129
                              ==========    ==========   ==========
Company's share of:
  Mortgage and other
    interest and ground rent  $   23,412    $   19,250   $   14,370
  Depreciation and
    amortization. . . . . .       13,136         9,737        6,957
  Write-off of assets . . .          154         --           --
  Other gains . . . . . . .       --               583        --
  Income before extra-
    ordinary item . . . . .       12,858        10,778        6,227
                              ==========    ==========   ==========

5.   INVESTMENT IN THE MANAGEMENT COMPANY

     Generally, the Company's preferred stock investment in the Management Company entitles it to 95% of the distributions, profits and losses form the management, leasing and development business (as defined) and 5% of the net distributions, profits and losses from the land parcels (as defined). The Company's consolidated financial statements present its investment in the Management Company under the equity method of accounting.

     Summarized financial information for the Management Company is presented below.
                                                   December 31
                                               1999         1998
                                            ----------   ----------
Assets:
  Investments in land parcels . . . . . .   $   14,221   $   15,171
  Cash, cash equivalents and
    short-term investments. . . . . . . .       11,551        4,324
  Receivables and deferred expenses . . .       16,140       17,332
                                            ----------   ----------
                                            $   41,912   $   36,827
                                            ==========   ==========
Liabilities:
  Notes payable (1) . . . . . . . . . . .   $   20,000   $   20,000
  Accounts payable and other liabilities.        5,681        4,777
                                            ----------   ----------
                                                25,681       24,777
  Owners' equity. . . . . . . . . . . . .       16,231       12,050
                                            ----------   ----------
                                            $   41,912   $   36,827
                                            ==========   ==========


                                      Years ended December 31
                                 1999          1998         1997
                              ----------    ----------   ----------
Revenues. . . . . . . . . .   $   43,890    $   41,244   $   36,891
Expenses:
  Management, leasing and
    development services. .       39,028        34,686       31,134
  Mortgage and other
    interest. . . . . . . .        1,386         4,578        5,692
  Land parcels. . . . . . .           41         2,646          396
  Depreciation and
    amortization. . . . . .        1,528         1,463          559
  Write-off and write-down
    of assets (2) . . . . .          104        --            8,812
                              ----------    ----------   ----------
                                  42,087        43,373       46,593
                              ----------    ----------   ----------

     Operating income (loss)       1,803       (2,129)       (9,702)
Income tax benefit
  (provision) . . . . . . .         (491)          629          561
Loss on sale of land. . . .         (99)          (271)       --
Extraordinary items
  (net of taxes). . . . . .       (1,788)       --            --
                              ----------    ----------   ----------
     Net loss . . . . . . .   $     (575)   $   (1,771)  $   (9,141)
                              ==========    ==========   ==========

     (1)   On December 1, 1998, the notes payable of the Management
Company were reduced by $50,000. The reduction was effected by (i) the Operating Partnership's $10,000 note of the Management Company being contributed to the Management Company and the preferred shareholder (Penn Square Mall Limited Partnership) directly assuming from the Management Company the payment obligation of $31,000 of its $51,000 of indebtedness and (ii) the Management Company distributing in kind to its common shareholder assets valued at $6,700 in partial payment of $9,000 notes payable to that shareholder and that shareholder contributing the balance of those notes held by it to the Management Company. On February 25, 1999, the Management Company refinanced its $20,000 of indebtedness. The new loan bears interest on a floating basis at LIBOR + 1.20%; however, at December 31, 1999, it was fixed at a rate of 7.01% through an interest rate swap agreement which matured on February 25, 2000.

     (2) Write-downs in 1997, represent reduction of the carrying value in an outstanding mortgage loan due to the uncertainty of realizing the carrying value upon repayment.

     The Management Company provides management, leasing and development services to certain of the Company's consolidated and unconsolidated investment properties, to affiliated entities and to third parties. In 1999, 1998 and 1997, management, leasing and development revenues of $5,956, $6,412 and $7,116, respectively, resulted from services provided to affiliated entities. In addition, the Management Company received reimbursements (at cost) of property level payroll and other operating expenses from affiliated entities for activities performed in their behalf.

Such reimbursements were $20,179, $18,978 and $16,499 during 1999, 1998 and 1997, respectively.

     Prior to 1998, a lawsuit was filed against the Management Company and other JMB Realty affiliates alleging a breach of agreements made prior to the Company's formation with respect to a vacant land parcel which was contributed by JMB Realty affiliate to the Management Company as part of the Company's formation. During 1998, the case was settled. The settlement amount of $20,000 was paid by a JMB Realty affiliate and all legal fees and other costs in connection with the litigation totaling approximately $2,600 were contributed to the Management Company by a JMB Realty affiliate.

     As of December 31, 1999, the Company has an option to purchase one remaining development parcel from the Management Company at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of this development parcel by the Management Company is subject to a right of first offer in favor of the Company on the same conditions as described above.

6.   MORTGAGE NOTES PAYABLE

     Mortgage notes payable consist of the following at December 31, 1999 and 1998:

                                               1999         1998
                                            ----------   ----------
Non-recourse mortgage loans payable,
  secured by certain investment properties
  (1)(2)(3); bearing interest at rates
  ranging from 6.14% to 7.80%; with maturities
  ranging from September 2000 through
  December 2009. Interest rates associated
  with certain of the loans have been
  fixed through interest rate swap
  agreements. . . . . . . . . . . . . . .   $  990,152    $  628,678

                                               1999         1998
                                            ----------   ----------
Line of credit, secured by Brandon
  TownCenter, The Plaza at Brandon TownCenter,
  Bed Bath and Beyond outparcel at Brandon
  TownCenter, New York Square, Service
  Merchandise Plaza and Bed Bath and Beyond
  outparcel at Wolfchase Galleria (4);
  currently bearing interest at LIBOR +
  0.85% (7.35% at December 31, 1999);
  payable interest only through April 30,
  2000 (maturity) . . . . . . . . . . . .       62,000       56,800

Unsecured line of credit (5); bearing
  interest at the Reference Rate -1.56%
  (6.93% at December 31, 1999); payable
  interest only through January 26, 2001
  (maturity). . . . . . . . . . . . . . .       8,300         3,750

Loan payable (6); bearing interest at
  LIBOR + 1.40% (7.26% at December 31, 1999,
  through an interest rate swap agreement);
  payable interest only through June 29,
  2000 (maturity) . . . . . . . . . . . .       20,000        --

Construction loan payable, secured by
  Citrus Park Town Center (7); bearing
  interest at LIBOR + 1.20% (6.41% at
  December 31, 1998); payable interest
  only through repayment on June 29, 1999       --           45,273

Non-recourse mortgage loan payable,
  secured by the Management Company's
  interest in certain management contracts
  and a guarantee by Penn Square Mall
  Limited Partnership (8); bearing
  interest at 7.54%; payable interest
  only through repayment on March 1,
  1999. . . . . . . . . . . . . . . . . .       --           31,000
                                            ----------   ----------
                                            $1,080,452   $  765,501
                                            ==========   ==========

     (1) On September 29, 1999, the Company refinanced the MainPlace $80,000 of indebtedness with a $110,000 loan. The new loan is for an initial one-year period and may be extended for two one-year periods.

     (2) On June 29, 1999, the Company refinanced its outstanding indebtedness secured by Citrus Park Town Center. In connection with the refinancing, the Company wrote off the unamortized balance of deferred financing costs of $486, net of minority interest, which is reflected as an extraordinary item in the accompanying consolidated statement of operations.

     (3) On February 25, 1999, the Company secured $75,000 in financing for Penn Square Mall. On March 1, 1999, the Company prepaid the $31,000 of indebtedness assumed by the Company in 1998.

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

     (5) On November 6, 1996, the Company entered into an agreement with a lender for a one-year $5,000 unsecured revolving line of credit, which on January 30, 1998 was amended to increase the line to $7,500 and extend the maturity to January 29, 1999. On January 29, 1999, this line was further amended to increase the line to $10,000, extend the maturity to January 28, 2000 and change the interest rate to the Reference Rate -1.56%. Subsequent to year-end 1999, this line was further amended to increase the line to $13,000 and extend the maturity to January 26, 2001.

     (6) On June 29, 1999, the Company secured a loan with a lender with a commitment of $30,000, to be used for the construction of The Plaza at Citrus Park. This loan is for an initial one-year period and may be extended for two six-month periods.

     (7) On August 8, 1998, the Company executed a loan agreement with a lender to finance $86,100 of the remaining construction costs at Citrus Park Town Center. This loan was repaid on June 29, 1999.

     (8) On December 1, 1998, the Company assumed payment obligation of $31,000 of the Management Company's $51,000 of indebtedness. Such amount has not been reflected in investing and financing activities in the accompanying consolidated statement of cash flows. This obligation was repaid on March 1, 1999.

     Maturities of long-term debt for the five years 2000 through 2004 are $205,489, $6,260, $6,729, $7,233 and $147,727, respectively.

     As of December 31, 1999, the Company has an option to purchase one remaining development parcel from the Management Company at the lower of fair market value or 110% of allocable costs (all terms as defined) until October 2000. In addition, the sale or development of this development parcel by the Management Company is subject to a right of first offer in favor of the Company on the same conditions as described above. As of December 31, 1999, interest rate swap agreements in the aggregate amount of $368,500 are in place to hedge exposure to interest rates on the Company's floating rate indebtedness. These interest rate swap agreements have fixed interest rates ranging from 5.68% to 6.29% and have maturities ranging from February 1, 2000 to December 1, 2005. The Company is exposed to credit loss in the event of non-performance by the third parties to the interest rate swap agreements (which $155,000 are AA+, $65,000 are AA, $120,000 are AA-and $28,500 are A rated by Standard and Poor's Ratings Group).

7.   LEASES

     AS PROPERTY LESSOR

     At December 31, 1999, the Company's principal consolidated assets are fourteen operating shopping center properties. Management has determined that all leases relating to these properties are properly classified as operating leases; therefore, rental income is reported when earned. Leases with tenants range in term from one to 66 years and generally provide for fixed minimum rents and reimbursement of operating costs. In addition, leases with shopping center tenants provide for additional rent based upon percentages of tenant sales volumes.

     Minimum lease payments to be received in the years 2000 through 2004, and thereafter, under the above lease agreements are $151,117, $144,500, $138,919, $129,743, $119,995 and $384,248, respectively.

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

     In each of the years 1999, 1998 and 1997, Oak Brook Urban Venture reported rent expense of $3,750 of which payment of $2,150 was deferred in 1999 and 1998 and $2,350 was deferred in 1997. Interest has been accrued and deferred of $1,308, $1,143 and $982 for 1999, 1998 and 1997, respectively, on the deferred balance. The total deferred interest and ground lease rent obligation included in the accompanying consolidated balance sheet at December 31, 1999 is $28,442. Payments of amounts in excess of the minimum annual payment is contingent upon availability of defined cash flow in future periods. The Oakbrook ground lease is subordinate in right of payment to all existing mortgage loans and partnership advances (including advances owed to the Company), except for the minimum annual payment, which is senior to the partnership advances. Upon sale of the property, the ground lessor is entitled to a 10% cumulative return on its invested capital to the extent sale proceeds are available to satisfy such return. The ground lessor has the option, commencing in year 2010 (2007 under certain circumstances) to put the property to the Company for cash or, at the Company's option, Units or shares of common stock, at a price based, in general, upon rent for the twelve calendar month period preceding the exercise of the put.

     A substantial portion of Penn Square Mall is on land subject to a ground lease expiring in 2060. The lease currently provides for minimum rent equal to the greater of: (i) annual rents of $607, subject to adjustment based on the Consumer Price Index every fifth lease year with the next adjustment in 2001, or (ii) 3/8 % of the gross annual retail sales, plus 4 5/8 % of the gross annual rents from non-retail tenants of Penn Square Mall.

8.   TRANSACTIONS WITH AFFILIATES (not disclosed elsewhere)

     Costs and expenses for services provided by the Management Company and the Operating Partnership to the Company's investment properties, including the Company's share of unconsolidated investment properties, were as follows:
                                        Years ended December 31,
                                   --------------------------------
                                      1999       1998        1997
                                    --------   --------    --------
Property management and
  leasing services (1). . . . . .   $  9,736   $  7,635    $  5,770

Development services. . . . . . .      2,469      2,125       1,365
                                    --------   --------    --------
                                    $ 12,205   $  9,760    $  7,135
                                    ========   ========    ========

     (1) Management services of $1,656 for the year ended December 31, 1997 provided by the Operating Partnership to Brandon TownCenter, The Plaza at Brandon TownCenter, MainPlace, New York Square, Old Orchard Center, Penn Square Mall, Service Merchandise Plaza and Wolfchase Galleria, and included above, have been eliminated in consolidation. On January 1, 1998, these management contracts were terminated and new management contracts were entered into with the Management Company.

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

     At December 31, 1999, there were 143,901 additional shares available for grant under the Option Plan. No significant options were granted in 1999, 1998 or 1997.

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

     Stock option activity during the periods indicated was as follows:

                                                           Weighted-
                                                            Average
                                Number of    Number of     Exercise
                                 Shares        Units        Price
                               ----------   ----------    ----------

Balances at
 December 31, 1996. . . . . .      69,135    1,062,878    $  22.3277
  Granted . . . . . . . . . .       7,500       --           30.1250
  Exercised . . . . . . . . .      --         (211,838)      22.9130
  Canceled. . . . . . . . . .      --              (67)      20.7500
                               ----------   ----------    ----------

Balances at
 December 31, 1997. . . . . .      76,635      850,973       22.2572
  Granted . . . . . . . . . .      10,350       12,150       34.2292
  Exercised . . . . . . . . .     (16,000)     (69,573)       21.927
  Canceled. . . . . . . . . .      --           --             --
                               ----------   ----------    ----------

Balances at
 December 31, 1998. . . . . .      70,985      793,550       22.6015
  Granted . . . . . . . . . .      28,100       94,400       30.7545
  Exercised . . . . . . . . .     (10,000)     (60,950)      22.5557
  Canceled. . . . . . . . . .      --           --             --
                               ----------   ----------    ----------
Balances at
 December 31, 1999. . . . . .      89,085      827,000    $  23.6952
                               ==========   ==========    ==========

     At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding Options was $20.3125-$34.8125 and 5.33 years, respectively.

     At December 31, 1999 and 1998, the number of Options exercisable was 783,585 and 786,703, respectively, and the weighted-average exercise price of these Options was $22.4498 and $22.4299, respectively.

1999 INCENTIVE STOCK PROGRAM AND 1996 INCENTIVE UNIT PROGRAM

     In 1999, the Company adopted and the shareholders approved, the 1999 Incentive Stock Program (the "1999 Program") which provides for the award of up to 620,000 Incentive Stock awards to officers and key employees of the Company and the Management Company. Incentive Stock may be earned 25% in each of the calendar years 2000 through 2003 subject to the Company achieving annual and cumulative performance targets in its funds available for distribution for each year. The determination of whether the performance target for any year has been achieved is to be made not later than March 31 of the following year (the "Determination Date"). Awards are subject to vesting over a three-year period commencing on the first day of the calendar year subsequent to the year in which the Incentive Stock was earned, provided that the participant remains in the employ of the Company or its affiliates on each such vesting date.

     On May 6, 1997, the Shareholders approved the Company's 1996 Incentive Unit Program (the "1996 Program") which provides for the award of up to 525,000 Incentive Units. Awards for 525,000 Incentive Units were granted in 1996. Participants under the 1996 Program earned awards of 130,750 Incentive Units in each of 1999, 1998 and 1997. The Company recognizes deferred compensation expense for earned awards as of each year's Determination Date. Such amounts are amortized to expense over the related vesting periods. Compensation expense for this plan for 1999, 1998 and 1997 was $4,073, $2,946 and $1,260, respectively, which is inclusive of the Company's share of the Management Company.

SAVINGS AND RETIREMENT PLANS

     The Company and the Management Company participate in the JMB Realty Corporation Employee Savings Plan and the Core Retirement Award Program. In 1999, 1998 and 1997, the Company and the Management Company contributed in aggregate $21, $98 and $96, respectively, to the JMB Realty Corporation Employee Savings Plan, and $254, $544 and $511, respectively, to the Core Retirement Award Program. On August 1, 1998, the Company and the Management Company implemented the Deferred Cash Compensation Plan (the "Plan"). This Plan replaces the JMB Realty Corporation Employee Savings Plan for highly compensated employees of the Company and the Management Company. This plan is not qualified under section 401(a) of the Internal Revenue Code of 1986. In 1999 and 1998, the Company and the Management Company contributed in the aggregate $423 and $24, respectively, to this Plan.

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

     The following table summarizes the revenues, NOI and assets for the Company's reportable segment.

                                  1999         1998          1997
                               ----------   ----------    ----------
Revenues:
Shopping center revenues. . .  $  327,513   $  267,142    $  203,118
  Company's share of
    unconsolidated
    partnerships. . . . . . .     (86,750)     (69,556)      (50,758)
  Interest income . . . . . .         971        1,103         1,620
                               ----------   ----------    ----------
Consolidated revenue. . . . .  $  241,734   $  198,689    $  153,980
                               ==========   ==========    ==========
NOI:
Shopping center NOI . . . . .  $  203,430   $  161,991    $  125,915
  Unconsolidated shopping
    center NOI. . . . . . . .     (48,900)     (38,722)      (27,180)
  Interest income . . . . . .         971        1,103         1,620
  Straight-line rent
    adjustments . . . . . . .       1,531        1,369         1,136
  Real estate depreciation
    and amortization. . . . .     (48,417)     (39,512)      (31,435)
  Non-shopping center
    expenses. . . . . . . . .     (74,310)     (54,903)      (44,054)
  Income from unconsolidated
    partnerships and the
    Management Company. . . .      14,041       11,042         5,789
                               ----------   ----------    ----------
Consolidated income before
  gains, minority interest
  and extraordinary items . .  $   48,346   $   42,368    $   31,791
                               ==========   ==========    ==========
ASSETS:
  Total shopping center
    assets. . . . . . . . . .  $1,794,226   $1,362,436    $1,264,650
     Investment in
        Management Company. .      49,967       48,552        15,058
        Cash. . . . . . . . .       4,125          422         1,268
                               ----------   ----------    ----------
Consolidated assets . . . . .  $1,848,318   $1,411,410    $1,280,976
                               ==========   ==========    ==========

     Information relative to the Company's expenditures for additions to long-lived assets has been included in the investing activities report-ed in the consolidated statements of cash flows.

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

12.  SUBSEQUENT EVENTS

     On January 4, 2000, Water Tower Joint Venture extended the maturity on its $170,000 of indebtedness to February 1, 2001.

     On January 4, 2000, S.F. Shopping Centre Associates, L.P. increased its outstanding indebtedness by $12,250 and extended the maturity on its total indebtedness to July 1, 2004.

     On January 28, 2000, the Company increased its unsecured line of credit to $13,000 and extended the maturity to January 26, 2001.

                     INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders
Urban Shopping Centers, Inc.:

     We have audited the accompanying consolidated balance sheets of Urban Shopping Centers, Inc. and consolidated partnerships (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.




/S/ KPMG LLP
KPMG LLP

Chicago, Illinois
February 4, 2000

                                     SELECTED FINANCIAL DATA (Unaudited)

                                 ($000's omitted, except per share amounts)
                                                       Years ended December 31
                                 -----------------------------------------------------------------------
                                         1999          1998          1997          1996          1995
                                     -----------   -----------   -----------    ----------    ----------
Operating data: (1)
Total revenues. . . . . . . . . . .  $   241,734   $   198,689   $   153,980    $   97,044    $   91,627
Income before other gains,
  minority interest and
  extraordinary items . . . . . . .       48,346        42,368        31,791        27,330        24,099
Income before extraordinary
  items and dividends on
  preferred stock . . . . . . . . .       31,101        29,307        22,904        19,969        18,644
Basic income per common and
  unit voting common share
  before extraordinary items. . . .         1.26          1.29          1.27          1.42          1.35
Diluted income per common and
  unit voting common share
  before extraordinary items. . . .         1.25          1.27          1.25          1.42          1.35
Dividends declared and paid
  per common and unit voting
  common share. . . . . . . . . . .         2.24          2.10          2.03          1.98          1.94

Balance sheet data: (1)
Total assets. . . . . . . . . . . .   $1,848,318    $1,411,410    $1,280,976   $   904,076    $  598,507

Mortgage notes payable and
  land sale-leaseback
  proceeds. . . . . . . . . . . . .    1,155,452       840,501       741,908       514,886       326,000
Stockholders' equity. . . . . . . .      312,919       326,274       309,656       194,663       134,509

     (1)   This information should be read in conjunction with "Management's Discussion and Analysis of Financial
Condition and Results of Operations." Included in income before extraordinary items and dividends on preferred stock, are (i) a $632 gain on sale of land at Wolfchase Galleria in 1999, (ii) a $479 gain on sale of land at
Wolfchase Galleria in 1998, (iii) a $1,821 gain on sale of land at Wolfchase Galleria in 1997, (iv) a $1,852 gain on sale of the Burdines store at Brandon TownCenter in 1997, (v) a $3,372 gain on sale of four outparcels at
Wolfchase Galleria in 1996 and (vi) a $4,496 gain on sale of two Company purchase options in 1995.

                                   QUARTERLY FINANCIAL SUMMARY (Unaudited)

                                 ($000's omitted, except per share amounts)

                                     1999 Quarters                             1998 Quarters
                      ---------------------------------------- -----------------------------------------
                         First    Second      Third    Fourth     First     Second     Third     Fourth
                       --------  --------   --------  --------  --------   --------  --------   --------
Total revenues. . . .  $ 49,892  $ 58,204   $ 63,167  $ 70,471  $ 46,908   $ 47,872  $ 48,875   $ 55,034
Income before
 extraordinary
 items and dividends
 on preferred                                   (3)                            (4)
 stock. . . . . . . .     6,099     6,699      7,553    10,750     4,540       6,915    6,683     11,169
                           (1)       (2)        (3)                            (4)
Net income. . . . . .     4,967     6,213      7,553    10,750     4,540       6,915    6,683     11,169
Basic income per
 common and unit
  voting common
  share . . . . . . .      0.16      0.23       0.30      0.48      0.16       0.30      0.29       0.54
Diluted income per
  common and unit
  voting common
   share. . . . . . .      0.16      0.23       0.30      0.48      0.16       0.30      0.29       0.53
Dividends declared
 and paid . . . . . .     0.560     0.560      0.560     0.560     0.525      0.525     0.525      0.525
Common stock price:
  High. . . . . . . .       $33  $33-3/16    $32-1/8   $29-1/8       $36     $34-1/4 $34-3/16    $33-7/16
  Low . . . . . . . .    28-1/4   27-9/16         29        24    32-1/8     31-1/2    30-1/8      30-7/8

     (1)   Includes the Company's share of extraordinary items, net of taxes and minority interest, of $1,132 relative to the prepayment penalty and the write-off of deferred expenses in connection with the refinancing of debt at the Management Company.

     (2)   Includes the Company's share of extraordinary items, net of minority interest, of $486 relative to the write-off of deferred expenses in connection with the refinancing of indebtedness at Citrus Park Town Center.

     (3)   Includes the Company's share of gain on sale of land at Wolfchase Galleria, net of minority interest, of $423.

     (4)   Includes the Company's share of gain on sale of land at Wolfchase Galleria, net of minority interest, of $322.


                          BOARD OF DIRECTORS


Neil G. Bluhm (3)
Co-Chairman of the Board of Directors

Judd D. Malkin (2)
Co-Chairman of the Board of Directors

James B. Digney (1)
Senior Vice President,
Metropolitan Life Insurance Company

Matthew S. Dominski (3)
Chief Executive Officer,
Urban Shopping Centers, Inc.

Susan Getzendanner (2)
Partner,
Skadden, Arps, Slate, Meagher & Flom (Illinois)

John E. Neal(2)
Head - Commercial Real Estate, Bank One

Phillip B. Rooney (3)
Vice Chairman,
The ServiceMaster Company

John G. Schreiber (1)
President,
Schreiber Investments
and Partner,
Blackstone Real Estate Advisors

Henry T. Segerstrom (1, 2)
Managing Partner,
C.J. Segerstrom & Sons

Matthew S. Dominski
Chief Executive Officer

Adam S. Metz
President

James L. Czech
Executive Vice President; President - Development,
Urban Retail Properties Co.;
and President,
Urban Retail International LLC

James H. Lyman
Executive Vice President, Chief Financial Officer and Director of
Acquisitions,

Michael G. Hilborn
Senior Vice President, General Counsel and Secretary

Michael A. Goldberg
Senior Vice President and Treasurer



(1)  Audit Committee Member
(2)  Executive Compensation Committee Member
(3)  Nominating Committee Member Officers

                        SHAREHOLDER INFORMATION

ANNUAL MEETING

     The 2000 Annual Meeting of Shareholders will be held at 10:00 a.m. local time on Thursday, May 11, 2000 at:

     American National Bank & Trust Company
     120 South LaSalle Street, 7th floor
     Chicago, Illinois.

SHARE INFORMATION

     In 1999, shares of Urban Shopping Centers traded at a high of $33-3/16 and a low of $24.

     Urban Shopping Centers is listed on The New York Stock Exchange and The Chicago Stock Exchange (Symbol: URB). As of February 7, 2000, there were 18,054,253 shares outstanding held by approximately 530 shareholders of record.

DIVIDEND

     Urban Shopping Centers most recently declared a quarterly cash dividend of 59 cents per share on February 10, 2000. The dividend equates to an annual dividend of $2.36. The dividend was paid on March 7, 2000 to shareholders of record on February 22, 2000.

     Of the total dividends paid on common shares in 1999, 91.79% was ordinary income, .89% was long-term capital gain and 7.32% was return of capital for tax purposes.

TRANSFER AGENT

     EquiServe, First Chicago Trust Division
     P. O. Box 2500
     Jersey City, New Jersey 07303
     Phone: (800) 446-2617


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

     For information on this program, please contact:

     EquiServe, First Chicago Trust Division
     at 1-800-446-2617 (for registered shareholders) or 1-800-992-4566 (for non-registered shareholders).

FOR ADDITIONAL INFORMATION

     Urban Shopping Centers, Inc.
     c/o Investor Relations
     900 N. Michigan Avenue, Suite 1500
     Chicago, Illinois 60611
     Phone: (312) 915-2000
     Facsimile: (312) 915-2001

MANAGEMENT

Joseph M. Shrader
President

Palmer W. Cameron
Executive Vice President and Director of Technical Services

Charles J. Gill
Executive Vice President and Regional Manager

David S. Kattar
Executive Vice President and Regional Manager

Robert D. Oliver
Executive Vice President and Regional Manager

Timothy W. Olson
Executive Vice President and Regional Manager

Robert W. Powell, Jr.
Executive Vice President and Regional Manager

Mary L. Schlachter
Executive Vice President and Regional Manager

LEASING

Ross B. Glickman
President

Susan Cadieux-Smith
Executive Vice President

R. Webber Hudson
Executive Vice President

Max S. Reiswerg
Executive Vice President

Steven B. Warsaw
Executive Vice President

John F. Bergh
Senior Vice President

Fred M. Heichman
Senior Vice President

Lisa Lasota-Poole
Senior Vice President

Michael A. Law
Senior Vice President

Doyle P. Liesenfelt
Senior Vice President

Kimberly A. Pohlen
Senior Vice President

Daniel J. Pollard
Senior Vice President

Wendy J. Silverman
Senior Vice President

Steven M. Weiss
Senior Vice President

Arnold D. Blake
Vice President

Danna L. Diamond
Vice President

Paul E. Geddis
Vice President

Kiril G. Foushee
Vice President

Steve A. Greenwood
Vice President

Judith J. Jacobs
Vice President

Nancy L. Jones
Vice President

Tisha A. Maley
Vice President

Jeanne A. Morrison
Vice President

Paul Motta
Vice President

J. Michael Nagy
Vice President

Susan K. Ramsey
Vice President

David S. Reiner
Vice President

Karen A. Schubert
Vice President

Dee A. Torres
Vice President

Stewart T. Waller
Vice President

Lynn S. Warren
Vice President

Mark A. Williamson
Vice President

LEASE ADMINISTRATION

LaBonney Taylor
Vice President

DEVELOPMENT

Michael S. Levin
Executive Vice President

Oscar Reid
Executive Vice President

Rohan S. Andrew
Senior Vice President

James J. Farrell
Senior Vice President

Mark A. Flom
Senior Vice President

Richard J. Kobe
Senior Vice President

Robert W. Lenke
Senior Vice President

W. Wayne Litzau
Senior Vice President

Charles C. Porter
Senior Vice President

Jan C. Porter
Senior Vice President

Adrian A. Hogg
Vice President

Thomas D. Howes
Vice President

Robert McHale
Vice President

John C. Parapetti
Vice President

Victor H. Pildes
Vice President

John R. Plunkett
Vice President

Christopher M. West
Vice President

MARKETING

Cynthia S. Bohde
Senior Vice President

Lisa A. Bell
Vice President

Constance Dyer
Vice President

Evan C. Geroux, Jr.
Vice President

J. Charlene Slack
Vice President

CORPORATE

Avrum R. Miller
Executive Vice President

Len W. Tobiaski
Executive Vice President / Controller

Mark Brown
Senior Vice President / Chief Information Officer

Michael T. Laing
Senior Vice President

Kathy A. Senten
Senior Vice President

Gail M. Silver
Senior Vice President

Pamela S. Bordner
Vice President

Sherry K. Cooper
Vice President

Patrick R. Dunne
Vice President

Thomas R. Field
Vice President

John R. Houren
Vice President

Joseph S. McCarthy, Jr.
Vice President

Paul J. Olimpio
Vice President

Karen Ruthman
Vice President

Charles E. Schulze
Vice President

Mary C. Sheridan
Vice President

Mindy W. Sherman
Vice President

Harold J. Wagner
Vice President

TENANT COORDINATION

Martha J. Spatz
Senior Vice President

Peter V. Irie
Vice President